================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): July 29, 1998

                             HMH PROPERTIES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        DELAWARE                   33-95058               52-1822042
 ----------------------------    ------------         -------------------
 (STATE OR OTHER JURISDICTION    (COMMISSION            (I.R.S. EMPLOYER
      OF INCORPORATION OF        FILE NUMBER)         IDENTIFICATION NO.)
         ORGANIZATION)

10400 FERNWOOD ROAD, BETHESDA, MARYLAND                                  20817
--------------------------------------------------------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                             (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (301) 380-9000

================================================================================

Item 5

Host Marriott Corporation and its wholly owned subsidiary, HMH Properties, Inc., (the "Company") filed a Prospectus Supplement dated July 29, 1998 to its Prospectus dated June 17, 1998 with the Securities & Exchange Commission on July 30, 1998 with respect to the Company's public offering of $1.7 billion of senior notes guaranteed by Host Marriott, its subsidiary, Host Marriott Hospitality, Inc. and certain subsidiaries of the Company. Host Marriott and the Company each deem the attached Prospectus Supplement and the accompanying Prospectus to be of importance to its investors and therefore is filing the information as part of this Form 8-K.

Item 7  Financial Statements and Exhibits

        (c)   Exhibits

        99.1  Consent of Arthur Andersen LLP

Pursuant to the requirements of the Securities & Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


July 30, 1998                           HMH Properties, Inc.

                                        /s/ Donald D. Olinger
                                        ----------------------------
                                        Donald D. Olinger
                                        Vice President and
                                        Corporate Controller

PROSPECTUS SUPPLEMENT
JULY 29, 1998
(TO THE PROSPECTUS DATED JUNE 17, 1998)
                                $1,700,000,000
                             HMH PROPERTIES, INC.
              $500,000,000 7 7/8% SERIES A SENIOR NOTES DUE 2005
             $1,200,000,000 7 7/8% SERIES B SENIOR NOTES DUE 2008

  The 7 7/8% Series A Senior Notes due 2005 (the "Series A Notes") and the 7 7/8% Series B Senior Notes due 2008 (the "Series B Notes" and together with the Series A Notes, the "Senior Notes") are being offered (the "Offering") by HMH Properties, Inc., a Delaware corporation (the "Company"). The Company is a wholly owned subsidiary of Host Marriott Hospitality, Inc., a Delaware corporation ("Hospitality"), which is a wholly owned subsidiary of Host Marriott Corporation, a Delaware corporation ("Host Marriott").

  The net proceeds to the Company from the Offering together with borrowings under the Credit Facility (as defined), to be entered into concurrently with the Offering, will be used by the Company to consummate the Offers (as defined) and Consent Solicitations (as defined) with respect to its Existing Senior Notes (as defined). See "Use of Proceeds"; "The Offers to Purchase and Consent Solicitations"; and "Description of Certain Indebtedness." The Offering and the Offers and the Consent Solicitations are all being effected as part of the conversion by Host Marriott of its business and operations to a real estate investment trust. See "The REIT Conversion."

  The Series A Notes will mature on August 1, 2005. The Series B Notes will mature on August 1, 2008. Interest on the Series A Notes will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 1998. Interest on the Series B Notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 1998. The Series A Notes and the Series B Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after August 1, 2002 and August 1, 2003, respectively, at the redemption prices for such Senior Notes set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In the event of a Change of Control Triggering Event (as defined), the Company will be required to make an offer to repurchase the Senior Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Senior Notes."

  The Senior Notes will be senior, general obligations of the Company secured on an equal and ratable basis with the Credit Facility, the Existing Senior Notes, if any remain outstanding after the Offers, and certain future unsubordinated Indebtedness (as defined) of the Company ranking pari passu with the Senior Notes by a pledge of the capital stock of all but one of the Initial Subsidiary Guarantors (as defined) and will rank pari passu in right of payment with all other existing and future unsubordinated Indebtedness of the Company (including the Credit Facility and the Existing Senior Notes, if any); provided, however, that certain Indebtedness of the Company and its subsidiaries currently is, and Indebtedness incurred by the Company and its subsidiaries may be, secured by assets of the Company or its subsidiaries, subject to certain restrictions described herein. The indenture pursuant to which the Senior Notes will be issued (the "Indenture") will provide that the pledge of the capital stock of the Subsidiary Guarantors will be released under certain circumstances. See "Description of Senior Notes." On a pro forma basis, as of June 19, 1998, after giving effect to the Offering, the consummation of the Offers and Consent Solicitations and certain other transactions described herein, the aggregate principal amount of unsubordinated Indebtedness of the Company outstanding would have been approximately $2,465 million, of which approximately $401 million would have been secured by assets other than the capital stock of the Company's subsidiaries. See "Pro Forma Condensed Combined Consolidated Financial Data of the Company." The Indenture will limit the ability of the Company and its subsidiaries to incur additional Indebtedness.

  The Senior Notes will be guaranteed (the "Guarantees") on a full, unconditional, joint and several basis by Host Marriott and Hospitality (together, the "Guarantors") and by certain of the Company's existing and future subsidiaries (the "Subsidiary Guarantors"). The Guarantees will be senior, general obligations of the Subsidiary Guarantors and the Guarantors and will rank pari passu in right of payment with all other existing and future senior Indebtedness of the Subsidiary Guarantors and the Guarantors; provided that certain Indebtedness of the Subsidiary Guarantors and the Guarantors and their subsidiaries is, and Indebtedness incurred by the Subsidiary Guarantors and the Guarantors and their subsidiaries may be, secured by assets held by such Subsidiary Guarantors and the Guarantors and their subsidiaries, subject to certain restrictions described herein. The Indenture will provide that the Guarantees will be released under certain circumstances. See "Description of Senior Notes."

  SEE "RISK FACTORS" BEGINNING ON PAGE S-18 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
                           PRINCIPAL OR       PRICE       UNDERWRITING     PROCEEDS
                         PRINCIPAL AMOUNT     TO THE     DISCOUNTS AND      TO THE
                           AT MATURITY      PUBLIC(1)    COMMISSIONS(2) COMPANY(1)(3)
--------------------------------------------------------------------------------------
Per Series A Note due
 2005...................  $  500,000,000     99.972%         2.000%         97.972%
Per Series B Note due
 2008...................  $1,200,000,000     99.352%         2.000%         97.352%
 Total..................  $1,700,000,000  $1,692,084,000  $34,000,000   $1,658,084,000
-------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from the date of issuance.
(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(3) Before deducting expenses payable by the Company, estimated at $3,000,000.

  The Senior Notes are offered severally by the Underwriters subject to prior sale, when, as and if delivered to and accepted by them, and subject to various conditions. The Underwriters reserve the right to withdraw, amend or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Senior Notes will be made in New York, New York on or about August 5, 1998 in book-entry form through the facilities of The Depository Trust Company ("DTC") against payment therefor in immediately available funds.

                          Joint Book-Running Managers

DONALDSON, LUFKIN & JENRETTE                                     BT ALEX. BROWN
                           -----------
BEAR, STEARNS & CO. INC.
                GOLDMAN, SACHS & CO.
                                MERRILL LYNCH & CO.
                                          NATIONSBANC MONTGOMERY SECURITIES LLC

 THE RITZ-CARLTON, ATLANTA WAS          THE COMPANY OBTAINED A CONTROLLING
 ACQUIRED IN 1996 AND FEATURES 447      INTEREST IN THE 884-ROOM MARRIOTT
 ROOMS.                                 DESERT SPRINGS RESORT AND SPA IN
                                        1997.



LOCATED IN THE HEART OF    THE 1,498-ROOM SAN         THE COMPANY ACQUIRED A
NEW YORK'S FINANCIAL       FRANCISCO MARRIOTT IS      CONTROLLING INTEREST IN
DISTRICT, THE 820-ROOM     PART OF THE COMPANY'S      THE ATLANTA MARRIOTT
MARRIOTT WORLD TRADE       ORIGINAL PORTFOLIO.        MARQUIS IN 1998 WHICH
CENTER WAS ACQUIRED AND                               FEATURES 1,671 ROOMS.
CONVERTED TO THE
MARRIOTT BRAND IN
DECEMBER 1995.


  THE UNDERWRITERS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SENIOR NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                      NOTICE TO UNITED KINGDOM RESIDENTS

THERE ARE RESTRICTIONS ON THE OFFER AND SALE OF SECURITIES IN THE UNITED KINGDOM. NO ACTION HAS BEEN TAKEN TO PERMIT THE SENIOR NOTES TO BE OFFERED TO THE PUBLIC IN THE UNITED KINGDOM. THIS DOCUMENT MAY ONLY BE ISSUED OR PASSED ON OR INTO THE UNITED KINGDOM TO ANY PERSON TO WHOM THE DOCUMENT MAY LAWFULLY BE ISSUED OR PASSED ON BY REASON OF, OR OF ANY REGULATION MADE UNDER, SECTION 58 FINANCIAL SERVICES ACT 1986. IT IS THE RESPONSIBILITY OF ALL PERSONS UNDER WHOSE CONTROL OR INTO WHOSE POSSESSION THIS DOCUMENT COMES TO INFORM THEMSELVES ABOUT AND TO ENSURE OBSERVANCE OF ALL APPLICABLE PROVISIONS OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995 AND THE FINANCIAL SERVICES ACT 1986 IN RESPECT OF ANYTHING DONE IN RELATION TO THE SENIOR NOTES IN, FROM OR OTHERWISE INVOLVING, THE UNITED KINGDOM.

                               ----------------

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus Supplement and the accompanying Prospectus, including the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Supplement Summary," "Risk Factors," "Business and Properties," and "The REIT Conversion" as well as within the Prospectus Supplement and the accompanying Prospectus generally. In addition, when used in this Prospectus Supplement and the accompanying Prospectus, the words "anticipates," "estimates," "plan," "prospect," "expects," "intend," "may be," "objective," "predict," "will," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: substantial leverage of the Company; the REIT Conversion (as defined) or any transaction constituting a part thereof not occuring or occuring on terms and conditions substantially different from the terms and conditions which are described herein; the Company's success in implementing its business strategies; the terms of the Company's indebtedness; competition in, and risks of, the lodging industry; general economic and business conditions; and other factors included or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. These forward-looking statements speak only as of the date of this Prospectus Supplement. The Company expressly disclaims any obligation or undertaking to disseminate any updates and revisions to any forward-looking statement contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus Supplement, the accompanying Prospectus or other documents incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. Unless the context otherwise requires, the term "Company" refers to HMH Properties, Inc. ("HMH Properties") and its subsidiaries and HMC Capital Resources Holdings Corporation ("CRHC"), a direct wholly owned subsidiary of Host Marriott, and its subsidiaries. Prior to the issuance of the Senior Notes, CRHC will be merged with and into HMH Properties (the "1998 Merger"). The following information and the Combined Consolidated Financial Statements included elsewhere herein are presented as if CRHC was merged into HMH Properties for all periods presented, as discussed in Note 1 to the Combined Consolidated Financial Statements. References herein to "Smith Travel Research" and to "industry data" are to industry data provided by Smith Travel Research, which data has been customized to reflect the upscale full-service lodging segment, in which the Company primarily competes. "Upscale full-service segment of the lodging industry," as used herein, consists of Marriott Hotels, Resorts and Suites; Crowne Plaza; Doubletree; Hyatt; Hilton; Radisson; Red Lion; Sheraton; Westin; and Wyndham.

                                  THE COMPANY

  The Company, a wholly owned subsidiary of Hospitality, and an indirect wholly owned subsidiary of Host Marriott, owns, or holds controlling interests in, the majority of Host Marriott's lodging properties. The assets of the Company principally consist of 69 full-service hotel properties as of the date hereof. These properties are generally operated under the Marriott and Ritz-Carlton brands and managed by Marriott International, Inc. ("Marriott International"). The Marriott and Ritz-Carlton brands are among the most respected and widely recognized in the lodging industry. Based on industry data, the Company believes that its hotels as a group consistently outperform the industry average occupancy rate by a significant margin and averaged 77.8% occupancy for 1997 compared to 71.0% average occupancy for competing full-service hotels in the upscale full-service segment of the lodging industry (the segment which management believes is most representative of the Company's full-service hotels).

  The upscale and luxury full-service segments of the lodging industry are benefiting from a favorable supply and demand relationship in the United States, especially in the principal sub-markets in which the Company operates. Management believes that demand increases have resulted primarily from a strong domestic economic environment and a corresponding increase in business travel. In spite of increased demand for rooms, the room supply growth rate in the full-service segment has not increased in kind. Management believes that this slower increase in the supply growth rate in the full-service segment is attributable to many factors, including the limited availability of attractive building sites for full-service hotels, the lack of available financing for new full-service hotel construction and the availability of existing full-service properties for sale at a discount to their replacement cost. The relatively high occupancy rates of the Company's hotels, along with the increased demand for full-service hotel rooms, have allowed the managers of the Company's hotels to increase average daily room rates primarily by replacing certain discounted group business with higher-rated group and transient business and by selectively raising room rates. As a result, on a comparable basis, room revenues per available room ("REVPAR") for the Company's full-service hotels increased approximately 13.1% for 1997 over the prior year. Furthermore, because the Company's lodging property operations have a high fixed-cost component, increases in REVPAR generally yield greater percentage increases in EBITDA (as defined in Note 5 to "Summary Historical and Pro Forma Financial Data"). Accordingly, the approximately 13.1% increase in the Company's REVPAR for 1997 over the prior year resulted in an approximately 17.0% increase in comparable full-service EBITDA. The Company expects this supply/demand imbalance in the upscale and luxury full-service segments to continue in a number of sub-markets in which the Company's hotels are located, which should result in improved REVPAR and EBITDA at its hotel properties in the near term; however, there can be no assurance that such supply/demand imbalance will continue or that REVPAR and EBITDA will continue to improve.

BUSINESS STRATEGY

  The Company's business strategy is to continue to focus on maximizing the profitability of its existing full-service portfolio and acquiring additional high-quality, full-service hotel properties, including interests in joint ventures, partnerships or other entities holding such properties. Although competition for acquisitions has increased, the Company believes that the upscale and luxury full-service segments of the market continue to offer opportunities to acquire assets at attractive multiples of cash flow and at discounts to replacement value, including under-performing hotels which management believes can be improved by conversion to the Marriott or Ritz-Carlton brands. In addition, consistent with Host Marriott's acquisition of the 12 hotels and a mortgage loan secured by a thirteenth hotel controlled by The Blackstone Group, a Delaware limited partnership, and a series of funds controlled by Blackstone Real Estate Partners, a Delaware limited partnership (collectively, the "Blackstone Entities") (the "Blackstone Acquisition"), the Company intends to undertake a multi-brand strategy by establishing relationships with other high-quality, well-recognized brands such as Four Seasons, Hyatt and Swissotel. See "The REIT Conversion--Acquisitions by the Operating Partnership." This multi-brand strategy will allow the Company to diversify its existing hotel portfolio (as many markets already have a strong representation of Marriott brand hotels) and increase the Company's pool of potential acquisitions. The Company will focus on upscale and luxury full-service hotels in difficult-to-duplicate locations with high barriers to entry, such as hotels located in downtown, airport and resort/convention locations, which are operated by quality managers. The Company believes that the upscale and luxury full-service segments are promising because:

  . The Company believes that there is a limited supply of new upscale and luxury full-service hotel rooms currently under construction in the sub-markets in which the Company operates. According to Smith Travel Research, from 1988 to 1991, upscale full-service room supply for the Company's competitive set increased an average of approximately 4% annually, which resulted in an oversupply of rooms in the industry. However, this growth slowed to an average of approximately 1% from 1991 to 1997. Furthermore, the lead time from conception to completion of a full-service hotel is generally three to five years or more in the types of markets in which the Company is principally pursuing acquisitions. Management believes that this long lead time will contribute to the continued low growth of room supply relative to the growth of room demand in the upscale and luxury full-service segments through the year 2000.

  . The Company believes that many desirable hotel properties are currently held by inadvertent owners such as banks, insurance companies and other financial institutions, both domestic and international, which are motivated and willing sellers. In recent years, the Company has acquired a number of properties from inadvertent owners at significant discounts to replacement cost, including luxury hotels operating under the Ritz-Carlton brand. While, in the Company's experience to date, these sellers have been primarily U.S. financial institutions, the Company believes that numerous international financial institutions are also inadvertent owners of lodging properties in the U.S. and have only recently begun to dispose of such properties. The Company expects that there will be increased opportunities to acquire lodging properties from international financial institutions and expects to dedicate significant resources to pursue these opportunities.

  . The Company believes that there are numerous opportunities to improve the performance of acquired hotels by replacing the existing hotel manager with Marriott International and converting the hotel to the Marriott brand. Based on data provided by Smith Travel Research, the Company believes that Marriott-flagged properties have consistently outperformed the industry. Demonstrating the strength of the Marriott brand name, the average occupancy rate for the Company's comparable full-service properties was 78.6% for 1997, compared to an average occupancy rate of 71.0% for competing upscale full-service hotels. In addition, the Company's comparable properties had a 17% REVPAR premium over its competitive set in 1997. Accordingly, management anticipates that additional non-Marriott brand full-service hotels acquired by the Company in the future and converted to the Marriott brand should achieve higher occupancy rates and average room rates than has previously been the case for those hotels as the properties begin to benefit from Marriott's brand name recognition, reservation system and group sales organization. Twelve of the 56 full-service hotels acquired by the Company since 1994 were converted to the Marriott brand following their acquisition.

  The Company believes it is well-qualified to pursue its acquisition strategy. Management has extensive experience in acquiring and financing lodging properties and believes its industry knowledge, relationships and access to market information provide a competitive advantage with respect to identifying, evaluating and acquiring hotel assets. The Company intends to expand its full-service hotel portfolio as cash flow becomes available from operations or through additional financings as permitted under the terms and restrictions of the Company's indebtedness. In carrying out this strategy, the Company evaluates each opportunity on an individual basis and may from time to time elect to acquire controlling interests in a hotel joint venture, rather than pursue the outright acquisition of a property, when it believes its return on investment will be maximized by so doing. The Company may make acquisitions directly or through its subsidiaries depending on a variety of factors, including the existence of debt, the form of investment, the restrictions and requirements of its debt documents and the availability of funds.

  In 1998, the Company acquired controlling interests in (i) the partnership that owns the 1,671-room Atlanta Marriott Marquis for $239 million, including the assumption of $164 million of mortgage debt, and (ii) the partnership that owns the 359-room Albany Marriott, the 350-room San Diego Marriott Mission Valley and the 320-room Minneapolis Marriott Southwest for $50 million in aggregate. In addition, the Company acquired the 289-room Park Ridge Marriott for $24 million.

  The Company acquired, or purchased controlling interests in, 12 full-service properties in 1997, including the acquisition of the 306-room Ritz-Carlton, Marina del Rey for $57 million and the 300-room Coronado Island Marriott Resort (formerly the Le Meridien hotel), which was converted to the Marriott brand, for $54 million and the acquisition of controlling interests in the 404-room Norfolk Marriott Waterside for $33 million, the 884-room Desert Springs Marriott Resort for $184 million, the 380-room Manhattan Beach Marriott Hotel (formerly the Manhattan Beach Radisson Plaza Hotel), which was converted to the Marriott brand, for $29 million and the 299-room Ontario Airport Marriott for $22 million. The Company acquired a controlling interest in the Chesapeake Hotels Limited Partnership ("CHLP"), which owns six additional full-service properties (2,994 rooms), along with $105 million in CHLP receivables from Host Marriott for approximately $135 million. The Company already owned the non-recourse second mortgages on the CHLP properties. The Company also completed the acquisition of the 504-room New York Marriott Financial Center following the acquisition of the mortgage on the hotel for $101 million in late 1996.

  In 1996, the Company acquired, or purchased controlling interests in, nine full-service properties with 3,124 rooms for approximately $292 million, including the acquisition, through foreclosure, of a controlling interest in the 250-room Newport Beach Marriott Suites and the acquisition of a controlling interest in a venture that owns the 400-room Pittsburgh Marriott City Center. In addition, the Company acquired a controlling interest in the Marriott Suites Limited Partnership which owns four hotels (the 251-room Marriott Suites Scottsdale, the 254-room Marriott Suites Atlanta Midtown, the 254-room Marriott Suites Downers Grove and the 253-room Marriott Suites Costa
Mesa). The Company acquired seven full-service properties (3,133 rooms) for approximately $329 million in 1995.

  Consistent with its strategy of focusing on the full-service segment of the lodging industry, the Company has opportunistically sold certain of its properties. During 1995, the Company sold to and leased back from an unrelated real estate investment trust (the "Purchaser REIT") 37 of its Courtyard properties. The Company transferred its rights to receive the deferred proceeds and obligations to perform under the lease to a subsidiary of Host Marriott in 1995. Also, in 1995, the Company sold its remaining four Fairfield Inns for approximately $6 million in cash. In 1996, the Company entered into an agreement with the Purchaser REIT and sold and leased back 16 Courtyard properties and 18 Residence Inns for approximately $349 million (10% of which was deferred). Host Marriott purchased the Company's rights to the deferred proceeds and obligations under the lease for the 16 Courtyard properties at their fair market value. With the completion of these transactions, 100% of the Company's owned properties are in the full-service segment. The Company has reinvested all of the proceeds in the acquisition of full-service hotel properties. In May 1998, the Company sold the 191-room Napa Valley Marriott for approximately $21 million and recorded a pre-tax gain of approximately $10 million. In September 1997, the Company sold the Sheraton Elk Grove Suites for $16 million (which approximated its carrying value).

  The principal executive offices of the Company are located at 10400 Fernwood Road, Bethesda, Maryland, 20817-1109.

                              THE REIT CONVERSION

  On April 17, 1998, Host Marriott announced its intention to convert its business operations (including those business operations conducted by and through the Company) to qualify as a real estate investment trust ("REIT") effective as of January 1, 1999 and to conduct its operations through the Operating Partnership (as defined) as an umbrella partnership real estate investment trust (an "UPREIT" and such conversion and related transactions, the "REIT Conversion"). As a result of the REIT Conversion, the Operating Partnership (defined below) will become the successor obligor under the Senior Notes. See "The REIT Conversion." Consummation of neither the REIT Conversion nor any part thereof is a condition to the consummation of the Offering and there can be no assurance that the REIT Conversion will happen.

  Host Marriott's reasons for implementing the REIT Conversion include the following:

    . Host Marriott believes the REIT Conversion will improve its financial flexibility and allow it to continue to strengthen its balance sheet by reducing its overall debt-to-market capitalization ratio over time.

    . As a REIT, Host Marriott believes it will be able to compete more effectively with other public lodging real estate companies that already are organized as REITs and improve investor understanding of its operations, thus making performance comparisons with its peers more meaningful.

    . By becoming a dividend paying company, Host Marriott believes its shareholder base will expand to include investors attracted by yield and asset quality.

    . Host Marriott believes the adoption of the UPREIT structure will facilitate the tax-deferred acquisition of other hotels (such as in the case of the Blackstone Acquisition).

  Contribution of Lodging Assets, Including the Assets of the Company, to the Operating Partnership. As a preliminary step to the REIT Conversion, at various times during 1998, Host Marriott will contribute its wholly owned full-service hotel assets, its interests in the Partnerships (defined below) and substantially all of its other assets (excluding, primarily, its senior living assets and cash to be distributed to Host Marriott shareholders) to Host Marriott, L.P., a Delaware limited partnership (the "Operating Partnership"), in exchange for (i) a number of units of limited partnership interests in the Operating Partnership ("OP Units") equal to the number of outstanding shares of common stock of Host Marriott on the date that the REIT Conversion is consummated (the "Conversion Date"), (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host Marriott preferred stock outstanding on the Conversion Date and (iii) the assumption by the Operating Partnership of substantially all liabilities of Host Marriott.

  As part of these contributions, it is currently contemplated that the Company will be merged with and into the Operating Partnership (the "Partnership Merger") and that the Operating Partnership will be the surviving entity and the successor obligor under the Senior Notes, the Credit Facility and the Existing Senior Notes, if any remain outstanding after consummation of the Offers and Consent Solicitations. Additionally, at or prior to the

Conversion Date, most of the wholly owned corporate subsidiaries of the Company will be merged into newly created limited liability company or limited partnership subsidiaries of the Operating Partnership.

  Following the consummation of these asset contributions, if they occur, the Operating Partnership and its subsidiaries would directly own all of Host Marriott's wholly owned hotels, Host Marriott's interests in the Partnerships and substantially all of Host Marriott's other assets. Host Marriott will not contribute to the Operating Partnership certain other assets, principally consisting of 31 senior living communities, the Swissotel Investment (as defined below) and controlling interests in the Lessees (as defined below). These assets are owned or will be acquired by HMC Senior Communities, Inc., a Delaware corporation ("SLC"), currently a wholly owned subsidiary of Host Marriott. SLC will become a separate publicly traded company as part of the shareholder distribution described below. See "The REIT Conversion--Host REIT Merger and Shareholder Distribution."

  Acquisitions by the Operating Partnership. Host Marriott and several of its separate wholly owned subsidiaries (including subsidiaries of the Company) are the sole general partners of several limited partnerships (together, the "Partnerships") which, in the aggregate, own or hold a controlling interest in 32 full-service hotels operating under the Marriott and Ritz-Carlton brands. Host Marriott owns controlling interests in 19 of these properties, which it consolidates for financial reporting purposes. It is currently contemplated that on the Conversion Date, certain newly-formed direct and indirect wholly owned subsidiaries of the Operating Partnership will be merged into those Partnerships whose partners will have provided necessary approvals to such mergers (the "REIT Mergers"). In connection with each such REIT Merger, each limited partner of a Partnership will receive, at such limited partner's election, either OP Units or an unsecured promissory note. For a complete description of the consideration for the merger of such Partnerships, see "The REIT Conversion--Acquisitions by the Operating Partnership." In the event that the limited partners of any such Partnership do not approve such mergers, such Partnership will continue as a separate partnership, but the Operating Partnership will transfer its general or limited partnership interests therein to a Non-Controlled Subsidiary (as defined below). The Operating Partnership also is expected to acquire, from unaffiliated partners, partnership interests in certain other Partnerships in exchange for OP Units. As a result, the Operating Partnership will own substantially all of the interests in those Partnerships. Host Marriott is seeking the consent of unaffiliated partners in certain other Partnerships, where the partners will retain their interests, to a lease of the hotels owned by such Partnerships to a Lessee (as defined). If such consent is obtained, then the Operating Partnership will remain a partner in such Partnerships or transfer its partnership interest therein to a Non-Controlled Subsidiary. In the event that such consent is not obtained, then the Operating Partnership may transfer its partnership interests in such Partnerships to a Non-Controlled Subsidiary.

  The Operating Partnership also is expected to acquire on the Conversion Date from the Blackstone Entities (as defined) ownership of, or a controlling interest in, twelve hotels and a mortgage loan secured by a thirteenth hotel. As part of the Blackstone Acquisition, Host Marriott will acquire a 25% interest in the U.S. Swissotel management company (the "Swissotel Investment") which will be transferred to SLC in connection with the distribution of SLC stock to shareholders of Host Marriott. In exchange for these assets, the Operating Partnership will (i) issue to the Blackstone Entities approximately
43.7 million OP Units, which OP Units shall be convertible into Common Shares of Host REIT (as defined), (ii) assume or repay approximately $600 million of debt, (iii) make cash payments totaling approximately $262 million and (iv) distribute shares of SLC common stock and additional cash to the Blackstone Entities.

  Contribution of Assets to Non-Controlled Subsidiaries. The Operating Partnership will organize one or more taxable corporations in which the Operating Partnership will own 95% of the economic interest but no voting stock (the "Non-Controlled Subsidiaries"). The Non-Controlled Subsidiaries will hold various assets contributed by Host Marriott and its subsidiaries to the Operating Partnership, the direct ownership of which by the Operating Partnership could jeopardize the status of Host REIT as a REIT. These assets primarily will consist of partnership or other interests in hotels which are not leased. As a result, the Operating Partnership will have no control over the operation or management of the hotels or other assets owned by the Non-Controlled Subsidiaries even though it may depend upon the Non-Controlled Subsidiaries for a significant portion of its revenues. In exchange for the contribution of these assets to the Non-Controlled Subsidiaries, the Operating Partnership will receive nonvoting common stock representing 95% of the total economic interests of the Non-Controlled Subsidiaries. One or more non-controlled affiliates of Host Marriott will acquire all of the voting common stock representing the remaining 5% of the total economic interests, and 100% of the voting control, of each Non-Controlled Subsidiary.

  Lease of Hotels. Upon obtaining requisite shareholder approval, it is contemplated that Host Marriott will merge with and into Host Marriott Trust, a Maryland REIT ("Host REIT"). Under current federal income tax law, a REIT cannot derive income from the operation of hotels but can derive rental income by leasing hotels; therefore, the Operating Partnership and its subsidiaries will lease their hotel properties to certain subsidiaries of SLC (each, a "Lessee"). There will be a separate Lessee for each hotel property or group of hotel properties that has a separate mortgage financing or that has owners in addition to the Operating Partnership and its wholly owned subsidiaries. Each Lessee will be a limited liability company or limited partnership whose purpose will be limited to acting as Lessee under an applicable lease. The Lessees under leases of hotels that are managed by subsidiaries of Marriott International will be owned 99% by a wholly owned subsidiary of SLC and 1% by Marriott International or its appropriate subsidiary. The LLC operating agreement or the limited partnership agreement, as applicable, for such Lessees will provide that the SLC member or general partner of the Lessee will have full control over the management of the business of the Lessee, except with respect to certain decisions for which the consent of both members or partners will be required. The existing hotel management agreements will be assigned to the Lessees for the term of the applicable leases, although the Operating Partnership will remain obligated under such management agreements.

  Host REIT Merger and Shareholder Distribution. At the time of the merger of Host Marriott into Host REIT, Host Marriott shareholders will receive, for each share of Host Marriott common stock, one common share of Host REIT ("Common Share"), a fraction of a share of common stock of SLC and an amount of cash to be determined. The aggregate value of the SLC common stock and cash to be distributed to shareholders of Host Marriott is currently estimated to be approximately $400 to $550 million. Certain SLC common stock and additional cash will also be transferred to the Blackstone Entities. The actual amount of the cash distribution will be based upon the estimated amount of accumulated earnings and profits of Host Marriott as of the last day of its fiscal year ending on or immediately following the Conversion Date and will take into account the Blackstone Entities' participation therein. Following this transaction, Host REIT will be the general partner of the Operating Partnership and SLC will be a separate publicly traded company which will principally own 31 senior living communities, the Swissotel Investment and controlling interests in the Lessees. In order to qualify as a REIT, Host Marriott is required to distribute its accumulated earnings and profits to its shareholders not later than December 31, 1999.

  Conditions to Consummation of the REIT Conversion. The consummation of the REIT Conversion is subject to the satisfaction or waiver of a number of conditions, including (i) successful completion of the Offers and Consent Solicitations, (ii) Host Marriott shareholder approval of the merger of Host Marriott with and into Host REIT, (iii) Host Marriott having received all required third party consents (including consents from various lenders and the partners in the various Partnerships) to certain of the transactions comprising the REIT Conversion, (iv) the determination by Host Marriott's board of directors that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the Conversion Date and (v) Congress shall not have enacted legislation, or proposed legislation with a reasonable possibility of being enacted, that would have the effect of substantially impairing the ability of Host REIT to qualify as a REIT or the Operating Partnership to qualify as a partnership or substantially increasing the federal tax liabilities of Host REIT or other reductions in the expected benefits resulting from the REIT Conversion, which determination will be made by Host Marriott, in its discretion. Host Marriott's board of directors, however, retains the right to waive any of these conditions or to decide not to pursue the REIT Conversion even if such conditions are satisfied.

             ORGANIZATIONAL STRUCTURE UPON CLOSING OF THE OFFERING

  The following chart sets forth the contemplated organizational structure of Host Marriott and its subsidiaries, on a pro forma basis as of June 19, 1998, upon the closing of the Offering after application of the net proceeds to the Company and the initial borrowing under the Credit Facility, consummation of the Offers and Consent Solicitations and consummation of the 1998 Merger. See "Use of Proceeds" and "The Offers to Purchase and Consent Solicitations."

  For a presentation of the organizational structure contemplated upon consummation of the REIT Conversion, see "The REIT Conversion--Final Organizational Structure."

                            [FLOW CHART APPEARS HERE]

--------
(1) Under the terms of the Senior Notes, the obligations of the guarantee of Host Marriott will be released upon consummation of the REIT Conversion which includes, among other things, contributions of substantially all of the hotel assets of Host Marriott to the Operating Partnership.
(2) Represents outstanding senior indebtedness of Host Marriott.
(3) Represents Host Marriott-obligated mandatorily redeemable securities of a subsidiary trust.
(4) Based on closing price of $16 9/16 on July 29, 1998 and 204.4 million outstanding common shares.
(5) Under the terms of the Senior Notes, the guarantee of Hospitality will be released when Hospitality is either merged into the Operating Partnership or liquidated as part of the REIT Conversion which includes, among other things, contributions of substantially all of the hotel assets of Host Marriott to the Operating Partnership.
(6) Amount is net of the discount of $8 million and assumes 100% participation in each of the Offers. See "The Offers to Purchase and Consent Solicitations."
(7) The Company expects that at the consummation of the Offering, the outstanding balance under the $1,250 million Credit Facility will be approximately $372 million. See "Description of Certain Indebtedness-- Credit Facility."
(8) The Senior Notes initially will be guaranteed by the Initial Subsidiary Guarantors and, under certain circumstances, other subsidiaries of the Company, subject to release under certain circumstances. See "Description of Senior Notes." However, not all subsidiaries of the Company are, or will be, Subsidiary Guarantors.

       ORGANIZATIONAL STRUCTURE UPON CONSUMMATION OF THE REIT CONVERSION

  The following chart sets forth a summary of the contemplated organizational structure of Host Marriott and its subsidiaries upon consummation of the REIT Conversion, on a pro forma basis as of June 19, 1998. See "The REIT Conversion--Pro Forma Financial Data." For a more detailed organizational structure of Host Marriott and its subsidiaries upon the consummation of the REIT Conversion, see "The REIT Conversion--Final Organizational Structure."

                            [FLOW CHART APPEARS HERE]

--------
(1) Under the terms of the Senior Notes, the guarantee of Host Marriott will be released upon consummation of the REIT Conversion, which includes, among other things, contributions of substantially all of the hotel assets of Host Marriott to the Operating Partnership. Thus, Host REIT will not be a guarantor.
(2) Amount is net of the $8 million discount on the Senior Notes and assumes 100% participation in each of the Offers.
(3) Consists of $372 million in draws incurred at the time of the Offering. The Operating Partnership is expected to have an additional $878 million available under the Credit Facility, as of the Conversion Date, subject to the terms and conditions thereof.
(4) Represents Operating Partnership-obligated mandatorily redeemable securities of a subsidiary trust.
(5) The Senior Notes will be guaranteed by the Initial Subsidiary Guarantors and, under certain circumstances, other subsidiaries of the Operating Partnership, subject to release under certain circumstances. See "Description of Senior Notes." However, not all subsidiaries of the Operating Partnership are, or will be, Subsidiary Guarantors.

                THE OFFERS TO PURCHASE AND CONSENT SOLICITATIONS

  On June 26, 1998, the Company commenced (i) an offer to purchase for cash any and all of the Company's (A) 9 1/2% Senior Secured Notes due 2005 (the "9 1/2% Senior Notes"), (B) 8 7/8% Senior Notes due 2007 (the "8 7/8% Senior Notes") and (C) 9% Senior Notes due 2007 (the "9% Senior Notes" and, together with the 9 1/2% Senior Notes and the 8 7/8% Senior Notes, the "Existing Senior Notes"), and (ii) a solicitation of consents (the "Consents") from the registered holders of each issue of Existing Senior Notes to certain amendments (the "Proposed Amendments") to the indentures under which such Existing Senior Notes were issued (also referred to herein as the "Existing Senior Notes Indentures") to eliminate or modify substantially all of the restrictive covenants and certain other provisions of each Existing Senior Notes Indenture. The offers to purchase are also referred to herein as the "Offers" and the solicitation of consents are also referred to herein as the "Consent Solicitations." The Offers and Consent Solicitations are being made by the Company pursuant to the Offer to Purchase and Consent Solicitation, dated June 26, 1998, as amended (the "Offer to Purchase and Consent Solicitation").

  As of July 28, 1998, the Company had received valid tenders of, and duly executed Consents to the Proposed Amendments to the applicable Existing Senior Notes Indenture with respect to, (i) $578,207,000 aggregate principal amount of the 9 1/2% Senior Notes (representing 96.37% of the outstanding principal amount of 9 1/2% Senior Notes), (ii) $599,485,000 aggregate principal amount of 8 7/8% Senior Notes (representing 99.91% of the outstanding principal amount of 8 7/8% Senior Notes) and (iii) $349,725,000 aggregate principal amount of 9% Senior Notes (representing 99.92% of the outstanding 9% Senior Notes). Under the terms of each Offer and Consent Solicitation, from and after July 13, 1998 (the Consent Date), no Existing Senior Notes tendered pursuant to an Offer may be withdrawn and no corresponding Consent may be revoked unless such Offer is terminated without any Existing Senior Notes being purchased thereunder.

  The Company's obligation to consummate the Offers and Consent Solicitations remains subject to certain conditions described in the Offer to Purchase and Consent Solicitation, including, among other things, the Company's having consummated the Offering and made other financing arrangements necessary to consummate the Offers and the Consent Solicitations. See "Description of Certain Indebtedness--Credit Facility." The Company may supplement or amend the terms of any of the Offers and Consent Solicitations. The Company and the Underwriters expressly disclaim any obligation or undertaking to disseminate to potential investors in the Senior Notes any updates or revisions to the Offers or Consent Solicitations.

  Each Offer will expire at 5:00 p.m., New York City time, on August 4, 1998, unless extended by the Company.

                                CREDIT FACILITY

  The net proceeds from the Offering and borrowings under the Credit Facility (which together are expected to aggregate approximately $2,005 million) will be used by the Company to purchase all Existing Senior Notes tendered to the Company pursuant to the Offers, to make Consent Payments (as defined) to registered holders who tendered their Existing Senior Notes and delivered their Consents to the Company on or prior to the stated Consent Date and to pay the Company's expenses relating to the Offers and Consent Solicitations. In addition, the excess proceeds will be utilized for the acquisition of, or to purchase controlling interests in, full-service hotels and other lodging-related properties and for general corporate purposes. The Company is negotiating with a number of financial institutions, led by Bankers Trust Company, an affiliate of BT Alex. Brown Incorporated, one of the Underwriters, with respect to a $1,250 million credit facility to be provided by a syndicate of lenders (the "Credit Facility"). The Credit Facility is expected to provide the Company with (i) a $350 million term loan facility (subject to being increased as described in "Description of Certain Indebtedness--Credit Facility") and (ii) a $900 million revolving credit facility. Initially, the term loan facility will be funded at the closing of the Credit Facility (which will be concurrent with the closing of the Offering) to be used as a portion of the funds necessary to consummate the Offers and Consent Solicitations. For a summary of the expected terms of the Credit Facility, see "Description of Certain Indebtedness--Credit Facility."

                                  THE OFFERING

ISSUER..........................  HMH Properties, Inc.

SECURITIES OFFERED..............  $500,000,000 of 7 7/8% Series A Senior Notes
                                  due 2005 (the "Series A Notes") and
                                  $1,200,000,000 of 7 7/8% Series B Senior
                                  Notes due 2008 (the "Series B Notes"and
                                  together with the Series A Notes, the "Senior Notes").

MATURITY........................  The Series A Notes will mature on August 1,
                                  2005 and the Series B Notes will mature on August 1, 2008.

INTEREST PAYMENT DATES..........  Interest on the Series A Notes will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 1998. Interest on the Series B Notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 1998.

RANKING.........................  The Senior Notes will be senior, general obligations of the Company. The Senior Notes will rank pari passu in right of payment with all existing and future unsubordinated Indebtedness of the Company (including the Credit Facility and the Existing Senior Notes, if any remain outstanding after the Offers). As of June 19, 1998, on a pro forma basis after giving effect to the Offering, the consummation of the Offers and Consent Solicitations and certain other transactions described herein, the aggregate principal amount of unsubordinated Indebtedness of the Company would have been approximately $2,465 million of which approximately $401 million was secured by assets other than the capital stock of the Company's subsidiaries.

SECURITY........................  The Senior Notes will be secured on an equal and ratable basis with the Credit Facility, the Existing Senior Notes, if any remain outstanding after the Offers, and certain future unsubordinated Indebtedness of the Company ranking pari passu with the Senior Notes by a first priority pledge of all of the capital stock of all but one of the Initial Subsidiary Guarantors and by certain subsidiaries of the Company whose capital stock is pledged in the future to secure the Company's obligations under the Credit Facility, subject to certain exceptions. The Indenture will provide that the pledge of such capital stock will be released under certain circumstances. See "Description of Senior Notes--Security."

GUARANTEES......................  The Senior Notes will be guaranteed on a full, unconditional, joint and several basis by Host Marriott, Hospitality and the Subsidiary Guarantors. The Guarantees of Host Marriott and Hospitality will be released upon consummation of the REIT Conversion. See "Description of Senior Notes--Guarantees."

OPTIONAL REDEMPTION.............  The Series A Notes may be redeemed at the option of the Company, in whole or in part, on or after August 1, 2002 at a premium to par declining to par in 2005, plus accrued and unpaid interest, if any, through the redemption date. The Series B Notes may be redeemed at the option of the Company, in whole or in part, on or after August 1, 2003 at a premium to par declining to par in 2006, plus accrued and unpaid interest, if any, through the redemption date. See "Description of Senior Notes--Optional Redemption."

CERTAIN COVENANTS...............  The Indenture will contain covenants that, among other things, restrict the ability of the Company and its subsidiaries to (i) incur additional Indebtedness, (ii) pay dividends or make other distributions or restricted payments, (iii) create certain liens and (iv) enter into certain mergers and consolidations. The covenants have been structured to permit the REIT Conversion, including the Blackstone Acquisition. The covenants do not require the consummation of the REIT Conversion and there is no assurance that the REIT Conversion will happen. The Indenture will provide that upon consummation of the REIT Conversion and for so long as the Company operates as a REIT, the Company will be subject to a different limitation on the ability to pay dividends and to make other distributions and restricted payments than when the Senior Notes are issued. Additionally, the Indenture will provide that upon the Company's attaining, and so long as the Company maintains, an investment grade long-term indebtedness rating, certain restrictive covenants and other provisions will no longer be operative under the Indenture. See "Description of Senior Notes-- Certain Covenants."

USE OF PROCEEDS.................  The net proceeds to the Company from the
                                  Offering, together with borrowings under the Credit Facility and available cash from the Company, will be used by the Company to consummate the Offers and Consent Solicitations. See "Use of Proceeds."

                                  RISK FACTORS

  Prospective investors in the Senior Notes should carefully consider the matters set forth herein under "Risk Factors."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following table presents summary combined consolidated financial data of the Parent Guarantor (as defined herein) and pro forma financial data for the Company and the Operating Partnership for the fifty-two week period ended June 19, 1998 (the "LTM"). The unaudited pro forma financial data reflects the transactions detailed in the "Pro Forma Condensed Combined Consolidated Financial Data of the Company" and "The REIT Conversion--Pro Forma Financial Data" included elsewhere herein. The pro forma financial data set forth below may not necessarily be indicative of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future. The information presented below is derived from and should be read in conjunction with the Company's audited Combined Consolidated Financial Statements and Notes thereto, the unaudited Condensed Combined Consolidated Financial Statements and Notes thereto for the twenty-four weeks ended June 19, 1998 ("First Two Quarters 1998"), the "Selected Historical Financial Data" and the "Pro Forma Condensed Combined Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "The REIT Conversion--Pro Forma Financial Data" included elsewhere herein or incorporated by reference into this Prospectus Supplement. The data presented below is unaudited.

                                         FIFTY-TWO WEEKS ENDED JUNE 19, 1998(1)
                                         --------------------------------------
                                              AT CONSUMMATION       UPON REIT
                                          OF THE BOND REFINANCING   CONVERSION
                                         ------------------------- ------------
                                                                    OPERATING
                                           COMPANY       PARENT    PARTNERSHIP
                                         PRO FORMA(2) GUARANTOR(3) PRO FORMA(4)
                                         ------------ ------------ ------------
                                            (IN MILLIONS, EXCEPT RATIO DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues..............................      $666         $661        $1,131
 Operating profit......................       317          186           584
 Minority interest.....................         8           35            13
 Corporate expenses....................        21           27            43
 Interest expense......................       205          174           434
 Dividends on Convertible Preferred
  Securities of subsidiary trust.......       --            37            37
 Interest income.......................        17           19            36
 Net income............................        59          109            88
OTHER OPERATING DATA:
 EBITDA(5).............................      $448         $403          $981
 Cash interest expense(6)..............       197          165           407
 Net cash interest expense(7)(8).......       172          N/A           401
 Depreciation and amortization.........       131          147           332
 Maintenance capital expenditures(9)...        88           63           179
RATIO DATA:
 EBITDA to net cash interest
  expense(7)(8)........................       2.6x         N/A           2.4x
 EBITDA to cash interest expense.......       2.3          2.4x          2.4
 EBITDA less maintenance capital
  expenditures to net cash interest
  expense(7)(8)........................       2.1          N/A           2.0
 EBITDA less maintenance capital
  expenditures to cash interest
  expense..............................       1.8          2.1           2.0
 Net debt to EBITDA(10)................       4.2          3.9           4.9
 Ratio of earnings to fixed
  charges(11)..........................       1.5          1.4           1.2

                                                  AS OF JUNE 19, 1998
                                         --------------------------------------
                                              AT CONSUMMATION       UPON REIT
                                          OF THE BOND REFINANCING   CONVERSION
                                         ------------------------- ------------
                                                                    OPERATING
                                           COMPANY       PARENT    PARTNERSHIP
                                         PRO FORMA(2) GUARANTOR(3) PRO FORMA(4)
                                         ------------ ------------ ------------
BALANCE SHEET DATA:
 Cash, cash equivalents and short-term
  marketable securities................     $  601       $  223       $  249
 Total assets..........................      3,680        4,420        8,353
 Total debt............................      2,465        1,811        5,089
 Shareholder's equity..................        846        1,298        1,955

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF THE COMPANY

  The following table presents summary combined consolidated historical financial data of the Company for the fiscal year ended January 2, 1998 and the First Two Quarters 1998 and summary combined consolidated pro forma financial data of the Company for the fiscal year ended January 2, 1998, the twenty-four weeks ended June 19, 1997 ("First Two Quarters 1997"), First Two Quarters 1998 and the LTM. The unaudited pro forma financial data reflects (i) inclusion of the operating results of hotels acquired in 1997 and 1998 and exclusion of operating results of hotels sold in 1997 and 1998 as if each acquisition or disposition had occurred at the beginning of the period indicated and (ii) the consummation of the refinancing of the Existing Senior Notes. The pro forma financial data set forth below may not necessarily be indicative of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future. The information presented below is derived from and should be read in conjunction with the Company's audited Combined Consolidated Financial Statements and Notes thereto, the unaudited First Two Quarters 1998 Condensed Combined Consolidated Financial Statements and Notes thereto, the "Selected Historical Financial Data" "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Pro Forma Condensed Combined Consolidated Financial Data" included elsewhere herein. The data presented below is unaudited except for the historical income statement data for fiscal year 1997 which was derived from the audited financial statements. The Company's fiscal year ends on the Friday closest to December 31.

                                     HISTORICAL            PRO FORMA(2)
                                  ---------------- -----------------------------
                                                          FIRST TWO   FIFTY-TWO
                                  FISCAL FIRST TWO FISCAL QUARTERS   WEEKS ENDED
                                   YEAR  QUARTERS   YEAR  ---------   JUNE 19,
                                   1997    1998     1997  1997 1998    1998(1)
                                  ------ --------- ------ ---- ----  -----------
                                        (IN MILLIONS, EXCEPT RATIO DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues.......................   $500    $346     $637  $319 $348     $666
 Operating profit...............    231     180      302   161  176      317
 Minority interest..............      1       3        5     1    4        8
 Corporate expenses.............     18       9       18     6    9       21
 Interest expense...............    135      85      205    95   95      205
 Interest income................     28      12        7   --    10       17
 Income before extraordinary
  items.........................     62      57       47    35   47       59
OTHER OPERATING DATA:
 EBITDA(5)......................   $347    $230     $428  $215 $235     $448
 Cash interest expense(6).......                                         197
 Net cash interest expense(7)...                                         172
 Depreciation and amortization..    100      60      129    60   62      131
 Maintenance capital
  expenditures(9)...............     55      46       78    37   47       88
RATIO DATA:
 EBITDA to net cash interest
  expense(7)....................                                         2.6x
 EBITDA less maintenance capital
  expenditures to net cash
  interest expense(7)...........                                         2.1
 Net debt to EBITDA(10).........                                         4.2
 Ratio of earnings to fixed
  charges(11)...................    1.7x   2.1x     1.4x  1.6x  1.8x     1.5

                                                            AS OF JUNE 19, 1998
                                                            -------------------
                                                            ACTUAL PRO FORMA(2)
                                                            ------ ------------
BALANCE SHEET DATA:
 Cash, cash equivalents and short-term marketable
  securities..............................................  $  338    $  601
 Total assets.............................................   3,342     3,680
 Total debt...............................................   1,973     2,465
 Shareholder's equity.....................................     997       846

                               HOTEL PERFORMANCE

  The following table sets forth key performance statistics of the Company's properties:

                                         FIRST TWO QUARTERS      FISCAL YEAR
                                         --------------------  ----------------
                                           1998       1997      1997     1996
                                         ---------  ---------  -------  -------
COMPARABLE FULL-SERVICE HOTELS(12)
  Number of properties..................        53         53       38       38
  Number of rooms.......................    21,880     21,880   16,825   16,795
  Average daily rate.................... $  136.45  $  126.13  $124.35  $112.26
  Occupancy %...........................      78.5%      79.4%    78.6%    77.0%
  REVPAR(13)............................ $  107.10  $  100.15  $ 97.75  $ 86.42
  REVPAR % change.......................       6.9%       --      13.1%     --
TOTAL FULL-SERVICE HOTELS
  Number of properties..................        69         54       65       52
  Number of rooms.......................    30,130     22,071   27,332   21,231
  Average daily rate.................... $  135.88  $  125.91  $124.21  $111.29
  Occupancy % ..........................      78.5%      79.4%    77.8%    76.6%
  REVPAR(13)............................ $  106.67  $   99.95  $ 96.58  $ 85.28
  REVPAR % change.......................       6.7%       --      13.3%    12.4%

--------
 (1) Amounts presented for the LTM reflect the sum of fiscal year 1997 exclusive of First Two Quarters 1997 plus First Two Quarters 1998.
 (2) See "Pro Forma Condensed Combined Consolidated Financial Data of the Company."
 (3) Parent Guarantor statements of operations and balance sheet data represent the historical financial information of Host Marriott with the Company presented on the equity method of accounting. Parent Guarantor historical net income includes $113 million, after taxes, related to the equity in earnings of the Company. Other operating data and ratio data represent historical consolidated operating and ratio data of Host Marriott less amounts related to the Company.
 (4) See "The REIT Conversion--Pro Forma Financial Data." Amounts reflect the 100% Participation With No Notes Issued Scenario (as defined herein).
 (5) EBITDA consists of the sum of consolidated net income, interest expense, income taxes, depreciation and amortization and certain other non-cash charges (principally non-cash write-downs of lodging properties and equity in earnings of affiliates, net of distributions received). The Company considers EBITDA to be an indicative measure of the Company's operating performance due to the significance of the Company's long-lived assets (and the related depreciation thereon). EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business and is used in the Company's indentures as part of the tests determining the Company's ability to incur debt and to make certain restricted payments. However, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measures prescribed by generally accepted accounting principles ("GAAP"). Cash expenditures for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentation. On a historical basis, cash from operations totaled $200 million and $140 million for fiscal year 1997 and First Two Quarters 1998, respectively. On a historical basis, cash used in investing activities totaled $642 million and $51 million for fiscal year 1997 and First Two Quarters 1998, respectively. On a historical basis, cash used in financing activities was $59 million for First Two Quarters 1998 and cash provided by financing activities was $556 million for fiscal year 1997.
 (6) Cash interest expense is calculated as GAAP interest expense less amortization of deferred costs and other non-cash interest expense.
 (7) Net cash interest expense for the Company represents cash interest expense less interest income from an assumed investment of the excess available cash subsequent to the Offering for the Company totalling an aggregate of $450 million at a current money market rate of 5.5% for the LTM. Excluding such interest income amounts, the ratio of EBITDA to cash interest expense for the LTM on a pro forma basis would have been 2.3 to 1.0 and the ratio of EBITDA less maintenance capital expenditures to cash interest expense on a pro forma basis would have been 1.8 to 1.0.
 (8) Net cash interest expense for the Operating Partnership represents cash interest expense less interest income from an assumed investment of the excess available cash subsequent to the Offering for the Operating Partnership totalling an aggregate of $100 million at a current money market rate of 5.5% for the LTM.
 (9) Maintenance capital expenditures represent disbursements (generally equal to 5% of gross hotel sales) for renewals and replacements of the hotels' property and equipment.
(10) Net debt represents total debt less cash, cash equivalents and short-term marketable securities.
(11) The ratio of earnings to fixed charges is computed by dividing net income before taxes, interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense which represents interest.
(12) Consists of 38 properties owned by the Company for the entire 1997 and 1996 fiscal years, respectively, and the 53 properties owned by the Company for the entire First Two Quarters 1998 and 1997, respectively. These properties, for the respective periods, represent the "comparable properties."
(13) REVPAR represents room revenues generated per available room and excludes food and beverage and other ancillary revenues generated by the property.

                                 RISK FACTORS

  Prospective purchasers of the Senior Notes should carefully consider the following investment considerations in addition to the other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, prior to making an investment in the Senior Notes.

EFFECTS OF SUBSTANTIAL LEVERAGE

  The Company has Indebtedness that is substantial in relation to its shareholder's equity. As of June 19, 1998, as adjusted to give effect to the Offering and the application of the net proceeds therefrom, along with borrowings under the Credit Facility and cash available to the Company, to fund the Offers and Consent Solicitations, the total consolidated pro forma Indebtedness of the Company and its subsidiaries would have been $2,465 million (including approximately $401 million senior, secured Indebtedness of the Company and its subsidiaries which effectively ranks ahead of the Senior Notes in right of payment with respect to the assets securing such Indebtedness) and total shareholder's equity would have been $846 million. The Company expects to incur substantial additional Indebtedness under the revolving portion of the Credit Facility under which up to $878 million is expected to be available to the Company for borrowing, subject to the terms and conditions thereof, subsequent to the consummation of the Offering.

  The Company's level of debt may present risks to the holders of the Senior Notes, including the risk that the Company might not generate sufficient cash to service the Senior Notes. In the event that the Company's cash flow and working capital are not sufficient to fund the Company's expenditures or to service its Indebtedness, including the Senior Notes, the Company would be required to raise additional funds through capital contributions, the refinancing of all or part of its Indebtedness, the incurrence of additional permitted Indebtedness or the sale of assets. There can be no assurance that any of these sources of funds would be available, if at all, in amounts sufficient for the Company to meet its obligations. Moreover, even if the Company were able to meet its obligations, its leveraged capital structure could significantly limit its ability to finance its acquisition program and other capital expenditures to compete effectively or to operate successfully, especially under adverse economic conditions. The Indenture and the Credit Facility will contain financial and operating covenants, including, but not limited to, restrictions on the Company's ability to incur additional Indebtedness, pay dividends or to make other distributions, create liens, sell assets, enter into certain transactions with affiliates, and enter into certain mergers and consolidations. See "Description of Senior Notes." The Company's ability to comply with the terms of the Indenture (including its ability to comply with such covenants) and the Credit Facility, to make cash payments with respect to the Senior Notes and to satisfy its other debt obligations will depend on the future performance of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Senior Notes."

RELATIONSHIP WITH MARRIOTT INTERNATIONAL

  Marriott International serves as the manager for all but fourteen of the Company's lodging properties and provides various other services to Host Marriott and its subsidiaries, including the Company. With respect to these various contractual arrangements, the potential exists for disagreement as to contract compliance. Additionally, the possible desire of the Company, from time to time, to finance, refinance or effect a sale of any of the properties managed by Marriott International may, depending upon the structure of such transactions, result in a need to modify the management agreements with Marriott International with respect to such property. Any such modification proposed by the Company may not be acceptable to Marriott International, and the lack of consent from Marriott International could adversely affect the Company's ability to consummate such financing or sale. In addition, certain situations could arise where actions taken by Marriott International in its capacity as manager of competing lodging properties would not necessarily be in the best interests of the Company. Nevertheless, the Company believes that there is sufficient mutuality of interest between the Company and Marriott International to result in a mutually productive relationship. In addition, Host Marriott, the holder indirectly of all the capital stock of the Company, and Marriott International share two common directors: J.W. Marriott, Jr. serves as Chairman of the Board of Directors and Chief Executive Officer of Marriott International and also serves as a director of Host Marriott; Richard
E. Marriott is a director of Marriott International and Chairman of the Board of Directors of Host Marriott. Messrs. J.W. Marriott, Jr. and Richard E. Marriott, as well as certain other officers and directors of Marriott International and Host Marriott, also own shares (and/or options or other rights to acquire shares) in both companies. Appropriate policies and procedures are followed by the Boards of Directors of Host Marriott and Marriott International to limit the involvement of Messrs. J.W. Marriott, Jr. and Richard E. Marriott (and, if appropriate, other officers and directors of such companies) in conflict situations, including requiring them to abstain from voting as directors of either Host Marriott or Marriott International (or as directors of any of their subsidiaries) on certain matters which present a material conflict between the companies.

RISKS OF LODGING INDUSTRY

  The Company's profitability is subject to general economic conditions, the management abilities of the managers of the Company's hotels (including primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of such hotels. The full-service segment of the lodging industry in which the Company's hotels primarily operate is highly competitive, and such hotels generally operate in geographical markets that contain numerous competitors. The success of the Company's hotels will be dependent, in large part, upon a favorable supply/demand relationship and their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry (and thus the Company and its hotels) may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Company.

FRAUDULENT TRANSFER

  The Company's obligations under the Senior Notes may be subject to review under state or federal fraudulent transfer laws in the event of the Company's bankruptcy or other financial difficulty. Under those laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of the Company, such as a trustee in bankruptcy or the Company as debtor in possession, were to find that when the Company issued the Senior Notes, it (a) received less than fair consideration or reasonably equivalent value therefor, and (b) either (i) was or was rendered insolvent, (ii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (iii) intended to incur or believed (or reasonably should have believed) that it would incur debts beyond its ability to pay as those debts matured, the court could avoid the Senior Notes and the Company's obligations thereunder, and direct the return of any amounts paid thereunder to the Company or to a fund for the benefit of its creditors. Moreover, regardless of the factors identified in clauses (a) through (b) above, the court could avoid the Senior Notes and direct such repayment if it found that the Company issued the Senior Notes with actual intent to hinder, delay, or defraud its creditors. In addition, a court might avoid the Senior Notes and direct such repayment if the proceeds of the Senior Notes were used to repay indebtedness that constituted a fraudulent transfer at the time such repaid indebtedness was incurred. In this regard, prospective investors should be aware that the 9 1/2% Senior Notes to be acquired in the applicable Offer with proceeds of the Senior Notes were originally issued to repay borrowings of the Company's parent. See "Description of Certain Indebtedness--Existing Senior Notes." However, the Company does not believe the issuance of the 9 1/2% Senior Notes would be deemed a fraudulent transfer because the Company believes none of the factors set forth in clause (b) above would apply with respect to such issuance.

  In addition, the obligations of each of Host Marriott, Hospitality and the Subsidiary Guarantors under their Guarantees of the Senior Notes may be subject to review under the same laws in the event of a bankruptcy or other financial difficulty of Host Marriott, Hospitality or a Subsidiary Guarantor. In that event, if a court were to find that when Host Marriott, Hospitality or a Subsidiary Guarantor, as the case may be, issued its Guarantee (or, in some jurisdictions, when it became obligated to make payments thereunder), the factors in clauses (a) through (b) above applied to Host Marriott, Hospitality, or a Subsidiary Guarantor, as the case may be (or that such Guarantee was issued with actual intent to hinder, delay, or defraud creditors), the court could avoid the Guarantee and direct the repayment of amounts paid thereunder.

  The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

RISK INVOLVED IN INVESTMENTS THROUGH PARTNERSHIPS OR JOINT VENTURES

  Instead of purchasing hotel properties directly, the Company may invest as a co-venturer. Joint venturers often have shared control over the operation of the joint venture assets. Therefore, such investments may, under certain circumstances, involve risks such as the possibility that the co-venturer in an investment might become bankrupt, or have economic or business interests or goals that are inconsistent with the business interests or goals of the Company, or be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives. Consequently, actions by a co-venturer might result in subjecting hotel properties owned by the joint venture to additional risk. Although the Company generally will seek to maintain sufficient control of any joint venture to permit the Company's objectives to be achieved, it may be unable to take action without the approval of its joint venture partners or its joint venture partners could take actions binding on the joint venture without the Company's consent. Additionally, should a joint venture partner become bankrupt, the Company could become liable for such partner's share of joint venture liabilities.

RISKS RELATED TO REIT CONVERSION

  The following risk factors are risks particular to the REIT Conversion and should be considered by prospective investors of the Senior Notes in addition to the Risk Factors above. There can be no assurance that the REIT Conversion will occur. See "The REIT Conversion--Conditions to Consummation of the REIT Conversion."

  Realization of Benefits to Holders of Senior Notes of REIT Conversion. In connection with its implementation of the REIT Conversion, Host Marriott and its subsidiaries (including the Company and the Operating Partnership) will enter into a series of transactions necessary in order to convert their business operations to qualify as a REIT. In addition, Host Marriott has announced its intention to enter into, or to cause one or more subsidiaries to enter into, certain material transactions, that will be consummated substantially contemporaneously with, or following, Host Marriott's election of REIT status, including the acquisition of certain Partnerships pursuant to the REIT Mergers, the acquisition of partnership interests in certain other Partnerships and the consummation of the Blackstone Acquisition. See "The REIT Conversion." These transactions and other aspects of the REIT Conversion are subject to satisfaction or waiver of a number of conditions and Host Marriott's board of directors retains the right (i) to waive any such condition, (ii) not to pursue final consummation of the REIT Conversion (even if such conditions are satisfied and even if certain preliminary REIT Conversion transactions have been consummated), or (iii) to consummate the REIT Conversion (or any transaction comprising a portion thereof) upon terms substantially different than are described herein. There can be no assurance that any waiver of a condition to the REIT Conversion or the consummation of the REIT Conversion (including upon substantially different terms) will not have an adverse effect on the Senior Notes or on the Company or the Operating Partnership. There can be no assurance that the REIT Conversion will result in the benefits anticipated by Host Marriott or that consummation of the REIT Conversion will not have a material adverse effect on the Senior Notes or on the Company or the Operating Partnership. See "The REIT Conversion."

  Required Distributions and Payments. In order to qualify as a REIT, Host REIT will be required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). See "The REIT Conversion". Due to certain transactions entered into in prior years, Host REIT is expected to recognize substantial amounts of "phantom" taxable income in future years that is not matched by cash flow or EBITDA to the Operating Partnership or Host REIT. To qualify as a REIT, Host REIT also will have to distribute to its shareholders not later than the end of its first taxable year as a REIT an amount equal to the accumulated earnings and profits of Host Marriott and its subsidiaries as a C corporation (including any increases thereto resulting from subsequent IRS audits of years prior to Host REIT's first taxable year as a REIT). In addition, Host REIT will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions made by it with respect to the calendar year are less than the sum of (i) 85% of its ordinary income, (ii) 95% of its capital gain net income for that year, and (iii) any undistributed taxable income from prior periods. Host Marriott intends that Host REIT will make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax and will rely for this purpose on distributions from the Operating Partnership (which will be the successor obligor under the Senior Notes). However, differences in timing between taxable income and cash available for distribution due to, among other things, the seasonality of the hospitality industry could require the Operating Partnership to borrow funds on a short-term basis to enable Host REIT to meet the 95% distribution requirement, avoid the nondeductible excise tax, and therefore maintain its REIT status. The Operating Partnership also is required to pay (or reimburse Host REIT for) all taxes and other liabilities and expenses that Host REIT incurs, including taxes and liabilities attributable to periods and events prior to the REIT Conversion and any taxes that Host REIT must pay in the event it were to fail to qualify as a REIT. In addition, the Operating Partnership's inability to retain earnings (resulting from Host REIT's 95% and other distribution requirements) will generally require the Operating Partnership to refinance debt that matures (such as the Credit Facility, which could mature in three years, subject to extensions) with additional debt or equity. There can be no assurance that any of these sources of funds, if available at all, would be available to meet the Operating Partnership's obligations.

  Dependence on Lessees' Hotel Operations. Upon the REIT Conversion, substantially all of the Company's revenues will consist of lease revenue under the leases (the "Leases") of its hotels to the Lessees. Each Lessee's principal assets will be, if any, cash, receivables, inventory, supplies and prepaid expenses needed in the operation of the hotels, franchise licenses for the hotels, rights and benefits under the Leases and management contracts relating to such hotels. Consequently, both the Company and the Lessee are substantially dependent upon the operations of the hotels. See "--Risks of the Lodging Industry."

  Structural Subordination; Secured Debt. In connection with the REIT Conversion, the Operating Partnership will acquire from Host Marriott numerous subsidiaries with existing indebtedness. The Senior Notes will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of these subsidiaries (except for those subsidiaries that become Subsidiary Guarantors) to the extent of the assets of such subsidiaries. In addition, the Senior Notes will not be secured by assets of the Operating Partnership or its subsidiaries, other than the capital stock of certain of the Subsidiary Guarantors. See "Description of Senior Notes-- Security." Accordingly, the Senior Notes will be effectively subordinated to secured indebtedness of the Operating Partnership and its subsidiaries to the extent of the value of the assets securing such indebtedness. In connection with the REIT Conversion, the Operating Partnership will assume significant amounts of certain secured indebtedness of Host Marriott and its subsidiaries. As of June 19, 1998, on a pro forma basis, the amount of secured Indebtedness of Host Marriott and its subsidiaries (excluding the Company and its subsidiaries and SLC and its subsidiaries) was approximately $2,624 million.

  Conflicts of Interest. There are a number of conflicts of interest involved in the REIT Conversion. The terms of the Leases will not be negotiated on an arms-length basis and, accordingly, may not reflect fair market value or terms. Management believes, however, that the terms of such agreements will be fair to the Operating Partnership. The lease payments under the Leases will be calculated with reference to historical financial data and the projected operating and financial performance of the hotels underlying the Leases. Management believes that the terms of the Leases will be typical of provisions found in other leases entered into in similar transactions.

  Lack of Control Over Non-Controlled Subsidiaries. The Non-Controlled Subsidiaries will hold various assets (not exceeding 20% of the assets of the Operating Partnership), consisting primarily of interests in hotels which are not leased, certain furniture, fixtures and equipment used in the hotels and certain international hotels, which if controlled by the Operating Partnership could jeopardize the status of Host REIT as a REIT. Although the Operating Partnership will own 95% of the total economic interests of the Non-Controlled Subsidiaries, it will have no voting rights. As a result, the Operating Partnership will have no control over the operation or management of the hotels or other assets owned by the Non-Controlled Subsidiaries even though it will depend upon the Non-Controlled Subsidiaries for a significant portion of its revenues. There can be no assurances that the Non-Controlled Subsidiaries will be managed properly or that their business strategies will be consistent with the business strategy of the Operating Partnership.

                                USE OF PROCEEDS

  The Company expects the net proceeds to the Company from the Offering (after deducting the Underwriters' discounts and commission and expenses payable by the Company) to be approximately $1,655 million. The net proceeds to the Company from the Offering, together with net borrowings under the Credit Facility, will be used by the Company to consummate the Offers and Consent Solicitations. The Company intends to use the excess proceeds to fund future acquisitions of, or the purchase of controlling interests in, full-service hotels and other lodging-related properties and for general corporate purposes. See "The Offers to Purchase and Consent Solicitations" and "Description of Certain Indebtedness."

  The 9 1/2% Senior Notes, to be purchased by the Company pursuant to an Offer, were issued at par and have a maturity date of May 15, 2005. The 9% Senior Notes, to be purchased by the Company pursuant to an Offer, were issued at par and have a final maturity of December 15, 2007. The 8 7/8% Senior Notes, to be purchased by the Company pursuant to an Offer, were issued at par and have a final maturity of July 15, 2007. The net proceeds from the Offering of the 8 7/8% Senior Notes were used to pay the consent fee and other costs associated with the 1997 Consent Solicitation (as defined) and for the acquisition of full-service hotel properties. See "Description of Certain Indebtedness--Existing Senior Notes."

  The following table illustrates the sources and uses of funds for the Offering (in millions):

   SOURCES OF FUNDS
   Issuance of Senior Notes, net..................................... $1,655(1)
   Credit Facility, net..............................................    350(2)
                                                                      ------
     Total Sources of Funds.......................................... $2,005
                                                                      ======
   USES OF FUNDS
   Repayment of Existing Senior Notes................................ $1,550(3)
   Offer Premium and Transaction Costs...............................    178(4)
   Excess proceeds...................................................    277(5)
                                                                      ------
     Total Uses of Funds............................................. $2,005
                                                                      ======

--------
(1) Net of expenses relating to the Offering which are estimated to be $37 million and the discount of $8 million on the Senior Notes.
(2) Amount is net of proceeds of approximately $22 million from borrowings under the Credit Facility which will be used to retire the Existing Credit Facility (as defined). See "Description of Certain Indebtedness--Credit Facility."
(3) Assumes that 100% of each issue of outstanding Existing Senior Notes are validly tendered.
(4) Reflects Offer premium, Consent Payments and other transaction costs related to the Offers and the Consent Solicitations.
(5) The Company intends to use the excess proceeds to fund future acquisitions of, or the purchase of controlling interests in, full-service hotels and other lodging-related properties and for general corporate purposes.

                                CAPITALIZATION

  The following table sets forth (i) the actual capitalization of the Company as of June 19, 1998 and (ii) such capitalization as adjusted to give effect to the Offering and the anticipated borrowings under the Credit Facility and the application of such proceeds to the consummation of the Offers and the Consent Solicitations. The capitalization of the Company should be read in conjunction with the Company's Combined Consolidated Financial Statements and Notes thereto, the "Pro Forma Condensed Combined Consolidated Financial Data of the Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each contained elsewhere herein.

                                            AS OF JUNE 19, 1998
                                          -----------------------------
                                            ACTUAL          PRO FORMA
                                          ------------    -------------
                                          (UNAUDITED, IN MILLIONS)
   Cash, cash equivalents and short-term
    marketable securities................ $        338     $        601
                                          ============     ============
   Debt:
     Existing Credit Facility............ $         22(1)  $        --
     Credit Facility.....................          --               372(1)(2)
     Existing Senior Notes
       9 1/2% Senior Secured Notes due
        2005.............................          600              -- (2)
       9% Senior Notes due 2007..........          350              -- (2)
       8 7/8% Senior Notes due 2007......          600              -- (2)
     Senior Notes
       7 7/8% Series A Senior Notes due
        2005.............................          --               500
       7 7/8% Series B Senior Notes due
        2008.............................          --             1,192(4)
     Other debt..........................          401              401
                                          ------------     ------------
       Total debt........................        1,973            2,465
   Shareholder's equity..................          997              846(3)
                                          ------------     ------------
       Total capitalization.............. $      2,970     $      3,311
                                          ============     ============

--------
(1) Approximately $22 million of borrowings under the Credit Facility will be used to retire the Existing Credit Facility. See "Description of Certain Indebtedness--Credit Facility."
(2) Assumes 100% participation in each Offer.
(3) The reduction in shareholder's equity primarily reflects the impact of the estimated extraordinary loss of $151 million, net of taxes, related to the write-off of deferred financing fees and the payment of the Offer premium and the Consent Payments for the Existing Senior Notes.
(4) Amount is net of the $8 million discount on the Senior Notes.

                   PRO FORMA CONDENSED COMBINED CONSOLIDATED
                         FINANCIAL DATA OF THE COMPANY

  The unaudited Pro Forma Condensed Combined Consolidated Statements of Operations of the Company reflect the following transactions for First Two Quarters 1998, First Two Quarters 1997 and for the fiscal year ended January 2, 1998, as if such transactions had been completed at the beginning of each of the periods:

 . 1998 consummation of the purchase of the Existing Senior Notes, the Offering and the Credit Facility (collectively, the "Bond Refinancing")
 . 1998 acquisition, or purchase of controlling interests in, five full-service properties
 . 1998 purchase of the remaining minority interest in the Norfolk Waterside Marriott
 . 1998 disposition of the Napa Valley Marriott
 . 1997 acquisition of, or purchase of controlling interests in, 13 full-service properties
 . 1997 repayment of mortgage debt for the San Francisco Marriott

  The unaudited Pro Forma Condensed Combined Consolidated Balance Sheet of the Company reflects all of the above 1998 transactions except for the acquisition of, or purchase of controlling interests in, five full-service properties and the disposition of the Napa Valley Marriott which occurred prior to June 19, 1998 and were already reflected in the historical balance sheet as of June 19, 1998.

  In 1998, the Company acquired, or purchased controlling interests in, five full-service properties with 2,989 rooms for approximately $313 million, including the assumption of $164 million in mortgage debt on the Atlanta Marriott Marquis. During 1997, the Company acquired, or purchased controlling interests in, thirteen full-service properties with 6,071 rooms for approximately $615 million, including the completion of the acquisition of the New York Financial Center Marriott through foreclosure of the mortgage on the hotel in 1997. Also, during 1997, the Company repaid the $230 million in mortgage debt on the San Francisco Marriott.

  The unaudited Pro Forma Condensed Combined Consolidated Financial Statements present the financial position and the results of operations of the Company as if the transactions described above were completed. These presentations do not purport to represent what the Company's results of operations would actually have been if the transactions described above were had in fact occurred on such date or at the beginning of such period or to project the Company's results of operations for any future date or period.

  The unaudited Pro Forma Financial Statements are based upon certain assumptions, as set forth in the notes to the unaudited Pro Forma Financial Statements, that the Company believes are reasonable under the circumstances and should be read in conjunction with the Company's Combined Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                     HMH PROPERTIES, INC. AND SUBSIDIARIES
                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF JUNE 19, 1998
                                 (IN MILLIONS)

                                              1998         BOND
                               HISTORICAL ACQUISITIONS  REFINANCING   PRO FORMA
                               ---------- ------------  -----------   ---------
Property and equipment, net..    $2,747      $   1 (B)    $   --       $2,748
Due from managers............        53        --             --           53
Investments in affiliates....        20        --             --           20
Other assets.................       184        --             (55)(A)     258
                                                               47 (A)
                                                               82 (A)
Cash, cash equivalents and
 short-term marketable
 securities..................       338         (4)(B)        267 (A)     601
                                 ------      -----        -------      ------
                                 $3,342      $  (3)       $   341      $3,680
                                 ======      =====        =======      ======
Debt
  Senior notes...............    $1,550      $ --         $(1,550)(A)  $1,692
                                                            1,692 (A)
  Existing Credit
   Facility/Credit Facility..        22        --             350 (A)     372
  Mortgage debt..............       369        --             --          369
  Other......................        32        --             --           32
                                 ------      -----        -------      ------
                                  1,973        --             492       2,465
Deferred income taxes........       163        --             --          163
Other liabilities............       209         (3)(B)        --          206
                                 ------      -----        -------      ------
  Total liabilities..........     2,345         (3)           492       2,834
Equity.......................       997        --            (151)(A)     846
                                 ------      -----        -------      ------
                                 $3,342      $  (3)       $   341      $3,680
                                 ======      =====        =======      ======



             See Notes to Unaudited Pro Forma Financial Statements.

                     HMH PROPERTIES, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                            FIRST TWO QUARTERS 1998
                                 (IN MILLIONS)

                                         1998                     BOND
                          HISTORICAL ACQUISITIONS DISPOSITION  REFINANCING  PRO FORMA
                          ---------- ------------ -----------  -----------  ---------
REVENUES
  Hotels................     $331        $13 (C)     $ (1)(E)     $--         $343
  Net gain on property
   transaction..........       11        --           (10)(E)      --            1
  Equity in earnings of
   affiliates...........        4        --           --           --            4
                             ----        ---         ----         ----        ----
    Total revenues......      346         13          (11)         --          348
OPERATING COSTS AND EX-
 PENSES
  Hotels................      166          7 (C)       (1)(E)      --          172
                             ----        ---         ----         ----        ----
OPERATING PROFIT BEFORE
 MINORITY INTEREST,
 CORPORATE EXPENSES AND
 INTEREST...............      180          6          (10)(E)      --          176
Minority interest.......       (3)        (1)(C)      --           --           (4)
Corporate expenses......       (9)       --           --           --           (9)
Interest expense........      (85)        (1)(C)      --            (9)(G)     (95)
Interest income.........       12         (2)(C)      --           --           10
                             ----        ---         ----         ----        ----
INCOME BEFORE INCOME
 TAXES..................       95          2          (10)          (9)         78
Provision for income
 taxes..................      (38)        (1)(H)        4 (H)        4 (H)     (31)
                             ----        ---         ----         ----        ----
INCOME BEFORE EXTRAORDI-
 NARY ITEM..............     $ 57        $ 1         $ (6)        $ (5)       $ 47
                             ====        ===         ====         ====        ====



             See Notes to Unaudited Pro Forma Financial Statements.

                     HMH PROPERTIES, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                            FIRST TWO QUARTERS 1997
                                 (IN MILLIONS)

                                                                               DEBT
                                        1998         1997                    REPAYMENT
                         HISTORICAL ACQUISITIONS ACQUISITIONS DISPOSITION  & REFINANCING PRO FORMA
                         ---------- ------------ ------------ -----------  ------------- ---------
REVENUES
  Hotel.................    $228        $31 (C)      $58 (D)     $  (1)(E)     $--         $316
  Equity in earnings of
   affiliates...........       3        --           --            --           --            3
                            ----        ---          ---         -----         ----        ----
    Total revenue.......     231         31           58            (1)         --          319
OPERATING COSTS AND
 EXPENSES
  Hotels................     119         16 (C)       24 (D)        (1)(E)      --          158
                            ----        ---          ---         -----         ----        ----
OPERATING PROFIT BEFORE
 MINORITY INTEREST,
 CORPORATE EXPENSES AND
 INTEREST...............     112         15           34                        --          161
Minority interest.......     --          (1)(C)      --            --           --           (1)
Corporate expenses......      (6)       --           --            --           --           (6)
Interest expense........     (52)        (6)(C)       (5)(D)       --             5 (F)     (95)
                                                                                (37)(G)
Interest income.........      10         (4)(C)       (6)(D)       --           --          --
                            ----        ---          ---         -----         ----        ----
INCOME (LOSS) BEFORE
 INCOME TAXES...........      64          4           23           --           (32)         59
Benefit (provision) for
 income
 taxes..................     (26)        (1)(H)      (10)(H)       --            13 (H)     (24)
                            ----        ---          ---         -----         ----        ----
INCOME BEFORE
 EXTRAORDINARY ITEM.....    $ 38        $ 3          $13         $ --          $(19)       $ 35
                            ====        ===          ===         =====         ====        ====


             See Notes to Unaudited Pro Forma Financial Statements.

                     HMH PROPERTIES, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                       FISCAL YEAR ENDED JANUARY 2, 1998
                                 (IN MILLIONS)

                                                                               DEBT
                                        1998         1997         1998       REPAYMENT    PRO
                         HISTORICAL ACQUISITIONS ACQUISITIONS DISPOSITIONS & REFINANCING FORMA
                         ---------- ------------ ------------ ------------ ------------- -----
REVENUES
  Hotels................    $493        $57 (C)      $83 (D)      $(3)(E)      $--       $630
  Equity in earnings of
   affiliates...........       6        --           --           --            --          6
  Other.................       1        --           --           --            --          1
                            ----        ---          ---          ---          ----      ----
    Total revenue.......     500         57           83           (3)          --        637
OPERATING COSTS AND
 EXPENSES
  Hotels................     269         27 (C)       40 (D)       (1)(E)       --        335
                            ----        ---          ---          ---          ----      ----
OPERATING PROFIT BEFORE
 MINORITY INTEREST,
 CORPORATE EXPENSES AND
 INTEREST...............     231         30           43           (2)          --        302
Minority interest.......      (1)        (4)(C)      --           --            --         (5)
Corporate expenses......     (18)       --           --           --            --        (18)
Interest expense........    (135)       (12)(C)      (10)(D)      --              5 (F)  (205)
                                                                                (53)(G)
Interest income.........      28        (12)(C)       (9)(D)      --            --          7
                            ----        ---          ---          ---          ----      ----
INCOME (LOSS) BEFORE
 INCOME TAXES...........     105          2           24           (2)          (48)       81
Benefit (provision) for
 income taxes...........     (43)        (1)(H)      (10)(H)        1 (H)        19 (H)   (34)
                            ----        ---          ---          ---          ----      ----
INCOME (LOSS) BEFORE
 EXTRAORDINARY ITEM.....    $ 62        $ 1          $14          $(1)         $(29)     $ 47
                            ====        ===          ===          ===          ====      ====


             See Notes to Unaudited Pro Forma Financial Statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                          CONSOLIDATED FINANCIAL DATA

  A.Represents the adjustment to record the Bond Refinancing, assuming 100% acceptance of the Offers:

    --Record the repayment of the $1,550 million in Existing Senior Notes --Record the issuance of the $1,700 million in Senior Notes
    --Record the write-off of $55 million in deferred financing fees related to the Existing Senior Notes and the Existing Credit Facility
    --Record the deferred financing fees of $47 million related to Senior
      Notes and the Credit Facility
    --Record a draw of $350 million on the Credit Facility
    --Record the net cash activity of the above items as follows:

      Repayment of the Existing Senior Notes......................... $(1,550)
      Issuance of the Senior Notes, net of the discount of $8 mil-
       lion..........................................................   1,692
      Draw on the Credit Facility, net...............................     350
      Deferred financing fees related to the Senior Notes and Credit
       Facility......................................................     (47)
      Bond tender and consent fees and other expenses................    (178)
                                                                      -------
        Net cash adjustment.......................................... $   267
                                                                      =======

    --Record the federal and state tax benefit of $82 million related to the above activity
    --Record the estimated extraordinary loss of $151 million, net of taxes, related to the Bond Refinancing

  B.Represents the adjustment to record the 1998 purchase of the remaining minority interest in the Norfolk Waterside Marriott:

    --Record the property and equipment of $1 million
    --Record the use of cash of $4 million
    --Record the decrease in other liabilities of $3 million

  C.Represents the adjustment to record the revenue, operating costs, interest expense, net increase in minority interest expense and to reduce interest income for the 1998 acquisition of, or purchase of controlling interests in, five full-service properties and the acquisition of the remaining minority interest in one hotel.

  D.Represents the adjustment to record the revenue, operating costs, interest expense and to reduce interest income for the 1997 acquisition of, or purchase of controlling interests in, thirteen full-service hotel properties.

  E.Represents the adjustment to reduce revenues and operating expenses for the 1998 sale of the Napa Valley Marriott, including the adjustment to reduce revenues for the non-recurring $10 million gain on the sale, plus the related $4 million impact on income tax expense in 1998.

  F.Represents the adjustment to reduce interest expense related to the repayment of the San Francisco Marriott mortgage debt, excluding the extraordinary gain of $5 million, net of taxes.

  G.Represents the adjustment to record the net impact on interest expense and related amortization of deferred financing fees as a result of the Bond Refinancing. The adjustment excludes the estimated extraordinary loss of $151 million, net of taxes, related to the Bond Refinancing resulting from the write-off of deferred financing fees and the payment of bond tender and consent fees.

  H.Represents the income tax impact of pro forma adjustments at statutory rates.

               SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY

  The following table presents selected historical combined consolidated financial statement data derived from the Company's combined consolidated financial statements as of and for the five most recent fiscal years ended January 2, 1998. The Company's combined consolidated financial statements present the financial position, results of operations, and cash flows of the Company giving effect to the 1998 Merger for all periods presented. See Note 1 to the Company's combined consolidated financial statements. The combined consolidated balance sheet, income statement and other data for First Two Quarters 1998, First Two Quarters 1997 and fiscal year 1993 have been derived from unaudited consolidated financial statements of the Company, which in the opinion of management include all material adjustments necessary for those periods. The financial data for fiscal year 1993 includes the operating results of the hotels recorded by Host Marriott or its affiliates for the periods prior to the formation of the Company.

                         FIRST TWO QUARTERS                       FISCAL YEAR
                         --------------------  -----------------------------------------------------------
                           1998       1997      1997      1996(1)      1995          1994         1993
                         ---------  ---------  ---------  ---------   ---------  ------------- -----------
                             (UNAUDITED)                                         (UNAUDITED)   (UNAUDITED)
                                               (IN MILLIONS, EXCEPT FOR RATIO DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenues(2)............ $     346  $     231  $     500  $     359   $     288    $     262     $  468
 Operating profit before
  corporate expenses,
  minority interest and
  interest..............       180        112        231        161         131          121         85
 Income before
  extraordinary items
  and cumulative effect
  of accounting
  changes(3)............        57         38         62         27          21           24          1
 Net income (loss)......        57         43         67         27           4           24         (3)
BALANCE SHEET DATA:
 Total assets........... $   3,342  $   3,297  $   3,052  $   2,385   $   2,121    $   2,046     $2,016
 Total debt.............     1,973      2,288      1,825      1,312       1,314        1,015        888
OTHER DATA:
 EBITDA (unaudited)(4).. $     230  $     159  $     347  $     255   $     217    $     201     $  184
 Depreciation and amor-
  tization..............        60         44        100         75          71           73         81
 Cash provided by oper-
  ating activities......       140         84        200        132         118          117         71
 Cash used in investing
  activities............       (51)      (105)      (642)      (269)        (82)        (110)       (26)
 Cash provided by (used
  in) financing activi-
  ties..................       (59)       (34)       556        155          77           (1)       (52)
 Ratio of earnings to
  fixed charges (unau-
  dited)(5).............       2.1x       2.2x      1.7x       1.3x        1.3x         1.4x       1.1x

--------
(1)  Fiscal year 1996 includes 53 weeks.
(2) Prior to October 1993, revenues included room sales and food and beverage sales at hotel properties, as well as sales from senior living communities. Subsequent to October 1993, revenues include house profit from the Company's hotel properties, lease rentals from the Company's senior living communities (in 1994), net gains (losses) on real estate transactions and equity in earnings of an affiliate. House profit represents hotel sales, less property-level expenses, excluding depreciation, management fees, property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses. See Note 1 to the Company's combined consolidated financial statements.
(3) Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," was adopted in the first quarter of 1993. In the second quarter of 1993, the Company changed its accounting method for assets held for sale. The Company recorded a $24 million credit to reflect the adoption of SFAS No. 109 and a $28 million charge, net of taxes of $19 million, to reflect the change in its accounting method for assets held for sale. In the second quarter of 1995, the Company recorded an extraordinary loss on the extinguishment of debt of $14 million and $3 million, net of taxes, in connection with the redemption and defeasance of senior notes and the repayment of the Acquisitions Revolver (as defined herein). In the First Two Quarters 1997, the Company recognized an extraordinary gain of $5 million, net of taxes, in connection with the redemption and defeasance of the outstanding bonds secured by a first mortgage on the San Francisco Marriott.
(4) EBITDA consists of the sum of consolidated net income, interest expense, income taxes, depreciation and amortization and certain other noncash items (principally non-cash write-downs of lodging properties and equity in earnings of an affiliate, net of distributions received). The Company considers EBITDA to be an indicative measure of the Company's operating performance due to the significance of the Company's long-lived assets (and related depreciation thereof) and because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business and is used in the Company's indentures as part of the tests to determine the Company's ability to incur debt and make certain restricted payments. However, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by GAAP. Cash expenditures for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentations.
(5) The ratio of earnings to fixed charges is computed by dividing net income before taxes, interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that represents interest expense.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  The Company was formed on October 8, 1993, in connection with Host Marriott's pro rata distribution of Marriott International, to hold primarily Host Marriott's lodging properties not financed by mortgage debt. The following analysis and the related combined consolidated financial statements included herein are presented as if the Company were a separate subsidiary of Host Marriott, as well as giving effect to the 1997 Merger (as defined herein) and the contemplated 1998 Merger, for all periods presented. See Note 1 to the Combined Consolidated Financial Statements.

  Revenues include house profit from the Company's hotel properties, net gains (losses) on real estate transactions and equity in the earnings of an affiliate. House profit reflects the net revenues flowing to the Company as property owner and represents hotel sales less property-level expenses excluding depreciation, management fees, property taxes, ground and equipment rent, insurance and certain other costs which are classified as operating costs and expenses.

  The Company's hotel operating costs and expenses are, to a great extent, fixed. Therefore, the Company derives substantial operating leverage from increases in revenue. This operating leverage is somewhat diluted, however, by the impact of base management fees which are calculated as a percentage of sales, variable lease payments and incentive management fees tied to operating performance above certain established levels. In recent years, successful full-service hotel performance has resulted in certain of the Company's properties reaching levels which allowed the managers of its hotels to share in the growth of profits in the form of higher management fees. At these higher operating levels, the Company's and managers' interests are very closely aligned, which helps to drive further increases in profitability, but moderates the operating leverage associated with REVPAR increases.

  For the periods discussed herein, the Company's properties have experienced substantial increases in room revenues generated per available room (excluding food and beverage and other ancillary revenue) ("REVPAR"). REVPAR is a commonly used indicator of market performance for hotels which represents the combination of the average daily room rate charged and the average daily occupancy achieved. The REVPAR increase primarily represents strong percentage increases in room rates, while occupancies have generally increased slightly or remained flat for properties that were already operating under the Marriott brand and increased significantly for those properties converted to the Marriott brand. Increases in room rates have generally been achieved by the managers through shifting occupancies away from discounted group business to higher-rated group and transient business. This has been made possible by increased travel due to improved economic conditions and by the favorable supply/demand characteristics existing in the upscale and luxury full-service segments of the lodging industry. The Company expects this favorable relationship between supply growth and demand growth to continue in the upscale and luxury markets in which it operates, which management believes should result in improved REVPAR and operating profits at its hotel properties in the near term. However, there can be no assurance that REVPAR will continue to increase in the future.

FIRST TWO QUARTERS 1998 COMPARED TO FIRST TWO QUARTERS 1997

  Revenues. Revenues consist of house profit from the Company's hotel properties, net gains (losses) on real estate transactions and equity in earnings of an affiliate. First Two Quarters 1998 revenues totaled $346 million which represented a $115 million, or 50%, increase over the First Two Quarters 1997. Hotel revenues increased $103 million, or 45%, to $331 million for the First Two Quarters 1998 as the Company reported strong growth in REVPAR, the addition of 18 full-service hotel properties in 1997 and the First Two Quarters 1998, and the gain on the sale of the Napa Valley Marriott.

  Hotel sales (gross hotel sales, including room sales, food and beverage, and other ancillary sales such as telephone sales) increased $258 million, or 45%, to $837 million for the First Two Quarters 1998 reflecting the REVPAR increases for comparable units and the addition of 18 full-service properties in 1997 and 1998. Improved results were driven by strong increases in REVPAR of 6.9% to $107.10 for comparable units for the First Two Quarters 1998. On a comparable basis, average room rates increased nearly 8%, while average occupancy decreased one percentage point. Management believes REVPAR will continue to grow through steady increases in average room rates, combined with minor changes in occupancy rates. However, there can be no assurance that REVPAR will continue to increase in the future.

  Operating Costs and Expenses. Operating costs and expenses principally consist of depreciation and amortization, management fees, property taxes, ground, building and equipment rent, insurance, lease payments and certain other costs. Operating costs and expenses increased $47 million to $166 million for the First Two Quarters 1998 primarily due to the addition of 18 full-service properties during 1997 and the First Two Quarters 1998, and management fees and rentals tied to improved operating results as well as depreciation. As a percentage of hotel revenues, operating costs and expenses were 50% and 52% of revenues for First Two Quarters 1998 and First Two Quarters 1997, respectively, due to the significant increase in REVPAR discussed above as well as the increase in operating leverage as a result of a significant portion of the Company's operating cost and expenses being fixed.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased by $68 million to $180 million, or 52% of revenues, for the First Two Quarters 1998 from $112 million, or 48% of revenues, for the First Two Quarters 1997. Most of the Company's hotels recorded substantial improvements in operating results. Several hotels, including the New York World Trade Center Marriott, the JW Marriott Houston, the Ritz-Carlton Marina del Rey, the New York Marriott Financial Center and the Toronto Delta Meadowvale posted significant improvements in operating profit for the First Two Quarters 1998. Certain properties in Florida experienced temporary declines in operating results due to exceptionally poor weather in 1998.

  Corporate Expenses. Corporate expenses for the First Two Quarters 1998 increased $3 million to $9 million due to an increase in corporate expenses allocated to the Company by Host Marriott based on the increase in the Company's assets.

  Interest Expense. Interest expense increased $33 million to $85 million for the First Two Quarters 1998 due primarily to the issuance of $600 million of senior notes in July 1997.

  Income Before Extraordinary Item. Income before extraordinary item for the First Two Quarters 1998 was $57 million, or 16% of revenues, compared to $38 million, or 16% of revenues, for the First Two Quarters 1997.

  Extraordinary Gain. In March 1997, the Company purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott. The Company purchased the bonds for $219 million, which was an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, the Company recognized an extraordinary gain of $5 million, which represented the $11 million discount less the write-off of unamortized deferred financing fees, net of taxes.

  Net Income. The Company's net income for the First Two Quarters 1998 increased $14 million to $57 million compared to net income of $43 million for the First Two Quarters 1997. The increase in net income is primarily due to the increase in operating profit partially offset by the increase in interest expense and the 1997 extraordinary gain discussed above.

1997 COMPARED TO 1996

  Revenues. Revenues increased $141 million, or 39%, to $500 million in 1997. The Company's revenue and operating profit were impacted by several items, including:

  . the addition of 27 full-service hotel properties during 1997 and 1996; . improved lodging results for comparable properties;

  . the 1996 sale and leaseback of 18 of the Company's Residence Inns; . the 1996 sale of 16 of the Company's Courtyard properties; and . the 1996 results including 53 weeks versus 52 weeks in 1997.

  Hotel revenues increased $140 million, or 40%, to $493 million in 1997. The increase in hotel revenue for 1997 reflects the addition of 27 full-service hotel properties in 1996 and 1997 and overall improved lodging results, partially offset by the sale of the Courtyard properties in 1996.

  Overall 1997 revenue and operating profit for nearly all of the Company's full-service hotels were improved or comparable to 1996 results. Improved results were driven by strong increases in REVPAR of nearly 13.1% for comparable properties. On a comparable basis, average room rates increased approximately 11%, while average occupancy increased one and one half percentage points.

  Operating Costs and Expenses. Operating costs and expenses for 1997 increased $71 million to $269 million, primarily reflecting the addition of 27 full-service properties in 1997 and 1996, as well as a full year of lease payments for the Company's Residence Inns. As a percentage of hotel revenues, hotel operating costs and expenses were 55% and 56% of hotel revenues in 1997 and 1996, respectively, which reflects the operating leverage for the Company's full-service properties, partially offset by the impact of a full year of Residence Inn lease payments.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $70 million to $231 million, or 46% of revenues, from $161 million, or 45% of revenues, in 1996. In nearly all markets, the Company's hotels recorded improvements in comparable operating results. In particular, the Company's hotels in the Mid-Atlantic and Pacific coast regions benefited from the upscale full-service room supply and demand imbalance. Hotels in Denver and the New York World Trade Center performed well, along with properties in San Francisco/Silicon Valley and Southern California. In 1997, the Company's suburban Atlanta properties (three properties totaling 1,022 rooms) generally reported decreased results due to higher activity in 1996 related to the Summer Olympics and the impact of the additional supply added to the suburban areas. However, the Company's downtown Atlanta hotel performed well and was only marginally impacted by the additional supply.

  Corporate Expenses. Corporate expenses remained unchanged at $18 million in 1997. As a percentage of revenues, corporate expenses decreased to 3.6% of revenues in 1997 from 5.0% of revenues in 1996.

  Interest Expense. Interest expense increased $10 million to $135 million primarily due to $600 million in new senior notes issued in July 1997, partially offset by the Company's purchase of 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott.

  Income Before Extraordinary Item. Income before extraordinary item for 1997 was $62 million, or 12% of revenues, compared to $27 million, or 8% of revenues, for 1996.

  Extraordinary Item. In March 1997, the Company purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott Hotel. The Company purchased the bonds for $219 million, which was an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, the Company recognized an extraordinary gain of $5 million, which represented the $11 million discount less the write-off of unamortized deferred financing fees, net of taxes.

  Net Income. Net income increased $40 million to $67 million for 1997 compared to $27 million for 1996.

1996 COMPARED TO 1995

  Revenues. Revenues increased $71 million, or 25%, to $359 million for 1996. The Company's revenue and operating profit were impacted by several items, including:

  . the addition of 20 full-service hotel properties during 1995 and 1996; . improved lodging results for comparable properties;

  .  the 1996 sale and leaseback of 18 of the Company's Residence Inns;
  .  the 1995 and 1996 sale of 53 of the Company's Courtyard properties;
  .  the 1996 results including 53 weeks versus 52 weeks in 1995;
  . the $10 million pre-tax charge in 1995 to write down the carrying value of certain Courtyard and Residence Inn properties held for sale to their net realizable value; and
  .  the 1995 sale of the Company's four remaining Fairfield Inns.

  Hotel revenues increased $59 million, or 20%, to $353 million in 1996 as the Company's full-service hotels and Residence Inn properties reported growth in REVPAR. Hotel sales increased $175 million, or 22%, to $980 million reflecting the REVPAR increases for comparable units and the addition of full-service properties, partially offset by the sale of the Courtyard properties.

  Overall 1996 revenue and operating profit for nearly all of the Company's full-service hotels were improved or comparable to 1995 results. Improved results were driven by strong increases in REVPAR of 10.4% for comparable properties. On a comparable basis, average room rates increased 6.5%, while average occupancy increased nearly three percentage points.

  The net loss on property transactions for 1995 includes the pretax charge of $10 million to write down the carrying value of five individual Courtyard and Residence Inn properties held for sale to their net realizable value.

  Operating Costs and Expenses. Operating costs and expenses for 1996 increased $41 million to $198 million, primarily reflecting the addition of 20 full-service properties during 1995 and 1996, increased management fees and rentals tied to improved operating results and properties sold and leased back, partially offset by the sale of certain limited-service properties. Hotel operating costs and expenses represented 56% of hotel revenues in 1996 and 53% of hotel revenues in 1995, reflecting the shifting emphasis to full-service hotels and the impact of the lease payments of the Residence Inn properties.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased $30 million to $161 million, or 45% of revenues, from $131 million, or 45% of revenues, in 1995. Hotel operating profit increased $18 million to $155 million, or 44% of hotel revenues, from $137 million, or 47% of hotel revenues, in 1995. Nearly all of the Company's hotels recorded substantial improvements in operating results. Several hotels, including the San Francisco Marriott, the San Francisco Airport Marriott, the San Francisco Marriott Fisherman's Wharf, Westfields Conference Resort, Houston Airport Marriott and the Miami Airport Marriott, posted particularly significant improvements in operating profit for the year. Portions of the Miami Airport Marriott were converted to limited-service rooms in order to increase the overall occupancy and operating results of the property. Three properties, which were renovated and converted to the Marriott brand in 1995, the Denver Marriott Tech Center, Marriott's Mountain Resort at Vail and the Williamsburg Marriott, have also shown significant improvement over the prior year. The Company's Atlanta properties (1,469 rooms) also posted outstanding results due, in part, to the 1996 Summer Olympics.

  Corporate Expenses. Corporate expenses increased $1 million to $18 million, primarily due to higher average assets for the Company during the year, which resulted in an increase in the allocation of corporate expenses to the Company. As a percentage of revenues, corporate expenses were 5.0% of revenues for 1996 and 5.9% of revenues for 1995.

  Interest Expense. Interest expense increased $25 million to $125 million primarily due to the increase in the overall level of debt, as well as a higher average interest rate as a result of the Acquisitions Offering (as defined herein), a full year of expense related to debt incurred in conjunction with the acquisition of certain hotel properties in 1995 and the impact of the Properties Offering (as defined herein).

  Income Before Extraordinary Item. Income before extraordinary item was $27 million which represented a $6 million increase from $21 million in 1995. The increase is due to the change in operating profit and interest expense discussed above, including the $10 million charge in 1995 to write down the carrying value of certain limited service properties held for sale to their net realizable value.

  Extraordinary Item. In connection with the redemption and defeasance of debt in the second quarter of 1995 and the repayment of the Acquisitions Revolver (as defined herein) in December 1995, the Company recognized an extraordinary loss of $17 million, after taxes, primarily representing premiums paid on the extinguishment of debt and the write-off of deferred financing fees.

  Net Income. Net income was $27 million for 1996, compared to net income of $4 million for 1995. The increase is primarily due to the increase in operating profit discussed above and the $17 million extraordinary loss on the extinguishment of debt in 1995, partially offset by the increase in interest expense discussed above.

LIQUIDITY AND CAPITAL RESOURCES

  The Company funds its capital requirements with a combination of operating cash flow, debt financing and proceeds from sales of selected properties. The Company utilizes these sources of capital to acquire new properties, fund capital additions and improvements and make principal payments on debt. The Company believes that the financial resources generated from ongoing operations will be sufficient to enable it to meet its capital expenditure and debt service needs for the foreseeable future. However, certain events such as significant acquisitions would require additional financing, such as the Credit Facility.

  Capital Transactions. In May 1995, the Company issued an aggregate of $600 million of 9 1/2% senior secured notes (the "9 1/2% Senior Notes") (the "Properties Offering"). The 9 1/2% Senior Notes were issued at par and have a final maturity of May 2005. The net proceeds were used to defease, and subsequently redeem, all of the senior notes (the "Hospitality Notes") issued by Host Marriott Hospitality, Inc. and to repay borrowings under the line of credit with Marriott International. In connection with the redemptions and defeasance, the Company recognized an extraordinary loss in 1995 of $14 million, net of taxes.

  In December 1995, HMC Acquisition Properties, Inc. ("Acquisitions") issued $350 million of 9% senior notes (the "9% Senior Notes" or the "Acquisition Notes"), collectively, the "Acquisitions Offering." The Acquisition Notes were issued at par and have a final maturity of December 2007. A portion of the net proceeds were utilized to repay in full the outstanding borrowings under the $230 million revolving line of credit (the "Acquisitions Revolver"), which was then terminated. In connection with the termination of the Acquisition Revolver, the Company recognized an extraordinary loss in 1995 of $3 million, net of taxes.

  On July 10, 1997, the Company completed the consent solicitations (the "1997 Consent Solicitations") with holders of the 9 1/2% Notes and the 9% Notes to amend certain provisions of their senior notes indentures. The 1997 Consent Solicitations facilitated the merger of Acquisitions with and into HMH Properties (the "1997 Merger"). The amendments to the indentures also increased the ability of the Company to acquire, through certain subsidiaries, additional properties subject to non-recourse indebtedness and controlling interests in corporations, partnerships and other entities holding attractive properties and increased the threshold for distributions to affiliates to the excess of the Company's earnings before interest expense, income taxes, depreciation and amortization and other non-cash items subsequent to the 1997 Consent Solicitations over 220% of the Company's interest expense.

  Concurrent with the 1997 Consent Solicitations and 1997 Merger, the Company issued $600 million of 8 7/8% senior notes (the "8 7/8% Senior Notes") at par maturing in July 2007 (the "1997 Offering"). The Company received net proceeds from the 1997 Offering of approximately $570 million, net of the costs of the 1997 Consent Solicitation and the 1997 Offering, which has been primarily used to fund acquisitions of, or the purchase of controlling interests in, full-service hotels and other lodging-related properties, as well as for general corporate purposes.

  The 9 1/2% Senior Notes, the 9% Senior Notes and the 8 7/8% Senior Notes (collectively, the "Existing Senior Notes") are guaranteed on a joint and several basis by certain of the Company's subsidiaries and rank pari passu in right of payment with all other existing and future senior indebtedness of the Company. The Company is required to make semi-annual cash interest payments on the Existing Senior Notes at their stated interest rate. The Company is not required to make principal payments until maturity except in the event of (i) certain changes in control or (ii) certain asset sales in which the proceeds are not reinvested in other hotel properties within a specified period of time. Investment in subsidiaries of the Company which did not guarantee the Existing Senior Notes are currently limited to 20% of the sum of parent and guarantor subsidiaries' assets plus the investment in non-guarantor subsidiaries.

  The Company paid dividends of approximately $20 million, $32 million, $54 million, $28 million and $36 million in the First Two Quarters 1998, First Two Quarters 1997, and fiscal years 1997, 1996 and 1995, respectively. Prior to the Properties Offering, all of the Company's net cash flow was transferred to Hospitality, and therefore, the Company maintained no cash balances. Subsequent to the Properties Offering, the Company established and maintains separate cash balances.

  In June 1997, HMC Capital Resources Corporation ("Capital Resources"), an indirect subsidiary of Host Marriott, entered into a revolving line of credit agreement ("Existing Credit Facility") with a group of commercial banks under which it may borrow up to $500 million for certain permitted uses. On June 19, 2000, any then outstanding borrowings on the Existing Credit Facility convert to a term loan arrangement with all unpaid advances due June 19, 2004. Borrowings under the Existing Credit Facility bear interest at either the Eurodollar rate plus 1.7%, or the Base Rate (as defined in the agreement) plus 0.7%, at the option of the Company. An annual fee of 0.35% is charged on the unused portion of the commitment. The Existing Credit Facility was originally secured by six hotel properties, with a carrying value of approximately $500 million at January 2, 1998, which were contributed to Capital Resources. The Existing Credit Facility is guaranteed by Host Marriott. As a result of this transaction, Host Marriott terminated its line of credit with Marriott International. During the fourth quarter of 1997, the Company borrowed approximately $22 million under the Existing Credit Facility for the acquisition of the Ontario Airport Marriott.

  On April 16, 1998, the Board of Directors of Host Marriott approved a plan to reorganize Host Marriott's current business operations by spin-off of Host Marriott's senior living business ("Senior Living") and contribution of Host Marriott's hotels and certain other assets and liabilities, including the Company, to the Operating Partnership. See "The REIT Conversion." Host Marriott's contribution of its hotels and certain assets and liabilities to the Operating Partnership (the "Contribution") in exchange for units of limited partnership interests in the Operating Partnership will be accounted for at Host Marriott's historical basis. However, consummation of the REIT Conversion is subject to significant contingencies that are outside the control of Host Marriott, including final board approval, consents of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the REIT Conversion will be completed.

  On June 26, 1998, the Company commenced the Offers and the Consent Solicitations with respect to the Existing Senior Notes. See "The Offers to Purchase and Consent Solicitations." The Company expects to obtain the proceeds necessary to consummate the Offers and Consent Solicitations from the net proceeds to the Company from the Offering, borrowings under the Credit Facility and cash available to the Company. See "Use of Proceeds." Prior to the consummation of the REIT Conversion, the assets and liabilities of the Company will be contributed to the Operating Partnership.

  Capital Acquisitions, Additions and Improvements. The Company continues to focus on maximizing the profitability of its existing full-service portfolio and acquiring additional high-quality, full-service hotel properties as conditions, principally the availability of capital, permit. The Company believes that the upscale and luxury full-service segments of the market offer opportunities to acquire assets at attractive multiples of cash flow and at discounts to replacement value, including under-performing hotels which can be improved by conversion to the Marriott or Ritz-Carlton brands. In 1998, the Company acquired a controlling interest in the 1,671-room Atlanta Marriott Marquis for $239 million, including the assumption of $164 million of mortgage debt, and acquired the 289-room Park Ridge Marriott in New Jersey for $24 million. Additionally, the Company acquired a controlling interest in the partnership that owns the 359-room Albany Marriott, the 350-room San Diego Marriott Mission Valley and the 320-room Minneapolis Marriott Southwest.

  In 1997, the Company purchased, or acquired controlling interests in, the 306-room Ritz-Carlton, Marina del Rey for $57 million, the 404-room Norfolk Waterside Marriott for $33 million, the 299-room Ontario Airport Marriott for $22 million, the 884-room Marriott Desert Spring Resort for $184 million, including $123 million in assumed debt, the 380-room Manhattan Beach Radisson Plaza Hotel, which was converted to the Marriott brand, for $29 million and the 300-room Coronado Island Marriott Resort (formerly the Le Meridien Hotel) for $54 million. In addition, the Company completed the acquisition of the 504-room New York Marriott Financial Center, after acquiring the mortgage on the hotel for $101 million in late 1996. The Company also acquired a controlling interest in Chesapeake Hotels Limited Partnership ("CHLP"), the owner of six full-service properties (2,994 rooms), along with $105 million in CHLP receivables from Host Marriott for approximately $135 million. The Company already owned the non-recourse second mortgages on the CHLP properties. The acquisition of a controlling interest in CHLP includes the difference between the cash transferred and Host Marriott's carried-over cost basis of the properties, net of the related tax effect, which has been charged to additional paid-in capital.

  During 1996, the Company purchased, or acquired controlling interests in, 13 full-service properties totaling 4,136 rooms for approximately $386 million. The acquisition of the Salt Lake City Marriott in 1996 for $67 million included the purchase of a 20% general partnership interest from Host Marriott. The difference between the cash transferred to Host Marriott and the carried-over cost basis of the 20% interest, net of the related tax effect, has been charged to additional paid-in capital. The Company also completed construction and opened the Pentagon City Residence Inn in April 1996. In addition, during the first quarter of 1996, the Company acquired, for $20 million, a minority interest in a joint venture controlled by Host Marriott that owns two hotels in Mexico City, Mexico. The Company subsequently sold its interest to Host Marriott for $20 million in the third quarter of 1996.

  During 1995, the Company acquired seven full-service properties totaling 3,133 rooms for approximately $329 million (including $94 million of first mortgage financing on two of the hotels).

  The Company's capital expenditures in 1997, 1996 and 1995 (excluding the acquisition of properties and including conversion costs) totaled $82 million, $89 million and $78 million, respectively. The Company incurs capital expenditures for upgrading acquired hotels to the Company's and the managers' standards as well as a result of certain improvement projects for non-conversion hotels. The Company incurred approximately $6 million, $24 million and $14 million in conversion costs for the converted hotels in 1997, 1996 and 1995, respectively.

  Asset Dispositions. The Company historically has sold, and may from time to time in the future consider selling, certain of its real estate properties at attractive prices when the proceeds could be redeployed into investments with more favorable returns. During the second quarter of 1998, the Company sold the 191-room Napa Valley Marriott for approximately $21 million and recorded a pre-tax gain of approximately $10 million. The Company sold the 255-room Sheraton Elk Grove Suites for proceeds of approximately $16 million in September 1997. During the first and second quarters of 1996, the Company completed a sale and leaseback with the Purchaser REIT for its 16 remaining Courtyard properties and 18 of its Residence Inn properties for $349 million (10% of which was deferred). During the second quarter of 1996, Host Marriott purchased the Company's rights to the deferred proceeds and obligations under the lease for the 16 Courtyard properties for $13 million. The Company retained its rights to the deferred proceeds and obligations under the lease for the 18 Residence Inns.

  During 1995, the Company sold, to and leased back from, the Purchaser REIT 37 of its Courtyard properties for a total of $330 million (10% of which was deferred). The Company transferred its rights to receive the deferred proceeds and obligations to perform under the leases to a subsidiary of Hospitality during 1995. The Company sold the Springfield Radisson Hotel (which was acquired in December 1994 as part of a portfolio of seven hotels) in December 1995 for net cash proceeds of $3 million, which approximated its carrying value. Also, during 1995, the Company sold its remaining four Fairfield Inns for net cash proceeds of approximately $6 million.

  Cash Flows. The Company's cash flow provided by operations in 1997, 1996 and 1995 totaled $200 million, $132 million and $118 million, respectively. Cash from operations for the First Two Quarters 1998 and First Two Quarters 1997 totaled $140 million and $84 million, respectively. Cash from operations increased principally due to improved lodging results and the significant acquisitions of hotels.

  The Company's cash used in investing activities in 1997, 1996 and 1995 totaled $642 million, $269 million and $82 million, respectively. Cash used in investing activities totaled $51 million for the First Two Quarters 1998 and $105 million for the First Two Quarters 1997. The Company's cash used in investing activities consists primarily of acquisitions of hotel properties, capital expenditures for conversions, improvements and renewals and replacements and purchases of short-term marketable securities, partially offset by the net proceeds of sales of certain assets previously discussed and the sales of short-term marketable securities.

  The Company's cash provided by financing activities in 1997, 1996 and 1995 was $556 million, $155 million and $77 million, respectively. Cash provided by financing activities totaled $59 million for the First Two Quarters 1998 and $34 million for the First Two Quarters 1997. The Company's cash from financing activities consists primarily of the issuance and repayment of debt as a result of the Offering, the Properties Offering, the Acquisitions Offering and the Acquisitions Revolver, dividends and contributed capital. In fiscal year 1995, the Company made draws on the Acquisitions Revolver of $59 million to fund the acquisition of full-service properties and made repayments of $226 million. The Acquisitions Revolver was extinguished in 1995. In 1995, the Company transferred $151 million of cash to Hospitality, including $100 million from asset sales proceeds used by Hospitality for redemption of the Hospitality Notes. As the net proceeds from the Properties Offering were used to repay the Hospitality Notes and a portion of the outstanding balance on Host Marriott's former $630 million revolving line of credit with Marriott International (the "MI Line of Credit"), the Company's historical financial statements present the pushed down portion of the Hospitality Notes and MI Line of Credit so repaid. Pursuant to the Hospitality Notes indenture, the Hospitality Notes were required to be repaid to the extent of 50% to 75% of the net proceeds from certain asset sales and 100% of net financing proceeds.

  The net proceeds from the Properties Offering, along with the net proceeds from a $400 million concurrent offering by Host Marriott Travel Plazas, Inc. ("HMTP"), were used to defease all of the remaining Hospitality Notes not redeemed with the asset sales proceeds discussed above and to repay indebtedness under the MI Line of Credit. In connection with the redemptions and defeasance of the Hospitality Notes, the Company recognized an extraordinary loss in the second quarter of 1995 of $14 million, net of taxes of $8 million, primarily representing premiums of $11 million paid on the redemptions and the write-off of deferred financing fees and discounts on the debt.

EBITDA

  The Company believes that consolidated earnings before interest expense, taxes, depreciation, amortization and other non-cash items (principally non-cash writedowns of lodging properties and equity in earnings of an affiliate, net of distribution received) ("EBITDA") is a meaningful measure of its operating performance due to the significance of the Company's long-lived assets (and the related depreciation thereon). EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business and is used in its senior notes indentures and the Credit Facility as part of the tests determining the Company's ability to incur debt and to make certain restricted payments. EBITDA information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles.

  EBITDA increased $71 million, or 45%, to $230 million in the First Two Quarters 1998, from $159 million in the First Two Quarters 1997. EBITDA increased $92 million, or 36%, to $347 million in 1997 from $255 million in 1996. Hotel EBITDA increased $91 million to $325 million for 1997. The EBITDA increases reflect comparable full-service hotel EBITDA growth, as well as incremental EBITDA from acquisitions, partially offset by the sale of limited service properties in 1996. Full-service hotel EBITDA from comparable hotel properties increased 7.7% on a REVPAR increase of 6.9% for the First Two Quarters 1998 and 17.0% on a REVPAR increase of 13.1% for 1997.

  The following is a reconciliation of EBITDA to income before extraordinary item (in millions):

                                            FIRST TWO QUARTERS    FISCAL YEAR
                                            --------------------  ------------
                                              1998       1997     1997   1996
                                            ---------  ---------  -----  -----
   EBITDA.................................  $230       $     159  $ 347  $ 255
   Interest expense.......................        (85)       (52)  (135)  (125)
   Depreciation and amortization..........        (60)       (44)  (100)   (75)
   Income taxes applicable to operations..        (38)       (26)   (43)   (19)
   Gain (loss) on dispositions of assets
    and other non-cash charges, net.......         10          1     (7)    (9)
                                            ---------  ---------  -----  -----
    Income before extraordinary item......  $      57  $      38  $  62  $  27
                                            =========  =========  =====  =====

  The ratio of EBITDA to cash interest expense (defined as GAAP interest expense less amortization of deferred financing costs) was 2.8 to 1.0, 3.2 to 1.0, 2.7 to 1.0, 2.1 to 1.0 and 2.2 to 1.0 for the First Two Quarters 1998, First Two Quarters 1997, and fiscal years 1997, 1996 and 1995, respectively. The ratio of earnings to fixed charges was 2.1 to 1.0, 2.2 to 1.0, 1.7 to 1.0,
1.3 to 1.0 and 1.3 to 1.0 for the First Two Quarters 1998 and First Two Quarters 1997, and fiscal years 1997, 1996 and 1995, respectively.

INFLATION

  The Company's lodging properties are impacted by inflation through its effect on increasing costs and on the managers' ability to increase room rates. Unlike other real estate operations, hotels have the ability to change room rates on a daily basis, so the impact of higher inflation generally can be passed on to customers.

NEW ACCOUNTING STANDARDS

  The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 131 "Disclosures About Segments of an Enterprise and Related Information", and SFAS No. 129 "Disclosure of Information About Capital Structure" in 1997 and SFAS No. 130 "Reporting Comprehensive Income" in 1998. The adoption of these statements did not have a material effect on the Company's consolidated financial statements.

                            BUSINESS AND PROPERTIES

GENERAL

  The Company, a wholly owned subsidiary of Hospitality, and an indirect wholly owned subsidiary of Host Marriott, owns, or holds controlling interests in, the majority of Host Marriott's lodging properties. The assets of the Company principally consist of 69 full-service hotel properties as of the date hereof. These properties are generally operated under the Marriott and Ritz-Carlton brands and managed by Marriott International, Inc. ("Marriott International"). The Marriott and Ritz-Carlton brands are among the most respected and widely recognized in the lodging industry. Based on industry data, the Company believes that its hotels consistently outperform the industry average occupancy rate by a significant margin and averaged 77.8% occupancy for 1997 compared to a 71.0% average occupancy for competing full-service hotels in the upscale full-service segment of the lodging industry (the segment which management believes is most representative of the Company's full-service hotels).

  The upscale and luxury full-service segments of the lodging industry are benefiting from a favorable supply and demand relationship in the United States, especially in the principal sub-markets in which the Company operates. Management believes that demand increases have resulted primarily from a strong domestic economic environment and a corresponding increase in business travel. In spite of increased demand for rooms, the room supply growth rate in the full-service segment has not increased in kind. Management believes that this slower increase in the supply growth rate in the full-service segment is attributable to many factors, including the limited availability of attractive building sites for full-service hotels, the lack of available financing for new full-service hotel construction and the availability of existing full-service properties for sale at a discount to their replacement cost. The relatively high occupancy rates of the Company's hotels, along with the increased demand for full-service hotel rooms, have allowed the managers of the Company's hotels to increase average daily room rates primarily by replacing certain discounted group business with higher-rated group and transient business and by selectively raising room rates. As a result, on a comparable basis, room revenues per available room ("REVPAR") for the Company's full-service hotels increased approximately 13.1% for 1997 over the prior year. Furthermore, because the Company's lodging property operations have a high fixed-cost component, increases in REVPAR generally yield greater percentage increases in EBITDA. Accordingly, the approximately 13.1% increase in the Company's REVPAR for 1997 over the prior year resulted in an approximately 17.0% increase in comparable full-service EBITDA. The Company expects this supply/demand imbalance in the upscale and luxury full-service segments to continue in a number of sub-markets in which the Company's hotels are located, which should result in improved REVPAR and EBITDA at its hotel properties in the near term; however, there can be no assurance that such supply/demand imbalance will continue or that REVPAR and EBITDA will continue to improve.

BUSINESS STRATEGY

  The Company's business strategy is to continue to focus on maximizing the profitability of its existing full-service portfolio and acquiring additional high-quality, full-service hotel properties, including interests in joint ventures, partnerships or other entities holding such properties. Although competition for acquisitions has increased, the Company believes that the upscale and luxury full-service segments of the market continue to offer opportunities to acquire assets at attractive multiples of cash flow and at discounts to replacement value, including under-performing hotels which management believes can be improved by conversion to the Marriott or Ritz-Carlton brands. In addition, consistent with Host Marriott's acquisition of the 12 hotels and a mortgage loan secured by a thirteenth hotel controlled by the Blackstone Entities in the Blackstone Acquisition, the Company intends to undertake a multi-brand strategy by establishing relationships with other high-quality, well recognized brands such as Four Seasons, Hyatt and Swissotel. See "The REIT Conversion--Acquisitions by the Operating Partnership." This multi-brand strategy will allow the Company to diversify its existing hotel portfolio (as many markets already have a strong representation of Marriott-brand hotels) and increase the Company's pool of potential acquisitions. The Company will focus on upscale and luxury full-service hotels in difficult-to-duplicate locations with high barriers to entry, such as hotels located in downtown, airport and resort/convention locations, which are operated by quality managers. The Company believes that the upscale and luxury full-service segments are promising because:

  . The Company believes that there is a limited supply of new upscale and luxury full-service hotel rooms currently under construction in the sub-markets in which the Company operates. According to Smith Travel Research, from 1988 to 1991, upscale full-service room supply for the Company's competitive set increased an average of approximately 4% annually, which resulted in an oversupply of rooms in the industry. However, this growth slowed to an average of approximately 1% from 1991 to 1997. Furthermore, the lead time from conception to completion of a full-service hotel is generally three to five years or more in the types of markets in which the Company is principally pursuing acquisitions. Management believes that this long lead time will contribute to the continued low growth of room supply relative to the growth of room demand in the upscale and luxury full-service segments through the year 2000.

  . The Company believes that many desirable hotel properties are currently held by inadvertent owners such as banks, insurance companies and other financial institutions, both domestic and international, which are motivated and willing sellers. In recent years, the Company has acquired a number of properties from inadvertent owners at significant discounts to replacement cost, including luxury hotels operating under the Ritz-Carlton brand. While, in the Company's experience to date, these sellers have been primarily U.S. financial institutions, the Company believes that numerous international financial institutions are also inadvertent owners of lodging properties in the U.S. and have only recently begun to dispose of such properties. The Company expects that there will be increased opportunities to acquire lodging properties from international financial institutions and expects to dedicate significant resources to pursuing these opportunities.

  . The Company believes there are numerous opportunities to improve the performance of acquired hotels by replacing the existing hotel manager with Marriott International and converting the hotel to the Marriott brand. Based on data provided by Smith Travel Research, the Company believes that Marriott-flagged properties have consistently outperformed the industry. Demonstrating the strength of the Marriott brand name, the average occupancy rate for the Company's comparable full-service properties was 78.6% for 1997, compared to an average occupancy rate of 71.0% for competing upscale full-service hotels. In addition, the Company's comparable properties had a 17% REVPAR premium over its competitive set in 1997. Accordingly, management anticipates that additional non-Marriott branded full-service hotels acquired by the Company in the future and converted to the Marriott brand should achieve higher occupancy rates and average room rates than has previously been the case for those hotels as the hotels begin to benefit from Marriott's brand name recognition, reservation system and group sales organization. Twelve of the 56 full-service hotels acquired by the Company since 1994 were converted to the Marriott brand following their acquisition.

  The Company believes it is well-qualified to pursue its acquisition strategy. Management has extensive experience in acquiring and financing lodging properties and believes its industry knowledge, relationships and access to market information provide a competitive advantage with respect to identifying, evaluating and acquiring hotel assets. The Company intends to expand its full-service hotel portfolio as cash flow becomes available from operations or through additional financings as permitted under the terms and restrictions of the Company's indebtedness. In carrying out this strategy, the Company evaluates each opportunity on an individual basis and may from time to time elect to acquire controlling interests in a hotel joint venture, rather than pursue the outright acquisition of a property, when it believes its return on investment will be maximized by so doing. The Company may make acquisitions directly or through its subsidiaries depending on a variety of factors, including the existence of debt, the form of investment, the restrictions and requirements of its debt documents and the availability of funds.

  In 1998, the Company acquired controlling interests in (i) the partnership that owns the 1,671-room Atlanta Marriott Marquis for $239 million, including the assumption of $164 million of mortgage debt and (ii) the partnership that owns the 359-room Albany Marriott, the 350-room San Diego Marriott Mission Valley and the 320-room Minneapolis Marriott Southwest for $50 million in aggregate. In addition, the Company acquired the 289-room Park Ridge Marriott for $24 million.

  The Company acquired, or purchased controlling interests in, 12 full-service properties in 1997, including acquiring the 306-room Ritz-Carlton, Marina del Rey for $57 million and the 300-room Coronado Island Marriott Resort (formerly the Le Meridien hotel), which was converted to the Marriott brand, for $54 million and the acquisition of controlling interests in the 404-room Norfolk Marriott Waterside for $33 million, the 884-room Desert Springs Marriott Resort for $184 million, the 380-room Manhattan Beach Marriott Hotel (formerly the Manhattan Beach Radisson Plaza Hotel), which was converted to the Marriott brand, for $29 million and the 299-room Ontario Airport Marriott for $22 million. The Company acquired a controlling interest in six additional full-service properties (2,994 rooms) in CHLP which owns six additional full-service properties (2,994 rooms), along with $105 million CHLP receivables, from Host Marriott for approximately $135 million. The Company already owned the non-recourse second mortgages on the CHLP properties. The Company also completed the acquisition of the 504-room New York Marriott Financial Center following the acquisition of the mortgage on the hotel for $101 million in late 1996.

  In 1996, the Company acquired, or purchased controlling interests in, nine full-service properties with 3,124 rooms for approximately $292 million, including the acquisition, through foreclosure, of a controlling interest in the 250-room Newport Beach Marriott Suites and the acquisition of a controlling interest in a venture that owns the 400-room Pittsburgh Marriott City Center. In addition, the Company acquired a controlling interest in the Marriott Suites Limited Partnership which owns four hotels (the 251-room Marriott Suites Scottsdale, the 254-room Marriott Suites Atlanta Midtown, the 254-room Marriott Suites Downers Grove and the 253-room Marriott Suites Costa
Mesa). The Company acquired seven full-service properties (3,133 rooms) for approximately $329 million in 1995.

  Consistent with its strategy of focusing on the full-service segment of the lodging industry, the Company has opportunistically sold certain of its properties. During 1995, the Company sold to and leased back from the Purchaser REIT 37 of its Courtyard properties. The Company transferred its rights to receive the deferred proceeds and obligations to perform under the lease to a subsidiary of Host Marriott in 1995. Also, in 1995, the Company sold its remaining four Fairfield Inns for approximately $6 million in cash. In 1996, the Company entered into an agreement with the Purchaser REIT and sold and leased back 16 Courtyard properties and 18 Residence Inns for approximately $349 million (10% of which was deferred). Host Marriott purchased the Company's rights to the deferred proceeds and obligations under the lease for the 16 Courtyard properties at their fair market value. With the completion of these transactions, 100% of the Company's owned properties are in the full-service segment. The Company has reinvested all of the proceeds in the acquisition of full-service hotel properties. In May 1998, the Company sold the 192-room Napa Valley Marriott for approximately $21 million and recorded a pre-tax gain of approximately $10 million. In September 1997, the Company sold the Sheraton Elk Grove Suites for $16 million (which approximated its carrying value).

HOTEL LODGING INDUSTRY

  The upscale and luxury full-service segments of the lodging industry continue to benefit from a favorable cyclical imbalance in the supply/demand relationship where room demand growth has exceeded supply growth, which has remained fairly limited. The lodging industry posted strong gains in revenues and profits in 1997, as demand growth continued to outpace additions to supply. The Company believes that upscale and luxury full-service hotel room supply growth in the sub-markets in which the Company operates will remain limited through the year 2000. Accordingly, the Company believes this supply/demand imbalance will result in improved room rates which should result in improved REVPAR and operating profit.

  Following a period of significant overbuilding in the mid-to-late 1980s, the lodging industry experienced a severe downturn. Since 1991, new hotel construction, excluding casino-related construction, has been modest, largely offset by the number of rooms taken out of service each year. Due to an increase in travel and an improving economy, hotel occupancy has grown steadily over the past several years, and room rates have improved. The Company believes that room demand for upscale and luxury full-service properties will continue to grow at approximately the rate of inflation for the foreseeable future. Increased room demand should result in increased hotel occupancy and room rates. According to Smith Travel Research, upscale full-service occupancy for the Company and its competitive set grew in 1997 to 72.4%, from 72.1% in 1996, while room rate growth continued to exceed inflation. Smith Travel Research data shows that upscale full-service room supply increased an average of approximately 1% annually from 1991 through 1997. The increase in room demand and minimal growth in new room supply has also led to increased room rates. The Company believes that these recent trends will continue with overall occupancy increasing slightly and room rates increasing at more than one and one-half times the rate of inflation in 1998.

  As a result of the overbuilding in the mid-to-late 1980s, many full-service hotels built have not performed as originally planned. Cash flow from such hotels has often not covered debt service requirements, causing lenders (e.g., banks, insurance companies, and savings and loans) to foreclose and become "inadvertent owners" who are motivated to sell these assets. In the Company's experience to date, these sellers have been primarily U.S. financial institutions. The Company believes that numerous international financial institutions are also inadvertent owners of lodging properties and expects there will be increased opportunities to acquire lodging properties from international financial institutions. While the interest of inadvertent owners to sell has created attractive acquisition opportunities with strong current yields, the limited supply growth and increasing room night demand should contribute to higher long-term returns on invested capital. Given the relatively long lead time to develop urban, convention and resort hotels, as well as the lack of project financing, management believes the growth in room supply in this segment will be limited through the year 2000.

HOTEL LODGING PROPERTIES

  As of the date hereof, the Company's lodging portfolio consists of 69 properties with 30,130 rooms. The Company's hotel lodging properties represent quality assets in the upscale full-service segment of the lodging industry. All but two of the Company's hotel properties are operated under the Marriott or Ritz-Carlton brand names. The two hotels (representing an aggregate of 596 rooms, or less than 2% of the Company's total rooms) do not carry the Marriott or Ritz-Carlton brand because their size, quality and/or contractual commitments would not permit such conversion.

  One commonly used indicator of market performance for hotels is room revenue per available room, or REVPAR, which measures daily room revenues generated on a per room basis. This does not include food and beverage or other ancillary revenues generated by the property. REVPAR represents the combination of the average daily room rate charged and the average daily occupancy achieved. The Company has reported annual increases in REVPAR since 1993.

  To maintain the overall quality of the Company's lodging properties, each property undergoes refurbishment and capital improvements on a regularly scheduled basis. Typically, refurbishing has been provided at intervals of five years, based on an annual review of the condition of each property. In fiscal years 1997, 1996 and 1995, the Company spent $60 million, $44 million and $27 million, respectively, on capital improvements to existing properties. As a result of these expenditures, the Company has been able to maintain high quality rooms at its properties.

  The Company's hotels primarily include Marriott and Ritz-Carlton brand hotels and average approximately 435 rooms. Eight of the Company's hotels have more than 600 rooms. Hotel facilities typically include meeting and banquet facilities, a variety of restaurants and lounges, swimming pools, gift shops and parking facilities. The Company's full-service hotels primarily serve business and pleasure travelers and group meetings at locations in downtown and suburban areas, near airports and at resort locations throughout the United States. The properties are well situated in locations where there are significant barriers to entry by competitors. Marriott International serves as manager for 55 of the 69 hotels owned by the Company and all but two are part of Marriott International's full-service hotel system. The average age of the properties is approximately 15 years, several of which have had substantial renovations or major additions.

  The chart below sets forth performance information for the Company's comparable full-service hotels.

                                                FIRST TWO
                                                QUARTERS         FISCAL YEAR
                                             ----------------  ----------------
                                              1998     1997     1997     1996
                                             -------  -------  -------  -------
   Number of properties.....................      53       53       38       38
   Number of rooms..........................  21,880   21,880   16,825   16,795
   Average daily rate....................... $136.45  $126.13  $124.35  $112.26
   Occupancy %..............................    78.5%    79.4%    78.6%    77.0%
   REVPAR................................... $107.10  $100.15  $ 97.75  $ 86.42
   REVPAR % change..........................     6.9%     --      13.1%     --

  The chart below sets forth performance information for the Company's existing full-service hotels.

                                       FIRST TWO
                                       QUARTERS             FISCAL YEAR
                                    ----------------  -------------------------
                                     1998     1997    1997(1)  1996(1)  1995(1)
                                    -------  -------  -------  -------  -------
   Number of properties............      69       54       65       52       37
   Number of rooms.................  30,130   22,071   27,332   21,231   15,975
   Average daily rate.............. $135.88  $125.91  $124.21  $111.29  $102.43
   Occupancy %.....................    78.5%    79.4%    77.8%    76.6%    74.1%
   REVPAR.......................... $106.67  $ 99.95  $ 96.58  $ 85.28  $ 75.88
   REVPAR % change.................     6.7%     --      13.3%    12.4%     --

--------
(1) Excludes the information related to the 255-room Elk Grove Suites hotel which was leased to a national hotel chain until September 1997 when it was sold to the lessee for $16 million.

  Revenues in 1997 for nearly all of the Company's full-service hotels were improved over, or comparable to, 1996 results. This improvement was achieved through steady increases in customer demand, as well as yield management techniques applied by the managers to maximize REVPAR on a property-by-property basis. REVPAR for comparable properties increased 13.1% in 1997 as average room rates increased approximately 11% and average occupancy increased one and one half percentage points. Overall, this resulted in strong house profit margins, which increased over two percentage points, and excellent growth in sales, which expanded at a rate of approximately 10% for comparable hotels. For the First Two Quarters 1998, REVPAR for comparable properties increased 6.9% as average room rates increased 8% and average occupancy decreased one percentage point. Sales for the First Two Quarters 1998 expanded at a 8% rate for comparable properties and the house profit margin increased slightly. The Company believes that its hotels consistently outperform the industry's average REVPAR growth rates. The relatively high occupancy rates of the Company's hotels, along with increased demand for full-service hotel rooms, allowed the managers of the Company's hotels to increase average room rates by selectively increasing room rates and replacing certain discounted group business with higher-rated group and transient business. The Company believes that these favorable REVPAR growth trends should continue due to the limited new construction of luxury and upscale full-service properties.

  A number of the Company's full-service hotel acquisitions were converted to the Marriott brand upon acquisition. Most recently, the Coronado Island Marriott Resort and the Manhattan Beach Marriott were converted in the second half of 1997. The conversion of these properties to the Marriott brand is intended to increase occupancy and room rates as a result of Marriott International's nationwide marketing and reservation systems, its Marriott Rewards program, as well as customer recognition of the Marriott brand name. The Marriott brand name has consistently delivered occupancy and REVPAR premiums over other brands. Based on data provided by Smith Travel Research, the Company's comparable properties have a seven percentage point occupancy premium and a 17% REVPAR premium to its competitive set. The Company actively manages these conversions and, in many cases, has worked closely with the manager to selectively invest in enhancements to the physical product to make the property more attractive to guests or more efficient to operate. The invested capital with respect to these properties is primarily used for the improvement of common areas, as well as upgrading soft goods (i.e., carpets, drapes, paint, furniture and additional amenities). The conversion process typically causes periods of disruption to these properties as selected rooms and common areas are temporarily taken out of service. Historically, conversion properties have shown improvements as the benefits of Marriott International's marketing and reservation programs and customer service initiatives take hold. In addition, these properties have generally been integrated into Marriott's systems covering purchasing and distribution, insurance, telecommunications and payroll processing.

  The Company's focus is on maximizing profitability throughout the portfolio by concentrating on key objectives. The Company has assembled a highly skilled asset management team with extensive experience in hotel management and operations, including revenue and operations management and capital expenditure monitoring. The Company's experienced asset management team works with the hotel managers to achieve these key objectives, which include reducing property-level overhead by sharing management positions with other jointly managed hotels in the vicinity, evaluating marginal restaurant operations and selectively making additional investments where favorable incremental returns are expected.

  The Company and the managers will continue to focus on cost control in an attempt to ensure that hotel sales increases serve to maximize house and operating profit. While control of fixed costs serves to improve profit margins as hotel sales increase, it also results in more properties reaching financial performance levels that allow the managers to share in growth of profits in the form of incentive management fees. At these higher operating levels, the Company's and managers' interests are closely aligned, which helps to drive further increases in profitability, but moderates operating leverage.

  During 1996, the Company completed its divestiture of limited service properties through the sale and leaseback of its then remaining Courtyard and Residence Inn properties. A subsidiary of Host Marriott purchased the Company's rights to the deferred proceeds and obligations under the lease for the Courtyard properties at their fair market value of approximately $13 million. The 18 Residence Inn properties continue to be reflected in the Company's revenues and are managed by Marriott International under long-term management agreements. During 1997, these properties represented approximately 1% of the Company's hotel EBITDA, compared to approximately 5% in 1996, and the Company expects this percentage to continue to decrease as the Company continues to acquire full-service properties.

MARKETING

  All but fourteen of the Company's hotel properties are managed by Marriott International as Marriott or Ritz-Carlton brand hotels. Twelve of these fourteen hotels are operated as a Marriott brand hotel under franchise agreements with Marriott International. The Company believes that these Marriott International managed and franchised properties will continue to enjoy competitive advantages arising from their participation in the Marriott International hotel system. Management believes that Marriott International's nationwide marketing programs and reservation systems as well as the advantage of the strong customer preference for Marriott brands should also help these properties to maintain or increase their premium over competitors in both occupancy and room rates. Repeat guest business in the Marriott hotel system is enhanced by the Marriott Rewards program.

  The Marriott reservation system provides Marriott reservation agents with complete descriptions of the rooms available for sale, and more up-to-date rate information from the properties. The reservation system also features improved connectivity to airline reservation systems, providing travel agents with access to available rooms inventory for all Marriott and Ritz-Carlton lodging properties. In addition, software at Marriott's centralized reservations centers enables agents to immediately identify the nearest Marriott brand property with available rooms when a caller's first choice is fully occupied.

PROPERTIES

  The following table sets forth certain information as of the date hereof relating to each of the Company's hotels. All of the properties are operated under Marriott or Ritz-Carlton brands by Marriott International, unless otherwise indicated.

LOCATION                                                                   ROOMS
--------                                                                   -----
Arizona
 Scottsdale Suites........................................................   251
California
 Coronado Island(5).......................................................   300
 Costa Mesa...............................................................   253
 Desert Springs Resort & Spa(7)...........................................   884
 Manhattan Beach(6).......................................................   380
 Marina Beach(2)..........................................................   368
 The Ritz-Carlton, Marina del Rey.........................................   306
 Newport Beach............................................................   570
 Newport Beach Suites.....................................................   250
 Ontario Airport(6).......................................................   299
 San Diego Mission Valley(4)(6)...........................................   350
 San Francisco Airport....................................................   684
 San Francisco Fisherman's Wharf(4).......................................   285
 San Francisco Marriott(2)................................................ 1,498
Colorado
 Denver Southeast(2)(7)...................................................   595
 Denver Tech..............................................................   625
 Denver West(2)...........................................................   307
 Vail Mountain Resort.....................................................   349
Connecticut
 Hartford-Rocky Hill(2)...................................................   251
Florida
 Fort Lauderdale Marina...................................................   580
 Jacksonville(2)(4).......................................................   256
 Miami Airport(2).........................................................   782
 Palm Beach Gardens(4)....................................................   279
 Singer Island (Holiday Inn)(3)...........................................   222
 Tampa Airport(2).........................................................   295
 Tampa Westshore(1).......................................................   309
Georgia
 Atlanta Marriott Marquis(7).............................................. 1,671
 Atlanta Midtown Suites(2)................................................   254
 Atlanta Norcross.........................................................   222
 Atlanta Northwest........................................................   400
 Atlanta Perimeter(2).....................................................   400
 The Ritz-Carlton, Atlanta................................................   447
Illinois
 Chicago O'Hare(7)........................................................   681
 Chicago--Deerfield Suites................................................   248
 Chicago--Downers Grove Suites............................................   254
 Chicago--Downtown Courtyard..............................................   334
Indiana
 South Bend(2)............................................................   300
Maryland
 Bethesda(2)..............................................................   407
 Gaithersburg--Washingtonian Center.......................................   284

LOCATION                                                                  ROOMS
--------                                                                  ------
Massachusetts
 Boston Newton(7).........................................................   430
Minnesota
 Minneapolis Southwest(4)(6)..............................................   320
 Minneapolis Airport......................................................   479
Missouri
 Kansas City Airport(2)...................................................   382
New Jersey
 Newark Airport(2)........................................................   590
 Park Ridge...............................................................   289
 Saddle Brook(2)(7).......................................................   221
New York
 Albany Marriott(4)(6)....................................................   359
 New York Financial Center(8).............................................   504
 New York World Trade Center(2)...........................................   820
North Carolina
 Charlotte(4).............................................................   298
 Raleigh Crabtree Valley(1)...............................................   375
Oklahoma
 Oklahoma City............................................................   354
Oregon
 Portland.................................................................   503
Pennsylvania
 Pittsburgh City Center(2)(4).............................................   400
Texas
 Dallas/Fort Worth........................................................   492
 Dallas Quorum(2).........................................................   547
 Houston Airport(2).......................................................   566
 J.W. Marriott Houston....................................................   503
 Plaza San Antonio(4).....................................................   252
 San Antonio Riverwalk(2).................................................   500
Utah
 Salt Lake City(2)........................................................   510
Virginia
 Key Bridge(2)(7).........................................................   588
 Pentagon City............................................................   300
 Norfolk Waterside(2)(4)(6)...............................................   404
 Westfields Conference Center.............................................   335
 Washington--Dulles Suites................................................   254
 Williamsburg.............................................................   295
Washington, D.C.
 Washington Metro Center..................................................   456
Canada
 Toronto Delta Meadowvale(3)..............................................   374
                                                                          ------
 TOTAL....................................................................30,130
                                                                          ======

--------
(1) These hotels are owned by an affiliated partnership of the Company. A subsidiary of the Company provided 100% non-recourse financing totaling approximately $35 million to the partnership, in which an affiliate of the Company owns the sole general partner interest, for the acquisition of these hotels. The Company consolidates these properties in the accompanying financial statements.

(2) The land on which the hotel is built is leased by the Company under a long-term lease agreement.
(3) Property is not operated as Marriott and is not managed by Marriott International.
(4)  Property is operated as a Marriott franchised property.
(5)  Property was acquired and converted to the Marriott brand in 1997.
(6) The Company acquired a controlling interest in the partnership which owns this property in 1997 or 1998. The property is operated as a Marriott franchised property.
(7) The Company acquired a controlling interest in the partnership which owns this property in 1997 or 1998. Host Marriott previously owned a general partner interest in the partnership.
(8) The Company completed the acquisition of this property in early 1997. The Company previously had purchased the mortgage loan secured by the hotel in late 1996.

INVESTMENTS IN AFFILIATED PARTNERSHIPS AND NOTES RECEIVABLE

  In connection with the sale of seven hotels to an affiliated partnership in 1984, the Company received as proceeds $168 million in notes receivable that are secured by non-recourse mortgages on the underlying properties. On September 10, 1997, Host Marriott successfully completed the purchase of the limited partnership units in Chesapeake Hotel Limited Partnership ("CHLP"). CHLP owns six hotels, the Key Bridge Marriott, the Chicago Marriott O'Hare, the Boston Marriott Newton, the Denver Marriott Southeast, the Minneapolis Airport Marriott and the Saddle Brook Marriott. The Company acquired a controlling interest in CHLP along with $105 million in certain receivables from Host Marriott on October 10, 1997 for $135 million and consolidated CHLP in the fourth quarter.

COMPETITION

  The Company's hotels compete with several other major lodging brands. Competition in the industry is based primarily on the level of service, quality of accommodations, convenience of locations and room rates. The following table presents key participants in segments of the lodging industry in which the Company competes:

        SEGMENT                                   REPRESENTATIVE PARTICIPANTS
        -------                                   ---------------------------
Luxury/Full-Service..... Ritz-Carlton; Four Seasons
Upscale/Full-Service.... Marriott Hotels, Resorts and Suites; Crowne Plaza; Doubletree; Hyatt; Hilton;
                         Radisson; Red Lion; Sheraton; Westin; Wyndham

EMPLOYEES

  The Company has no employees. All of its management services are provided by employees of Host Marriott.

ENVIRONMENTAL MATTERS

  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws may impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials ("ACMs"), and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs. Environmental laws also may impose restrictions on the manner in which property may be used or business may be operated, and these restrictions may require expenditures. In connection with its current or prior ownership or operation of hotels, the Company may be potentially liable for any such costs or liabilities. Although the Company is currently not aware of any material environmental claims pending or threatened against it, no assurance can be given that a material environmental claim will not be asserted against the Company.

LEGAL PROCEEDINGS

  The Company is from time to time the subject of, or involved in, judicial proceedings. Management believes that any liability or loss resulting from such matters will not have a material adverse effect on the financial position or results of operations of the Company. For a summary of claims filed against Host Marriott, which claims are to be assumed by the Operating Partnership upon consummation of the REIT Conversion, see "The REIT Conversion--Legal Proceedings."

                              THE REIT CONVERSION

  On April 17, 1998, Host Marriott announced its intention to convert its business operations (including those business operations conducted by and through the Company) to qualify as a real estate investment trust ("REIT") effective as of January 1, 1999 and to conduct its operations through the Operating Partnership as an umbrella partnership real estate investment trust (an "UPREIT" and, such conversion and related transactions, the "REIT Conversion"). Certain of the transactions expected to comprise the REIT Conversion (including those involving the Company) are described below. These transactions and other aspects of the REIT Conversion are subject to satisfaction or waiver of a number of conditions; and Host Marriott's board of directors retains the right (i) to waive any such condition, (ii) not to pursue final consummation of the REIT Conversion (even if such conditions are satisfied and even if certain preliminary REIT Conversion transactions have been consummated) or (iii) to consummate the REIT Conversion (or any transaction comprising a portion thereof) upon terms substantially different than are described herein. As a result of the REIT Conversion, the Operating Partnership will become the successor obligor under the Senior Notes. The consummation of the REIT Conversion is not a condition to the consummation of the Offering.

  Host Marriott's reasons for implementing the REIT Conversion include the following:

  . Host Marriott believes the REIT Conversion will improve its financial flexibility and allow it to continue to strengthen its balance sheet by reducing its overall debt-to-market capitalization ratio over time.

  . As a REIT, Host Marriott believes it will be able to compete more effectively with other public lodging real estate companies that already are organized as REITs and improve investor understanding of its operations, thus making performance comparisons with its peers more meaningful.

  . By becoming a dividend paying company, Host Marriott believes its shareholder base will expand to include investors attracted by yield and asset quality.

  . Host Marriott believes the adoption of the UPREIT structure will facilitate the tax-deferred acquisition of other hotels (such as in the case of the Blackstone Acquisition).

  Contribution of Lodging Assets, Including the Assets of the Company, to the Operating Partnership. As a preliminary step to the REIT Conversion, at various times during 1998, Host Marriott will contribute its wholly owned full-service hotel assets, its interests in the Partnerships (defined below) and substantially all of its other assets (excluding, primarily, its senior living assets and certain cash to be distributed to Host Marriott shareholders) to the Operating Partnership in exchange for (i) a number of units of limited partnership interests in the Operating Partnership ("OP Units") equal to the number of outstanding shares of common stock of Host Marriott on the date that the REIT Conversion is consummated (the "Conversion Date"), (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host Marriott preferred stock outstanding on the Conversion Date and (iii) the assumption by the Operating Partnership of substantially all liabilities of Host Marriott.

  As part of these contributions, it is currently contemplated that the Company will be merged with and into the Operating Partnership (the "Partnership Merger") and that the Operating Partnership will be the surviving entity and the successor obligor under the Senior Notes, the Credit Facility and the Existing Senior Notes, if any remain outstanding after consummation of the Offers and Consent Solicitations. Additionally, at or prior to the Conversion Date, most of the wholly owned corporate subsidiaries of the Company will be merged into newly created limited liability company or limited partnership subsidiaries of the Operating Partnership.

  In connection with the REIT Conversion, the Operating Partnership will assume primary liability for outstanding liabilities of Host Marriott, including $550 million aggregate principal amount of 6 3/4% Convertible Subordinated Debentures due 2026 of Host Marriott (the "Subordinated Debentures") underlying the 11,000,000 outstanding 6 3/4% Convertible Preferred Securities (liquidation amount $50 per Convertible Preferred Security) (the "Convertible Preferred Securities") issued by a subsidiary trust of Host Marriott. As the successor to Host Marriott, Host REIT also will be liable on the Subordinated Debentures and the Subordinated Debentures will be convertible into common shares ("Common Shares") of Host REIT. The Operating Partnership, however, will have primary responsibility for payment of the Subordinated Debentures, including all costs of conversion. Upon conversion by a holder of Convertible Preferred Securities, the Operating Partnership will acquire Common

Shares from Host REIT in exchange for an equal number of OP Units and distribute the Common Shares to the Convertible Preferred Securities holders.

  Following the consummation of these asset contributions, the Operating Partnership and its subsidiaries will directly own all of Host Marriott's wholly owned hotels, Host Marriott's interests in the Partnerships and substantially all of Host Marriott's other assets. Host Marriott will not contribute to the Operating Partnership certain other assets (principally consisting of 31 retirement communities), the Swissotel Investment (as defined below) and controlling interests in the Lessees (as defined below). These assets are owned or will be acquired by HMC Senior Communities, Inc., a Delaware corporation ("SLC"), currently a wholly owned subsidiary of Host Marriott. SLC will become a separate publicly traded company as part of the shareholder distribution described below. See "--Host REIT Merger and Shareholder Distribution."

  Acquisitions by the Operating Partnership. Host Marriott and several of its separate wholly owned subsidiaries (including subsidiaries of the Company) are the sole general partners of several limited partnerships (together, the "Partnerships") which, in the aggregate, own or hold a controlling interest in 32 full-service hotels operating under the Marriott or Ritz-Carlton brands. Host Marriott owns controlling interest in 19 of these properties, which it consolidates for financial reporting purposes. It is currently contemplated that on the Conversion Date, certain newly formed direct and indirect wholly owned subsidiaries of the Operating Partnership will be merged into those Partnerships whose partners have provided necessary approvals to such mergers (the "REIT Mergers"). In connection with each such REIT Merger, each limited partner of a Partnership will receive a number of OP Units equal in value to the greatest of the appraised value, continuation value or liquidation value of such limited partner's interest in such Partnership (such value, the "Exchange Value"). At the time of the vote of a merger with respect to such a Partnership, a limited partner of such Partnership may elect to receive instead of OP Units an unsecured Note due December 15, 2005 issued by the Operating Partnership (each a "Note") with a principal amount equal to the greater of (i) the liquidation value or (ii) 60% of the Exchange Value of such limited partner's interests in such Partnership (such amount, the "Note Election Amount"). A separate series of Notes will be issued to limited partners of each such Partnership who elect to receive Notes in exchange for the OP Units issued to them in a merger. The Notes will be direct, senior unsecured and unsubordinated obligations of the Operating Partnership and will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of the Operating Partnership, including the Senior Notes, the Existing Senior Notes, if any remain outstanding, and borrowings under the Credit Facility. In the event that the limited partners of any such Partnership do not approve the contemplated REIT Merger, such Partnership will continue as a separate partnership, but the Operating Partnership will transfer its general or limited partnership interests in such Partnership to a Non-Controlled Subsidiary.

  The Operating Partnership also is expected to acquire, from unaffiliated partners, partnership interests in certain other Partnerships in exchange for OP Units. As a result, the Operating Partnership will own all of the interests in those Partnerships. Host Marriott is seeking the consent of unaffiliated partners in certain other Partnerships, where the partners will retain their interests, to a lease of the hotels owned by such Partnerships to a Lessee (as defined). If such consent is obtained, then the Operating Partnership will remain a partner in such Partnerships or transfer its partnership interests therein to a Non-Controlled Subsidiary. In the event that such consent is not obtained, then the Operating Partnership may transfer its partnership interests in such Partnerships to a Non-Controlled Subsidiary.

  The Operating Partnership also is expected to acquire on the Conversion Date from the Blackstone Group, a Delaware limited partnership, and a series of funds controlled by Blackstone Real Estate Partners, a Delaware limited partnership, (together the "Blackstone Entities"), ownership of, or a controlling interest in, twelve hotels and a mortgage loan secured by a thirteenth hotel. As part of the Blackstone Acquisition, Host Marriott will acquire a 25% interest in the U.S. Swissotel management company (the "Swissotel Investment") which will be transferred to SLC in connection with the distribution of SLC stock to shareholders of Host Marriott. In exchange for these assets, the Operating Partnership will (i) issue to the Blackstone Entities approximately 43.7 million OP Units, which OP Units shall be convertible into Common Shares of Host REIT, (ii) assume or repay approximately $600 million of debt, (iii) make cash payments totaling approximately $262 million and (iv) distribute shares of SLC common stock and additional cash to the Blackstone Entities. Consummation of the

Blackstone Acquisition is conditioned upon, among other things, the conversion of Host Marriott to a REIT by March 31, 1999.

  Contribution of Assets to Non-Controlled Subsidiaries. The Operating Partnership will organize one or more taxable corporations in which the Operating Partnership will own 95% of the economic interest but no voting stock (the "Non-Controlled Subsidiaries"). The Non-Controlled Subsidiaries will hold various assets contributed by Host Marriott and its subsidiaries to the Operating Partnership, the direct ownership of which by the Operating Partnership would jeopardize Host REIT's status as a REIT. These assets primarily will consist of partnership or other interests in hotels which are not leased. As a result, the Operating Partnership will have no control over the operation or management of the hotels or other assets owned by the Non-Controlled Subsidiaries even though it may depend upon the Non-Controlled Subsidiaries for a significant portion of its revenues. In exchange for the contribution of these assets to the Non-Controlled Subsidiaries, the Operating Partnership will receive nonvoting common stock representing 95% of the total economic interests of the Non-Controlled Subsidiaries. One or more non-controlled affiliates of Host Marriott will acquire all of the voting common stock representing the remaining 5% of the total economic interests, and 100% of the control, of each Non-Controlled Subsidiary.

  Lease of Hotels. Upon obtaining requisite shareholder approval, it is contemplated that Host Marriott will merge with and into Host REIT. Under current federal income tax law, a REIT cannot derive income from the operation of hotels but can derive rental income by leasing hotels. Therefore, the Operating Partnership and its subsidiaries will lease their hotel properties to certain subsidiaries of SLC (each, a "Lessee"). There will be a separate Lessee for each hotel property or group of hotel properties that has a separate mortgage financing or that has owners in addition to the Operating Partnership and its wholly owned subsidiaries. Each Lessee will be a limited liability company or limited partnership, whose purpose will be limited to acting as lessee under an applicable lease. The Lessees under leases of hotels that are managed by subsidiaries of Marriott International will be owned 99% by a wholly owned subsidiary of SLC and 1% by Marriott International or its appropriate subsidiary. The LLC operating agreement or the limited partnership agreement, as applicable, for such Lessees will provide that the SLC member or general partner of the Lessee will have full control over the management of the business of the Lessee, except with respect to certain decisions for which the consent of both members or partners will be required.

  The existing hotel management agreements will be assigned to the Lessees for the term of the applicable leases, although the Operating Partnership will remain obligated under the management agreements. Under current law, a REIT cannot operate hotels without leasing them. Some members of Congress have proposed legislation that would have the effect of enabling a REIT to operate hotels directly, provided that it contracts out the management functions to independent third parties. In the event that, on the Conversion Date, legislation has been enacted that would have the effect of enabling the Operating Partnership to operate its hotels without leasing them (or such legislation has been proposed and has a reasonable likelihood of being enacted), then Host Marriott, at its discretion, may elect not to enter into leases of its hotels or not to spin off SLC to its shareholders.

  Host REIT Merger and Shareholder Distribution. At the time of the merger of Host Marriott into Host REIT, Host Marriott shareholders will receive, for each share of Host Marriott common stock, one Common Share of Host REIT, a fraction of a share of common stock of SLC and an amount of cash to be determined. The aggregate value of the SLC common stock and cash to be distributed to shareholders of Host Marriott is currently estimated to be approximately $400 to $550 million. Certain SLC common stock and additional cash will also be transferred to the Blackstone Entities. The actual amount of the cash distribution will be based upon the estimated amount of accumulated earnings and profits of Host Marriott as of the last day of its fiscal year ending on or immediately following the Conversion Date and will take into account the Blackstone Entities' participation therein. Following this transaction, Host REIT will be the general partner of the Operating Partnership and SLC will be a separate publicly traded company which will own 31 senior living communities, the Swissotel Investment and controlling interests in the Lessees. In order to qualify as a REIT, Host Marriott is required to distribute its accumulated earnings and profits to its shareholders not later than December 31, 1999.

  Conditions to Consummation of the REIT Conversion. The consummation of the REIT Conversion is subject to the satisfaction or waiver of a number of conditions, including (i) successful completion of the Offers and Consent Solicitations, (ii) Host Marriott shareholder approval of the merger of Host Marriott with and into

Host REIT, (iii) Host Marriott having received all required third party consents (including consents from various lenders and the partners in the various Partnerships) to certain of the transactions comprising the REIT Conversion, (iv) the determination by Host Marriott's board of directors that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the Conversion Date, and (v) Congress shall not have enacted legislation, or proposed legislation with a reasonable possibility of being enacted, that would have the effect of substantially impairing the ability of Host REIT to qualify as a REIT or the Operating Partnership to qualify as a partnership or substantially increasing the federal tax liabilities of Host REIT or other reductions in the expected benefits resulting from the REIT Conversion, which determination will be made by Host Marriott, in its discretion. Host Marriott's board of directors, however, retains the right to waive any of these conditions or to decide not to pursue the REIT Conversion even if such conditions are satisfied.

FINAL ORGANIZATIONAL STRUCTURE

  The following chart sets forth the contemplated organizational structure of Host REIT, the Operating Partnership and their respective subsidiaries upon the consummation of all transactions comprising the REIT Conversion on a pro forma basis as of June 19, 1998.

                            [FLOW CHART APPEARS HERE]

--------
(1) Under the terms of the Senior Notes, the obligations of the Parent Guarantor will be released upon consummation of the REIT Conversion, which includes, among other things, contributions of substantially all of the hotel assets of the Parent Guarantor to the Operating Partnership.
(2) Assets of SLC at the consummation of the REIT Conversion will primarily consist of 31 senior living communities, the Swissotel Investment and controlling interest in the Lessees.
(3) Amount is net of the $8 million discount on the Senior Notes and assumes 100% participation in each of the Offers. See "The Offer to Purchase and Consent Solicitations."
(4) Consists of $372 million in draws incurred at the time of the Offering. The Operating Partnership is expected to have an additional $878 million in Credit Facility availability.
(5) Represents Operating Partnership-obligated mandatorily redeemable securities of a subsidiary trust.
(6) The Senior Notes will be guaranteed by the Initial Subsidiary Guarantors and, under certain circumstances, other subsidiaries of the Operating Partnership, subject to release under certain circumstances. See "Description of Senior Notes." However, not all subsidiaries of the Operating Partnership are, or will be, Subsidiary Guarantors.

HOTEL PROPERTIES

  The following table sets forth, as of the date hereof, the location and number of rooms relating to each of Host Marriott's hotels not owned or held by the Company. All of the properties are operated under Marriott brands by Marriott International, unless otherwise indicated.

LOCATION                                                                   ROOMS
--------                                                                   -----
Alabama
 Grand Hotel Resort and Golf Club.........................................   306
Arizona
 The Ritz-Carlton, Phoenix(1).............................................   281
California
 Sacramento Airport(3)(4).................................................    85
 San Diego Marriott Hotel and Marina(3)................................... 1,355
 San Ramon(3).............................................................   368
 Santa Clara(3)...........................................................   754
 Torrance.................................................................   487
Connecticut
 Hartford/Farmington(1)(2)................................................   380
Florida
 Harbor Beach Resort(1)...................................................   624
 Orlando World Center(1).................................................. 1,503
 The Ritz-Carlton, Naples(1)..............................................   463
Georgia
 JW Marriott Hotel at Lenox(3)............................................   371
 The Ritz-Carlton, Buckhead(1)............................................   553
Louisiana
 New Orleans(1)........................................................... 1,290
Michigan
 Detroit Romulus..........................................................   245
Minnesota
 Minneapolis City Center(3)...............................................   583
Missouri
 St. Louis Pavilion(3)....................................................   672

LOCATION                                                                  ROOMS
--------                                                                  ------
New Hampshire
 Nashua...................................................................   251
New Jersey
 Hanover(1)...............................................................   353
New York
 New York Marriott Marquis(1)(3).......................................... 1,911
Oklahoma
 Oklahoma City Waterford(1)(2)............................................   197
Pennsylvania
 Philadelphia (1)(3)...................................................... 1,200
 Philadelphia Airport(3)..................................................   419
Texas
 El Paso(3)...............................................................   296
 San Antonio Rivercenter(1)(3)............................................   999
Virginia
 Dulles Airport(3)........................................................   370
 The Ritz-Carlton, Tysons Corner(1).......................................   397
Canada
 Calgary(1)...............................................................   380
 Toronto Airport(1)(5)....................................................   423
 Toronto Eaton Centre(3)..................................................   459
Mexico
 Mexico City Airport(1)(5)................................................   600
 JW Marriott Hotel, Mexico City(1)(5).....................................   314
                                                                          ------
 TOTAL....................................................................18,889
                                                                          ======

--------
(1) Property is held within a partnership and is currently consolidated by Host Marriott.
(2) Property is operated as a Marriott franchised property.
(3) The land on which the hotel is built is leased under a long-term lease agreement.
(4) Property is not operated as a Marriott and is not managed by Marriott International.
(5) Property is expected to be transferred to a Non-Controlled Subsidiary in conjunction with the REIT Conversion and will no longer be consolidated by Host Marriott.
  The chart below sets forth performance information for Host Marriott's comparable full-service hotels, which include the Company's properties:

                                                     FIRST TWO QUARTERS      FISCAL YEAR
                                                     --------------------  ----------------
                                                       1998       1997      1997     1996
                                                     ---------  ---------  -------  -------
COMPARABLE FULL-SERVICE HOTELS
Number of properties............................            78         78       54       54
Number of rooms.................................        38,589     38,589   27,074   27,044
Average daily rate..............................       $146.64    $135.21  $134.49  $121.58
Occupancy percentage............................          79.6%      79.8%    79.4%    78.0%
REVPAR..........................................       $116.66    $107.85  $106.76   $94.84
REVPAR % change.................................           8.2%       --      12.6%     --

  The chart below sets forth certain performance information for Host Marriott's existing full-service hotels, which include the Company's properties.

                                                 FIRST TWO QUARTERS          FISCAL YEAR
                                                 --------------------  -------------------------
                                                   1998       1997      1997     1996     1995
                                                 ---------  ---------  -------  -------  -------
Number of properties............................       101         83       95       79       55
Number of rooms.................................    49,019     40,387   45,718   37,210   25,932
Average daily rate(1)...........................   $145.04    $135.74  $133.74  $119.94  $110.80
Occupancy percentage(1).........................      78.6%      79.7%    78.4%    77.3%    75.5%
REVPAR(1).......................................   $114.02    $108.15  $104.84   $92.71   $83.32
REVPAR % change ................................      5.4%        --     13.1%    11.3%      --

--------
(1) Excludes the information related to the 85-room Sacramento property, which is operated as an independent hotel.

  The following properties are currently not consolidated by Host Marriott but would be acquired by the Operating Partnership pursuant to the REIT Mergers:

HOTEL                    STATE      ROOMS
-----                    -----      -----
Marriott Diversi-
 fied American Ho-
 tels, L.P.
 Fairview Park.....  Virginia         395
 Dayton............  Ohio             399
 Research Triangle
  Park.............  North Carolina   224
 Detroit Marriott
  Southfield.......  Michigan         226
 Detroit Marriott
  Livonia..........  Michigan         224
 Fullerton(1)......  California       224
                                    -----
                                    1,692
                                    -----
Chicago Suites,
 L.P.
 Marriott O'Hare
  Suites(1)........  Illinois         256
                                    -----
Potomac Hotel Lim-
 ited Partnership
 Albuquerque(1)....  New Mexico       411
 Greensboro-High
  Point(1).........  North Carolina   299
 Houston Medical
  Center(1)........  Texas            386
 Miami Biscayne
  Bay(1)...........  Florida          605
 Marriott Mountain
  Shadows Resort...  Arizona          337
 Seattle SeaTac
  Airport..........  Washington       459
                                    -----
                                    2,497
                                    -----
 TOTAL.............                 4,445
                                    =====

--------
(1) The land on which the hotel is built is leased under a long-term lease agreement.

  Properties that are included in the Blackstone portfolio are as follows:

HOTEL                     STATE     ROOMS
-----                     -----     -----
Four Seasons, Atlan-
 ta.................  Georgia         246
Four Seasons, Phila-
 delphia............  Penn.           365
Grand Hyatt, Atlan-
 ta.................  Georgia         439
Hyatt Regency, Bur-
 lingame............  California      793
Hyatt Regency, Cam-
 bridge.............  Massachusetts   469
Hyatt Regency,
 Reston.............  Virginia        514
Swissotel, Atlanta..  Georgia         348
Swissotel, Boston...  Massachusetts   498
Swissotel, Chicago..  Illinois        630
The Drake
 (Swissotel), New
 York...............  New York        494
The Ritz-Carlton,
 Amelia Island......  Florida         449
The Ritz-Carlton,
 Boston.............  Massachusetts   275
                                    -----
 TOTAL..............                5,520
                                    =====


LEGAL PROCEEDINGS

  Following the REIT Conversion, the Operating Partnership will assume all liability arising under legal proceedings filed against Host Marriott and its subsidiaries and will indemnify Host REIT as to all such matters. Host Marriott and the other defendants intend to defend vigorously against such claims. Management believes that any liability or loss resulting from such lawsuits will not, individually or in the aggregate, have a material adverse effect on the financial position or results of operations of the Operating Partnership, however, no assurance can be given as to the outcome of any of the lawsuits. The Atlanta Marriott Marquis lawsuit concerns property owned by a subsidiary of the Company.

  Texas Multi-Partnership Lawsuit. On March 16, 1998, limited partners in several limited partnerships sponsored by Host Marriott filed a lawsuit, Robert M. Haas, Sr. and Irwin Randolph Joint Tenants, et al v. Marriott International, Inc., et al., Case No. CI-04092, in the 57th Judicial District Court of Bexar County, Texas alleging that the defendants conspired to sell hotels to the partnerships for inflated prices and that they charged the partnerships excessive management fees to operate the partnerships' hotels. The plaintiffs further allege that the defendants committed fraud, breached fiduciary duties and violated the provisions of various contracts. The plaintiffs are seeking unspecified damages. Although the partnerships have not been named as defendants, their partnership agreements include provisions which require the partnerships to indemnify the general partners against losses, expenses and fees.

  Limited Service Transaction. On February 11, 1998, a group of four individuals, all of whom are limited partners in partnerships sponsored by Host Marriott, filed a putative class action lawsuit Ruben, et al. v. Host Marriott Corporation, et al., Civil Action No. 16186, in Delaware State Chancery Court, alleging that the proposed merger of the partnerships (the "Consolidation") into an UPREIT structure constitutes a breach of the fiduciary duties owed to the limited partners of the partnerships by Host Marriott and the general partners of the partnerships. In addition, the plaintiffs allege that the Consolidation breaches various agreements relating to the partnerships. Although the partnerships have not been named as defendants, their partnership agreements include provisions which require the partnerships to indemnify the general partners against losses, expenses and fees.

  Atlanta Marriott Marquis. Certain limited partners of Atlanta Marriott Marquis Limited Partnership ("AMMLP") filed a putative class action lawsuit Hiram and Ruth Strum v. Marriott Marquis Corporation, et al., Case No. 97-CV-3706, in the U.S. District Court for the Northern District of Georgia, against AMMLP's general partner, its directors and Host Marriott, regarding the merger of AMMLP into a new partnership (the "AMMLP Merger") as part of refinancing of the partnership's debt. The plaintiffs allege that the defendants misled the limited partners in order to induce them to approve the AMMLP Merger, violated securities regulations and federal roll-up regulations and breached their fiduciary duties to the partners. Although the partnership has not been named as a defendant, the partnership agreement includes provisions which require the partnerships to indemnify the general partners against losses, expenses and fees.

  Courtyard II. A group of partners in Courtyard by Marriott II Limited Partnership ("CBM II") filed a lawsuit Whitey Ford, et al. v. Host Marriott Corporation, et al., Case No. 96-CI-08327, in the 285th Judicial District Court of Bexar County, Texas, and later a putative class action lawsuit against Host Marriott, Marriott International and others alleging breach of fiduciary duty, breach of contract, fraud, negligent misrepresentation, tortious interference, violation of the Texas Free Enterprise and Antitrust Act of 1983, and conspiracy in connection with the formation, operation, and management of CBM II and its hotels. The plaintiffs also claim that they were damaged by CBM II's failure to refinance in 1992 and by the 1993 division of Marriott Corporation into Host Marriott and Marriott International. Although the partnership has not been named as a defendant, its partnership agreement includes a provision which requires the partnership to indemnify the general partner against losses, expenses and fees.

  MHP2. Two groups of limited partners of Marriott Hotel Properties II Limited Partnership ("MHP2"), are each asserting putative class claims in a lawsuit, Leonard Rosenblum, as Trustee of the Sylvia Bernice Rosenblum Trust, et al. v. Marriott MHP Two Corporation, et al., Case No. 96-8377-CIV-HURLEY, and Mackenzie Patterson Special Fund 2, L.P. et al. v. Marriott MHP Two Corporation, et al., Case No. 97-8989-CIV-HURLEY respectively, against Host Marriott and certain of its affiliates alleging that the defendants violated their fiduciary duties and engaged in fraud and coercion in connection with a tender offer for MHP2 units.

PRO FORMA FINANCIAL DATA

  If the REIT Conversion is consummated, the Senior Notes will become the obligation of the Operating Partnership. Accordingly, the following pro forma financial data of Host Marriott Hotels (which reflect the historical financial statements of Host Marriott less its senior living assets, which are contemplated to be spun off to Host Marriott's shareholders in conjunction with the REIT Conversion). Given the structure of Host Marriott's limited partner consent solicitations and the REIT Mergers, the REIT Conversion may take a variety of different forms. The variations are dependent in part on the number and identity of the Partnerships that elect to merge and whether limited partners elect to tender their partnership interests for OP Units or Notes in connection with the REIT Conversion. The financial statements of Host Marriott Hotels have been incorporated by reference into this Prospectus Supplement and the accompanying Prospectus.

  In light of the number of possible variations, management is not able to describe all possible combinations of Partnerships that could compose the Operating Partnership. However, management of Host Marriott has prepared two separate sets of unaudited pro forma financial statements to show the impact of the REIT Conversion assuming the following two scenarios:

  .  All Partnerships participate and no Notes are issued ("100%
     Participation with No Notes Issued")

  . All Partnerships participate with Notes issued with respect to 100% of the OP Units allocable to each Partnership ("100% Participation with Notes Issued")

  These presentations do not purport to represent what combination will result from the REIT Mergers and the REIT Conversion, but instead are designed to illustrate what the composition would have been under the above scenarios. Furthermore, the unaudited pro forma financial statements do not purport to represent what the results of operations would actually have been if the REIT Mergers and the REIT Conversion had in fact occurred on such date or at the beginning of such period or to project the results of operations for any future date or period.

  The unaudited pro forma financial statements are based upon available information and upon certain assumptions, as set forth in the notes to the unaudited pro forma financial statements, that management believes are reasonable under the circumstances.

  The unaudited pro forma statements of operations of Host Marriott Hotels reflect the following transactions for the First Two Quarters 1998, First Two Quarters 1997 and the fiscal year ended January 2, 1998 as if such transactions had been completed at the beginning of each period:

 Acquisitions, Dispositions and Other Activities

  .  1998 Blackstone Acquisition
  .  1998 Bond Refinancing
  . 1998 acquisition of, or purchase of controlling interests in, eight full-service properties
  .  1998 purchase of minority interests in two full-service hotels
  .  1998 disposition of two full-service properties
  . 1997 acquisition of, or purchase of controlling interests in, 18 full-service properties
  . 1997 refinancing or repayment of mortgage debt for three full-service properties

 REIT Conversion Activities

  . 1998 deconsolidation of the assets and liabilities contributed to the Non-Controlled Subsidiary, including the sale of certain furniture and equipment to the Non-Controlled Subsidiary
  .  1998 REIT Mergers
  . 1998 acquisition of minority interests in four private Partnerships in exchange for OP Units

  . 1998 conversion of revenues and certain operating expenses to rental income

  . 1998 adjustment to remove deferred taxes resulting from the change in tax status related to the REIT Conversion
  .  1998 earnings and profits cash distribution
  .  1998 interest income on loans to SLC

  The unaudited pro forma balance sheet as of June 19, 1998 reflects all of the above 1998 transactions except for the 1998 acquisition of, or purchase of controlling interests in, eight full-service properties and the disposition of two full-service properties which occurred prior to June 19, 1998 and were already reflected in the historical balance sheet as of June 19, 1998.

  The assumptions regarding the number and identity of participating Partnerships, the number of OP Units to be issued and price per OP Unit are outside the control of Host Marriott and have been made for illustrative purposes only.

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 JUNE 19, 1998
                    100% PARTICIPATION WITH NO NOTES ISSUED
                                 (IN MILLIONS)

                         HISTORICAL         OTHER ACTIVITIES AND ACQUISITIONS, DISPOSITIONS
                  ------------------------- ----------------------------------------------------------
                                                  A                     B                   C                   E          F
                                    HOST                                                   DEBT                NON-
                          PARENT  MARRIOTT    BLACKSTONE                                REPAYMENT           CONTROLLED   REIT
                  COMPANY HOTELS  HOTELS(1)  ACQUISITION          ACQUISITIONS        & REFINANCING        SUBSIDIARIES MERGERS
                  ------- ------  --------- ----------------     ---------------     -----------------     ------------ -------
ASSETS
Property and
 equipment,
 net............  $2,747  $2,307   $5,054     $          1,667       $            1     $             --      $(342)     $560
Notes and other
 receivables,
 net............     --      137      137                   63                  --                    --         63        (3)
Due from
 managers.......      53      41       94                    5                  --                    --        (16)       14
Investments in
 affiliates.....      20     (15)       5                  --                   --                    --        345       --
Other assets....     184     178      362                  --                   --                     47       (61)       32
                                                                                                      (55)
                                                                                                       82
Receivable from
 Lessee for
 working
 capital........     --      --       --                   --                   --                    --        --        --
Cash, cash
 equivalents and
 short-term
 marketable
 securities.....     338     204      542                 (262)                  (8)                  267       (13)        3
                  ------  ------   ------     ----------------       --------------     -----------------     -----      ----
                  $3,342  $2,852   $6,194     $          1,473       $           (7)    $             341     $ (24)     $606
                  ======  ======   ======     ================       ==============     =================     =====      ====
LIABILITIES AND EQUITY
Debt............  $1,973  $1,597   $3,570     $            600       $          --      $          (1,550)    $ 100      $327
                                                                                                    1,692
                                                                                                      350
Accounts payable
 and accrued
 expenses.......     --       77       77                  --                   --                    --         (2)       12
Deferred income
 taxes..........     163     301      464                  --                   --                    --        (39)      --
Other
 liabilities....     209     308      517                  --                    (7)                  --        (86)      (21)
                  ------  ------   ------     ----------------       --------------     -----------------     -----      ----
Total
 liabilities....   2,345   2,283    4,628                  600                   (7)                  492       (27)      318
Convertible
 Preferred
 Securities.....     --      550      550                  --                   --                    --        --        --
Equity..........     997      19    1,016                  873                  --                   (151)        3       288
                  ------  ------   ------     ----------------       --------------     -----------------     -----      ----
                  $3,342  $2,852   $6,194     $          1,473       $           (7)    $             341     $ (24)     $606
                  ======  ======   ======     ================       ==============     =================     =====      ====
                   REIT MERGERS AND REIT CONVERSION ACTIVITIES
                  -------------------------------------------------------------------
                       G            D             H           I        J
                               ADDITIONAL     EARNINGS      LEASE   DEFERRED
                    PRIVATE       REIT        & PROFITS    CONVER-    TAX      PRO
                  PARTNERSHIPS EXPENSES(2) DISTRIBUTION(3)  SION   ADJUSTMENT FORMA
                  ------------ ----------- --------------- ------- ---------- -------
ASSETS
Property and
 equipment,
 net............      $ 61        $ --          $ --        $ --     $ --     $7,001
Notes and other
 receivables,
 net............       --           --            --          --       --        260
Due from
 managers.......       --           --            --         (100)     --         (3)
Investments in
 affiliates.....       --           --            --          --       --        350
Other assets....       (11)                       --          --       --        396
Receivable from
 Lessee for
 working
 capital........       --           --            --          100      --        100
Cash, cash
 equivalents and
 short-term
 marketable
 securities.....       (11)         (44)         (225)        --       --        249
                  ------------ ----------- --------------- ------- ---------- -------
                      $ 39        $ (44)        $(225)      $ --     $ --     $8,353
                  ============ =========== =============== ======= ========== =======
LIABILITIES AND EQUITY
Debt............      $--         $ --          $ --        $  --    $ --     $5,089
Accounts payable
 and accrued
 expenses.......       --           --            --          --       --         87
Deferred income
 taxes..........       --           --            --          --      (150)      275
Other
 liabilities....        (6)         --            --          --       --        397
                  ------------ ----------- --------------- ------- ---------- -------
Total
 liabilities....        (6)         --            --          --      (150)    5,848
Convertible
 Preferred
 Securities.....       --           --            --          --       --        550
Equity..........        45          (44)         (225)        --       150     1,955
                  ------------ ----------- --------------- ------- ---------- -------
                      $ 39        $ (44)        $(225)      $ --     $ --     $8,353
                  ============ =========== =============== ======= ========== =======

              See Notes to the Unaudited Pro Forma Balance Sheet.

                  NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                    100% PARTICIPATION WITH NO NOTES ISSUED

  A. Represents the adjustment to record the Blackstone Acquisition of 12 full-service properties (5,520 rooms) and a mortgage note secured by a thirteenth full-service property including the issuance of 43.7 million OP
Units:

  .  Record property and equipment of $1,667 million
  .  Record mortgage note receivable of $63 million
  .  Record increase in due from managers of $5 million
  .  Record the use of cash of $262 million
  .  Record the assumption of mortgage debt of $600 million
  . Record the issuance of 43.7 million OP Units with a value of $873 million

  B. Represents the adjustment to record the 1998 purchase of the remaining minority interests in the Norfolk Waterside Marriott and the Calgary Marriott:

  .  Record property and equipment of $1 million
  .  Record the use of cash of $8 million
  . Record a decrease in other liabilities of $7 million related to the purchase of minority interests

  C. Represents the adjustment to record the Bond Refinancing, assuming 100% acceptance of the Offers:

  .  Record the repayment of the $1,550 million in Existing Senior Notes
  .  Record the issuance of $1,700 million in Senior Notes
  . Record the write-off of $55 million in deferred financing fees related to the Existing Senior Notes and the Existing Credit Facility
  . Record the deferred financing fees of $47 million related to the Senior Notes and the Credit Facility
  .  Record a draw of $350 million on the Credit Facility

  .  Record the net cash activity of the above items as follows:

      Repayment of the Existing Senior Notes......................... $(1,550)
      Issuance of the Senior Notes, net of the discount of $8 mil-
       lion..........................................................   1,692
      Net draw on the Credit Facility................................     350
      Deferred financing fees related to the Senior Notes and Credit
       Facility......................................................     (47)
      Bond tender and consent fees and other expenses................    (178)
                                                                      -------
        Net cash adjustment.......................................... $   267
                                                                      =======

  . Record the federal and state tax benefit of $82 million related to the above activity
  . Record the estimated extraordinary loss of $151 million, net of taxes, related to the Bond Refinancing

  D. Represents the estimated payment of an incremental $44 million of non-recurring REIT Conversion expenses resulting in a decrease in equity to the Operating Partnership.

  E. Represents the adjustment to deconsolidate the assets and liabilities of the Non-Controlled Subsidiaries and to reflect the sale of certain hotel furniture and equipment to the Non-Controlled Subsidiary:

  . Record decrease in property and equipment of $342 million, including $200 million of hotel furniture and equipment sold to the Non-Controlled Subsidiary
  . Record receivable from Non-Controlled Subsidiary for the furniture and equipment loan of $200 million, net of the $134 million mortgage for six hotels which will be held by the Non-Controlled Subsidiary (previously eliminated in consolidation) and other notes totaling $3 million
  .  Record decrease in due from managers of $16 million
  .  Record investment in subsidiary of $345 million
  .  Record decrease in other assets of $61 million
  .  Record decrease in cash of $13 million

  .  Record increase in debt of $100 million
  . Record decrease in accounts payable and accrued expenses of $2 million . Record decrease in deferred taxes of $39 million
  .  Record decrease in other liabilities of $86 million
  .  Record increase in equity of $3 million

  F. Represents the adjustment to record the REIT Mergers:

  .  Record property and equipment of $560 million
  .  Record decrease in notes receivable of $3 million
  .  Record increase in due from managers of $14 million
  .  Record other assets of $32 million
  .  Record cash of $3 million
  .  Record debt of $327 million
  .  Record accounts payable and accrued expenses of $12 million
  .  Record decrease in other liabilities of $21 million
  . Record the issuance of 14.4 million OP Units totaling approximately $288 million

  G. Represents the adjustment to record the purchase of the remaining minority interests in four Private Partnerships:

  .  Record property and equipment of $61 million
  .  Record decrease in other assets of $11 million
  .  Record use of cash of $11 million
  .  Record decrease in minority interest liabilities of $6 million
  . Record the issuance of 2.3 million OP Units totaling approximately $45 million

  H. Represents the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host Marriott.(/3/)

  I. Represents the adjustment to record the transfer of working capital to SLC related to the leasing of the Operating Partnership's hotels by decreasing working capital and recording a receivable from the lessee of $100 million.

  J. Represents the adjustment to record the effect on deferred taxes for the change in tax status resulting from the REIT Conversion by decreasing deferred taxes and increasing equity by $150 million.
--------
(1) Host Marriott Hotels reflects the historical financial statements of Host Marriott less the senior living communities, which are contemplated to be spun off to Host Marriott's shareholders in conjunction with the REIT Conversion.
(2) The amount of REIT Conversion expenses to be incurred is an estimate and is not known at this time.
(3) The amount of the earnings and profits distribution is an estimate only, and is subject to a number of contingencies and uncertainties at this time. The amount of the earnings and profits distribution will be based upon Host Marriott's accumulated earnings and profits for tax purposes, which could be affected by a number of factors (including, for example, actual operating results prior to REIT Conversion, extraordinary capital transactions, including those in connection with the REIT Conversion, and any adjustment resulting from routine ongoing audits of Host Marriott).

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                            FIRST TWO QUARTERS 1998
                    100% PARTICIPATION WITH NO NOTES ISSUED
                                 (IN MILLIONS)

                         HISTORICAL          ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                  ------------------------- ------------------------------------------------------------
                                                 A              B                D               F
                                    HOST                      1998
                          PARENT  MARRIOTT   BLACKSTONE     ACQUISI-                            BOND
                  COMPANY HOTELS  HOTELS(1) ACQUISITION       TIONS        DISPOSITIONS     REFINANCING
                  ------- ------  --------- ------------    -----------    -------------    ------------
REVENUE
Rental reve-
 nues(3)........   $ --   $ --      $ --       $       --    $       --       $       --       $       --
Hotel revenues..     331    321       652               80            21               (6)             --
Equity in earn-
 ings (losses)
 of affiliates..       4     (5)       (1)             --            --               --               --
Other revenues..      11     46        57              --            --               (50)             --
                   -----  -----     -----      -----------   -----------      -----------      -----------
Total revenues..     346    362       708               80            21              (56)             --
                   -----  -----     -----      -----------   -----------      -----------      -----------
OPERATING COSTS
 AND EXPENSES
Hotels..........     166    177       343               52            11               (3)             --
Other...........     --      10        10              --            --               --               --
                   -----  -----     -----      -----------   -----------      -----------      -----------
Total operating
 costs and ex-
 penses.........     166    187       353               52            11               (3)             --
                   -----  -----     -----      -----------   -----------      -----------      -----------
OPERATING PROF-
 IT.............     180    175       355               28            10              (53)             --
Minority inter-
 est............      (3)   (27)      (30)             --             (1)               1              --
Corporate ex-
 penses.........      (9)   (11)      (20)             --            --               --               --
REIT Conversion
 expenses.......     --      (6)       (6)             --            --               --               --
Interest ex-
 pense..........     (85)   (66)     (151)             (24)           (1)               1               (9)
Dividends on
 Convertible
 Preferred Secu-
 rities.........     --     (17)      (17)             --            --               --               --
Interest in-
 come...........      12     14        26               (4)           (7)              (1)             --
                   -----  -----     -----      -----------   -----------      -----------      -----------
Income (loss)
 before income
 taxes..........      95     62       157              --              1              (52)              (9)
Benefit (provi-
 sion) for in-
 come taxes.....     (38)   (26)      (64)             --            --                21                4
                   -----  -----     -----      -----------   -----------      -----------      -----------
Income (loss)
 before extraor-
 dinary items...   $  57  $  36     $  93      $       --    $         1      $       (31)     $        (5)
                   =====  =====     =====      ===========   ===========      ===========      ===========
                                      REIT MERGERS AND REIT CONVERSION ACTIVITIES
                  ------------------------------------------------------------------------------------
                      G         I         J              K           O/M       H/L       N
                     NON-                            EARNINGS       OTHER     LEASE    INCOME
                  CONTROLLED  REIT     PRIVATE       & PROFITS       REIT    CONVER-    TAX      PRO
                  SUBSIDIARY MERGERS PARTNERSHIPS DISTRIBUTION(2) ACTIVITIES SION(3) ADJUSTMENT FORMA
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------
REVENUE
Rental reve-
 nues(3)........    $ --      $ --      $ --           $ --         $ --      $ 572    $ --     $572
Hotel revenues..      (86)       42       --             --           --       (703)     --      --
Equity in earn-
 ings (losses)
 of affiliates..       13       --        --             --           --        --       --       12
Other revenues..       (5)      --        --             --           --        --       --        2
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------
Total revenues..      (78)       42       --             --           --       (131)     --      586
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------
OPERATING COSTS
 AND EXPENSES
Hotels..........      (70)       25         1            --           --       (113)     --      246
Other...........       (5)      --        --             --           --        --       --        5
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------
Total operating
 costs and ex-
 penses.........      (75)       25         1            --           --       (113)     --      251
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------
OPERATING PROF-
 IT.............       (3)       17        (1)           --           --        (18)     --      335
Minority inter-
 est............        2        17       --             --           --        --       --      (11)
Corporate ex-
 penses.........        1       --        --             --           --        --       --      (19)
REIT Conversion
 expenses.......      --        --        --             --             6       --       --      --
Interest ex-
 pense..........       (4)      (15)      --             --           --        --       --     (203)
Dividends on
 Convertible
 Preferred Secu-
 rities.........      --        --        --             --           --        --       --      (17)
Interest in-
 come...........       (1)        1       --              (2)           2         6      --       20
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------
Income (loss)
 before income
 taxes..........       (5)       20        (1)            (2)           8       (12)     --      105
Benefit (provi-
 sion) for in-
 come taxes.....        5        (8)      --               1           (3)        5       34      (5)
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------
Income (loss)
 before extraor-
 dinary items...    $ --      $  12     $  (1)         $  (1)       $   5     $  (7)   $  34    $100
                  ========== ======= ============ =============== ========== ======= ========== ======

        See Notes to the Unaudited Pro Forma Statements of Operations.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                            FIRST TWO QUARTERS 1997
                    100% PARTICIPATION WITH NO NOTES ISSUED
                                 (IN MILLIONS)

                         HISTORICAL          ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                  ------------------------- --------------------------------------------------
                                                 A           B            C            D
                                    HOST
                          PARENT  MARRIOTT  BLACKSTONE      1998         1997
                  COMPANY HOTELS  HOTELS(1) ACQUISITION ACQUISITIONS ACQUISITIONS DISPOSITIONS
                  ------- ------  --------- ----------- ------------ ------------ ------------
REVENUE
Rental reve-
 nues(3)........   $ --   $ --      $ --       $ --        $ --         $ --         $ --
Hotel revenues..     228    284       512         60          40           65           (9)
Equity in earn-
 ings of affili-
 ates...........       3    --          3        --          --           --           --
Other revenues..     --       7         7        --          --           --           --
                   -----  -----     -----      -----       -----        -----        -----
Total revenues..     231    291       522         60          40           65           (9)
                   -----  -----     -----      -----       -----        -----        -----
OPERATING COSTS
 AND EXPENSES
Hotels..........     119    172       291         50          22           27           (5)
Other...........     --      16        16        --          --           --           --
                   -----  -----     -----      -----       -----        -----        -----
Total operating
 costs and ex-
 penses.........     119    188       307         50          22           27           (5)
                   -----  -----     -----      -----       -----        -----        -----
OPERATING PROF-
 IT.............     112    103       215         10          18           38           (4)
Minority inter-
 est............     --     (24)      (24)       --           (1)          (1)           1
Corporate ex-
 penses.........      (6)   (12)      (18)       --          --           --           --
Interest ex-
 pense..........     (52)   (70)     (122)       (24)         (5)          (7)           1
Dividends on
 Convertible
 Preferred Secu-
 rities.........     --     (17)      (17)       --          --           --           --
Interest in-
 come...........      10     12        22         (4)         (6)          (6)         --
                   -----  -----     -----      -----       -----        -----        -----
Income (loss)
 before income
 taxes..........      64     (8)       56        (18)          6           24           (2)
Benefit (provi-
 sion) for in-
 come taxes.....     (26)     2       (24)         7          (2)         (10)         --
                   -----  -----     -----      -----       -----        -----        -----
Income (loss)
 before extraor-
 dinary items...   $  38  $  (6)    $  32      $ (11)      $   4        $  14        $  (2)
                   =====  =====     =====      =====       =====        =====        =====
                                         REIT MERGERS AND REIT CONVERSION ACTIVITIES
                  -----------------------------------------------------------------------------------------
                      E/F         G         I         J              K            M        H/L       N
                     DEBT        NON-                            EARNINGS                 LEASE    INCOME
                  REPAYMENT & CONTROLLED  REIT     PRIVATE       & PROFITS    OTHER REIT CONVER-    TAX      PRO
                  REFINANCING SUBSIDIARY MERGERS PARTNERSHIPS DISTRIBUTION(2) ACTIVITIES SION(3) ADJUSTMENT FORMA
                  ----------- ---------- ------- ------------ --------------- ---------- ------- ---------- ------
REVENUE
Rental reve-
 nues(3)........     $ --       $ --      $ --      $ --           $ --         $ --      $ 510    $ --     $510
Hotel revenues..       --         (78)       38       --             --           --       (628)     --      --
Equity in earn-
 ings of affili-
 ates...........       --           8       --        --             --           --        --       --       11
Other revenues..       --          (6)      --        --             --           --        --       --        1
                  ----------- ---------- ------- ------------ --------------- ---------- ------- ---------- ------
Total revenues..       --         (76)       38       --             --           --       (118)     --      522
                  ----------- ---------- ------- ------------ --------------- ---------- ------- ---------- ------
OPERATING COSTS
 AND EXPENSES
Hotels..........       --         (66)       22         1            --           --       (106)     --      236
Other...........       --         (10)      --        --             --           --        --       --        6
                  ----------- ---------- ------- ------------ --------------- ---------- ------- ---------- ------
Total operating
 costs and ex-
 penses.........       --         (76)       22         1            --           --       (106)     --      242
                  ----------- ---------- ------- ------------ --------------- ---------- ------- ---------- ------
OPERATING PROF-
 IT.............       --         --         16        (1)           --           --        (12)     --      280
Minority inter-
 est............       --           2        16       --             --           --        --       --       (7)
Corporate ex-
 penses.........       --           1       --        --             --           --        --       --      (17)
Interest ex-
 pense..........       (33)        (4)      (12)      --             --           --        --       --     (206)
Dividends on
 Convertible
 Preferred Secu-
 rities.........       --         --        --        --             --           --        --       --      (17)
Interest in-
 come...........        (3)       --        --        --              (2)           4         7      --       12
                  ----------- ---------- ------- ------------ --------------- ---------- ------- ---------- ------
Income (loss)
 before income
 taxes..........       (36)        (1)       20        (1)            (2)           4        (5)     --       45
Benefit (provi-
 sion) for in-
 come taxes.....        14        --         (8)      --               1           (2)        2       20      (2)
                  ----------- ---------- ------- ------------ --------------- ---------- ------- ---------- ------
Income (loss)
 before extraor-
 dinary items...     $ (22)     $  (1)    $  12     $  (1)         $  (1)       $   2     $  (3)   $  20    $ 43
                  =========== ========== ======= ============ =============== ========== ======= ========== ======

        See Notes to the Unaudited Pro Forma Statements of Operations.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                               FISCAL YEAR 1997
                    100% PARTICIPATION WITH NO NOTES ISSUED
                                 (IN MILLIONS)

                                    HISTORICAL          ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                             ------------------------- --------------------------------------------------
                                                            A           B            C            D
                                               HOST
                                     PARENT  MARRIOTT  BLACKSTONE      1998         1997
                             COMPANY HOTELS  HOTELS(1) ACQUISITION ACQUISITIONS ACQUISITIONS DISPOSITIONS
                             ------- ------  --------- ----------- ------------ ------------ ------------
REVENUE
Rental reve-
 nues(3)........              $ --   $ --     $  --       $ --        $ --         $ --         $ --
Hotel revenues..                493    600     1,093        148          84           89          (23)
Equity in earn-
 ings of affili-
 ates...........                  6     (1)        5        --          --           --           --
Other revenues..                  1     11        12        --          --                        --
                              -----  -----    ------      -----       -----        -----        -----
Total revenues..                500    610     1,110        148          84           89          (23)
                              -----  -----    ------      -----       -----        -----        -----
OPERATING COSTS AND
 EXPENSES
Hotels..........                269    380       649        106          45           42          (10)
Other...........                --      29        29        --          --           --           --
                              -----  -----    ------      -----       -----        -----        -----
Total operating
 costs and ex-
 penses.........                269    409       678        106          45           42          (10)
                              -----  -----    ------      -----       -----        -----        -----
OPERATING PROFIT..              231    201       432         42          39           47          (13)
Minority inter-
 est............                 (1)   (31)      (32)       --           (4)           5           (1)
Corporate ex-
 penses.........                (18)   (27)      (45)       --          --           --           --
Interest ex-
 pense..........               (135)  (152)     (287)       (48)        (12)         (12)           3
Dividends on Convertible
 Preferred Secu-
 rities.........                --     (37)      (37)       --          --           --           --
Interest in-
 come...........                 28     24        52         (7)        (19)         (15)         --
                              -----  -----    ------      -----       -----        -----        -----
Income (loss) before income
 taxes..........                105    (22)       83        (13)          4           25          (11)
Benefit (provi-
 sion) for in-
 come taxes.....                (43)     7       (36)         5          (2)         (10)           4
                              -----  -----    ------      -----       -----        -----        -----
Income (loss)
 before extraor-
 dinary items ..              $  62  $ (15)   $   47      $  (8)      $   2        $  15        $  (7)
                              =====  =====    ======      =====       =====        =====        =====
                                                    REIT MERGERS AND REIT CONVERSION ACTIVITIES
                             ------------------------------------------------------------------------------------------
                                 E/F         G         I         J              K            M        H/L        N
                                DEBT        NON-                            EARNINGS                 LEASE     INCOME
                             REPAYMENT & CONTROLLED  REIT     PRIVATE       & PROFITS    OTHER REIT CONVER-     TAX      PRO
                             REFINANCING SUBSIDIARY MERGERS PARTNERSHIPS DISTRIBUTION(2) ACTIVITIES SION(3)  ADJUSTMENT FORMA
                             ----------- ---------- ------- ------------ --------------- ---------- -------- ---------- -------
REVENUE
Rental reve-
 nues(3)........                $ --       $ --      $ --      $ --           $ --         $ --     $ 1,047    $ --     $1,047
Hotel revenues..                  --        (170)       74       --             --           --      (1,295)     --        --
Equity in earn-
 ings of affili-
 ates...........                  --          16       --        --             --           --         --       --         21
Other revenues..                  --         (13)      --        --             --           --         --       --         (1)
                             ----------- ---------- ------- ------------ --------------- ---------- -------- ---------- -------
Total revenues..                  --        (167)       74       --             --           --        (248)     --      1,067
                             ----------- ---------- ------- ------------ --------------- ---------- -------- ---------- -------
OPERATING COSTS AND
 EXPENSES
Hotels..........                  --        (145)       51         2            --           --        (212)     --        528
Other...........                  --         (19)      --        --             --           --         --       --         10
                             ----------- ---------- ------- ------------ --------------- ---------- -------- ---------- -------
Total operating
 costs and ex-
 penses.........                  --        (164)       51         2            --           --        (212)     --        538
                             ----------- ---------- ------- ------------ --------------- ---------- -------- ---------- -------
OPERATING PROFIT..                --          (3)       23        (2)           --           --         (36)     --        529
Minority inter-
 est............                  --           5        17         1            --           --         --       --         (9)
Corporate ex-
 penses.........                  --           4       --        --             --           --         --       --        (41)
Interest ex-
 pense..........                  (48)        (8)      (25)      --             --           --         --       --       (437)
Dividends on Convertible
 Preferred Secu-
 rities.........                  --         --        --        --             --           --         --       --        (37)
Interest in-
 come...........                   (3)       --          1       --              (4)           9         14      --         28
                             ----------- ---------- ------- ------------ --------------- ---------- -------- ---------- -------
Income (loss) before income
 taxes..........                  (51)        (2)       16        (1)            (4)           9        (22)     --         33
Benefit (provi-
 sion) for in-
 come taxes.....                   20          2        (6)      --               2           (4)         9       14        (2)
                             ----------- ---------- ------- ------------ --------------- ---------- -------- ---------- -------
Income (loss)
 before extraor-
 dinary items ..                $ (31)     $ --      $  10      $ (1)          $ (2)        $  5    $   (13)   $  14    $   31
                             =========== ========== ======= ============ =============== ========== ======== ========== =======

        See Notes to the Unaudited Pro Forma Statements of Operations.

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
               ASSUMING 100% PARTICIPATION WITH NO NOTES ISSUED

  A. Represents the adjustment to record the revenues, operating expenses, interest expense, income taxes and to reduce interest income associated with the acquisition of the equity and debt interests for the Blackstone Acquisition.

  B. Represents the adjustment to record the revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income associated with the 1998 acquisition of, or purchase of controlling interests in, eight full-service properties.

  C. Represents the adjustment to record the revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income associated with the 1997 acquisition of, or purchase of controlling interests in, 18 full-service properties.

  D. Represents the adjustment to revenues, operating expenses, minority interest, interest expense and income taxes for the 1998 sale of the New York Marriott East Side and the Napa Valley Marriott, including the elimination of the non-recurring gains on the sales totalling $50 million and related taxes of $20 million in 1998.

  E. Represents the adjustment to reduce the interest expense associated with the refinancing or payoff of mortgage debt for three full-service properties (Marriott's Orlando World Center, the Philadelphia Marriott and the San Francisco Marriott).

  F. Represents the adjustment to record interest expense and related amortization of deferred financing fees and reduce interest income as a result of the Bond Refinancing. The adjustment excludes the estimated extraordinary loss of $151 million, net of taxes, related to the Bond Refinancing resulting from the write-off of deferred financing fees and the payment of bond tender and consent fees.

  G. Represents the adjustment for revenues, operating expenses, minority interest, interest expense, corporate expenses and income taxes to deconsolidate the Non-Controlled Subsidiary and reflect the Operating Partnership's share of income as equity in earnings of affiliate.

  H. Represents the adjustment to reduce depreciation expense related to certain furniture and equipment sold to the Non-Controlled Subsidiary, record interest income earned on the 7%, $200 million in notes from the Non-Controlled Subsidiary and reduce the lease payment to the Operating Partnership from the Lessee.

  I. Represents the adjustment to record the revenues, operating expenses, minority interest, interest expense, interest income and income taxes associated with the REIT Mergers, including three partnerships not previously consolidated by the Operating Partnership.

  J. Represents the adjustment to record additional depreciation expense and the decrease in minority interest expense related to the purchase of the remaining minority interests in the Private Partnerships.

  K. Represents the adjustment to reduce interest income for the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host Marriott.

  L. Represents the adjustment to remove hotel revenues and management fees and record rental revenues associated with the leasing of certain hotel properties to SLC and other lessees.(/3/)

  M. Represents the adjustment to record interest income on the $107 million in loans to SLC.

  N. Represents the adjustment to the income tax provision to reflect the REIT Conversion.

  O. Represents the adjustment to eliminate non-recurring expenses incurred in connection with the REIT Conversion.
--------
(1) Host Marriott Hotels reflects the historical financial statements of Host Marriott less the senior living communities, which are contemplated to be spun off to Host Marriott's shareholders in conjunction with the REIT Conversion.
(2) The amount of the earnings and profits distribution is an estimate only, and is subject to a number of contingencies and uncertainties at this time. The amount of the earnings and profits distribution will be based upon Host Marriott's accumulated earnings and profits for tax purposes, which could be affected by a number of factors (including, for example, actual operating results prior to REIT Conversion, extraordinary capital transactions, including those in connection with the REIT Conversion, and any adjustment resulting from routine ongoing audits of Host Marriott).
(3) Lease amounts reflect estimates as the leases have not been finalized, however, the negotiations are substantially complete. The Company does not believe final lease amounts will be materially different from the amounts presented.

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 JUNE 19, 1998
                     100% PARTICIPATION WITH NOTES ISSUED
                                 (IN MILLIONS)

                                               OTHER ACTIVITIES, ACQUISITIONS,
                         HISTORICAL                    AND DISPOSITIONS
                  ------------------------- --------------------------------------
                                                 A           B             C           E         F
                                    HOST                                 DEBT         NON-
                          PARENT  MARRIOTT  BLACKSTONE      1998       REPAYMENT   CONTROLLED  REIT
                  COMPANY HOTELS  HOTELS(1) ACQUISITION ACQUISITIONS & REFINANCING SUBSIDIARY MERGERS
                  ------- ------  --------- ----------- ------------ ------------- ---------- -------
ASSETS
Property and
 equipment,
 net............  $2,747  $2,307   $5,054     $1,667        $  1        $   --       $(342)    $507
Notes and other
 receivables,
 net............     --      137      137         63         --             --          63       (3)
Due from
 managers.......      53      41       94          5         --             --         (16)      15
Investments in
 affiliates.....      20     (15)       5        --          --             --         345      --
Other assets....     184     178      362        --          --              47        (61)      32
                                                                            (55)
                                                                             82
Receivable from
 Lessee for
 working
 capital........     --      --       --         --          --             --         --       --
Cash, cash
 equivalents and
 short-term
 marketable
 securities.....     338     204      542       (262)         (8)           267        (13)       3
                  ------  ------   ------     ------        ----        -------      -----     ----
                  $3,342  $2,852   $6,194     $1,473        $ (7)       $   341      $ (24)    $554
                  ======  ======   ======     ======        ====        =======      =====     ====
LIABILITIES AND
EQUITY
Debt............  $1,973  $1,597   $3,570     $  600        $--         $(1,550)     $ 100     $563
                                                                          1,692
                                                                            350
Accounts payable
 and accrued
 expenses.......     --       77       77        --          --             --          (2)      12
Deferred income
 taxes..........     163     301      464        --          --             --         (39)     --
Other
 liabilities....     209     308      517        --           (7)           --         (86)     (21)
                  ------  ------   ------     ------        ----        -------      -----     ----
Total
 liabilities....   2,345   2,283    4,628        600          (7)           492        (27)     554
Convertible
 Preferred
 Securities.....     --      550      550        --          --             --                  --
Equity..........     997      19    1,016        873         --            (151)         3      --
                  ------  ------   ------     ------        ----        -------      -----     ----
                  $3,342  $2,852   $6,194     $1,473        $ (7)       $   341      $ (24)    $554
                  ======  ======   ======     ======        ====        =======      =====     ====
                 REIT MERGERS AND REIT CONVERSION ACTIVITIES
                  -------------------------------------------------------------
                       G            D          H        I        J
                                           EARNINGS
                               ADDITIONAL  & PROFITS  LEASE   DEFERRED
                    PRIVATE       REIT     DISTRIBU- CONVER-    TAX      PRO
                  PARTNERSHIPS EXPENSES(2)  TION(3)   SION   ADJUSTMENT FORMA
                  ------------ ----------- --------- ------- ---------- -------
ASSETS
Property and
 equipment,
 net............      $ 61        $ --       $ --     $ --      $--     $6,948
Notes and other
 receivables,
 net............       --           --         --       --       --        260
Due from
 managers.......       --           --         --      (100)     --         (2)
Investments in
 affiliates.....       --           --         --       --       --        350
Other assets....       (11)         --         --       --       --        396
Receivable from
 Lessee for
 working
 capital........       --           --         --       100      --        100
Cash, cash
 equivalents and
 short-term
 marketable
 securities.....       (11)         (44)      (225)     --       --        249
                  ------------ ----------- --------- ------- ---------- -------
                      $ 39        $ (44)     $(225)   $ --      $--     $8,301
                  ============ =========== ========= ======= ========== =======
LIABILITIES AND
EQUITY
Debt............      $--         $ --       $ --     $ --      $--     $5,325
Accounts payable
 and accrued
 expenses.......       --           --         --       --       --         87
Deferred income
 taxes..........       --           --         --       --      (150)      275
Other
 liabilities....        (6)         --         --       --       --        397
                  ------------ ----------- --------- ------- ---------- -------
Total
 liabilities....        (6)         --         --       --      (150)    6,084
Convertible
 Preferred
 Securities.....       --           --         --       --       --        550
Equity..........        45          (44)      (225)     --       150     1,667
                  ------------ ----------- --------- ------- ---------- -------
                      $ 39        $ (44)     $(225)   $ --      $--     $8,301
                  ============ =========== ========= ======= ========== =======

              See Notes to the Unaudited Pro Forma Balance Sheet.

                  NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                     100% PARTICIPATION WITH NOTES ISSUED

  A. Represents the adjustment to record the Blackstone Acquisition of 12 full-service properties (5,520 rooms) and a mortgage note secured by a thirteenth full-service property including the issuance of 43.7 million OP
Units:

  . Record property and equipment of $1,667 million
  . Record mortgage note receivable of $63 million
  . Record increase in due from managers of $5 million
  . Record the use of cash of $262 million
  . Record the assumption of mortgage debt of $600 million
  . Record the issuance of 43.7 million OP Units with a value of $873 million

  B. Represents the adjustment to record the 1998 purchase of the remaining minority interests in the Norfolk Waterside Marriott and the Calgary Marriott:

  . Record property and equipment of $1 million
  . Record the use of cash of $8 million
  . Record a decrease in other liabilities of $7 million related to the purchase of minority interests

  C. Represents the adjustment to record the Bond Refinancing assuming 100% acceptance of the Offers:

  . Record the repayment of the $1,550 million in Existing Senior Notes
  . Record the issuance of $1,700 million in Senior Notes
  . Record the write-off of $55 million in deferred financing fees related to the Existing Senior Notes and the Existing Credit Facility
  . Record the deferred financing fees of $47 million related to the Senior
    Notes and the Credit Facility
  . Record a draw of $350 million on the Credit Facility
  . Record the net cash activity of the above items as follows:

     Repayment of the Existing Senior Notes.......................... $(1,550)
     Issuance of the Senior Notes, net of the discount of $8 mil-
      lion...........................................................   1,692
     Net draw on the Credit Facility.................................     350
     Deferred financing fees related to the Senior Notes and Credit
      Facility.......................................................     (47)
     Bond tender and consent fees and other offering expenses........    (178)
                                                                      -------
       Net cash adjustment........................................... $   267
                                                                      =======

  . Record the federal and state tax benefit of $82 million related to above activity
  . Record the estimated extraordinary loss of $151 million, net of taxes, related to the Bond Refinancing

  D. Represents the estimated payment of an incremental $44 million of non-recurring REIT Conversion expenses resulting in a decrease in equity to the Operating Partnership.

  E. Represents the adjustment to deconsolidate the assets and liabilities of the Non-Controlled Subsidiary and to reflect the sale of certain hotel furniture and equipment to the Non-Controlled Subsidiary:

  . Record decrease in property and equipment of $342 million, including $200 million of hotel furniture and equipment sold to the Non-Controlled Subsidiary
  . Record receivable from Non-Controlled Subsidiary for the furniture and equipment loan of $200 million, net of the $134 million mortgage for six hotels which will be held by the Non-Controlled Subsidiary (previously eliminated in consolidation) and other notes totaling $3 million
  . Record decrease in due from managers of $16 million
  . Record investment in subsidiary of $345 million
  . Record decrease in other assets of $61 million
  . Record decrease in cash of $13 million
  . Record increase in debt of $100 million

  . Record decrease in accounts payable and accrued expenses of $2 million . Record decrease in deferred taxes of $39 million
  . Record decrease in other liabilities of $86 million
  . Record increase in equity of $3 million

  F. Represents the adjustment to record the REIT Mergers and issuance of Notes at the Note Election Amount (the greater of Liquidation Value or 60% of Exchange Value) to the Limited Partners:

  . Record property and equipment of $507 million
  . Record decrease in notes receivable of $3 million
  . Record increase in due from managers of $15 million
  . Record other assets of $32 million
  . Record cash of $3 million
  . Record debt of $563 million including $236 million of Notes to the
    Limited Partners at the Note Election Amount
  . Record accounts payable and accrued expenses of $12 million
  . Record decrease in other liabilities of $21 million

  G. Represents the adjustment to record the purchase of the remaining minority interests in four Private Partnerships:

  . Record property and equipment of $61 million
  . Record decrease in other assets of $11 million
  . Record use of cash of $11 million
  . Record decrease in minority interest liabilities of $6 million
  . Record the issuance of 2.3 million OP Units totaling approximately $45 million

  H. Represents the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host Marriott.(/3/)

  I. Represents the adjustment to record the transfer of working capital to SLC related to the leasing of the Operating Partnership's hotels by decreasing working capital and recording a receivable from the lessee of $100 million.

  J. Represents the adjustment to record the effect on deferred taxes for the change in tax status resulting from the REIT Conversion by decreasing deferred taxes and increasing equity by $150 million.
--------
(1) Host Marriott Hotels reflects the historical financial statements of Host Marriott less the senior living communities, which are contemplated to be spun off to Host Marriott's shareholders in conjunction with the REIT Conversion.
(2) The amount of the REIT Conversion expenses to be incurred is an estimate and is not known at this time.
(3) The amount of the earnings and profits distribution is an estimate only, and is subject to a number of contingencies and uncertainties at this time. The amount of the earnings and profits distribution will be based upon Host Marriott's accumulated earnings and profits for tax purposes, which could be affected by a number of factors (including, for example, actual operating results prior to REIT Conversion, extraordinary capital transactions, including those in connection with the REIT Conversion, and any adjustment resulting from routine ongoing audits of Host Marriott).

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                            FIRST TWO QUARTERS 1998
                     100% PARTICIPATION WITH NOTES ISSUED
                                 (IN MILLIONS)

                         HISTORICAL         ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                  ------------------------ -------------------------------------------------
                                                A           B            D            F
                                   HOST
                          PARENT MARRIOTT  BLACKSTONE      1998                     BOND
                  COMPANY HOTELS HOTELS(1) ACQUISITION ACQUISITIONS DISPOSITIONS REFINANCING
                  ------- ------ --------- ----------- ------------ ------------ -----------
REVENUE
Rental reve-
 nues(3)........   $--     $--     $ --       $--          $--          $--         $--
Hotel revenues..    331     321      652        80           21           (6)        --
Equity in earn-
 ings of affili-
 ates...........      4      (5)      (1)      --           --           --          --
Other revenues..     11      46       57       --           --           (50)        --
                   ----    ----    -----      ----         ----         ----        ----
Total revenues..    346     362      708        80           21          (56)        --
                   ----    ----    -----      ----         ----         ----        ----
OPERATING COSTS
 AND EXPENSES
Hotels..........    166     177      343        52           11           (3)        --
Other...........    --       10       10       --           --           --          --
                   ----    ----    -----      ----         ----         ----        ----
Total operating
 costs and ex-
 penses.........    166     187      353        52           11           (3)        --
                   ----    ----    -----      ----         ----         ----        ----
OPERATING PROF-
 IT.............    180     175      355        28           10          (53)        --
Minority inter-
 est............     (3)    (27)     (30)      --            (1)           1         --
Corporate ex-
 penses.........     (9)    (11)     (20)      --           --           --          --
REIT Conversion
 expenses.......    --       (6)      (6)      --           --           --          --
Interest ex-
 pense..........    (85)    (66)    (151)      (24)          (1)           1          (9)
Dividends on
 Convertible
 Preferred
 Securities.....    --      (17)     (17)      --           --           --          --
Interest in-
 come...........     12      14       26        (4)          (7)          (1)        --
                   ----    ----    -----      ----         ----         ----        ----
Income (loss)
 before income
 taxes..........     95      62      157       --             1          (52)         (9)
Benefit (provi-
 sion) for in-
 come taxes.....    (38)    (26)     (64)      --           --            21           4
                   ----    ----    -----      ----         ----         ----        ----
Income (loss)
 before extraor-
 dinary items...   $ 57    $ 36    $  93      $--          $  1         $(31)       $ (5)
                   ====    ====    =====      ====         ====         ====        ====
                                      REIT MERGERS AND REIT CONVERSION ACTIVITIES
                  -------------------------------------------------------------------------------------
                      G         I          J              K           O/M       H/L       M
                               REIT
                             MERGERS
                     NON-      AND                    EARNINGS                 LEASE    INCOME
                  CONTROLLED  NOTES     PRIVATE       & PROFITS    OTHER REIT CONVER-    TAX      PRO
                  SUBSIDIARY ISSUANCE PARTNERSHIPS DISTRIBUTION(2) ACTIVITIES SION(3) ADJUSTMENT FORMA
                  ---------- -------- ------------ --------------- ---------- ------- ---------- ------
REVENUE
Rental reve-
 nues(3)........     $--       $--       $ --           $ --         $ --      $ 572     $--     $ 572
Hotel revenues..      (86)       42        --             --           --       (703)     --       --
Equity in earn-
 ings of affili-
 ates...........       13       --         --             --           --        --       --        12
Other revenues..       (5)      --         --             --           --        --       --         2
                  ---------- -------- ------------ --------------- ---------- ------- ---------- ------
Total revenues..      (78)       42        --             --           --       (131)     --       586
                  ---------- -------- ------------ --------------- ---------- ------- ---------- ------
OPERATING COSTS
 AND EXPENSES
Hotels..........      (70)       24          1            --           --       (113)     --       245
Other...........       (5)      --         --             --           --        --       --         5
                  ---------- -------- ------------ --------------- ---------- ------- ---------- ------
Total operating
 costs and ex-
 penses.........      (75)       24          1            --           --       (113)     --       250
                  ---------- -------- ------------ --------------- ---------- ------- ---------- ------
OPERATING PROF-
 IT.............       (3)       18         (1)           --           --        (18)     --       336
Minority inter-
 est............        2        17        --             --           --        --       --       (11)
Corporate ex-
 penses.........        1       --         --             --           --        --       --       (19)
REIT Conversion
 expenses.......      --        --         --             --             6       --       --       --
Interest ex-
 pense..........       (4)      (22)       --             --           --        --       --      (210)
Dividends on
 Convertible
 Preferred
 Securities.....      --        --                        --           --        --       --       (17)
Interest in-
 come...........       (1)        1        --              (2)           2         6      --        20
                  ---------- -------- ------------ --------------- ---------- ------- ---------- ------
Income (loss)
 before income
 taxes..........       (5)       14         (1)            (2)           8       (12)     --        99
Benefit (provi-
 sion) for in-
 come taxes.....        5        (6)       --               1           (3)        5       32       (5)
                  ---------- -------- ------------ --------------- ---------- ------- ---------- ------
Income (loss)
 before extraor-
 dinary items...     $--       $  8      $  (1)         $  (1)       $   5     $  (7)    $ 32    $  94
                  ========== ======== ============ =============== ========== ======= ========== ======

        See Notes to the Unaudited Pro Forma Statements of Operations.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                            FIRST TWO QUARTERS 1997
                     100% PARTICIPATION WITH NOTES ISSUED
                                 (IN MILLIONS)

                          HISTORICAL               ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                   ------------------------ --------------------------------------------------------------
                                                 A           B            C            D           E/F
                                    HOST                                                          DEBT
                           PARENT MARRIOTT  BLACKSTONE      1998         1997                  REPAYMENT &
                   COMPANY HOTELS HOTELS(1) ACQUISITION ACQUISITIONS ACQUISITIONS DISPOSITIONS REFINANCING
                   ------- ------ --------- ----------- ------------ ------------ ------------ -----------
REVENUE
 Rental
  revenues(3)....   $--     $--     $ --       $--          $--          $--          $--         $--
 Hotel revenues..    228     284      512        60           40           65           (9)        --
 Equity in
  earnings of
  affiliates.....      3     --         3       --           --           --           --          --
 Other revenues..    --        7        7       --           --           --           --          --
                    ----    ----    -----      ----         ----         ----         ----        ----
 Total revenues..    231     291      522        60           40           65           (9)        --
                    ----    ----    -----      ----         ----         ----         ----        ----
OPERATING COSTS
 AND EXPENSES
 Hotels..........    119     172      291        50           22           27           (5)        --
 Other...........    --       16       16       --           --           --           --          --
                    ----    ----    -----      ----         ----         ----         ----        ----
 Total operating
  costs and
  expenses.......    119     188      307        50           22           27           (5)        --
                    ----    ----    -----      ----         ----         ----         ----        ----
OPERATING
 PROFIT..........    112     103      215        10           18           38           (4)        --
Minority
 interest........    --      (24)     (24)      --            (1)          (1)           1         --
Corporate
 expenses........     (6)    (12)     (18)      --           --           --           --          --
Interest
 expense.........    (52)    (70)    (122)      (24)          (5)          (7)           1         (33)
Dividends on
 Convertible
 Preferred
 Securities......    --      (17)     (17)      --           --           --           --          --
Interest income..     10      12       22        (4)          (6)          (6)         --           (3)
                    ----    ----    -----      ----         ----         ----         ----        ----
Income (loss)
 before income
 taxes...........     64      (8)      56       (18)           6           24           (2)        (36)
Benefit
 (provision) for
 income taxes....    (26)      2      (24)        7           (2)         (10)         --           14
                    ----    ----    -----      ----         ----         ----         ----        ----
Income (loss)
 before
 extraordinary
 items ..........   $ 38    $ (6)   $  32      $(11)        $  4         $ 14         $ (2)       $(22)
                    ====    ====    =====      ====         ====         ====         ====        ====
                                        REIT MERGERS AND REIT CONVERSION ACTIVITIES
                   --------------------------------------------------------------------------------------
                       G          I          J              K            M        H/L       N
                                REIT
                      NON-     MERGERS                  EARNINGS       OTHER     LEASE    INCOME
                   CONTROLLED AND NOTES   PRIVATE       & PROFITS       REIT    CONVER-    TAX      PRO
                   SUBSIDIARY ISSUANCE  PARTNERSHIPS DISTRIBUTION(2) ACTIVITIES SION(3) ADJUSTMENT FORMA
                   ---------- --------- ------------ --------------- ---------- ------- ---------- ------
REVENUE
 Rental
  revenues(3)....     $--       $--         $--           $--           $--      $ 510     $--     $ 510
 Hotel revenues..      (78)       38         --            --            --       (628)     --       --
 Equity in
  earnings of
  affiliates.....        8       --          --            --            --        --       --        11
 Other revenues..       (6)      --          --            --            --        --       --         1
                   ---------- --------- ------------ --------------- ---------- ------- ---------- ------
 Total revenues..      (76)       38         --            --            --       (118)     --       522
                   ---------- --------- ------------ --------------- ---------- ------- ---------- ------
OPERATING COSTS
 AND EXPENSES
 Hotels..........      (66)       22           1           --            --       (106)     --       236
 Other...........      (10)      --          --            --            --        --       --         6
                   ---------- --------- ------------ --------------- ---------- ------- ---------- ------
 Total operating
  costs and
  expenses.......      (76)       22           1           --            --       (106)     --       242
                   ---------- --------- ------------ --------------- ---------- ------- ---------- ------
OPERATING
 PROFIT..........      --         16          (1)          --            --        (12)     --       280
Minority
 interest........        2        16         --            --            --        --       --        (7)
Corporate
 expenses........        1       --          --            --            --        --       --       (17)
Interest
 expense.........       (4)      (20)        --            --            --        --       --      (214)
Dividends on
 Convertible
 Preferred
 Securities......      --        --          --            --            --        --       --       (17)
Interest income..      --        --          --             (2)            4         7      --        12
                   ---------- --------- ------------ --------------- ---------- ------- ---------- ------
Income (loss)
 before income
 taxes...........       (1)       12          (1)           (2)            4        (5)     --        37
Benefit
 (provision) for
 income taxes....      --         (5)        --              1            (2)        2       17       (2)
                   ---------- --------- ------------ --------------- ---------- ------- ---------- ------
Income (loss)
 before
 extraordinary
 items ..........     $ (1)     $  7        $ (1)         $ (1)         $  2     $  (3)    $ 17    $  35
                   ========== ========= ============ =============== ========== ======= ========== ======

        See Notes to the Unaudited Pro Forma Statements of Operations.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                               FISCAL YEAR 1997
                     100% PARTICIPATION WITH NOTES ISSUED
                                 (IN MILLIONS)

                          HISTORICAL               ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                   ------------------------ --------------------------------------------------------------
                                                 A           B            C            D           E/F
                                    HOST                                                          DEBT
                           PARENT MARRIOTT  BLACKSTONE      1998         1997                  REPAYMENT &
                   COMPANY HOTELS HOTELS(1) ACQUISITION ACQUISITIONS ACQUISITIONS DISPOSITIONS REFINANCING
                   ------- ------ --------- ----------- ------------ ------------ ------------ -----------
REVENUE
 Rental
  revenues(3)....   $ --    $--    $  --       $--          $--          $--          $--         $--
 Hotel revenues..     493    600    1,093       148           84           89          (23)        --
 Equity in
  earnings of
  affiliates.....       6     (1)       5       --           --           --           --          --
 Other revenues..       1     11       12       --           --           --           --          --
                    -----   ----   ------      ----         ----         ----         ----        ----
 Total revenues..     500    610    1,110       148           84           89          (23)        --
                    -----   ----   ------      ----         ----         ----         ----        ----
OPERATING COSTS
 AND EXPENSES
 Hotels..........     269    380      649       106           45           42          (10)        --
 Other...........     --      29       29       --           --           --           --          --
                    -----   ----   ------      ----         ----         ----         ----        ----
 Total operating
  costs and
  expenses.......     269    409      678       106           45           42          (10)        --
                    -----   ----   ------      ----         ----         ----         ----        ----
OPERATING
 PROFIT..........     231    201      432        42           39           47          (13)        --
Minority
 interest........      (1)   (31)     (32)      --            (4)           5           (1)        --
Corporate
 expenses........     (18)   (27)     (45)      --           --           --           --          --
Interest
 expense.........    (135)  (152)    (287)      (48)         (12)         (12)           3         (48)
Dividends on
 Convertible
 Preferred
 Securities......     --     (37)     (37)      --           --           --           --          --
Interest income..      28     24       52        (7)         (19)         (15)         --           (3)
                    -----   ----   ------      ----         ----         ----         ----        ----
Income (loss)
 before income
 taxes...........     105    (22)      83       (13)           4           25          (11)        (51)
Benefit
 (provision) for
 income taxes....     (43)     7      (36)        5           (2)         (10)           4          20
                    -----   ----   ------      ----         ----         ----         ----        ----
Income (loss)
 before
 extraordinary
 items...........   $  62   $(15)  $   47      $ (8)        $  2         $ 15         $ (7)       $(31)
                    =====   ====   ======      ====         ====         ====         ====        ====
                                          REIT MERGERS AND REIT CONVERSION ACTIVITIES
                   ----------------------------------------------------------------------------------------
                       G          I          J              K            M        H/L        N
                                REIT
                      NON-     MERGERS                  EARNINGS       OTHER     LEASE     INCOME
                   CONTROLLED AND NOTES   PRIVATE       & PROFITS       REIT    CONVER-     TAX      PRO
                   SUBSIDIARY ISSUANCE  PARTNERSHIPS DISTRIBUTION(2) ACTIVITIES SION(3)  ADJUSTMENT FORMA
                   ---------- --------- ------------ --------------- ---------- -------- ---------- -------
REVENUE
 Rental
  revenues(3)....    $ --       $--         $--           $--           $--     $ 1,047     $--     $1,047
 Hotel revenues..     (170)       74         --            --            --      (1,295)     --        --
 Equity in
  earnings of
  affiliates.....       16       --          --            --            --         --       --         21
 Other revenues..      (13)      --          --            --            --         --       --         (1)
                   ---------- --------- ------------ --------------- ---------- -------- ---------- -------
 Total revenues..     (167)       74         --            --            --        (248)     --      1,067
                   ---------- --------- ------------ --------------- ---------- -------- ---------- -------
OPERATING COSTS
 AND EXPENSES
 Hotels..........     (145)       49           2           --            --        (212)     --        526
 Other...........      (19)      --          --            --            --         --       --         10
                   ---------- --------- ------------ --------------- ---------- -------- ---------- -------
 Total operating
  costs and
  expenses.......     (164)       49           2           --            --        (212)     --        536
                   ---------- --------- ------------ --------------- ---------- -------- ---------- -------
OPERATING
 PROFIT..........       (3)       25          (2)          --            --         (36)     --        531
Minority
 interest........        5        17           1           --            --         --       --         (9)
Corporate
 expenses........        4       --          --            --            --         --       --        (41)
Interest
 expense.........       (8)      (42)        --            --            --         --       --       (454)
Dividends on
 Convertible
 Preferred
 Securities......      --        --          --            --            --         --       --        (37)
Interest income..      --          1         --             (4)            9         14      --         28
                   ---------- --------- ------------ --------------- ---------- -------- ---------- -------
Income (loss)
 before income
 taxes...........       (2)        1          (1)           (4)            9        (22)     --         18
Benefit
 (provision) for
 income taxes....        2       --          --              2            (4)         9        9        (1)
                   ---------- --------- ------------ --------------- ---------- -------- ---------- -------
Income (loss)
 before
 extraordinary
 items...........    $ --       $  1        $ (1)         $ (2)         $  5    $   (13)    $  9    $   17
                   ========== ========= ============ =============== ========== ======== ========== =======

        See Notes to the Unaudited Pro Forma Statements of Operations.

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                 ASSUMING 100% PARTICIPATION WITH NOTES ISSUED

  A. Represents the adjustment to record the revenues, operating expenses, interest expense, income taxes and to reduce interest income associated with the acquisition of the equity and debt interests for the Blackstone Acquisition.

  B. Represents the adjustment to record the revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income associated with the 1998 acquisition of, or purchase of controlling interests in, eight full-service properties.

  C. Represents the adjustment to record the revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income associated with the 1997 acquisition of, or purchase of controlling interests in, 18 full-service properties.

  D. Represents the adjustment to revenues, operating expenses, minority interest, interest expense and income taxes for the 1998 sale of the New York Marriott East Side and the Napa Valley Marriott, including the elimination of the non-recurring gains on the sales totalling $50 million and related taxes of $20 million in 1998.

  E. Represents the adjustment to reduce the interest expense associated with the refinancing or payoff of mortgage debt for three full-service properties (Marriott's Orlando World Center, the Philadelphia Marriott and the San Francisco Marriott).

  F. Represents the adjustment to record interest expense and related amortization of deferred financing fees and reduce interest income as a result of the Bond Refinancing. The adjustment excludes the estimated extraordinary loss of $151 million, net of taxes, related to the Bond Refinancing resulting from the write-off of deferred financing fees and the payment of bond tender and consent fees.

  G. Represents the adjustment for revenues, operating expenses, minority interest, interest expense, corporate expenses and income taxes to deconsolidate the Non-Controlled Subsidiary and reflect the Operating Partnership's share of income as equity in earnings of affiliate.

  H. Represents the adjustment to reduce depreciation expense related to certain furniture and equipment sold to the Non-Controlled Subsidiary, record interest income earned on the 7%, $200 million in notes from the Non-Controlled Subsidiary and reduce the lease payment to the Operating Partnership from the Lessee.

  I. Represents the adjustment to record the revenues, operating expenses, minority interest, interest expense, interest income and income taxes associated with the REIT Mergers, including three partnerships not previously consolidated by the Operating Partnership. Interest expense reflects interest on various mortgage notes and the estimated $236 million in 7% Notes issued in lieu of OP Units.

  J. Represents the adjustment to record additional depreciation expense and the decrease in minority interest expense related to the purchase of the remaining minority interests in the Private Partnerships.

  K. Represents the adjustment to reduce interest income for the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host Marriott.(/2/)

  L. Represents the adjustment to remove hotel revenues and management fees and record rental revenues associated with the leasing of certain hotel properties to SLC and other lessees.(/3/)

  M. Represents the adjustment to record interest income on the $107 million in loans to SLC.

  N. Represents the adjustment to the income tax provision to reflect the REIT Conversion.

  O. Represents the adjustment to eliminate non-recurring expenses incurred in connection with the REIT Conversion.
--------
(1) Host Marriott Hotels reflects the historical financial statements of Host Marriott less the senior living communities which are contemplated to be spun off to Host Marriott's shareholders in conjunction with the REIT Conversion.
(2) The amount of the earnings and profits distribution is an estimate only, and is subject to a number of contingencies and uncertainties at this time. The amount of the earnings and profits distribution will be based upon Host Marriott's accumulated earnings and profits for tax purposes, which could be affected by a number of factors (including, for example, actual operating results prior to REIT Conversion, extraordinary capital transactions, including those in connection with the REIT Conversion, and any adjustment resulting from routine ongoing audits of Host Marriott).
(3) Lease amounts reflect estimates as the leases have not been finalized, however, the negotiations are substantially complete. The Company does not believe final lease amounts will be materially different from the amounts presented.

               THE OFFERS TO PURCHASE AND CONSENT SOLICITATIONS

  On June 26, 1998, the Company commenced (i) an offer to purchase for cash any and all of the Company's (A) 9 1/2% Senior Secured Notes due 2005 (the "9 1/2% Senior Notes"), (B) 8 7/8% Senior Notes due 2007 (the "8 7/8% Senior Notes") and (C) the 9% Senior Notes due 2007 (the "9% Senior Notes" and, together with the 9 1/2% Senior Notes and the 8 7/8% Senior Notes, the "Existing Senior Notes"), and (ii) a solicitation of consents (the "Consents") from the registered holders of each series of Existing Senior Notes to certain amendments (the "Proposed Amendments") to the Indentures under which such Existing Senior Notes were issued (referred to herein as the "Existing Senior Notes Indentures") to eliminate or modify substantially all of the restrictive covenants and certain other provisions of each Existing Senior Notes Indenture. The offers to purchase are also referred to herein as the "Offers" and the solicitation of consents are also referred to herein as the "Consent Solicitations." The Offers and Consent Solicitations are being made pursuant to the Offer to Purchase and Consent Solicitation dated June 26, 1998 (the "Offer to Purchase and Consent Solicitation"), as amended.

  Under the terms of each Offer, the amount payable by the Company for tendered Existing Senior Notes (the "Offer Consideration") is being calculated in a manner to result in a yield to the earliest redemption date of the applicable issue of Existing Senior Notes equal to a fixed spread of 47 basis points over the yield of a reference U.S. Government security with a maturity close in proximity to the applicable redemption date, less the Consent Payment (as defined below). Based on the foregoing and assuming a settlement date of August 5, 1998, the Offer Consideration to be paid for each $1,000 principal amount of 9 1/2% Senior Notes, 8 7/8% Senior Notes and 9% Senior Notes tendered would be $1,072.05, $1,117.11 and $1,086.17, respectively. It is a condition of each Offer and Consent Solicitation that a registered holder seeking to tender his or her Existing Senior Notes in the Offer also provide their Consent to the Proposed Amendments with respect to the applicable Existing Senior Notes Indenture. Additionally, a registered holder seeking to provide his Consent to the Proposed Amendments to an Existing Senior Notes Indenture must also tender his or her Existing Senior Notes issued pursuant to such Existing Senior Notes Indenture. In order to encourage registered holders to give their Consent to the Proposed Amendments as soon as practicable, the Company offered to pay each registered holder who validly tendered his or her Existing Senior Notes and delivered his or her Consent to the Proposed Amendments prior to July 13, 1998, the Consent Date, an amount in cash equal to $20 for each $1,000 in principal amount of Existing Senior Notes to which the Consent relates (the "Consent Payment").

  As of July 28, 1998, the Company had received valid tenders of, and duly executed Consents to the Proposed Amendments to the applicable Existing Senior Notes Indenture with respect to, (i) $578,207,000 aggregate principal amount of the 9 1/2% Senior Notes (representing 96.37% of the outstanding principal amount of 9 1/2% Senior Notes), (ii) $599,485,000 aggregate principal amount of 8 7/8% Senior Notes (representing 99.91% of the outstanding principal amount of 8 7/8% Senior Notes) and (iii) $349,725,000 aggregate principal amount of 9% Senior Notes (representing 99.92% of the outstanding 9% Senior Notes). Under the terms of each Offer and Consent Solicitation, from and after the Consent Date, no Existing Senior Notes tendered pursuant to an Offer may be withdrawn and the corresponding Consent may not be revoked unless such Offer is terminated without any Existing Senior Notes being purchased thereunder.

  The Company's obligation to consummate the Offers and Consent Solicitations remains subject to certain conditions described in the Offer to Purchase and Consent Solicitation, including, among other things, the Company's having consummated the Offering and made other financing arrangements necessary to consummate the Offers and the Consent Solicitations. See "Description of Certain Indebtedness--Credit Facility." Each Offer and Consent Solicitation is being made by the Company only pursuant to the Offer to Purchase and Consent Solicitation. The Company may supplement or amend the terms of any of the Offers and Consent Solicitations. The Company and the Underwriters expressly disclaim any obligation or undertaking to disseminate to potential investors of Senior Notes any update or revisions to the Offers or Consent Solicitations.

  Each Offer is expected to expire at 5:00 p.m., New York City time, on August 4, 1998, unless extended by the Company.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  It is expected that at the consummation of the Offering, on a pro forma basis as of June 19, 1998, after giving effect to the Offering, the aggregate principal amount of unsubordinated Indebtedness of the Company would have been approximately $2,465 million, of which approximately $401 million would have been secured by assets held by the Company or its subsidiaries. Certain of the material Indebtedness of the Company and its subsidiaries is described below.

  Credit Facility. The Company is negotiating with a number of financial institutions led by Bankers Trust Company, an affiliate of one of the Underwriters, with respect to a $1,250 million credit facility to be provided by a syndicate of lenders (the "Lenders"). The Credit Facility is expected to provide the Company with (i) a $350 million term loan facility (subject to increases as provided in the succeeding paragraph) and (ii) a $900 million revolving credit facility. The Credit Facility will have an initial term of three years with two one-year options to extend. The proceeds of the Credit Facility will be used (i) to fund the Offers and Consent Solicitations, (ii) to acquire full-service hotels and other real estate assets including, under certain circumstances, senior living properties, (iii) under certain circumstances, to develop new full-service hotels and (iv) for general working capital purposes.

  The term loan facility will be funded on the closing date of the Credit Facility (which is presently expected to be concurrent with the closing of the Offering). The $350 million term loan facility may be increased by up to $250 million after the initial closing and will be available, subject to terms and conditions thereof and to the commitment of sufficient Lenders, in up to two drawings to be made on or prior to the second anniversary of the closing of the Credit Facility. The Lenders will advance funds under the revolving credit facility as requested by the Company with minimum borrowing amounts and frequency limitations to be agreed upon, subject to customary conditions including, but not limited to, (i) no existing or resulting default or event of default under the Credit Facility and (ii) continued accuracy of representations and warranties in all material respects.

  The monthly per annum interest rate applicable to the Credit Facility and the unused commitment fee applicable to the revolving portion of the Credit Facility will be calculated based on a spread over LIBOR that will fluctuate based on the quarterly recalculation of a leverage ratio set forth in the Credit Facility. The Credit Facility will provide that in the event that the Company achieves one of several investment grade long-term unsecured indebtedness ratings, the spread over LIBOR applicable to the Credit Facility will be fixed based on the particular rating achieved. If the Company elects to exercise its one-year extensions, the Company will be required to amortize approximately 22.5% per annum of the principal amount outstanding under the Credit Facility at the end of the initial three-year term.

  The Company's obligations under the Credit Facility will be guaranteed, subject to certain conditions, on a senior basis by Host Marriott, Hospitality and certain of the Company's existing and future subsidiaries. In addition, certain subsidiaries of Host Marriott other than the Company and its subsidiaries may, under certain circumstances, guarantee the obligations under the Credit Facility in the future. Borrowings under the Credit Facility will rank pari passu with the Senior Notes, any Existing Senior Notes (if any remain outstanding) and all other existing and future senior Indebtedness of the Company. The Credit Facility will be secured, on an equal and ratable basis, with the Senior Notes and the Existing Senior Notes (if any remain outstanding), by a pledge of the capital stock of certain direct and indirect subsidiaries of the Company. (See "Description of Senior Notes--Security".) In addition, the Credit Facility may under certain circumstances in the future be secured by a pledge of the capital stock of certain subsidiaries of Host Marriott other than the Company and its subsidiaries.

  The Credit Facility will include financial and other covenants that require the maintenance of certain ratios with respect to, among other things, maximum leverage, limitations on indebtedness, minimum net worth and interest and fixed charge coverage. The Credit Facility will also include restrictive and other covenants with respect to Host Marriott, the Company and their Subsidiaries.

  Existing Senior Notes. In May 1995, the Company issued $600 million aggregate principal amount of 9 1/2% Senior Notes pursuant to an indenture dated May 25, 1995 (the "9 1/2% Senior Note Indenture"). In July 1997, the Company merged with HMC Acquisitions, Inc. ("Acquisitions") an indirect wholly owned subsidiary of Host Marriott, and assumed $350 million aggregate principal amount of the 9% Senior Notes issued by Acquisitions pursuant to an indenture dated December 20, 1995 (the "9% Senior Notes Indenture"). In July 1997, the Company consummated a consent solicitation with respect to the 9 1/2% Senior Notes Indenture to facilitate (i) the merger of Acquisitions into the Company and (ii) the ability of the Company to acquire (A) through certain designated subsidiaries, properties subject to non-recourse indebtedness and
(B) a less than a majority equity interest in corporations, partnerships and certain other entities holding hotel and senior living properties that were controlled by the Company. At such time, Acquisitions also consummated a similar consent solicitation with respect to the 9% Senior Notes. The consent solicitations with respect to the 9% Senior Notes and the 9 1/2% Senior Notes are sometimes referred to herein as the "1997 Consent Solicitations." Additionally, in July 1997, the Company issued $600 million aggregate principal amount of 8 7/8% Senior Notes pursuant to an indenture dated July 15, 1997 (the "8 7/8% Senior Notes Indenture").

  Pursuant to the Offers and Consent Solicitations, the Company has offered to purchase any and all of each issue of Existing Senior Notes. See "The Offers to Purchase and Consent Solicitations." In the event that the Company consummates the Offers and Consent Solicitations, substantially all of the restrictive and other covenants to which the Company is subject as well as certain other provisions of the Existing Senior Notes Indentures will be deleted or substantially modified.

  The 9 1/2% Senior Notes to be purchased by the Company pursuant to an Offer were issued at par and have a maturity date of May 15, 2005. The net proceeds of the 9 1/2% Senior Notes (together with the net proceeds of senior notes of another Host Marriott subsidiary) were used to defease and subsequently redeem all of the senior notes of Hospitality and to repay borrowings under Host Marriott's line of credit with Marriott International. The 9% Senior Notes to be purchased by the Company pursuant to an Offer were issued at par and have a final maturity of December 15, 2007. A portion of the net proceeds of the offering of 9% Senior Notes were utilized to repay in full the outstanding borrowings under a $230 million revolving line of credit, which was then terminated. The 8 7/8% Senior Notes to be purchased by the Company pursuant to an Offer were issued at par and have a final maturity of July 15, 2007. The net proceeds from the Offering of the 8 7/8% Senior Notes were used to pay the consent fees and other costs associated with the 1997 Consent Solicitation (as defined) and for the acquisition of full-service hotel properties.

  Mortgage and Other Indebtedness. On a pro forma basis as of June 19, 1998, the Company has approximately $401 million of mortgage and other debt secured by assets other than the capital stock of the Company's subsidiaries. The average maturity of such debt is 9.4 years with an average interest rate of 7.6%. The debt is collateralized by approximately $606 million of real estate assets.

                        RELATIONSHIP WITH HOST MARRIOTT

  The Company operates as a unit of Host Marriott, utilizing Host Marriott's employees, centralized systems for cash management, insurance and administrative services. Host Marriott contracts with Marriott International for certain of these services. In addition, Host Marriott provides certain corporate, general and administrative services to the Company. Certain of these expenses have been allocated to the Company primarily based on the Company's utilization of specific functions.

  The Company has no employees. Host Marriott provides the services of certain employees (including the Company's executive officers) to the Company. The Company anticipates that each of its executive officers will generally devote a sufficient portion of his or her time to the business of the Company. However, such executive officers also will devote a significant portion of his or her time to the business of Host Marriott and its other subsidiaries. Implementation of the Company's future business strategy to acquire full-service hotels primarily in the U.S. will be dependent upon officers of the Company who may have similar obligations to Host Marriott or its affiliates. Prior to the consummation of the REIT Conversion, there can be no assurance that the Company will be provided the opportunity to purchase or acquire an economically desirable full-service hotel which also may be available to Host Marriott or one of its other subsidiaries.

  For further information regarding the Company's relationship with Host Marriott after the REIT Conversion, see "The REIT Conversion."

                   RELATIONSHIP WITH MARRIOTT INTERNATIONAL

  Marriott International (or one of its subsidiaries) serves as the manager for all but fourteen of the Company's full-service hotels and for the 18 Residence Inns leased by the Company. Marriott International also provides various other services to Host Marriott and its subsidiaries, including the Company.

  Management Agreements. The Company is a party to management agreements with Marriott International (or one of its subsidiaries) with respect to 55 of its 69 full service hotels (the "Management Agreements") which generally provide for Marriott International (or the appropriate subsidiary) to manage the hotels for an initial term of 15 to 30 years with renewal terms of up to an additional 16 to 30 years. The Management Agreements generally provide for payment of base management fees equal to two to four percent of sales and incentive management fees generally equal to 40% to 50% of hotel operating profits over a priority return to the Company, with total incentive management fees not to exceed 20% of operating profits. For full-service hotels acquired after September 1995, the incentive management fee is generally equal to 20% of operating profits. The Company may terminate certain Management Agreements if specified performance thresholds are not met, subject to the right of Marriott International to cure. In the event of early termination of any Management Agreement, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. No Management Agreement with respect to a single lodging facility is cross-collateralized with or cross-defaulted to any other Management Agreement and a single Management Agreement may be cancelled under certain conditions without triggering a cancellation of any other Management Agreement. Under each Management Agreement for full-service hotels, Marriott International collects all revenue generated at a particular lodging property. Marriott International holds such amounts on behalf of the Company in segregated accounts and forwards to the Company every two weeks all amounts in excess of certain expenses and management fees (as described more fully below). Because amounts collected by Marriott International are held on the Company's behalf, the Company does not depend upon the creditworthiness of Marriott International for receipt of such payments.

  Pursuant to the terms of the Management Agreements, Marriott International is required to furnish the hotels with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Marriott International hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic hotels managed, owned or leased by Marriott International or its subsidiaries. In addition, all the Company's properties participate in the Marriott Rewards frequent guest program. The cost of this program is charged to all hotels in the respective hotel system.

  The Company is obligated to provide the manager with sufficient funds to cover the cost of certain nonroutine repairs and maintenance to the hotels which are normally capitalized and replacements and renewals to the hotels' property and improvements. Under certain circumstances, the Company will be required to establish escrow accounts for such purposes under terms outlined in the Management Agreements. The Company is also required to provide Marriott International with funding for working capital to meet the operating needs of the hotels. Marriott International converts cash advanced by the Company into other forms of working capital consisting primarily of operating cash, inventories and trade receivables. Under the terms of the Management Agreements, Marriott International maintains possession of and sole control over the components of working capital and accordingly, the Company reports the total amounts so advanced to Marriott International as a component of other assets. Upon termination of the Management Agreements, the working capital will be returned to the Company.

  Franchise Agreements. The Company has entered into franchise agreements with Marriott International for seven hotels. Pursuant to these franchise agreements, the Company generally pays a franchise fee based on a percentage of room sales and food and beverage sales as well as certain other fees for advertising and reservations. Franchise fees for room sales vary from four to six percent of room sales, while fees for food and beverage sales vary from two to three percent of sales. The initial terms of the franchise agreements are from 20 to 25 years.

  Residence Inns. The agreements pursuant to which Marriott International operates the 18 Residence Inns subject to the sale leaseback transaction with Purchaser REIT (the "Residence Inn Agreements"), each provide for a system fee equal to four percent of annual gross revenue, and a base fee equal to two percent of annual gross revenues. In addition, the agreements provide for an incentive management fee equal to 50% of "Available Cash Flow" for each fiscal year (provided that the cumulative incentive management fee may not on any date exceed 20% of the cumulative Operating Profit (as defined in the Residence Inn Agreements) of the hotel through such date). Available Cash Flow is defined to be the excess of Operating Profit (after deduction of the base fee, including any portion of the base fee that is deferred or waived) over the Owner's Priority (as defined in the Residence Inn Agreements). Under such forms of agreement, Marriott International is also entitled to reimbursement for certain costs attributable to Chain Services of Marriott International. The Company or its subsidiaries have the option to terminate the agreement if specified performance thresholds regarding Operating Profit are not satisfied and if specified revenue market share tests are not met (provided that Marriott International can elect to avoid such termination by making cure payments to the extent necessary to allow the specified Operating Profit thresholds to be satisfied).

  Policies and Procedures for Addressing Conflicts. The on-going relationships between Marriott International and Host Marriott may present certain conflict situations for J.W. Marriott, Jr. who serves as Chairman of the Board of Directors and Chief Executive Officer of Marriott International and also serves as a director of Host Marriott, and for Richard E. Marriott, who serves as a director of Marriott International, and as the Chairman of the Board of Directors of Host Marriott. Messrs. Richard E. Marriott and J.W. Marriott, Jr., as well as other executive officers and directors of Host Marriott and Marriott International, also own (or have options or other rights to acquire) a significant number of shares of common stock in both Host Marriott and Marriott International. Host Marriott and Marriott International have adopted appropriate policies and procedures to be followed by the Board of Directors of each company to limit the involvement of Richard E. Marriott and J.W. Marriott, Jr. (or such other executive officers and directors having a significant ownership interest in the companies) in conflict situations, including matters relating to contractual relationships or litigation between Marriott International and Host Marriott. Such procedures include requiring Richard E. Marriott and J.W. Marriott, Jr. (or such other executive officers or directors having a significant ownership interest in the companies) to abstain from making management decisions in their capacities as officers of Marriott International and Host Marriott respectively, and to abstain from voting as directors of each company, with respect to matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest situation exists is determined on a case-by-case basis depending on such factors as the dollar value of the matter, the degree of personal interest of Richard E. Marriott and J.W. Marriott, Jr. (or such other executive officers and directors having a significant ownership interest in the companies) in the matter and the likelihood that resolution of the matter has significant strategic, operational or financial implications for the business of the Company. It is a principal responsibility of the general counsel of Host Marriott to monitor this issue in consultation with the Board of Directors. See "Risk Factors-- Relationship with Marriott International."

  Relationship After the REIT Conversion. Subsidiaries of Marriott International will serve as managers for a majority of the Operating Partnership's hotels which will be leased to the Lessees pursuant to the management agreements in effect at the time of the REIT Conversion. Marriott International and its subsidiaries are also expected to provide various other services to Host REIT and its affiliates. With respect to these contractual arrangements, the potential exists for disagreement as to contract compliance. Additionally, the possible desire of Host REIT and the Operating Partnership to finance, refinance or effect a sale of any of the hotels managed by subsidiaries of Marriott International may, depending upon the structure of such transactions, result in a need to modify the management agreements with respect to such hotel. Any such modification proposed by Host REIT or the Operating Partnership may not be acceptable to Marriott International or the applicable Lessee, and the lack of consent from either Marriott International or the applicable Lessee that has assumed the management agreement could adversely affect the Operating Partnership's ability to consummate such financing or sale. In addition, certain situations could arise where actions taken by Marriott International in its capacity as manager of competing lodging properties would not necessarily be in the best interests of the Operating Partnership, Host REIT or the Lessees. Nevertheless, the Operating Partnership believes that there is sufficient mutuality of interest between the Operating Partnership, the Lessees and Marriott International to result in a mutually productive relationship.

  Under each management agreement related to a Marriott International-managed hotel, the Marriott International subsidiary serving as the manager will provide complete management services to the applicable Lessees in connection with its management of such Lessee's hotels following the REIT Conversion. In most cases, these relationships are identical to those that currently exist between the applicable manager and Host Marriott, the Company or one of Host Marriott's other subsidiaries, or the applicable Partnership, and that would exist between the Operating Partnership's subsidiaries and the manager in the event the leases expire or otherwise terminate while the management agreements remain in effect.

  The Lessees under leases of hotels that are managed by subsidiaries of Marriott International will be owned 99% by a wholly owned subsidiary of SLC and 1% by Marriott International or its appropriate subsidiary. The operating agreement for such lessees will provide that the SLC member of the Lessee will have full control over the management of the business of the Lessee, except with respect to certain decisions for which the consent of both members will be required. These decisions include (i) terminating any management agreement for the hotels leased by the Lessee, except by reason of a default by the manager or pursuant to an express termination right in the management agreement; (ii) asserting that the manager is not an independent contractor or is not entitled to injunctive relief preventing termination (except for terminations described in clause (i)); (iii) dissolving, liquidating, consolidating, merging or selling all or substantially all of the assets of the Lessee; (iv) engaging in any other business or acquiring any assets or incurring any liabilities not reasonably related to the conduct of the Lessee's business; or (v) instituting voluntary bankruptcy proceedings or consenting to involuntary bankruptcy proceedings. Upon any termination of the applicable management agreement, these special voting rights of the manager will cease and the SLC member will be required to purchase the manager's interest in the Lessee at its fair market value.

                          DESCRIPTION OF SENIOR NOTES

  Set forth below is a summary of certain provisions of the Senior Notes. The Senior Notes will be issued pursuant to an indenture (as amended or supplemented from time to time, the "Indenture") to be dated as of August 5, 1998, by and among the Company, the Guarantors, the Subsidiary Guarantors and Marine Midland Bank, as trustee (the "Trustee"). The terms of the Indenture are also governed by certain provisions contained in the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference.

GENERAL

  The Senior Notes will be senior, general obligations of the Company, secured initially by a pledge of all the Capital Stock of all but one of the Initial Subsidiary Guarantors owned (directly or indirectly) by the Company, which pledge will be shared equally and ratably with the Credit Facility, the Existing Senior Notes (if any remain outstanding after the Offers) and certain future Indebtedness of the Company ranking pari passu with the Senior Notes. See "--Security." The Senior Notes will rank pari passu with all other existing and future unsubordinated Indebtedness of the Company and will rank senior to all subordinated obligations of the Company. The Senior Notes will be jointly and severally guaranteed on a senior basis by the Guarantors, the Initial Subsidiary Guarantors, and subject to certain exceptions, each of the Company's future Restricted Subsidiaries that subsequently guarantees Indebtedness of the Company. The Guarantee of the Guarantors and of the Subsidiary Guarantors with respect to the Senior Notes, and the pledges of Capital Stock, are subject to release upon satisfaction of certain conditions, and the Guarantee of the Guarantors with respect to the Senior Notes will be released upon consummation of the REIT Conversion, at which time the assets of the Guarantors shall consist of Qualified Assets. See "--Guarantees" and "-- Security."

  The Series A Notes will bear interest at 7 7/8% per annum, will be limited to $500,000,000 aggregate principal amount and will mature on August 1, 2005. The Series B Notes will bear interest at 7 7/8% per annum, will be limited to $1,200,000,000 aggregate principal amount and will mature on August 1, 2008. The Senior Notes will bear interest from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for with respect to such series of Senior Notes, payable semi-annually on March 15 and September 15 of each year, commencing September 15, 1998, with respect to the Series A Notes and June 15 and December 15, commencing December 15, 1998 with respect to the Series B Notes, in each case to the Persons in whose names such Senior Notes are registered at the close of business on the March 1st or the September 1 immediately preceding such Interest Payment Date with respect to the Series A Notes and the June 1st or the December 1st immediately preceding such Interest Payment Date with respect to the Series B Notes. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The Senior Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

  Principal of, premium, if any, and interest on the Senior Notes will be payable at the office or agency of the Company maintained for such purpose, in the Borough of Manhattan, The City of New York. Except as provided below, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Senior Notes at the addresses set forth upon the registry books of the Company; provided, however, Holders of Certificated Notes will be entitled to receive interest payments (other than at maturity) by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to the applicable Interest Payment Date. Such wire instructions, upon receipt by the Trustee, shall remain in effect until revoked by such Holder. No service charge will be made for any registration of transfer or exchange of Senior Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located at 140 Broadway, New York, New York 10005-1180.

GUARANTEES

  The Senior Notes will be fully and unconditionally guaranteed as to principal, premium, if any, and interest, jointly and severally, by each of the Guarantors and the Subsidiary Guarantors. If the Company defaults in the payment of the principal of, premium, if any, or interest on, the Senior Notes when and as the same shall become due, whether upon maturity, acceleration, call for redemption, Change of Control Offer, Offer to Purchase or otherwise, without the necessity of action by the Trustee or any Holder, the Guarantors and the Subsidiary Guarantors shall be required, jointly and severally, promptly to make such payment in full. The Indenture will provide that the Guarantors and the Subsidiary Guarantors will be released from their obligations as guarantors under the Senior Notes under certain circumstances. The obligations of each Subsidiary Guarantor and Guarantor will be limited in a manner intended to avoid such obligations being construed as fraudulent conveyances under applicable law.

  Each current and future Restricted Subsidiary of the Company that subsequently guarantees any Indebtedness (the "Guaranteed Indebtedness") of the Company (each a "Future Subsidiary Guarantor") will be required to Guarantee the Senior Notes. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the Senior Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee or (B) subordinated in right of payment to the Senior Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Senior Notes.

  The Indenture will provide that each of the Guarantors shall be automatically and unconditionally released from its obligations as a guarantor under the Senior Notes at such time as all or substantially all of the assets of such Guarantor shall, directly or indirectly, consist of Qualified Assets. Pursuant to these provisions, the Guarantees of the Guarantors with respect to the Senior Notes will automatically be released upon consummation of the REIT Conversion. Thereafter, the Guarantors will conduct their business such that upon the consummation of any transaction by them, all or substantially all of their assets will be Qualified Assets. Subject to compliance with the preceding paragraph, the Indenture will also provide that any Subsidiary Guarantee by a Restricted Subsidiary shall be automatically and unconditionally released upon (i) the sale or other disposition of Capital Stock of a Subsidiary Guarantor, if, as a result of such sale or disposition, such Subsidiary Guarantor ceases to be a Subsidiary of the Company, (ii) the consolidation or merger of any such Subsidiary Guarantor with any Person other than the Company or a Subsidiary of the Company, if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be Subsidiary of the Company, (iii) a Legal Defeasance or Covenant Defeasance, or (iv) the unconditional and complete release of such Subsidiary Guarantor from its Guarantee of all Guaranteed Indebtedness.

SECURITY

  The obligations of the Company to pay the principal of, premium, if any, and interest on the Senior Notes will be secured by a pledge of the Capital Stock of each Initial Subsidiary Guarantor (which will not include Marriott Financial Services, Inc.), which pledge will be shared equally and ratably with the Credit Facility, the Existing Senior Notes (if any remain outstanding after the Offers) and certain future Indebtedness of the Company ranking pari passu in right of payment with the Senior Notes. The Indenture also provides that the Capital Stock of each Restricted Subsidiary that is subsequently pledged to secure the Credit Facility will also be pledged to secure the Senior Notes on an equal and ratable basis with respect to Liens securing the Credit Facility and any other pari passu Indebtedness secured by such Capital Stock, provided, however, that any shares of the Capital Stock of any Restricted Subsidiary will not be and will not be required to be pledged to secure the Senior Notes if the pledge of or grant of a security interest in such shares is prohibited by law. Bankers Trust Company (an affiliate of one of the Underwriters and the administrative agent under the Credit Facility) will serve as the initial collateral agent with respect to such stock pledge, subject to replacement in certain circumstances. So long as the Credit Facility is in effect, the Lenders under the Credit Facility will have the right to direct the manner and method of enforcement of remedies with respect to the stock pledge. Any proceeds realized on a sale or disposition of collateral would be applied first to expenses of, and other obligations owed to, the Collateral Agent, second, pro rata to outstanding principal and interest of the secured Indebtedness, and third, pro rata to other secured obligations.

  Upon the complete and unconditional release of the pledge of any such Capital Stock in favor of the Credit Facility, the pledge of such Capital Stock as collateral securing of the Senior Notes shall be released; provided that should the obligations of the Company under the Credit Facility subsequently be secured by a pledge of such Capital Stock at any time, the Company shall cause such Capital Stock to be pledged ratably and with at least the same priority for the benefit of Holders of the Senior Notes.

RANKING

  The Senior Notes will be senior, general obligations of the Company, ranking pari passu in right of payment with any other outstanding or future unsubordinated Indebtedness of the Company, including, without limitation, the obligations of the Company under the Credit Facility and the Existing Senior Notes (if any remain outstanding after the Offers). The Senior Notes will rank senior to all subordinated obligations of the Company. The Guarantees of the Senior Notes by the Guarantors will be senior, general obligations of Host and any other Parent of the Company, and the Guarantees of the Subsidiary Guarantors ("Subsidiary Guarantees") will be senior, general obligations of the Subsidiary Guarantors. The Guarantees of the Senior Notes by the Guarantors will be pari passu in right of payment with all unsubordinated, unsecured Indebtedness of the Guarantors and senior to all subordinated Indebtedness of the Guarantors. Each of the Subsidiary Guarantees of the Senior Notes will rank pari passu with all current and future unsubordinated Indebtedness, and senior to all current and future subordinated Indebtedness, of the Subsidiary Guarantors. Holders of the Senior Notes will be direct creditors of each of the Guarantors and the Subsidiary Guarantors by virtue of such Guarantees of the Senior Notes. See "Risk Factors--Fraudulent Transfer." As of June 19, 1998, after giving effect to the 1998 Merger, the Offering and the application of the proceeds therefrom, the total Indebtedness of the Company would have been approximately $2,465 million on a pro forma basis (including approximately $401 million in senior, secured Indebtedness, which effectively ranks ahead of the Senior Notes in right of payment with respect to the assets securing such Indebtedness).

OPTIONAL REDEMPTION

  The Company will not have the right to redeem any Senior Notes prior to August 1, 2002. The Senior Notes will be redeemable at the option of the Company, in whole or in part, at any time, and from time to time, on and after August 1, 2002 with respect to the Series A Notes and August 1, 2003 with respect to the Series B Notes, upon not less than 30 days' nor more than 60 days' notice to each Holder of Senior Notes, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing August 1 with respect to the Series A Notes and August 1 with respect to the Series B Notes of the years indicated below, in each case (subject to the right of Holders of record on a Record Date that is on or prior to such Redemption Date to receive interest due on the corresponding Interest Payment Date) together with accrued and unpaid interest thereon to the Redemption Date:

                                                              SERIES A  SERIES B
      YEAR                                                     NOTES     NOTES
      ----                                                    --------  --------
      2002................................................... 103.940%
      2003................................................... 102.627%  103.985%
      2004................................................... 101.313%  102.657%
      2005................................................... 100.000%  101.328%
      2006 and thereafter....................................           100.000%

  In the case of a partial redemption, the Trustee shall select the Senior Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Senior Notes may be redeemed in part in multiples of $1,000 only.

  The Senior Notes will not have the benefit of any sinking fund.

  Notice of any redemption will be sent, by first class mail, at least 30 days, but not more than 60 days, prior to the date fixed for redemption to the Holder of each Senior Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Senior Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Senior Note, a new Senior Note or Senior Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Senior Notes or portions thereof called for redemption, unless the Company defaults in the payment thereof.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

  "Acquired Indebtedness" means Indebtedness or Disqualified Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or assumed in connection with an Asset Acquisition and not incurred in connection with or in contemplation or anticipation of such event, provided that Indebtedness of such Person which is redeemed, defeased (including the deposit of funds in a valid trust for the exclusive benefit of holders and the trustee thereof, sufficient to repay such Indebtedness in accordance with its terms), retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

  "Adjusted Total Assets" means, for any Person, the Total Assets for such Person and its Restricted Subsidiaries as of any Transaction Date, as adjusted to reflect the application of the proceeds of the Incurrence of Indebtedness and issuance of Disqualified Stock on the Transaction Date.

  "Affiliate" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided that a beneficial owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control; provided, further, that (i) the right to designate a member of the Board of a Person or a Parent of that Person will not, by itself, be deemed to constitute control and (ii) Marriott International and its Subsidiaries shall not be deemed to be Affiliates of the Company or its Parent or Restricted Subsidiaries.

  "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged or consolidated into or with the Company or any of its Restricted Subsidiaries or (ii) an acquisition by the Company or any of its Restricted Subsidiaries from any other Person that constitutes all or substantially all of a division or line of business, or one or more real estate properties, of such Person.

  "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary (including by issuance of such Capital Stock), (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries, or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries (other than Capital Stock of a Person which is not a Restricted Subsidiary) outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the covenant of the Indenture entitled "Consolidation, Merger and Sale of Assets"; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets with a fair market value not in excess of $10 million in any transaction or series of related transactions, (c) leases of real estate assets, (d) Permitted Investments (other than Investments in Cash Equivalents) or Restricted Investments made in accordance with the "Limitation on Restricted Payments" covenant, (e) any transaction comprising part of the REIT Conversion, and (f) any transactions that, pursuant to the "Limitation of Asset Sales" covenant, are defined not to be an "Asset Sale."

  "Average Life" means at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (calculated to the nearest one-twelfth) from such date of determination to the date of each successive scheduled principal (or redemption) payment of such debt security and (b) the amount of such principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

  "Blackstone Acquisition" means the acquisition by the Operating Partnership from The Blackstone Group, a Delaware limited partnership, and a series of funds controlled by Blackstone Real Estate Partners, a Delaware limited partnership, of certain hotel properties, mortgage loans and other assets together with the assumption of related Indebtedness.

  "Board" means (i) with respect to any corporation, the board of directors of such corporation or any committee of the board of directors of such corporation authorized, with respect to any particular matter, to exercise the power of the board of directors of such corporation, (ii) with respect to any partnership, any partner (including, without limitation, in the case of any partner that is a corporation, the board of directors of such corporation or any authorized committee thereof) with the authority to cause the partnership to act with respect to the matter at issue, (iii) in the case of a trust, any trustee or board of trustees with the authority to cause the trust to act with respect to the matter at issue, (iv) in the case of a limited liability company (a "LLC"), the managing member, management committee or other Person or group with the authority to cause the LLC to act with respect to the matter at issue, and (v) with respect to any other entity, the Person or group exercising functions similar to a board of directors of a corporation.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

  "Capital Contribution" means any contribution to the equity of the Company for which no consideration is given, or if given, consists only of the issuance of Qualified Capital Stock (or, if other consideration is given only the value of the contribution in excess of such other consideration).

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock, Preferred Stock and Units.

  "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

  "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.

  "Cash Equivalent" means (i) securities issued or directly and fully guaranteed or insured by the United State of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America are pledged in support thereof), or (ii) time deposits, bankers acceptances and certificates of deposit and commercial paper issued by the Parent of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's, (iii) marketable direct obligations issued by the District of Columbia or any state of the United States of America or any political subdivision or public instrumentality thereof bearing (at the time of investment therein) one of the two highest ratings obtainable from either S&P or Moody's and (iv) liquid investments in money market funds substantially all of the assets of which are securities of the type described in clauses (i) through (iii) inclusive; provided that the securities described in clauses (i) through (iii) inclusive have a maturity of one year or less after the date of acquisition.

  "Change of Control" means (i) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or Host or Host REIT (for so long as Host or Host REIT is a Parent of the Company immediately prior to such transaction or series of related transactions), on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company (or Host or Host REIT for so long as Host or Host REIT is a Parent of the Company immediately prior to such transaction or series of related transactions) then outstanding normally entitled to vote in elections of directors, managers or trustees, as applicable, (iii) during any period of l2 consecutive months after the Issue Date (for so long as Host or Host REIT is a Parent of the Company immediately prior to such transaction or series of related transactions), Persons who at the beginning of such 12-month period constituted the Board of Host or Host REIT (together with any new Persons whose election was approved by a vote of a majority of the Persons then still comprising the Board who were either members of the Board at the beginning of such period or whose election, designation or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Host or Host REIT, as applicable, then in office, or (iv) (a) prior to the consummation of the REIT Conversion, the Company is no longer consolidated with Host for Federal income tax reporting purposes or (b) on or after the REIT Conversion, Host REIT ceases to be a general partner of the Operating Partnership or ceases to control the Company; provided, however, that neither (x) the pro rata distribution by Host to its shareholders of shares of the Company or shares of any of Host's or Host REIT's other Subsidiaries, nor (y) the REIT Conversion (or any element thereof) shall, in and of itself, constitute a Change of Control for purposes of this definition.

  "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

  "Closing Date" means the date on which Senior Notes are first issued under the Indenture.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), which have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person's equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of common stock.

  "Company" means HMH Properties and its successors and assigns, including, without limitation, the Operating Partnership upon the consummation of the Merger.

  "Consolidated" or "consolidated" means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries (including those of the Non-Consolidated Restricted Entities) of such Person with those of such Person; provided that (i) "consolidation" will not include consolidation of the accounts of any other Person other than a Restricted Subsidiary of such Person with such Person and (ii) "consolidation" will include consolidation of the accounts of any Non-Consolidated Restricted Entities, whether or not such consolidation would be required or permitted under GAAP (it being understood that the accounts of such Person's Consolidated Subsidiaries shall be consolidated only to the extent of such Person's proportionate interest therein). The terms "consolidated" and "consolidating" have correlative meanings to the foregoing.

  "Consolidated Coverage Ratio" of any Person on any Transaction Date means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Interest Expense of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Interest Expense would no longer be obligations contributing to such Person's Consolidated Interest Expense subsequent to the Transaction
Date) during the Reference Period; provided that for purposes of such calculation, (i) acquisitions of operations, businesses or other income-producing assets (including any reinvestment of disposition proceeds in income-producing assets held as of and not disposed on the Transaction Date) which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness or invested in income-producing assets held as of and not disposed on the Transaction Date) shall be assumed to have occurred on the first day of such Reference Period, and (iv) the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

  "Consolidated EBITDA" means, for any Person and for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, (A) the sum of (i) Consolidated Interest Expense, (ii) provisions for taxes based on income (to the extent of such Person's proportionate interest therein), (iii) depreciation and amortization expense (to the extent of the proportionate interest of the referent Person therein), (iv) any other noncash items reducing the Consolidated Net Income of such Person for such period (to the extent of such Person's proportionate interest therein), (v) any dividends or distributions during such period to such Person or a Consolidated Subsidiary (to the extent of such Person's proportionate interest therein) of such Person from any other Person which is not a Restricted Subsidiary of such Person or which is accounted for by such Person by the equity method of accounting (other than a Non-Consolidated Restricted Entity), to the extent that (a) such dividends or distributions are not included in the Consolidated Net Income of such Person for such period and
(b) (1) the sum of such dividends and distributions, plus the aggregate amount of dividends or distributions from such other Person since the Issue Date that have been included in Consolidated EBITDA pursuant to this clause (v), do not exceed (2) the cumulative net income of such other Person attributable to the equity interests of the Person (or Restricted Subsidiary of the Person) whose Consolidated EBITDA is being determined, (vi) any cash receipts of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person's proportionate interest therein) during such period that represent items included in Consolidated Net Income of such Person for a prior period which were excluded from Consolidated EBITDA of such Person for such prior period by virtue of clause (B) of this definition, and (vii) any nonrecurring expenses incurred in connection with the REIT Conversion, minus (B) the sum of (I) all non-cash items increasing the Consolidated Net Income of such Person (to the extent of such Person's proportionate interest therein) for such period and
(II) any cash expenditures of such Person (to the extent of such Person's proportionate interest therein) during such period to the extent such cash expenditures (a) did not reduce the Consolidated Net Income of such Person for such period and (b) were applied against reserves or accruals that constituted noncash items reducing the Consolidated Net Income of such Person (to the extent of such Person's proportionate interest therein) when reserved or accrued; all as determined on a consolidated basis for such Person and its Consolidated Subsidiaries (it being understood that the accounts of such Person's Consolidated Subsidiaries shall be consolidated only to the extent of such Person's proportionate interest therein).

  "Consolidated Interest Expense" of any Person means, for any period, the aggregate amount (without duplication and determined in each case on a consolidated basis) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations but excluding the amortization of fees or expenses incurred in order to consummate the sale of the Senior Notes as described herein or to establish the Credit Facility) of such Person and its Consolidated Subsidiaries during such period, including
(i) original issue discount and noncash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and (b) dividends accrued or payable by such Person or any of its Consolidated Subsidiaries in respect of Disqualified Stock (other than by Restricted Subsidiaries of such Person to such Person or, to the extent of such Person's proportionate interest therein, such Person's Restricted Subsidiaries); provided, however, that any such interest, dividends or other payments or accruals (referenced in clauses (a) or (b)) of a Consolidated Subsidiary that is not Wholly Owned shall be included only to the extent of the proportionate interest of the referent Person in such Consolidated Subsidiary. For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Restricted Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

  "Consolidated Net Income" means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period, determined on a consolidated basis (it being understood that the net income of Consolidated Subsidiaries shall be consolidated with that of a Person only to the extent of the proportionate interest of such Person in such Consolidated Subsidiaries); provided that (i) net income (or loss) of any other Person which is not a Restricted Subsidiary of the Person, or that is accounted for by such specified Person by the equity method of accounting (other than a Non-Consolidated Restricted Entity), shall be included only to the extent of the amount of dividends or distributions paid to the specified Person or a Restricted Subsidiary of such Person, (ii) the net income (or loss) of any other Person acquired by such specified Person or a Restricted Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets or from the issuance or sale of any Capital Stock) shall be excluded, and (iv) the net income, if positive, of any of such Person's Consolidated Subsidiaries other than Consolidated Subsidiaries that are not Subsidiary Guarantors to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary shall be excluded; provided, however, in the case of exclusions from Consolidated Net Income set forth in clauses (ii),
(iii) and (iv), such amounts shall be excluded only to the extent included in computing such net income (or loss) on a consolidated basis and without duplication.

  "Consolidated Subsidiary" means, for any Person, each Restricted Subsidiary of such Person (including each Non-Consolidated Restricted Entity).

  "Conversion Date" means the effective date of the Host REIT Merger.

  "Credit Facility" means the credit facility established pursuant to the Credit Agreement, to be dated as of August 4, 1998 among the Company, Host, the lenders party thereto, Bankers Trust Company, as Arranger and Administrative Agent, and Wells Fargo Bank, N.A., The Bank of Nova Scotia and Credit Lyonnais New York

Branch, as Co-Arrangers, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified or restructured from time to time (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereof), whether by the same or any other agent, lender or group of lenders.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Disqualified Stock" means except as set forth below, with respect to any Person, Capital Stock of that Person that by its terms or otherwise is (i) required to be redeemed on or prior to the Stated Maturity of the Senior Notes for cash or property other than Qualified Capital Stock, (ii) redeemable for cash or property other than Qualified Capital Stock at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Senior Notes, or (iii) convertible into or exchangeable mandatorily or at the option of the holder for Capital Stock referred to in clause (i) or (ii) above or Indebtedness of the Company or a Restricted Subsidiary having a scheduled maturity prior to the Stated Maturity of the Senior Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Senior Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Senior Notes at the Option of Holders upon a Change of Control Triggering Event" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Senior Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Senior Notes at the Option of Holders upon a Change of Control Triggering Event" covenants described below. With respect to Capital Stock of a Restricted Subsidiary, only the amount thereof issued to Persons (other than the Company or any of its Restricted Subsidiaries) in excess of such Persons' Pro Rata Share of such Capital Stock shall be deemed to be Disqualified Stock for purposes of determining the amount of Disqualified Stock of the Company and its Restricted Subsidiaries.

  Notwithstanding anything to the contrary contained in this definition, (a) the QUIPs are not Disqualified Stock, (b) any Capital Stock issued by the Partnership to Host REIT shall not be deemed to be Disqualified Stock solely by reason of a right by Host REIT to require the Company to make a payment to it sufficient to enable Host REIT to satisfy its concurrent obligation with respect to Capital Stock of Host REIT, provided such Capital Stock of Host REIT would not constitute Disqualified Stock, and (c) no Capital Stock shall be deemed to be Disqualified Stock as the result of the right of the holder thereof to request redemption thereof if the issuer of such Capital Stock (or the Parent of such issuer) has the right to satisfy such redemption obligations by the issuance of Qualified Capital Stock to such holder.

  "E&P Distribution" means (a) one or more distributions to the shareholders of Host and/or Host REIT of (i) shares of SLC and (ii) cash, securities or other property, with a cumulative aggregate value equal to the amount estimated in good faith by Host or Host REIT from time to time as being necessary to assure that Host and Host REIT have distributed the accumulated earnings and profits (as referenced in Section 857(a)(2)(B) of the Code) of Host as of the last day of the first taxable year for which Host REIT's election to be taxed as a REIT is effective and (b) the distributions from the Operating Partnership to (i) Host REIT necessary to enable Host REIT to make the distributions described in clause (a) and (ii) holders of Units (other than Host REIT) required as a result of or a condition to such distributions made pursuant to clause (b)(i).

  "Excluded Person" means, in the case of the Company, Host, Host REIT or any Wholly Owned Subsidiary of Host or Host REIT.

  "Exempted Affiliate Transaction" means (i) employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of the Company, (ii) payments of reasonable fees and expenses to the members of the Board, (iii) transactions solely between the Company and any of its Subsidiaries or solely among Subsidiaries of the Company, (iv) Permitted Tax Payments, (v) Permitted Sharing Arrangements, (vi) Procurement Contracts, (vii) Operating Agreements, (viii) Restricted Payments permitted under the "Limitation on Restricted Payments" covenant, and (ix) any and all elements of the REIT Conversion.

  "Existing Senior Notes" means amounts outstanding from time to time of (i) the 9 1/2% Senior Secured Notes due 2005 of HMH Properties, (ii) the 8 7/8% Senior Notes due 2007 of HMH Properties, and (iii) the 9% Senior Notes due 2007 of HMH Properties, in each case not in excess of amounts outstanding immediately following the Issue Date, less amounts retired from time to time.

  "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined
(i) in good faith by the Board of the Company or the applicable Subsidiary involved in such transaction, or (ii) by an appraisal or valuation firm of national or regional standing selected by the Company or such Subsidiary, with experience in the appraisal or valuation of properties or assets of the type for which fair market value is being determined.

  "Fifty Percent Venture" means a Person (i) in which the Company owns (directly or indirectly) at least 50% of the aggregate economic interests;
(ii) in which the Company or a Restricted Subsidiary participates in control as a general partner, a managing member or through similar means, and (iii) which is not consolidated for financial reporting purposes with the Company under GAAP.

  "FF&E" means furniture, fixtures and equipment, and other tangible personal property other than real property.

  "Funds From Operations" for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period excluding gains or losses from debt restructurings and sales of property, plus depreciation of real estate assets and amortization related to real estate assets and other non-cash charges related to real estate assets, after adjustments for unconsolidated partnerships and joint ventures plus minority interests, if applicable (it being understood that the accounts of such Person's Consolidated Subsidiaries shall be consolidated only to the extent of such Person's proportionate interest therein).

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States of America.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Guarantors" means Host and each other Parent of the Company.

  "HMH Properties" means HMH Properties, Inc., a Delaware corporation.

  "Hospitality" means Host Marriott Hospitality, Inc., a Delaware corporation and the direct Parent of the Company on the Issue Date.

  "Host" means Host Marriott Corporation, a Delaware corporation and the indirect Parent of the Company on the the Issue Date, and its successors and assigns.

  "Host REIT" means Host Marriott Trust, a Maryland real estate investment trust, which will be the sole general partner of the Operating Partnership following the REIT Conversion and the successor to Host, and its successors and assigns.

  "Host REIT Merger" means the merger of Host with and into Host REIT, with Host REIT surviving the merger.

  "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to (including as a result of an acquisition), or become responsible for, the payment of, contingently or otherwise, such Indebtedness (including Acquired Indebtedness); provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

  "Indebtedness" of any Person means, without duplication, (i) all liabilities and obligations, contingent or otherwise, of such Person, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, notes, debentures or similar instruments, (c) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (d) evidenced by bankers' acceptances, (e) for the payment of money relating to a Capitalized Lease Obligation, or (f) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (ii) all net obligations of such Person under Interest Swap and Hedging Obligations; and
(iii) all liabilities and obligations of others of the kind described in the preceding clause (i) or (ii) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person.

  "Interest Swap and Hedging Obligation" means any obligation of any Person pursuant to any interest rate swaps, caps, collars and similar arrangements providing protection against fluctuations in interest rates. For purposes of the Indenture, the amount of such obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

  "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Company and its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a Restricted Subsidiary to be an Unrestricted Subsidiary or a Non-Consolidated Entity. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (a) "Investment" shall include the proportionate share of the Company and its Restricted Subsidiaries in the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary or Non-Consolidated Entity, (b) the proportionate share of the Company and its Restricted Subsidiaries in the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary or Non-Consolidated Entity at the time that such Unrestricted Subsidiary or Non-Consolidated Entity is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (c) any property transferred to or from an Unrestricted Subsidiary or Non-Consolidated Entity shall be valued at its fair market value at the time of such transfer.

  "Investment Grade" means a rating of the Senior Notes by both S&P and Moody's, each such rating being in one of such agency's four highest generic rating categories that signifies investment grade (i.e., currently BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's); provided in each case such ratings are publicly available; provided, further, that in the event Moody's or S&P is no longer in existence for purposes of determining whether the Senior Notes are rated "Investment Grade," such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which shall be given to the Trustee.

  "Issue Date" means the date on which Senior Notes are first issued under the Indenture.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien, privilege, hypothecation, other encumbrance or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest) upon or with respect to any property of any kind now owned or hereinafter acquired.

  "Limited Partner Note" means an unsecured note of the Operating Partnership which a limited partner of a Public Partnership can elect to receive at the time of the Partnership Mergers instead of or in exchange for Units.

  "Merger" means the merger of HMH Properties with and into the Operating Partnership with the Operating Partnership as the surviving entity.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Cash Proceeds" means, (i) with respect to any Asset Sale other than the sale of Capital Stock of a Restricted Subsidiary, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of (a) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (b) provisions for all Taxes (including Taxes of Host REIT) actually paid or payable as a result of such Asset Sale by the Company and its Restricted Subsidiaries, taken as a whole, (c) payments made to repay Indebtedness (other than Indebtedness subordinated in right of payment to the Senior Notes or a Subsidiary Guarantee) or any other obligations outstanding at the time of such Asset Sale that either (I) is secured by a Lien on the property or assets sold or (II) is required to be paid as a result of such sale, (d) amounts reserved by the Company and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP and (e) unless Taxes thereon are paid by Host REIT as set forth in clause (b) above, amounts required to be distributed as a result of the realization of gains from Asset Sales in order to maintain or preserve Host REIT's status as a REIT (provided, however, that with respect to an Asset Sale by any Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the Company's (direct or indirect) percentage ownership interest in such Person) and (ii) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney's fees, accountants's fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof (provided, however, that with respect to an issuance or sale by any

Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multipled by the Company's (direct or indirect) percentage ownership interest in such Person).

  "Net Investments" means, with respect to any referenced category or group of Investments, (x) the aggregate amount of such Investments made by the Company and its Restricted Subsidiaries (to the extent of the Company's proportionate interest in such Restricted Subsidiaries) on or subsequent to the Issue Date, minus (y) the aggregate amount of any dividends, distributions, sales proceeds or other amounts received by the Company and its Restricted Subsidiaries (to the extent of the Company's proportionate interest in such Restricted Subsidiaries) in respect of such Investments on or subsequent to the Issue Date; and, in the event that any such Investments are made, or amounts are received, in property other than cash, such amounts shall be the fair market value of such property.

  "Non-Conforming Assets" means various assets (principally comprising partnership or other interests in hotels which are not leased, certain international hotels in which Host or its Subsidiaries own interests, and certain FF&E relating to hotels owned by the Operating Partnership and its Subsidiaries) which assets, if owned by the Operating Partnership, could jeopardize Host REIT's status as a REIT.

  "Non-Consolidated Entity" means a Non-Controlled Entity or a Fifty Percent Venture which is neither a Non-Consolidated Restricted Entity nor an Unrestricted Subsidiary.

  "Non-Consolidated Restricted Entity" means a Non-Controlled Entity or a Fifty Percent Venture which has been designated by the Company (by notice to the Trustee) as a Restricted Subsidiary and which designation has not been revoked (by notice to the Trustee). Revocation of a previous designation of a Non-Controlled Entity or a Fifty Percent Venture as a Non-Consolidated Restricted Entity shall be deemed to be a designation of such entity to be a Non-Consolidated Entity.

  "Non-Controlled Entity" means a taxable corporation in which the Operating Partnership owns (directly or indirectly) 90% or more of the economic interest but no more than 9.9% of the Voting Stock and whose assets consist primarily of Non-Conforming Assets.

  "Offering" means the offering of the Senior Notes for sale by the Company.

  "Officer's Certificate" means a certificate signed on behalf of the Company, a Guarantor or Subsidiary Guarantor, as applicable, by an officer of the Company, a Guarantor or Subsidiary Guarantor, as applicable, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, Guarantor or Subsidiary Guarantor, as applicable.

  "Old Notes" means the approximately $35 million aggregate principal amount of four series of Indebtedness of Host outstanding on the Issue Date.

  "Operating Agreements" means the asset or property management agreements, franchise agreements, lease agreements and other similar agreements between the Company, any Subsidiary Guarantor or any of their respective Restricted Subsidiaries, on the one hand, and Marriott International, SLC or another entity engaged in and having pertinent experience with the operation of such similar properties, on the other, relating to the operation of the real estate properties owned by the Company, any Subsidiary Guarantor or any of their respective Restricted Subsidiaries, provided that the management of the Company determines in good faith that such arrangements are fair to the Company and to such Restricted Subsidiary.

  "Operating Partnership" means Host Marriott, L.P., a Delaware limited partnership, and, prior to the REIT Conversion, a Wholly Owned Subsidiary of Host, and, upon consummation of the Merger, the successor obligor to the Company under the Senior Notes.

  "Parent" of any Person means a corporation which at the date of determination owns, directly or indirectly, a majority of the Voting Stock of such Person or of a Parent of such Person.

  "Partnership Mergers" means the merger of one of more Subsidiaries of the Operating Partnership into one or more of the Public Partnerships.

  "Paying Agent" means, until otherwise designated, the Trustee.

  "Permitted Investment" means any of the following: (i) an Investment in Cash Equivalents; (ii) Investments in a Person substantially all of whose assets are of a type generally used in a Related Business (an "Acquired Person") if, as a result of such Investments, (a) the Acquired Person immediately thereupon is or becomes a Restricted Subsidiary of the Company, or (b) the Acquired Person immediately thereupon either (I) is merged or consolidated with or into the Company or any of its Restricted Subsidiaries and the surviving Person is the Company or a Restricted Subsidiary of the Company or (II) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries; (iii) an Investment in a Person, provided that (A) such Person is principally engaged in a Related Business, (B) the Company or one or more of its Restricted Subsidiaries participates in the management of such Person, as a general partner, member of such Person's governing board or otherwise and (C) any such Investment shall not be a Permitted Investment if, after giving effect thereto, the aggregate amount of Net Investments outstanding made in reliance on this clause (iii) subsequent to the Issue Date would exceed 5% of Total Assets; (iv) Permitted Sharing Arrangement Payments; (v) securities received in connection with an Asset Sale so long as such Asset Sale complied with the Indenture including the covenant "Limitation on Asset Sales" (but, only to the extent the fair market value of such securities and all other non-cash and non-Cash Equivalent consideration received complies with clause (ii) of the first paragraph of the "Limitation on Asset Sales" covenant); (vi) Investments in the Company or in Restricted Subsidiaries of the Company; (vii) Permitted Mortgage Investments;
(viii) any Investments constituting part of the REIT Conversion; and (ix) any Investments in a Non-Consolidated Entity, provided that (after giving effect to such Investment) the total assets (before depreciation and amortization) of all Non-Consolidated Entities attributable to the Company's proportionate ownership interest therein, plus an amount equal to the Net Investments outstanding made in reliance upon clause (iii) above, does not exceed 20% of the total assets (before depreciation and amortization) of the Company and its Consolidated Subsidiaries (to the extent of the Company's proportionate ownership interest therein).

  "Permitted Lien" means any of the following: (i) Liens imposed by governmental authorities for taxes, assessments or other charges where nonpayment thereof is not subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;
(ii) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided that (a) the underlying obligations are not overdue for a period of more than 30 days, or (b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (iii) Liens securing the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (iv) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Restricted Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;
(v) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (vi) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation; and (vii) Liens securing on an equal and ratable basis the Senior Notes and any other Indebtedness.

  "Permitted Mortgage Investment" means an Investment in Indebtedness secured by real estate assets or Capital Stock of Persons (other than the Company or its Restricted Subsidiaries) owning such real estate assets; provided that (i) the Company is able to consolidate the operations of the real estate assets in its GAAP financial statements, (ii) such real estate assets are owned by a partnership, LLC or other entity which is controlled by the Company or a Restricted Subsidiary as a general partner, managing member or through similar means, or (iii) the aggregate amount of such Permitted Mortgage Investments (excluding those referenced in clauses (i) and (ii) above), determined at the time each such Investment was made, does not exceed 10% of Total Assets after giving effect to such Investment.

  "Permitted REIT Distributions" means a declaration or payment of any dividend or the making of any distribution (i) to Host REIT that is necessary to maintain Host REIT's status as a REIT under the Code or to satisfy the distributions required to be made by reason of Host REIT's making of the election provided for in Notice 88-19 (or Treasury regulations issued pursuant thereto), if (a) the aggregate principal amount of all outstanding Indebtedness (other than the QUIPs Debt) of the Company and its Restricted Subsidiaries on a consolidated basis at such time is less than 80% of Adjusted Total Assets of the Company and (b) no Default or Event of Default shall have occurred and be continuing and (ii) to any Person in respect of any Units, which distribution is required as a result of or a condition to the distribution or payment of such dividend or distribution to Host REIT; provided that such Person's investment in the Operating Partnership in consideration of which such Person received such Units shall have been consummated in a transaction determined by the Company to be fair to the Operating Partnership as set forth in an Officer's Certificate for Investments in an amount less than $50 million and as set forth in a Board Resolution for Investments equal to or greater than such amount.

  "Permitted REIT Payments" means, without duplication, payments to Host REIT and its Subsidiaries that hold only Qualified Assets in an amount necessary and sufficient to permit Host REIT and such Subsidiaries to pay all of their operating expenses and other general corporate expenses and liabilities (including any reasonable professional fees and expenses).

  "Permitted Sharing Arrangements" means any contracts, agreements or other arrangements between the Company and/or one or more of its Subsidiaries and a Parent of the Company and/or one or more Subsidiaries of such Parent, pursuant to which such Persons share centralized services, establish joint payroll arrangements, procure goods or services jointly or otherwise make payments with respect to goods or services on a joint basis, or allocate corporate expenses (other than taxes based on income) (provided that (i) such Permitted Sharing Arrangements are, in the determination of management of the Company, the Subsidiary Guarantors, or their Restricted Subsidiaries in the best interests of the Company, the Subsidiary Guarantors, or their Restricted Subsidiaries and (ii) the liabilities of the Company, the Subsidiary Guarantors and their Restricted Subsidiaries under such Permitted Sharing Arrangements are determined in good faith and on a reasonable basis).

  "Permitted Sharing Arrangements Payments" means payments under Permitted Sharing Arrangements.

  "Permitted Tax Payments" means payment of any liability of the Company, Host, Host REIT or any of their respective Subsidiaries for Taxes.

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), which have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person's preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

  "Private Partnership" means a partnership (other than a Public Partnership) or limited liability company that owns one or more full service hotels and that, prior to the REIT Conversion, is partially but not Wholly Owned by Host or one of its Subsidiaries.

  "Private Partnership Acquisition" means the acquisition by the Operating Partnership or a Restricted Subsidiary thereof from unaffiliated partners of certain Private Partnerships of partnership interests in such Private Partnerships in exchange for Units or the assets of such Private Partnerships by merger or conveyance in exchange for Units.

  "Procurement Contracts" means contracts for the procurement of goods and services entered into in the ordinary course of business and consistent with industry practices.

  "Pro Rata Share" means "PRS" where:

  PRS equals CR divided by TC multiplied by OPTC

  where:

      CR equals the redemption value of such Capital Stock in the issuing Restricted Subsidiary held in the aggregate by the Company and its Restricted Subsidiaries.

      TC equals the total contribution to the equity of the issuing Restricted Subsidiary made by the Company and its Restricted
    Subsidiaries, and

      OPTC equals the total contribution to the equity of the issuing Restricted Subsidiary made by other Persons.

  "Public Partnerships" mean, collectively, Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership; Desert Springs Marriott Limited Partnership, a Delaware limited partnership; Hanover Marriott Limited Partnership, a Delaware limited partnership; Marriott Diversified American Hotels, L.P., a Delaware limited partnership; Marriott Hotel Properties Limited Partnership, a Delaware limited partnership; Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership; Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island Limited partnership; Potomac Hotel Limited Partnership, a Delaware limited partnership; and Marriott Suites Limited Partnership; or, as the context may require, any such entity together with its Subsidiaries, or any of such Subsidiaries.

  "Qualified Assets" means (i) Capital Stock of the Company or any of its Subsidiaries or of other Subsidiaries of the Guarantors substantially all of whose sole assets are direct or indirect interests in Capital Stock of the Company and (ii) other assets related to corporate operations of the Guarantor which are de minimus in relation to those of the Guarantors and their Restricted Subsidiaries, taken as a whole.

  "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Stock and, when used in the definition of "Disqualified Stock," also includes any Capital Stock of a Restricted Subsidiary, Host REIT or any Parent of the Company that is not Disqualified Stock.

  "Qualified Exchange" means (i) any legal defeasance, redemption, retirement, repurchase or other acquisition of then outstanding Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock or (ii) any exchange of Qualified Capital Stock for any then outstanding Capital Stock or Indebtedness issued on or after the Issue Date.

  "QUIPs" means the 6 3/4% Convertible Preferred Securities issued by Host Financial Trust, a statutory business trust and a Subsidiary of Host.

  "QUIPs Debt" means the $567 million aggregate principal amount of 6 3/4% convertible subordinated debentures due 2026 of Host, held by Host Marriott Financial Trust, a statutory business trust.

  "Rating Agencies" means (i) S&P and (ii) Moody's or (iii) if S&P or Moody's or both shall not make a rating of all of the Senior Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

  "Rating Category" means currently (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories:
Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used in another Rating Agency. In determining whether the rating of the Senior Notes has decreased by one or more gradations, gradations within Rating Categories (currently + and - for S&P, 1,2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

  "Rating Date" means the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) the first public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

  "Rating Decline" means the occurrence, on or within 90 days after the earliest to occur of (i) a Change of Control and (ii) the date of the first public notice of the occurrence of a Change of Control or of the intention by any Person to effect a Change of Control (which period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), of (a) in the event the Senior Notes are rated by either Moody's or S&P on the Rating Date as Investment Grade, a decrease in the rating of the Senior Notes by either of such Rating Agencies to a rating that is below Investment Grade, or
(b) in the event the Senior Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, a decrease in the rating of the Senior Notes by either Rating Agency by one or more gradations (including gradations with Rating Categories as well as between Rating Categories).

  "real estate assets" means real property and all FF&E associated or used in connection therewith.

  "Reference Period" with regard to any Person means the four full fiscal quarters ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Senior Notes or the Indenture.

  "Refinancing Indebtedness" means Indebtedness or Disqualified Stock (i) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or
(ii) constituting an amendment, modification or supplement to, or a deferral or renewal of ((i) and (ii) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Stock in a principal amount or, in the case of Disqualified Stock, liquidation preference, not to exceed the sum of (a) the reasonable and customary fees and expenses incurred in connection with the Refinancing plus (b) the lesser of (I) the principal amount or, in the case of Disqualified Stock, liquidation preference, of the Indebtedness or Disqualified Stock so refinanced and (II) if such Indebtedness being refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided that Refinancing Indebtedness (other than a revolving line of credit from a commercial lender or other Indebtedness whose proceeds are used to repay a revolving line of credit from a commercial lender to the extent such revolving line of credit or other Indebtedness was not put in place for purposes of evading the limitations described in this definition) shall (A) not have an Average Life shorter than the Indebtedness or Disqualified Stock to be so refinanced at the time of such Refinancing and (B) be subordinated in right of payment to the rights of Holders of the Senior Notes if the Indebtedness or Disqualified Stock to be refinanced was so subordinated.

  "REIT Conversion" means the various transactions to be carried out in connection with Host's conversion to a REIT, as generally described in the Prospectus and the S-4 Registration Statement, including without limitation
(i) the contribution to the Operating Partnership and its Subsidiaries of substantially all of the assets (excluding the assets of SLC) held by Host and its other Subsidiaries (which shall be substantially completed on or prior to the Conversion Date); (ii) the assumption by the Operating Partnership and/or its Subsidiaries of substantially all of the liabilities of Host and its other Subsidiaries (including, without limitation, the QUIPs Debt and the Old Notes); (iii) the Partnership Mergers; (iv) the Private Partnership Acquisitions; (v) the issuance of Limited Partner Notes in connection with the foregoing; (vi) the Blackstone Acquisition; (vii) the contribution, prior to or substantially concurrent with the Conversion Date, to Non-Controlled Entities of Non-Conforming Assets; (viii) the leases to SLC or Subsidiaries of SLC of the hotels owned by the Operating Partnership and its Subsidiaries;
(ix) the Host REIT Merger; (x) the E&P Distribution; and (xi) such other related transactions and steps, occurring prior to or substantially concurrent with or within a reasonable time after the Conversion Date as may be reasonably necessary to complete the above transactions or otherwise to permit Host REIT to elect to be treated as a REIT for Federal income tax purposes; provided that Host may in its sole discretion exclude any one or more of the specific transactions enumerated above in clauses (ii) through (x) hereof; provided, further, that Host shall not have distributed to its shareholders any significant amounts of assets (other than regular dividends and the E&P Distribution) on or prior to the Conversion Date and subsequent to the Issue Date.

  "Related Business" means the businesses conducted (or proposed to be conducted) by the Company and its Restricted Subsidiaries as of the Closing Date and any and all businesses that in the good faith judgment of the Board of the Company are materially related businesses or real estate related businesses. Without limiting the generality of the foregoing, Related Business shall include the ownership and operation of lodging properties.

  "Restricted Investment" means, in one or a series of related transactions, any Investment, other than a Permitted Investment.

  "Restricted Payment" means, with respect to any Person (but without duplication), (i) the declaration or payment of any dividend or other distribution in respect of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person, (ii) any payment on account of the purchase, redemption or other acquisition or retirement for value of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person, (iii) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or the Parent or a Restricted Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness, (iv) any Restricted Investment by such Person, and (v) the payment to any Affiliate (other than the Company or its Restricted Subsidiaries) in respect of taxes owed by any consolidated group of which both such Person or a Subsidiary of such Person and such Affiliate are members; provided, however, that the term "Restricted Payment" does not include (a) any dividend, distribution or other payment on or with respect to Capital Stock of the Company to the extent payable solely in shares of Qualified Capital Stock; (b) any dividend, distribution or other payment to the Company, or to any of the Subsidiary Guarantors, by the Company or any of its Restricted Subsidiaries; (c) Permitted Tax Payments; (d) the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Company, provided such distributions are made to the Company (or a Subsidiary of the Company, as applicable) on a pro rata basis (and in like form) with all dividends and distributions so made; (e) the retirement of Units upon conversion of such Units to Capital Stock of Host REIT; (f) any transactions comprising part of the REIT Conversion; (g) any payments with respect to Disqualified Stock or Indebtedness at the stated time and amounts pursuant to the original terms of the instruments governing such obligations;
(h) Permitted REIT Payments; and (i) payments in accordance with the existing terms of the QUIPs; and provided, further, that any payments of bona fide obligations of the Company or any Restricted Subsidiary shall not be deemed to be Restricted Payments solely by virtue of the fact of another Person's co-obligation with respect thereto.

  "Restricted Subsidiary" means any Subsidiary of the Company other than (i) an Unrestricted Subsidiary or (ii) a Non-Consolidated Entity.

  "S-4 Registration Statement" means the registration statement of the Operating Partnership on Form S-4, filed with the Commission on June 2, 1998, as amended and supplemented.

  "Secured Indebtedness" means any Indebtedness or Disqualified Stock secured by a Lien (other than Permitted Liens) upon the property of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries.

  "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the Commission as in effect as of the Issue Date.

  "SLC" means HMC Senior Communities, Inc., a Delaware corporation, and its successors and assigns.

  "S&P" means Standard & Poor's Ratings Services and its successors.

  "Stated Maturity" means (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

  "Subordinated Indebtedness" means Indebtedness of the Company or a Subsidiary Guarantor that is expressly subordinated in right of payment to the Senior Notes or a Subsidiary Guarantee, as applicable.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, (ii) any partnership (a) in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and owns alone or together with the Company a majority of the partnership interest or (b) in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and which is controlled by such Person in a manner sufficient to permit its financial statements to be consolidated with the financial statements of such Person in conformance with GAAP and the financial statements of which are so consolidated, (iii) any Non-Controlled Entity, and
(iv) any Fifty Percent Venture.

  "Subsidiary Guarantee" means a Guarantee by each Subsidiary Guarantor for payment of principal, premium and interest on the Senior Notes by such Subsidiary Guarantor. The Subsidiary Guarantee will be a senior obligation of each Subsidiary Guarantor and will be full and unconditional regardless of the enforceability of the Senior Notes and the Indenture.

  "Subsidiary Guarantors" means (i) the Initial Subsidiary Guarantors identified in the following sentence and (ii) any Future Subsidiary Guarantors that become Subsidiary Guarantors pursuant to the terms of the Indenture, but excluding any Persons whose guarantees have been released pursuant to the terms of the Indenture. The Initial Subsidiary Guarantors are HMH Rivers, Inc.; HMH Marina, Inc.; Marriott SBM Two Corporation; Marriott PLP Corporation; HMC Retirement Properties, Inc.; HMH Pentagon Corporation; HMC SFO, Inc.; Host Airport Hotels, Inc.; Host of Houston 1979; Host of Houston, Ltd.; Host of Boston, Ltd.; Marriott Financial Services, Inc.; HMC Capital Resources Corp.; Marriott SBM One Corporation; YBG Associates LLC; PRM Corporation; and Marriott Park Ridge Corporation.

  "Subsidiary Indebtedness" means, without duplication, all Unsecured Indebtedness (including Guarantees (other than Guarantees by Restricted Subsidiaries of Secured Indebtedness)) of which a Restricted Subsidiary other than a Subsidiary Guarantor is the obligor. A release of the Guarantee of a Subsidiary Guarantor which remains a Restricted Subsidiary shall be deemed to be an Incurrence of Subsidiary Indebtedness in amount equal to the Company's proportionate interest in the Unsecured Indebtedness of such Subsidiary Guarantor.

  "Tax" or "Taxes" means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any domestic or foreign governmental authority responsible for the administration of any such taxes.

  "Total Assets" means the sum of (i) Undepreciated Real Estate Assets and
(ii) all other assets (excluding intangibles) of the Company, the Subsidiary Guarantors, and their respective Restricted Subsidiaries determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company's proportionate interest therein).

  "Total Unencumbered Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness and (ii) all other assets (but excluding intangibles and minority interests in Persons who are obligors with respect to outstanding secured debt) of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries not securing any portion of Secured Indebtedness, determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company's proportionate interest therein).

  "Transaction Date" means, with the respect to the Incurrence of any Indebtedness or issuance of Disqualified Stock by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred or such Disqualified Stock is to be issued and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

  "Undepreciated Real Estate Assets" means, as of any date, the cost (being the original cost to the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries plus capital improvements) of real estate assets of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company's proportionate interest therein).

  "Units" means the limited partnership units of the Operating Partnership.

  "Unrestricted Subsidiary" means any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of the Company in the manner provided below. The Board of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary, unless such Subsidiary owns any Capital Stock of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries (other than the designated Subsidiary and any other Subsidiary concurrently being designated as an Unrestricted Subsidiary); provided that (a) any Guarantee by the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries (other than the designated Subsidiary and any other Subsidiary concurrently being designated as an Unrestricted Subsidiary) of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company, the Subsidiary Guarantors or such Restricted Subsidiaries at the time of such designation; (b) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would not be prohibited under the "Limitation on Restricted Payments" covenant described below; and (c) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (a) of this proviso would be permitted under the "Limitation on Incurrences of Indebtedness and Issuances of Disqualified Stock" and "Limitation on Restricted Payments" covenants. The Board of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and (2) all Liens, Indebtedness and Disqualified Stock of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred, granted or issued at such time, have been permitted to be Incurred, granted or issued and shall be deemed to have been Incurred, granted or issued for all purposes of the Indenture. Any such designation by the Board of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

  "Unsecured Indebtedness" means any Indebtedness or Disqualified Stock of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries that is not Secured Indebtedness.

  "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

  "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by individuals mandated by applicable law) by such Person and/or one or more Wholly Owned Subsidiaries of such Person.

  Covenants at Issuance. The following covenants will be effective upon issuance of the Senior Notes:

 REPURCHASE OF SENIOR NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL TRIGGERING EVENT

  Upon the occurrence of a Change of Control Triggering Event, each Holder of Senior Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Notes pursuant to the unconditional, irrevocable Offer to Purchase described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment") on a date that is not more than 45 Business Days after the occurrence of such Change of Control Triggering Event (the "Change of Control Payment Date").

  On or before the Change of Control Payment Date, the Company will (i) accept for payment Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Payment (together with accrued and unpaid interest) of all Senior Notes so tendered and (iii) deliver to the Trustee Senior Notes so accepted together with an Officer's Certificate listing the aggregate principal amount of the Senior Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Senior Notes so accepted payment in an amount equal to the Change of Control Payment, and the Trustee will promptly authenticate and mail or deliver (or cause to be transferred by book entry) to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. Any Senior Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the consummation thereof.

  The provisions of the Indenture relating to a Change of Control Triggering Event may not afford the Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect Holders, if such transaction does not constitute a Change of Control Triggering Event, as defined. In addition, the Company may not have sufficient financial resources available to fulfill its obligation to repurchase the Senior Notes upon a Change of Control Triggering Event.

  Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation l4E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws.

 LIMITATION ON INCURRENCES OF INDEBTEDNESS AND ISSUANCES OF DISQUALIFIED STOCK

  (a) The Indenture will provide that, except as set forth below, neither the Company, the Subsidiary Guarantors nor any of their respective Restricted Subsidiaries will, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Stock. Notwithstanding the foregoing sentence, if, on the date of any such Incurrence or issuance, after giving effect to, on a pro forma basis, such Incurrence or issuance and the receipt and application of the proceeds therefrom, (i) the aggregate amount of all outstanding Indebtedness (other than the QUIPs Debt) and Disqualified Stock of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (d)(iii) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Indebtedness and Disqualified Stock of Restricted Subsidiaries shall be consolidated with that of the Company only to the extent of the Company's proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 65% of Adjusted Total Assets of the Company and (ii) the Consolidated Coverage Ratio of the Company would be greater than or equal to 2.0 to 1, the Company and its Restricted Subsidiaries may Incur such Indebtedness or issue such Disqualified Stock.

  (b) In addition to the foregoing limitations set forth in (a) above, except as set forth below, the Company, the Subsidiary Guarantors and their Restricted Subsidiaries will not Incur any Secured Indebtedness or Subsidiary Indebtedness. Notwithstanding the foregoing sentence, if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and/or Subsidiary Indebtedness and the application of the proceeds thereof, the aggregate amount of all outstanding Secured Indebtedness and Subsidiary Indebtedness of the Company, the Subsidiary Guarantors and their Restricted Subsidiaries (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (d)(iii) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Secured Indebtedness and Subsidiary Indebtedness of Restricted Subsidiaries shall be consolidated with that of the Company only to the extent of the Company's proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 45% of Adjusted Total Assets of the Company, the Company and its Restricted Subsidiaries may Incur such Secured Indebtedness and/or Subsidiary Indebtedness.

  (c) In addition to the limitations set forth in (a) and (b) above, the Company, the Subsidiary Guarantors and their Restricted Subsidiaries will maintain at all times Total Unencumbered Assets of not less than 125% of the aggregate outstanding amount of the Unsecured Indebtedness (other than the QUIPs Debt) (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (d)(iii) hereof or otherwise) determined on a consolidated basis (it being understood that the Unsecured Indebtedness of the Restricted Subsidiaries shall be consolidated with that of the Company only to the extent of the Company's proportionate interest in such Restricted Subsidiaries).

  (d) Notwithstanding paragraphs (a) or (b), the Indenture will provide that the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries (except as specified below) may Incur or issue each and all of the following: (i) Indebtedness outstanding (including Indebtedness issued to replace, refinance or refund such Indebtedness) under the Credit Facility at any time in an aggregate principal amount not to exceed $1.5 billion, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount); (ii) Indebtedness or Disqualified Stock owed (A) to the Company or (B) to any Subsidiary Guarantor; provided that any event which results in any Restricted Subsidiary holding such Indebtedness or Disqualified Stock ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness or Disqualified Stock (other than to the Company or a Subsidiary Guarantor) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness or issuance of Disqualified Stock not permitted by this clause
(ii); (iii) Refinancing Indebtedness with respect to outstanding Indebtedness (other than Indebtedness Incurred under clause (i), (ii), (iv), (vi) or (viii) of this paragraph) and any refinancings thereof; (iv) Indebtedness (A) in respect of performance, surety or appeal bonds Incurred in the ordinary course of business, (B) under Currency Agreements and Interest Swap and Hedging Obligations; provided that such agreements (a) are designed solely to protect the Company, the Subsidiary Guarantors or any of their Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and
(b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, or (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company, the Subsidiary Guarantors or any of their Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by the Company, the Subsidiary Guarantors and their Restricted Subsidiaries on a consolidated basis in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase all of the Senior Notes tendered in a Change of Control Offer made as a result of a Change of Control or (B) deposited to defease the Senior Notes as described below under "Legal Defeasance and Covenant Defeasance"; (vi) Guarantees of the Senior Notes and Guarantees of Indebtedness of the Company or any of the Subsidiary Guarantors by any of their respective Restricted Subsidiaries; provided the guarantee of such Indebtedness is permitted by and made in accordance with the terms of the Indenture at the time of the incurrence of such underlying Indebtedness or at the time such guarantor becomes a Restricted Subsidiary; (vii) Indebtedness evidenced by the Senior Notes and the Guarantees thereof and represented by the Indenture up to the amounts issued pursuant thereto as of the Issue Date;
(viii) the QUIPs Debt; (ix) Limited Partner Notes, and (x) Indebtedness Incurred pursuant to the Blackstone Acquisition and any Indebtedness of Host, its Subsidiaries, a Public Partnership or a Private Partnership incurred in connection with the REIT Conversion.

  (e) For purposes of determining any particular amount of Indebtedness under this covenant, (1) Indebtedness Incurred under the Credit Facility on or prior to the Issue Date shall be treated as Incurred pursuant to clause (i) of paragraph (d) of this covenant and (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included as additional Indebtedness. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness as being Incurred under only one of such clauses.

  Indebtedness or Disqualified Stock of any Person that is not a Restricted Subsidiary of the Company, which Indebtedness or Disqualified Stock is outstanding at the time such Person becomes a Restricted Subsidiary of the Company (including by designation) or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company, shall be deemed to have been Incurred or issued at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company, or a Restricted Subsidiary of the Company, and Indebtedness or Disqualified Stock which is assumed at the time of the acquisition of any asset shall be deemed to have been Incurred or issued at the time of such acquisition.

 LIMITATION ON LIENS

  Neither the Company, the Subsidiary Guarantors, nor any Restricted Subsidiary shall secure any Indebtedness under the Credit Facility by a Lien or suffer to exist any Lien on their respective properties or assets securing Indebtedness under the Credit Facility unless effective provision is made to secure the Senior Notes equally and ratably with the Lien securing such Indebtedness for so long as Indebtedness under the Credit Facility is secured by such Lien.

 LIMITATION ON RESTRICTED PAYMENTS

  The Indenture will provide that on and after the Issue Date each of the Company and the Subsidiary Guarantors will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, if (a) on the date of such Restricted Payment a Default or an Event of Default would exist and be continuing or would occur as a consequence of (after giving effect, on a pro forma basis, to) such Restricted Payment or (b) immediately prior to such Restricted Payment or after giving effect thereto, the aggregate amount of all Restricted Payments made by the Company, the Subsidiary Guarantors and their Restricted Subsidiaries, including such proposed Restricted Payment (if not made in cash, then the fair market value of any property used therefor) from and after the Issue Date and on or prior to the date of such Restricted Payment, shall exceed the sum of, without duplication, (i) the amount determined by subtracting (x) 2.0 times the aggregate Consolidated Interest Expense of the Company for the period (taken as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to the last day of the last full fiscal quarter prior to the date of the proposed Restricted Payment (the "Computation Period") from
(y) Consolidated EBITDA of the Company for the Computation Period, (ii) the aggregate Net Cash Proceeds received by the Company from the sale (other than to a Subsidiary of the Company and other than in connection with a Qualified Exchange) of its Qualified Capital Stock or as a Capital Contribution from its Parent, in either case, which Net Cash Proceeds are received by the Company after the Issue Date, (iii) the fair market value of noncash tangible assets or Capital Stock (other than that of the Company or its Parent) received by the Company representing interests in Persons acquired in exchange for an issuance of Qualified Capital Stock after the Issue Date, (iv) the fair market value of noncash tangible assets or Capital Stock (other than that of the Company or its Parent) representing interests in Persons contributed as a Capital Contribution to the Company after the Issue Date and (v) $75 million.

  Notwithstanding the foregoing, the provisions set forth in clause (b) of the immediately preceding paragraph will not prohibit (i) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the foregoing provisions, (ii) a Qualified Exchange, or (iii) a Permitted Sharing Arrangements Payment; provided, however, that any amounts expended pursuant to clause (i) of this paragraph shall be included as Restricted Payments made for purposes of clause (b) of the immediately preceding paragraph, whereas amounts received and expended in connection with a Qualified Exchange or a Permitted Sharing Arrangements Payment shall neither be counted as Restricted Payments made nor be credited as Net Cash Proceeds received for purposes of clause (b) of the immediately preceding paragraph.

 LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARY GUARANTORS

  The Indenture will provide that the Company and the Subsidiary Guarantors will not create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary Guarantor to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Subsidiary Guarantor held by the Company or its Restricted Subsidiaries, (ii) pay any Indebtedness owed to the Company or any Subsidiary Guarantor, (iii) make loans or advances to the Company or any Subsidiary Guarantor, or (iv) transfer its property or assets to the Company or any Subsidiary Guarantor.

  The foregoing provisions shall not prohibit any encumbrances or restrictions: (i) imposed under the Senior Notes as in existence immediately following the Issue Date in the Indenture or under the Credit Facility, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) imposed under any applicable documents or instruments pertaining to any Secured Indebtedness (and relating solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets); (iii) existing under or by reason of applicable law; (iv) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (v) in the case of clause (iv) of the first paragraph of this covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and its Restricted Subsidiaries, taken as a whole; (vi) with respect solely to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; (vii) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Senior Notes than is customary in comparable financings (as determined by the Company) and (C) the Company determines that any such encumbrance or restriction will not materially affect its ability to make principal or interest payments on the Senior Notes, or (viii) in connection with and pursuant to permitted refinancings thereof, replacements of restrictions imposed pursuant to clause
(iv) of this paragraph that are not more restrictive than those being replaced and do not apply to any other Person or assets other than those that would have been covered by the restrictions in the Indebtedness so refinanced. Nothing contained in this covenant shall prevent the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries from (1) creating, incurring, assuming or suffering to exist any Permitted Liens or Liens not prohibited by the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries in accordance with the terms of such Indebtedness or any related security document.

 LIMITATION ON TRANSACTIONS WITH AFFILIATES

  The Indenture will provide that neither the Company, the Subsidiary Guarantors, nor any of their respective Restricted Subsidiaries will be permitted to, directly or indirectly, enter into, renew or extend any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any of its Restricted Subsidiaries ("Affiliate Transactions"), other than Exempted Affiliate Transactions, except upon fair and reasonable terms no less favorable to the Company, the Subsidiary Guarantor or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not an Affiliate.

  The foregoing limitation does not limit, and shall not apply to (i) transactions approved by a majority of the Board of the Company; (ii) the payment of reasonable and customary fees and expenses to members of the Board of the Company who are not employees of the Company; (iii) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant or any payments specifically exempted from the definition of Restricted Payments; and (iv) Permitted REIT Payments. Notwithstanding the foregoing, any Affiliate Transaction or series of related Affiliate Transactions, other than Exempted Affiliate Transactions and any transaction or series of related transactions specified in any of clauses (ii) through (iv) of this paragraph, (a) with an aggregate value in excess of $10 million must first be approved pursuant to a Board Resolution by a majority of the Board of the Company who are disinterested in the subject matter of the transaction, and (b) with an aggregate value in excess of $25 million, will require the Company to obtain a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view of such transaction to the Company, such Subsidiary Guarantor or such Restricted Subsidiary, except that in the case of a real estate transaction or related real estate transactions with an aggregate value in excess of $25 million but not in excess of $50 million, an opinion may instead be obtained from an independent, qualified real estate appraiser that the consideration received in connection with such transaction is fair to the Company, such Subsidiary Guarantor or such Restricted Subsidiary.

 LIMITATION ON ASSET SALES

  The Indenture will provide that the Company and the Subsidiary Guarantors will not, and the Company and the Subsidiary Guarantors will not permit any of their respective Restricted Subsidiaries to, consummate any Asset Sale, unless
(i) the consideration received by the Company, the Subsidiary Guarantor or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of as determined by the Board of the Company in good faith and (ii) at least 75% of the consideration received consists of cash, Cash Equivalents and/or real estate assets; provided that, with respect to the sale of one or more real estate properties, up to 75% of the consideration may consist of indebtedness of the purchaser of such real estate properties so long as such Indebtedness is secured by a first priority Lien on the real estate property or properties sold; and provided that, for purposes of this clause (ii) the amount of (A) any Indebtedness (other than Indebtedness subordinated in right of payment to the Senior Notes or a Subsidiary Guarantee) that is required to be repaid or assumed (and is either repaid or assumed by the transferee of the related assets) by virtue of such Asset Sale and which is secured by a Lien on the property or assets sold and (B) any securities or other obligations received by the Company, any Subsidiary Guarantor or any such Restricted Subsidiary from such transferee that are immediately converted by the Company, the Subsidiary Guarantor or such Restricted Subsidiary into cash (or as to which the Company, any Subsidiary Guarantor or such Restricted Subsidiary has received at or prior to the consummation of the Asset Sale a commitment (which may be subject to customary conditions) from a nationally recognized investment, merchant or commercial bank to convert into cash within 90 days of the consummation of such Asset Sale and which are thereafter actually converted into cash within such 90-day period) will be deemed to be cash.

  In the event that the aggregate Net Cash Proceeds received by the Company, the Subsidiary Guarantors and the Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 1% of Total Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Restricted Subsidiaries has been filed with the Commission or provided to the Trustee pursuant to the "Report" covenant), then prior to

12-months after the date Net Cash Proceeds so received exceeded 1% of Total Assets, the Net Cash Proceeds may be (A) invested in or committed to be invested in, pursuant to a binding commitment subject only to reasonable, customary closing conditions, and providing such Net Cash Proceeds are, in fact, so invested, within an additional 180 days, (x) fixed assets and property (other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of the Board of the Company will immediately constitute or be part of a Related Business of the Company, the Subsidiary Guarantor or such Restricted Subsidiary (if it continues to be a Restricted Subsidiary) immediately following such transaction, (y) Permitted Mortgage Investments or (z) a controlling interest in the Capital Stock of an entity engaged in a Related Business; provided that concurrently with an Investment specified in clause (z), such entity becomes a Restricted Subsidiary or (B) used to repay and permanently reduce Indebtedness outstanding under the Credit Facility (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount). Pending the application of any such Net Cash Proceeds as described above, the Company may invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph (including any Net Cash Proceeds which were committed to be invested as provided in such sentence but which are not in fact invested within the time period provided) will be deemed to constitute "Excess Proceeds."

  Within 30 days following each date on which the aggregate amount of Excess Proceeds exceeds $25 million, the Company will make an Offer to Purchase from the Holders and holders of any other Indebtedness of the Company ranking pari passu with the Senior Notes from time to time outstanding with similar provisions requiring the Company to make an offer to purchase or redeem such Indebtedness with the proceeds from such Asset Sale, on a pro rata basis, an aggregate principal amount (or accreted value, as applicable) of Senior Notes and such other Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount (or accreted value, as applicable) of the Senior Notes and such other Indebtedness, plus, in each case, accrued interest (if any) to the Payment Date. To the extent that the aggregate amount of Senior Notes and other senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount (or accreted value, as applicable) of Senior Notes and such other Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds, the Senior Notes to be purchased and such other Indebtedness shall be selected on a pro rata basis. Upon completion of such Offer to Purchase, the amount of Excess Proceeds shall be reset at zero.

  Notwithstanding, and without complying with, any of the foregoing provisions:

    (i) the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries may, in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

    (ii) the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the "Consolidation, Merger and Sale of Assets" and "Limitation on Merger of Subsidiary Guarantors and Release of Subsidiary Guarantors" covenants in the Indenture;

    (iii) the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company, the Subsidiary Guarantor or such Restricted Subsidiary, as applicable; and

    (iv) the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries may exchange assets held by the Company, the Subsidiary Guarantor or a Restricted Subsidiary for one or more real estate properties and/or one or more Related Businesses of any Person or entity owning one or more real estate properties and/or one or more Related Businesses; provided that the Board of the Company has determined in good faith that the fair market value of the assets received by the Company are approximately equal to the fair market value of the assets exchanged by the Company.

  No transaction listed in clauses (i) through (iv) inclusive shall be deemed to be an "Asset Sale."

 LIMITATION ON MERGER OF SUBSIDIARY GUARANTORS AND RELEASE OF SUBSIDIARY GUARANTORS

  The Indenture will provide that no Subsidiary Guarantor shall consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person (other than the Company or another Subsidiary Guarantor), unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall unconditionally and fully guarantee, on a senior basis, all of such Subsidiary Guarantor's obligations under such Subsidiary Guarantor's Guarantee under the Indenture on the terms set forth in the Indenture; and (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

  The Guarantee of the Senior Notes by a Subsidiary Guarantor shall be automatically released upon (i) the sale or other disposition of Capital Stock of such Subsidiary Guarantor if, as a result of such sale or disposition, such Subsidiary Guarantor ceases to be a Subsidiary of the Company, (ii) the consolidation or merger of any such Subsidiary Guarantor with any Person other than the Company or a Subsidiary of the Company if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be Subsidiary of the Company, (iii) a Legal Defeasance or Covenant Defeasance, or (iv) the unconditional and complete release of such Subsidiary Guarantor from its Guarantee of all Guaranteed Indebtedness.

 LIMITATION ON STATUS AS INVESTMENT COMPANY

  The Indenture will prohibit the Company and its Restricted Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended).

  Covenants upon REIT Conversion. All of the covenants listed under the heading "Covenants at Issuance" will also be applicable to the Senior Notes after the REIT Conversion, except that the first covenant governing "Restricted Payments" under such heading will be replaced by the following covenant:

 LIMITATION ON RESTRICTED PAYMENTS

  The Indenture will provide that the Company and the Subsidiary Guarantors will not, and the Company and the Subsidiary Guarantors will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, make a Restricted Payment if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under paragraph (a) of the "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, the fair market value of any property used therefor) made on and after the Issue Date shall exceed the sum of, without duplication, (1) 95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Issue Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date, (2) 100% of the aggregate Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company including from an issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Senior Notes), and the amount of any Indebtedness (other than Indebtedness subordinate in right of payment to the Senior Notes) of the Company that was issued and sold for cash upon the conversion of such Indebtedness after the Issue Date into Capital Stock (other than Disqualified Stock) of the Company, or otherwise received as Capital Contributions, (3) an amount equal to the net reduction in Investments (other than Permitted Investments) in any Person other than a Restricted Subsidiary after the Issue Date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any of its Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from designations of Unrestricted Subsidiaries or Non-Consolidated Entities as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), (4) the fair market value of noncash tangible assets or Capital Stock (other than that of the Company or its Parent) representing interests in Persons acquired after the Issue Date in exchange for an issuance of Qualified Capital Stock and (5) the fair market value of noncash tangible assets or Capital Stock (other than that of the Company or its Parent) representing interests in Persons contributed as a Capital Contribution to the Company after the Issue Date. Notwithstanding the foregoing, the Company may make Permitted REIT Distributions.

  Covenants upon Attainment and Maintenance of an Investment Grade Rating. The covenants "--Limitation on Liens," "--Limitation on Restricted Payments," "-- Limitation on Dividend and other Payment Restrictions Affecting Subsidiary Guarantors," "--Limitation on Asset Sales" and "--Limitation on Transactions with Affiliates"--will not be applicable in the event, and only for so long as, the Senior Notes are rated Investment Grade.

REPORTS

  The Indenture will provide that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and to each Holder, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the certified independent public accountants of the Company, as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required. Whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability and will make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT

  The Indenture will define an Event of Default with respect to any series of Senior Notes as (i) the failure by the Company to pay any installment of interest on the Senior Notes of that series as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal of, or premium, if any, on, the Senior Notes of that series when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, (iii) the failure by the Company, a Guarantor or any Subsidiary Guarantor to observe or perform any other covenant or agreement contained in the Senior Notes of that series or the Indenture with respect to that series of Senior Notes and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Senior Notes of that series outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries, (v) a default in (I) Secured Indebtedness of the Company or any of its Restricted Subsidiaries with an aggregate principal amount in excess of 5% of Total Assets, or (II) other Indebtedness of the Company or any of its Restricted Subsidiaries with an aggregate principal amount in excess of $50 million, in either case, (a) resulting from the failure to pay principal or interest when due (after giving effect to any applicable extensions or grace or cure periods) or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its final Stated Maturity; and (vi) final unsatisfied judgments not covered by insurance aggregating in excess of 0.5% of Total Assets, at any one time rendered against the Company or any of its Significant Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default;

provided that the Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Events of Default relating to the payment of principal or interest on the Senior Notes of that series) if it determines that withholding notice is in their interest.

  If an Event of Default with respect to the Senior Notes of any series occurs and is continuing (other than an Event of Default specified in clause (iv), above, relating to the Company), then either the Trustee or the Holders of 25% in aggregate principal amount of the Senior Notes of that series then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (iv) above relating to the Company occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Senior Notes without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of Senior Notes of any series generally are authorized to rescind such acceleration if all existing Events of Default with respect to the Senior Notes of such series, other than the non-payment of the principal of, premium, if any, and interest on the Senior Notes of that series which have become due solely by such acceleration, have been cured or waived. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes of a series may direct the Trustee in its exercise of any trust or power with respect to such series.

  The Holders of a majority in aggregate principal amount of the Senior Notes of a series at the time outstanding may waive on behalf of all the Holders any default with respect to such series, except a default with respect to any provision requiring supermajority approval to amend, which default may only be waived by such a supermajority with respect to such series, and except a default in the payment of principal of or interest on any Senior Note of that series not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Senior Note of that series affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Senior Notes of any series at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to such series.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Indenture provides that the Company will not merge with or into, or sell, convey, or transfer, or otherwise dispose of all or substantially of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person or permit any Person to merge with or into the Company, unless: (i) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired such property and assets of the Company shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company, on the Senior Notes and under the Indenture; (ii) immediately after giving effect, on a pro forma basis, to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) the Company will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

  Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company, in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, be substituted for, and may exercise every right and power of the Company under the Indenture with the same effect as if such successor Person had been named therein as the Company and the Company shall be released from the obligations under the Senior Notes and the Indenture.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture will provide that the Company may, at its option, elect to have its obligations and the obligations of the Guarantors and Subsidiary Guarantors discharged with respect to the outstanding Senior Notes of any series ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Senior Notes of such series and Guarantees thereof, except as to
(i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due from the trust funds; (ii) the Company's obligations with respect to such Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's, the Guarantors' and the Subsidiary Guarantors' obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect, with respect to any series of Senior Notes, to have the obligations of the Company, the Guarantors and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes of such series.

  In order to exercise either Legal Defeasance or Covenant Defeasance, with respect to any series of Senior Notes, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes of such series, U.S. legal tender, noncallable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Senior Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Senior Notes; (ii) in the case of the Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred with respect to such series and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officer's Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of such Senior Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officer's Certificate stating that the conditions precedent provided for have been complied with.

AMENDMENTS AND SUPPLEMENTS

  The Indenture will contain provisions permitting the Company, the Guarantors, the Subsidiary Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. Subject to certain limited exceptions, modifications and amendments of the Indenture or any supplemental indenture with respect to any series may be made by the Company, the Guarantors, the Subsidiary Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes of such series (except that any amendments or supplements to the provisions relating to security interests or with respect to the Guarantees of the Guarantors, the Initial Subsidiary Guarantors and the Future Subsidiary Guarantors shall require the consent of the Holders of not less than 66 2/3% of the aggregate principal amount of the Senior Notes of such series at the time outstanding); provided that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Senior Note,
(iii) change the place of payment of principal of, or premium, if any, or interest on, any Senior Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentages of outstanding Senior Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Senior Notes,
(vii) alter the provisions relating to the redemption of the Senior Notes at the option of the Company, (viii) reduce the percentage or aggregate principal amount of outstanding Senior Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (ix) or make the Senior Notes subordinate in right of payment to any other Indebtedness.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

  The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Senior Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company, the Guarantors or the Subsidiary Guarantors in the Indenture, or in any of the Senior Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling Person of the Company, the Guarantors or the Subsidiary Guarantors or of any successor Person thereof, except as an obligor or Guarantor of the Senior Notes pursuant to the Indenture. Each Holder, by accepting the Senior Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

  The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or the Guarantors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth below, the Senior Notes will initially be issued in the form of one or more registered Senior Notes in global form (the "Global Notes"). Each Global Note will be deposited on the date of the Closing Date with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co. (DTC's partnership nominee).

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the system of DTC is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Underwriters with an interest in the Global Note and (ii) ownership of the Senior Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants), the Direct Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Senior Notes evidenced by the Global Note will be limited to such extent.

  So long as DTC or its nominee is the registered owner of a Senior Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Senior Notes represented by the Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Senior Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in the Senior Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

  To facilitate subsequent transfers, all Senior Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Senior Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Senior Notes are credited, which may or may not be the beneficial owners of the Senior Notes. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to the beneficial owners of the Senior Notes will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  None of the Company, any Guarantor, any Subsidiary Guarantor, nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Senior Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Senior Notes.

  Payments with respect to the principal of, premium, if any, and interest on, any Senior Note represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered Holder of the Global Note representing such Senior Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Senior Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, any Guarantor, any Subsidiary Guarantor, nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Senior Notes (including principal, premium, if any, or interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown on the records of DTC. Payments by the Direct Participants and the Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

 Certificated Notes

  If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Senior Notes in definitive form under the Indenture, then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Senior Notes represented by Global Notes. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Senior Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

  None of the Company, any Guarantor, any Subsidiary Guarantor, or the Trustee shall be liable for any delay by DTC or any Direct Participant or Indirect Participant in identifying the beneficial owners of the Senior Notes, and the Company, the Guarantors, the Subsidiary Guarantors, and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Senior Notes to be issued).

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable. The Company will have no responsibility for the performance by DTC or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

SAME-DAY FUNDS SETTLEMENT AND PAYMENT

  The Indenture will require that payments in respect of the Senior Notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by DTC. With respect to Senior Notes represented by Certificated Notes, the Company will make all payments of principal, premium, if any, and interest, by mailing a check to each such Holder's registered address. The Senior Notes will trade in DTC's Same- Day Funds Settlement System until maturity, or until the Senior Notes are issued in certificated form, and secondary market trading activity in the Senior Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Senior Notes.

                                 UNDERWRITING

  Subject to the terms and conditions contained in an Underwriting Agreement dated July 29, 1998 (the "Underwriting Agreement"), Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), BT Alex. Brown Incorporated ("BT Alex. Brown"), Bear, Stearns & Co. Inc. ("Bear Stearns"), Goldman, Sachs & Co. ("Goldman Sachs"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and NationsBanc Montgomery Securities LLC ("NationsBanc") (collectively, the "Underwriters") have severally agreed to purchase from the Company the respective principal amount of Senior Notes of such Series set forth opposite their names below.

                                                   PRINCIPAL      PRINCIPAL
                                                   AMOUNT OF      AMOUNT OF
                  UNDERWRITERS                   SERIES A NOTES SERIES B NOTES
                  ------------                   -------------- --------------
Donaldson, Lufkin & Jenrette Securities
 Corporation....................................  $226,500,000    $543,600,000
BT Alex. Brown Incorporated.....................   176,000,000     422,400,000
Bear, Stearns & Co. Inc.  ......................    24,375,000      58,500,000
Goldman, Sachs & Co. ...........................    24,375,000      58,500,000
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated ..............................    24,375,000      58,500,000
NationsBanc Montgomery Securities LLC...........    24,375,000      58,500,000
                                                  ------------  --------------
  Total.........................................  $500,000,000  $1,200,000,000
                                                  ============  ==============

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the Senior Notes offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the Senior Notes offered hereby, if any are purchased.

  The Underwriters initially propose to offer the Senior Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the Senior Notes. The Underwriters may allow, and such dealers may re-allow, to certain other dealers, a concession not in excess of 0.25% of the principal amount of the Senior Notes. After the initial offering of the Senior Notes, the public offering price and other selling terms may be changed by the Underwriters at any time without notice.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Senior Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Senior Notes on any securities exchange or the NASDAQ National Market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Senior Notes; however, they are not obligated to do so, and they may discontinue any such market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Senior Notes.


  Each of the Company and the Underwriters has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the Closing Date will not offer or sell, any Senior Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Senior Notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue or sale of the Senior Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

  Other than in the United States, no action has been taken by the Company or the Underwriters that would permit a public offering of the Senior Notes offered hereby in any jurisdiction where action for that purpose is required. The Senior Notes offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus Supplement and the accompanying Prospectus or any other offering material or advertisements in connection with the offer and sale of the Senior Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus Supplement and the accompanying Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this Prospectus Supplement and the accompanying Prospectus. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of any offer to buy any of the Senior Notes offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

  In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Notes. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase the Senior Notes in the open market to cover such syndicate short position or to stabilize the price of the Senior Notes. These activities may stabilize or maintain the market price of the Senior Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end these activities at any time.

  Each of the Underwriters and certain of their affiliates have in the past provided, and may in the future provide, various investment banking and commercial banking services for the Company, for which they have received, and may in the future receive, usual and customary fees. In July 1997, DLJ, BT Securities Corporation (predecessor to BT Alex. Brown), Goldman Sachs, Merrill Lynch and Montgomery Securities (prior to its merger with NationsBank) acted as Underwriters for the Company's offering of the 8 7/8% Senior Notes, for which they received usual and customary fees. Bankers Trust Company ("Bankers Trust"), an affiliate of BT Alex. Brown, is acting as agent and lender under the Credit Facility, which the Company is currently negotiating, for which it will receive usual and customary fees. Bankers Trust will also serve as the initial collateral agent with respect to the stock pledge of collateral to secure the Senior Notes subject to replacement in certain circumstances. BT Wolfensohn, a division of BT Alex. Brown, and Merrill Lynch are acting as financial advisors to Host Marriott in connection with the REIT Conversion for which they will receive usual and customary fees. Merrill Lynch is also acting as financial advisor to Host Marriott in connection with the Blackstone Acquisition for which it will receive usual and customary fees. In addition, DLJ is acting as dealer manager and financial advisor for the Company in connection with the Offers and Consent Solicitations.

                                 LEGAL MATTERS

  Certain legal matters relating to the issuance and sale of the Senior Notes will be passed upon for the Company by Latham & Watkins, Washington, D.C. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

  The combined consolidated balance sheets of the Company as of January 2, 1998 and January 3, 1997 and the combined consolidated statements of operations and cash flows for the years ended January 2, 1998, January 3, 1997 and December 29, 1995, which are included in this Prospectus Supplement; the consolidated financial statements of Host Marriott and HMH Properties as of January 2, 1998 and January 3, 1997 and consolidated statements of operations and cash flows for the years ended January 2, 1998, January 3, 1997 and December 29, 1995, included on Form 10-K and incorporated by reference in this Prospectus and elsewhere in the Registration Statement; and the combined consolidated financial statements of Host Marriott Hotels as of January 2, 1998 and January 3, 1997 and combined consolidated statements of operations and cash flow, for the years ended January 2, 1998, January 3, 1997 and December 29, 1995 included on Form 8-K and incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

  The following financial information is included on the pages indicated:

                                                                           PAGE
                                                                           ----
Report of Independent Public Accountants..................................  F-2
Combined Consolidated Balance Sheets at January 2, 1998 and January 3,
 1997.....................................................................  F-3
Combined Consolidated Statements of Operations for Fiscal Years Ended
 January 2, 1998, January 3, 1997 and December 29, 1995...................  F-4
Combined Consolidated Statements of Shareholder's Equity for the Fiscal
 Years Ended January 2, 1998, January 3, 1997 and December 29, 1995.......  F-5
Combined Consolidated Statements of Cash Flows for Fiscal Years Ended
 January 2, 1998, January 3, 1997 and December 29, 1995...................  F-6
Notes to Combined Consolidated Financial Statements.......................  F-7
Condensed Combined Consolidated Balance Sheet at June 19, 1998
 (unaudited).............................................................. F-26
Condensed Combined Consolidated Statement of Operations for the Twenty-
 four Weeks Ended June 19, 1998 and June 20, 1997 (unaudited)............. F-27
Condensed Combined Statements of Cash Flows for the Twenty-four Weeks
 Ended June 19, 1998 and June 20, 1997 (unaudited)........................ F-28
Notes to Condensed Combined Consolidated Financial Statements
 (unaudited).............................................................. F-29

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Host Marriott Corporation:

  We have audited the accompanying combined consolidated balance sheets of the Company (as defined in Note 1) as of January 2, 1998 and January 3, 1997, and the related combined consolidated statements of operations, shareholder's equity and cash flows for each of the three fiscal years in the period ended January 2, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the combined consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 2, 1998 and January 3, 1997 and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 2, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
June 25, 1998

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
           HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

                      COMBINED CONSOLIDATED BALANCE SHEETS

                      JANUARY 2, 1998 AND JANUARY 3, 1997
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                  1997   1996
                                                                 ------ ------
                                    ASSETS
Property and equipment, net..................................... $2,431 $1,829
Note receivable from affiliate..................................    --     140
Note receivable.................................................    --     101
Due from hotel managers.........................................     40     48
Investment in affiliate.........................................     18     17
Other assets....................................................    108    100
Short-term marketable securities................................    191    --
Cash and cash equivalents.......................................    264    150
                                                                 ------ ------
                                                                 $3,052 $2,385
                                                                 ====== ======
                     LIABILITIES AND SHAREHOLDER'S EQUITY
Senior notes.................................................... $1,550 $  950
Mortgage debt...................................................    241    328
Other notes.....................................................     34     34
                                                                 ------ ------
                                                                  1,825  1,312
Deferred income taxes...........................................    145    121
Other liabilities...............................................    112    115
                                                                 ------ ------
    Total liabilities...........................................  2,082  1,548
                                                                 ------ ------
Shareholder's Equity
  Common stock, 100 shares authorized issued and outstanding, no
   par value....................................................    --     --
  Additional paid-in capital....................................    963    843
  Retained earnings (deficit)...................................      7     (6)
                                                                 ------ ------
    Total shareholder's equity..................................    970    837
                                                                 ------ ------
                                                                 $3,052 $2,385
                                                                 ====== ======

            See Notes to Combined Consolidated Financial Statements.

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
           HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

                 COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

   FISCAL YEARS ENDED JANUARY 2, 1998, JANUARY 3, 1997 AND DECEMBER 29, 1995
                                 (IN MILLIONS)

                                                            1997   1996   1995
                                                            -----  -----  -----
REVENUES
Hotels....................................................  $ 493  $ 353  $ 294
Net gains (losses) on property transactions...............      1      1    (10)
Equity in earnings of affiliate...........................      6      5      4
                                                            -----  -----  -----
                                                              500    359    288
                                                            -----  -----  -----
OPERATING COSTS AND EXPENSES
Depreciation and amortization.............................    100     75     71
Base and incentive management fees (including Marriott
 International management fees of $74 million, $49 million
 and $40 million in 1997, 1996 and 1995, respectively)....     78     52     41
Property taxes............................................     38     29     24
Ground rent, lease payments, insurance and other..........     53     42     21
                                                            -----  -----  -----
                                                              269    198    157
                                                            -----  -----  -----
OPERATING PROFIT BEFORE MINORITY INTEREST, CORPORATE
 EXPENSES AND INTEREST....................................    231    161    131
Minority interest.........................................     (1)   --     --
Corporate expenses........................................    (18)   (18)   (17)
Interest expense..........................................   (135)  (125)  (100)
Interest income...........................................     28     28     21
                                                            -----  -----  -----
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM.........    105     46     35
Provision for income taxes................................    (43)   (19)   (14)
                                                            -----  -----  -----
INCOME BEFORE EXTRAORDINARY ITEM..........................     62     27     21
Extraordinary items--gain (loss) on extinguishment of debt
 (net of income taxes)....................................      5    --     (17)
                                                            -----  -----  -----
NET INCOME................................................  $  67  $  27  $   4
                                                            =====  =====  =====

            See Notes to Combined Consolidated Financial Statements.

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
           HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

            COMBINED CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

   FISCAL YEARS ENDED JANUARY 2, 1998, JANUARY 3, 1997 AND DECEMBER 29, 1995
                                 (IN MILLIONS)

                                                         ADDITIONAL ACCUMULATED
                                                  COMMON  PAID-IN    EARNINGS
                                                  STOCK   CAPITAL    (DEFICIT)
                                                  ------ ---------- -----------
Balance, December 30, 1994....................... $ --     $ 857       $ 27
  Net income.....................................   --       --           4
  Cash transfers to Host Marriott and
   affiliates....................................   --      (151)       --
  Non-cash transfers to Host Marriott and
   affiliates....................................   --       (71)       --
  Capital contributions..........................   --         4        --
  Dividends to Host Marriott and affiliates......   --       --         (36)
                                                  -----    -----       ----
Balance, December 29, 1995.......................   --       639         (5)
  Net income.....................................   --       --          27
  Capital contributions..........................   --       189        --
  Dividends to Host Marriott and affiliates......   --       --         (28)
  Sale of residual lease interest in 16 Courtyard
   properties....................................   --        24        --
  Purchase of general partner interest in a full-
   service property
   (Note 8)......................................   --        (9)       --
                                                  -----    -----       ----
Balance, January 3, 1997.........................   --       843         (6)
  Net income.....................................   --       --          67
  Capital contributions..........................   --       221        --
  Dividends to Host Marriott and affiliates......   --       --         (54)
  Purchase of controlling interests in two
   limited partnerships
   (Note 8)......................................   --      (101)       --
                                                  -----    -----       ----
Balance, January 2, 1998......................... $ --     $ 963       $  7
                                                  =====    =====       ====


            See Notes to Combined Consolidated Financial Statements.

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
           HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

                 COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

   FISCAL YEARS ENDED JANUARY 2, 1998, JANUARY 3, 1997 AND DECEMBER 29, 1995
                                 (IN MILLIONS)

                                                           1997   1996   1995
                                                           -----  -----  -----
OPERATING ACTIVITIES
  Net income.............................................. $  67  $  27  $   4
  Extraordinary loss (gain) on extinguishment of debt, net
   of taxes...............................................    (5)   --      17
  Adjustments to reconcile to cash from operations:
    Depreciation and amortization.........................   100     75     71
    Income taxes..........................................    43     19     14
    Net realizable value writedown........................   --     --      10
    Other.................................................     5      7      3
  Changes in operating accounts:
    Other assets..........................................   (20)    (1)   --
    Other liabilities.....................................    10      5     (1)
                                                           -----  -----  -----
    Cash provided by operations...........................   200    132    118
                                                           -----  -----  -----
INVESTING ACTIVITIES
  Proceeds from sales of assets...........................    16    369    340
  Less non-cash proceeds..................................   --     (34)   (33)
                                                           -----  -----  -----
    Cash received from sales of assets....................    16    335    307
  Capital expenditures....................................   (82)   (89)   (78)
  Acquisitions............................................  (401)  (496)  (331)
  Purchases of short-term marketable securities...........  (191)   --     --
  Other...................................................    16    (19)    20
                                                           -----  -----  -----
      Cash used in investing activities...................  (642)  (269)   (82)
                                                           -----  -----  -----
FINANCING ACTIVITIES
  Repayment of debt.......................................  (222)    (4)  (815)
  Issuances of debt.......................................   591    --   1,076
  Contributed capital, including advances from
   affiliates.............................................   221    189      3
  Transfers to Host Marriott and affiliates, net..........   --     --    (151)
  Dividends to Host Marriott and affiliates...............   (54)   (28)   (36)
  Other...................................................    20     (2)   --
                                                           -----  -----  -----
      Cash provided by financing activities...............   556    155     77
                                                           -----  -----  -----
INCREASE IN CASH AND CASH EQUIVALENTS.....................   114     18    113
CASH AND CASH EQUIVALENTS, beginning of year..............   150    132     19
                                                           -----  -----  -----
CASH AND CASH EQUIVALENTS, end of year.................... $ 264  $ 150  $ 132
                                                           =====  =====  =====
Non-cash Financing Activities:
  Assumption of mortgage debt for the acquisition of, or
   purchase of controlling interests in, certain hotel
   properties............................................. $ 123  $ --   $  95
                                                           =====  =====  =====

            See Notes to Combined Consolidated Financial Statements.

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
          HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  HMH Properties, Inc. (the "Company" or "Properties") was formed on October 8, 1993 in connection with Host Marriott's pro rata distribution of Marriott International, Inc. ("Marriott International") (the "Distribution") to hold the majority of Host Marriott's lodging properties not financed by mortgage debt. HMC Capital Resources Corporation ("Resources") was incorporated in Delaware on June 13, 1997, to acquire and own lodging real estate. HMC Capital Corporation ("Capital") was incorporated as a Delaware corporation on November 25, 1996, and is the holder of a mortgage on the New York Marriott Financial Center Hotel, which is owned by Resources. Resources and Capital (collectively, "Capital Resources") are wholly owned subsidiaries of HMC Capital Resources Holding Corporation ("Holdings"), a Delaware corporation formed on June 25, 1997, which is a wholly owned subsidiary of Host Marriott. During June 1998, the Company commenced a consent solicitation (the "1998 Consent Solicitation") for the amendment of certain provisions of its senior notes indentures. The 1998 Consent Solicitation, if successful, would facilitate, among other things, the merger of Holdings with and into Properties (the "1998 Merger") and Host Marriott's REIT Conversion (as defined below). The 1998 Merger will be accounted for by Properties as a reorganization in a manner similar to that in a pooling of interests. Concurrently with the 1998 Merger and the 1998 Consent Solicitation, the Company expects to refinance the $1,550 million of senior notes (the "Bond Refinancing") through offers to purchase such debt securities for cash. The Company expects to obtain the funds for the Bond Refinancing by the issuance of senior notes by the Company and a new $1,250 million credit facility for the Company.

  During the third quarter of 1997, the Company completed a consent solicitation with holders of the Properties Notes (defined herein) to amend certain provisions of the senior notes indenture. A similar consent solicitation was conducted by HMC Acquisition Properties, Inc. ("Acquisitions") (together, the "1997 Consent Solicitations"). The 1997 Consent Solicitations facilitated the merger of Acquisitions, a wholly owned indirect subsidiary of Host Marriott, which owned 17 full-service hotel properties, with and into the Company (the "1997 Merger"). The 1997 Merger was accounted for by Properties as a reorganization in a manner similar to a pooling of interests. These financial statements present the combined consolidated financial position, results of operations and cash flows of Properties, Acquisitions and Holdings for all periods presented. Following the 1998 Merger these combined consolidated financial statements become the historical statements of Properties. Hereafter, the "Company" refers to the merged entity. As of January 2, 1998, the Company owned, or had controlling interests in, 65 lodging properties generally located throughout the United States and operated primarily under the Marriott or Ritz-Carlton brands most of which are managed by Marriott International. The Company's hotel properties represent quality assets in the luxury and upscale full-service segments of the lodging industry.

  On April 16, 1998, the Board of Directors of Host Marriott Corporation ("Host Marriott") approved a plan to reorganize Host Marriott's current business operations by spin-off of Host Marriott's senior living business ("Senior Living") and contribution of Host Marriott's hotels and certain other assets and liabilities, including the Company, to a newly formed Delaware limited partnership, Host Marriott, L.P. (the "Operating Partnership") whose sole general partner will be Host Marriott Trust, a newly formed Maryland Real Estate Investment Trust ("REIT") that will merge with Host Marriott Corporation, a Delaware corporation (the "REIT Conversion"). Host Marriott's contribution of its hotels and certain assets and liabilities to the Operating Partnership (the "Contribution") in exchange for units of limited partnership interests in the Operating Partnership will be accounted for at Host Marriott's historical basis. However, consummation of the REIT Conversion is subject to significant contingencies that are outside the control of Host Marriott, including final Board approval, consents of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
          HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

affiliates and other third parties. Accordingly, there can be no assurance that the REIT Conversion will be completed.

  Properties is a direct wholly owned subsidiary of Host Marriott Hospitality, Inc. ("Hospitality") which is a direct wholly owned subsidiary of Host Marriott. Holdings is a direct wholly owned subsidiary of Host Marriott. All material intercompany transactions and balances between Properties and Holdings and their subsidiaries have been eliminated.

  The Company operates as a unit of Host Marriott, utilizing Host Marriott's employees, insurance and administrative services. Through May 25, 1995, Properties utilized Host Marriott's centralized systems for cash management and substantially all cash received by the Company was deposited in and commingled with Host Marriott's general corporate funds. Subsequent to May 25, 1995, Properties has maintained separate cash accounts. The Company has no employees. Certain operating expenses, capital expenditures and other cash requirements of the Company are paid by Host Marriott and charged directly or allocated to the Company. Certain general and administrative costs of Host Marriott are allocated to the Company, using a variety of methods, principally including Host Marriott's specific identification of individual cost items and otherwise through allocations based upon estimated levels of effort devoted by its general and administrative departments to individual entities or relative measures of size of the entities based on assets. In the opinion of management, the methods for allocating corporate, general and administrative expenses and other direct costs are reasonable. It is not practicable to estimate the costs that would have been incurred by the Company if it had been operated on a stand-alone basis, however, management believes that these expenses are comparable to the expected allocation by Host Marriott of general and administrative costs on a forward-looking basis.

 Principles of Consolidation

  The combined consolidated financial statements include the accounts of the Company and its subsidiaries and controlled affiliates. Investments in 50% or less owned affiliates over which the Company has the ability to exercise significant influence, but does not control, are accounted for using the equity method. All material intercompany transactions and balances have been eliminated.

 Fiscal Year

  The Company's fiscal year ends on the Friday nearest to December 31. Full year results for 1996 include 53 weeks versus 52 weeks for fiscal years 1997 and 1995.

 Revenues and Expenses

  Revenues include house profit from the Company's hotel properties because the Company has delegated substantially all of the operating decisions related to the generation of house profit from its hotels to the manager. Revenues also include net gains (losses) on property transactions and equity in the earnings of an affiliate. House profit reflects the net revenues flowing to the Company as property owner and represents hotel operating results, less property-level expenses, excluding depreciation and amortization, management fees, property taxes, ground and equipment rent, insurance and lease payments, which are classified as operating costs and expenses.

 Property and Equipment

  Property and equipment is recorded at cost. For newly developed properties, cost includes interest, rent and real estate taxes incurred during development and construction. Replacements and improvements are capitalized.

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
          HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to 10 years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related improvements.

  Gains on sales of properties are recognized at the time of sale or deferred to the extent required by generally accepted accounting principles. Deferred gains are recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire.

  In cases where management is holding for sale particular lodging properties, the Company assesses impairment based on whether the estimated sales price less costs of disposal of each individual property to be sold is less than its net book value. A lodging property is considered to be held for sale when the Company has made the decision to dispose of the property. Otherwise, the Company assesses impairment of its real estate properties based on whether the estimated net undiscounted future cash flows from each individual property (excluding debt service) will be less than its net book value. If a property is impaired, its basis is adjusted to its fair market value less cost to sell.

 Deferred Charges

  Deferred financing costs related to long-term debt are deferred and amortized over the remaining life of the debt.

 Cash, Cash Equivalents and Short-Term Marketable Securities

  The Company considers all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents. Cash and cash equivalents includes approximately $15 million and $3 million as of January 2, 1998 and January 3, 1997, respectively, of cash related to certain consolidated partnerships, the use of which is restricted generally to partnership purposes to the extent it is not distributed to the partners. Short-term marketable securities include investments with a maturity of 91 days to one year at the date of purchase. The Company's short-term marketable securities represent investments in U.S. government agency notes and high quality commercial paper. The short-term marketable securities are categorized as available for sale and as a result are stated at fair market value.

 Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and short-term marketable securities. The Company maintains cash and cash equivalents and short-term marketable securities with high credit-quality financial institutions. The Company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
          HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 New Statements of Financial Accounting Standards

  The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" and SFAS No. 129, "Disclosure of Information About Capital Structure" in 1997. The adoption of these statements did not have a material effect on the Company's consolidated financial statements and the appropriate disclosure required by these statements have been incorporated herein. The Company adopted SFAS No. 130, "Reporting Comprehensive Income," in 1998 and the adoption did not have a material effect on the Company's consolidated financial statements.

  The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in 1995. The adoption of these statements did not have a material effect on the Company's consolidated financial statements.

2. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in millions):

                                                                  1997    1996
                                                                 ------  ------
   Land and land improvements................................... $  253  $  178
   Building and leasehold improvements..........................  2,221   1,664
   Furniture and equipment......................................    325     239
   Construction in progress.....................................     19      47
                                                                 ------  ------
                                                                  2,818   2,128
   Less accumulated depreciation and amortization...............   (387)   (299)
                                                                 ------  ------
                                                                 $2,431  $1,829
                                                                 ======  ======

  Interest cost capitalized in connection with the Company's development and construction activities totaled $1 million in 1996 and $2 million in 1995. No interest was capitalized during 1997.

  In the second quarter of 1995, the Company made a determination that its owned Courtyard and Residence Inn properties were held for sale and recorded a $10 million charge to write down the carrying value of five individual Courtyard and Residence Inn properties to their estimated net realizable value.

3. NOTE RECEIVABLE FROM AFFILIATE

  In connection with the sale of several hotels to an affiliated limited partnership, Chesapeake Hotel Limited Partnership ("CHLP") in 1984, a subsidiary of the Company received as proceeds $168 million in notes receivable that are secured by nonrecourse mortgages on the underlying properties. On September 10, 1997, Host Marriott successfully completed the purchase of all of the partnership units in CHLP. The Company acquired a controlling interest along with $105 million in CHLP receivables, from Host Marriott on October 10, 1997 for $135 million and consolidated CHLP in the fourth quarter (see Note 8).

4. INVESTMENT IN AFFILIATE

  On February 26, 1994, Host Marriott transferred to the Company a 49% limited partner interest in an affiliate that owns a hotel in Santa Clara, California, in exchange for $30 million in cash. The difference between the cash transferred to Host Marriott and the carried-over cost basis of the 49% interest, net of the related tax effects, has been charged to additional paid-in capital. The investment is accounted for using the equity method.

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
          HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

The Company has a 49% interest in the operating profits (income before interest costs) in the partnership which is included in equity in the earnings of an affiliate. The Company's equity in income of the partnership was $6 million, $5 million and $4 million for 1997, 1996 and 1995, respectively.

5. INCOME TAXES

  Total deferred tax assets and liabilities at January 2, 1998 and January 3, 1997 were as follows:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Gross deferred tax assets.................................... $   32  $   20
   Gross deferred tax liabilities...............................   (177)   (141)
                                                                 ------  ------
   Net deferred income tax liability............................ $ (145)   (121)
                                                                 ======  ======

  The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of January 2, 1998 and January 3, 1997 were as follows:

                                                                 1997    1996
                                                                ------  ------
                                                                (IN MILLIONS)
   Tax credit carryforwards.................................... $   10  $    9
   Reserves....................................................     14       6
   Affiliate notes receivable..................................    (41)    (43)
   Property and equipment......................................   (136)    (98)
   Investment affiliate........................................      6       3
   Deferred management fee.....................................      2       2
                                                                ------  ------
                                                                $ (145) $ (121)
                                                                ======  ======

  At January 2, 1998, the Company had approximately $10 million of alternative minimum tax credit carryforwards which do not expire.

  The provision (benefit) for income taxes consists of (in millions):

                                                                1997 1996  1995
                                                                ---- ----  ----
   Current--Federal...........................................  $16  $ 18  $ (3)
      --Foreign...............................................    2   --    --
      --State.................................................    3     2   --
                                                                ---  ----  ----
                                                                 21    20    (3)
                                                                ---  ----  ----
   Deferred--Federal..........................................   19    (1)   15
      --State.................................................    3   --      2
                                                                ---  ----  ----
                                                                 22    (1)   17
                                                                ---  ----  ----
                                                                $43  $ 19  $ 14
                                                                ===  ====  ====

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
          HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  A reconciliation of the statutory Federal tax rate to the Company's effective income tax rate is as follows:

                                                           1997  1996  1995
                                                           ----  ----  ----
   Statutory Federal tax return........................... 35.0% 35.0% 35.0%
   State income tax, net of Federal tax benefit...........  4.7   4.7   4.7
   Other..................................................  1.3   1.6    .3
                                                           ----  ----  ----
                                                           41.0% 41.3% 40.0%
                                                           ====  ====  ====

  The Company is included in the consolidated Federal income tax return of Host Marriott and its affiliates (the "Group"). Tax expense allocated to the Company, as a member of the Group, is based upon the Company's relative contribution to the Group's consolidated taxable income/loss and changes in temporary differences. This allocation method results in Federal tax expense allocated to the Company for all periods presented substantially equal to the expense that would be recognized if the Company and its subsidiaries filed a separate return. On a separate return basis, net state income tax expense would have been substantially equal to the expense reported for the fiscal years ended January 2, 1998 and January 3, 1997, and would have been approximately $1 million higher for the fiscal year ended December 29, 1995.

  The Company reimburses Host Marriott for its allocable share of current taxes payable. At January 2, 1998, approximately $13 million was payable to Host Marriott. For Federal income tax purposes, the Company is a member of the affiliated group of Host Marriott and its subsidiaries. The Company's share of the affiliated group's tax liability is limited to the lesser of the liability computed as if the Company was in a separate affiliated group, or its allocable portion of the affiliated group's tax liability. Cash paid to Host Marriott for income taxes was $44 million, $1 million and $1 million in 1997, 1996 and 1995, respectively.

  If the REIT Conversion is consummated, it is expected that the Company will be merged into a limited partnership and taxable income or loss will be allocated among its partners. Further, Host Marriott expects to qualify as a real estate investment trust ("REIT") and will allocate its taxable income or loss to its shareholders. Accordingly, if the REIT Conversion occurs, the Company will not have a Federal tax provision or a state tax provision in many states and in accordance with Statement of Financial Accounting Standards No. 109 will record an adjustment to the tax provision in the fiscal year during which the REIT Conversion takes the place for the tax effect of the reversal of certain of the Company's deferred taxes.

6. LEASES

  The Company sold and leased back 18 Residence Inn properties from a real estate investment trust (the "Purchaser REIT") in 1996. The initial term of the lease expires in 2010 and can be renewed for a total of 40 years at the Company's option. The minimum rent payments are $17 million annually with additional contingent rent equal to 7.5% of the excess of total hotels sales on the leased properties over 1996 total hotel sales on the leased properties. The Residence Inn leases also require the Company to escrow an amount equal to 5% of the annual hotel sales into a furniture, fixture and equipment reserve which is available for renewals and replacements.

  The Company leases certain other property and equipment under non-cancelable leases. Leases include long-term ground leases for certain hotels, generally with multiple renewal options. Certain leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts.

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
          HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Future minimum annual rental commitments for all non-cancelable operating leases are as follows (in millions):

   FISCAL YEAR
   -----------
   1998................................................................... $ 36
   1999...................................................................   35
   2000...................................................................   34
   2001...................................................................   32
   2002...................................................................   31
   Thereafter.............................................................  269
                                                                           ----
   Total minimum lease payments........................................... $437
                                                                           ====

  Rent expense consists of (in millions):

                                                                  1997 1996 1995
                                                                  ---- ---- ----
   Minimum rentals on operating leases........................... $30  $21  $ 9
   Additional rentals based on sales.............................  12    9    7
                                                                  ---  ---  ---
                                                                  $42  $30  $16
                                                                  ===  ===  ===

7. DEBT

  Debt consists of the following at January 2, 1998 and January 3, 1997 (in millions):

                                                                    1997   1996
                                                                   ------ ------
   Properties Notes, 9.5%, maturing May 15, 2005.................  $  600 $  600
   Acquisition Notes, 9.0% maturing December 2007................     350    350
   New Properties Notes, 8.875% maturing December 2007...........     600    --
                                                                   ------ ------
     Total Senior Notes..........................................   1,550    950
                                                                   ------ ------
   Notes secured by $403 million of real estate assets, with an average rate of 7.9% at January 2, 1998, maturing through
    2002.........................................................     219    328
   Line of Credit, secured by $500 million of real estate assets, with a variable rate of Eurodollar plus 1.7% or Base Rate (as defined) plus 0.7% at the option of the Company (7.6% at
    January 2, 1998) due June 2004...............................      22    --
                                                                   ------ ------
     Total mortgage debt.........................................     241    328
                                                                   ------ ------
   Other notes with an average rate of 7.1% at January 2, 1998, maturing
    through 2014.................................................      34     34
                                                                   ------ ------
                                                                   $1,825 $1,312
                                                                   ====== ======

  In May 1995, the Company issued $600 million of senior secured notes at 9.5% (the "Properties Notes"), collectively the "Properties Offering". Concurrently, HMTP, the operator/manager of HM Services' food, beverage and merchandise concessions business, issued $400 million of senior notes. The bonds were issued at par and have a final maturity of May 2005. The net proceeds were used to defease, and subsequently redeem, all of the senior notes of Hospitality and to repay borrowings under the line of credit with Marriott International. In connection with the redemptions and defeasance, the Company recognized an extraordinary loss in 1995 of $14 million, net of taxes, primarily representing premiums paid on the redemptions and the write-off of deferred financing fees and discounts on the Hospitality senior notes.

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
          HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  In December 1995, Acquisitions issued $350 million of 9% senior notes (the "Acquisitions Notes"). The Acquisitions Notes were issued at par and have a final maturity of December 2007. A portion of the net proceeds were utilized to repay in full the outstanding borrowings under the $230 million revolving line of credit (the "Acquisitions Revolver"), which was then terminated. In connection with the termination of the Acquisitions Revolver, the Company recognized an extraordinary loss in 1995 of $3 million, net of taxes, representing the write-off of deferred financing fees on the Acquisitions Revolver.

  On July 10, 1997, Properties and Acquisitions completed the Consent Solicitations with the holders of Properties Notes and Acquisition Notes to amend certain provisions of their senior note indentures. The Consent Solicitations facilitated the merger of Acquisitions with and into Properties. The amendments to the indentures also increased the ability of the Company to acquire, through certain subsidiaries, additional properties subject to non-recourse indebtedness and controlling interests in corporations, partnerships and other entities holding attractive properties and increased the threshold for distributions to affiliates to the excess of the Company's earnings before interest expense, income taxes, depreciation and amortization and other non-cash items subsequent to the Consent Solicitations over 220% of the Company's interest expense.

  Concurrent with the Consent Solicitations and Merger, the Company issued $600 million of 8 7/8% senior notes (the "New Properties Notes") at par maturing in December 2007. The Company received net proceeds from the offering of approximately $570 million, net of the costs of the Consent Solicitation and the offering.

  The Properties Notes, the Acquisitions Notes and the New Properties Notes (collectively, the "Senior Notes") are guaranteed on a joint and several basis by certain of the Company's subsidiaries and rank pari passu in right of payment with all other existing and future senior indebtedness of the Company. The indentures governing the Senior Notes contain covenants that, among other things, limit the ability to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell certain assets, issue or sell stock of subsidiaries, and enter into certain mergers and consolidations. The Company is required to make semi-annual cash interest payments on the notes at their stated interest rate. The Company is not required to make principal payments until maturity except in the event of (i) certain changes in control or (ii) certain assets in which the proceeds are not reinvested in other hotel properties within a specified period of time. Investments in subsidiaries of the Company which do not guarantee the Senior Notes are currently limited to 15% of the sum of parent and guarantor subsidiaries' assets plus the investment in non-guarantor subsidiaries. The limitation increases to 20% effective July 10, 1998.

  During 1997, Resources entered into a revolving line of credit agreement (the "Line of Credit") with a group of commercial banks under which it may borrow up to $500 million for the acquisition of lodging real estate properties and for Host Marriott's working capital purposes. On June 19, 2000, any outstanding borrowings on the Line of Credit convert to a term loan arrangement with all unpaid balances due June 19, 2004. Borrowings under the Line of Credit are secured by substantially all of the assets of Capital Resources and its subsidiaries and are also guaranteed in their entirety by Host Marriott. Borrowings under the Line of Credit bear interest at either the Eurodollar rate plus 1.7% or the Base Rate (as defined in the Agreement) plus 0.7% at Capital Resources' option payable monthly. An annual fee of 0.35% is charged on the unused portion of the commitment.

  The Credit Agreement contains covenants that, among other things, limit Capital Resources' ability to pay dividends, incur additional debt, create additional liens on its assets, engage in certain transaction with affiliates, make investments and incur certain capital expenditures. Capital Resources is also required to make certain contributions to a property improvement fund and to maintain certain debt coverage and leverage ratios.

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
          HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The Company purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott in 1997. The Company purchased the bonds for $219 million, an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, the Company recognized an extraordinary gain of $5 million, which represents the $11 million discount less the write-off of unamortized deferred financing fees, net of taxes.

  The Company paid dividends of approximately $54 million, $28 million and $36 million in 1997, 1996 and 1995, respectively. Prior to the Properties Offering, all of Properties' net cash flow was transferred to Hospitality, and therefore, the Company maintained no cash balances. Subsequent to the Properties Offering, the Company established and maintains separate cash balances.

  In December 1997, the Company acquired control of the partnership that owns the Marriott Desert Springs Resort. The hotel's third party mortgage debt consists of a $103 million senior loan and a $20 million mezzanine loan carrying fixed interest rates of 7.8% and 10.365%, respectively.

  Aggregate debt maturities at January 2, 1998 are as follows (in millions):

   1998.................................................................. $    4
   1999..................................................................      4
   2000..................................................................      6
   2001..................................................................      8
   2002..................................................................     99
   Thereafter............................................................  1,704
                                                                          ------
                                                                          $1,825
                                                                          ======

  Cash paid for interest, net of amounts capitalized, was $130 million in 1997, $121 million in 1996 and $98 million in 1995. Deferred financing costs, which are included in other assets, amounted to $62 million and $30 million at January 2, 1998 and January 3, 1997, respectively. Amortization expense related to deferred financing costs totaled $5 million, $4 million and $1 million in 1997, 1996 and 1995, respectively.

8. ACQUISITIONS AND DISPOSITIONS

  In 1997, the Company acquired the 306-room Ritz-Carlton, Marina del Rey for $57 million and controlling interests in the 404-room Norfolk Waterside Marriott for $33 million, the 884-room Marriott Desert Springs Resort for $184 million including the assumption of $123 million in mortgage debt, the 380-room Manhattan Beach Marriott Hotel (formerly the Manhattan Beach Radisson Plaza Hotel), which was converted to the Marriott brand, for $29 million, the 300-room Coronado Island Marriott Resort (formerly the Le Meridien Hotel) for $54 million and the 299-room Ontario Airport Marriott in Ontario California for $25 million, including a $22 million draw under the Credit Agreement. The Company also acquired a controlling interest in the Chesapeake Hotels Limited Partnership ("CHLP"), the owner of six full-service properties (2,994 rooms), along with $105 million in CHLP receivables from Host Marriott for approximately $135 million. The Company already owned the non-recourse second mortgages on the CHLP properties. In connection with the acquisition of a controlling interest in CHLP, the difference between the cash transferred and Host Marriott's carried-over cost basis of the investment, net of the related tax effect, has been charged to additional paid-in capital. The Company also completed the acquisition of the New York Marriott Financial Center, after acquiring the mortgage on the hotel for $101 million in late 1996. During the first quarter of 1998, the Company acquired a controlling interest in the partnership that owns the 1,671-room Atlanta Marriott Marquis for $239 million, including the assumption of $164 million of mortgage debt. The Company also acquired a controlling interest in a newly formed

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
          HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

partnership that owns the 359-room Albany Marriott, the 320-room Minneapolis Marriott Southwest and the 350-room San Diego Marriott Mission Valley for $50 million. During the second quarter of 1998, the Company acquired the partnership that owns the 289-room Park Ridge Marriott in Park Ridge, New Jersey for approximately $24 million. The transaction included the purchase of Host Marriott's 1% managing general partner interest.

  During 1996, the Company added 13 full-service hotel properties totaling 4,136 rooms for approximately $386 million. The acquisition of the Salt Lake City Marriott for $67 million included the purchase of a 20% general partner interest from Host Marriott for $10 million. The difference between the cash transferred to Host Marriott and the carried-over cost basis of the 20% interest, net of the related tax effect, has been charged to additional paid-in capital. The 1996 acquisitions included the acquisition of a controlling interest in a venture that owns the Pittsburgh City Center Marriott for $18 million, and the acquisition, through foreclosure, of a controlling interest in the 250-room Newport Beach Marriott Suites. The Company also completed construction and opened the Pentagon City Residence Inn in April 1996. The Company added seven full-service hotels in 1995 totaling 3,133 rooms in separate transactions for approximately $329 million.

  In May 1998, the Company sold the 191-room Napa Valley Marriott for approximately $21 million and recorded a pre-tax gain of approximately $10 million. In September 1997, the Company sold the Sheraton Elk Grove Suites for $16 million, which approximated its carrying amount. During the first and second quarters of 1996, the Company sold and leased back to the Purchaser REIT 16 of its Courtyard properties and 18 of its Residence Inn properties for $349 million (10% of which was deferred). Host Marriott purchased the Company's rights to the deferred proceeds and obligations under the lease for the 16 Courtyard properties at their fair market value. The Company's rights to the deferred proceeds and obligations under the lease for the 18 Residence Inns remain with the Company. The Company recorded a $14 million deferred gain in 1996 and is amortizing the gain over the initial term of the lease.

  During the first and third quarters of 1995, the Company sold and leased back to the Purchaser REIT 37 of its Courtyard properties for $330 million. Ten percent of the sales amount of these transactions was deferred. The Company transferred its rights to the deferred proceeds and obligations under the lease to a designated subsidiary of Hospitality in connection with the Properties Offering.

  In connection with the Properties Offering, HMTP transferred certain hotel assets to the Company and the Company transferred certain undeveloped land parcels, a note receivable and the leases and related assets of the 37 Courtyard properties to Hospitality or a designated subsidiary of Hospitality.

  Summarized unaudited pro forma results of operations, assuming the above transactions and the 1998 Merger, Bond Refinancing and debt activity discussed herein occurred on December 30, 1995, are as follows (in millions):

                                                                      1997 1996
                                                                      ---- ----
   Revenue........................................................... $637 $568
   Operating profit before corporate expenses and interest...........  302  265
   Income before extraordinary items.................................   61   35

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
          HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


9. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair values of certain financial instruments are shown below (in millions):

                                              JANUARY 2, 1998 JANUARY 3, 1997
                                              --------------- -----------------
                                              CARRYING  FAIR  CARRYING   FAIR
                                               AMOUNT  VALUE   AMOUNT   VALUE
                                              -------- ------ --------- -------
   Financial assets
     Short-term marketable securities........  $  191  $  191  $   --   $   --
     Note receivable from affiliate..........     --      --       140      150
     Mortgage note receivable................     --      --       101      101
   Financial liabilities
     Senior Notes............................   1,550   1,649      950      981
     Mortgage debt...........................     241     240      328      324
     Other notes.............................      34      34       34       34

  The fair market value of marketable securities is estimated based on quoted market prices, when available. If a quoted price is not available, fair value is estimated using quoted market prices for similar instruments. Receivables from affiliates, and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. The senior notes are valued based on quoted market prices. Valuations for secured and other unsecured debt are determined based on the expected future payments discounted at risk-adjusted rates. The fair values of other assets and other liabilities are estimated to be equal to their carrying value.

10. RELATIONSHIP BETWEEN THE COMPANY AND MARRIOTT INTERNATIONAL

  In connection with the Distribution and thereafter, Host Marriott and Marriott International entered into agreements which provide, among other things, that (i) 55 of the Company's lodging properties are managed by Marriott International under agreements with initial terms of 15 to 20 years and which are subject to renewal at the option of Marriott International for up to 16 to 30 years (see Note 11), (ii) Marriott International will guarantee Host Marriott's performance in connection with certain loans and other obligations and (iii) nine of the Company's full-service properties are operated under franchise agreements with Marriott International.

  For 1997, 1996 and 1995, the Company paid to Marriott International $74 million, $49 million and $40 million, respectively, in lodging management fees. Franchise fees paid to Marriott International for 1997, 1996 and 1995 were $4 million, $2 million and $1 million, respectively.

  In connection with the purchase of the Marriott World Trade Center, the Company received a mortgage loan of $10 million from Marriott International. Marriott International also provided additional funding for the hotel, repayment of which is contingent on the future earnings of the hotel, which has been included in other liabilities. The balance was $8 million and $9 million as of January 2, 1998 and January 3, 1997, respectively.

  In addition, Marriott International has the right to purchase up to 20% of the voting stock of Host Marriott if certain events involving a change in control of Host Marriott occur.

11. MANAGEMENT AGREEMENTS

  The Company is party to management agreements (the "Agreements") which provide for Marriott International to manage the majority of its hotels generally for an initial term of 15 to 30 years with renewal terms of up to an additional 16 to 30 years. The Agreements generally provide for payment of base management fees equal to two to four percent of sales and incentive management fees generally equal to 20% to 50% of hotel operating profits (as defined in the Agreements) over a priority return (as defined) to the Company, with total

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
          HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

incentive management fees not to exceed 20% of operating profits, or 20% of current year operating profit. In the event of early termination of the Agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. No agreement with respect to a single lodging facility is cross-collateralized or cross-defaulted to any other agreement and a single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other Agreement.

  Pursuant to the terms of the Agreements, Marriott International is required to furnish the hotels with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Marriott International hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic hotels managed, owned or leased by Marriott International or its subsidiaries. Similar services and expenses are incurred and allocated at foreign hotels. In addition, the hotels also participate in the Marriott Rewards program. The costs of these programs are charged to all hotels in the respective hotel system.

  The Company is obligated to provide the manager with sufficient funds to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels' property and improvements. Under certain circumstances, the Company will be required to establish escrow accounts for such purposes under terms outlined in the Agreements.

  Pursuant to the terms of the Agreements, the Company is required to provide Marriott International with funding for working capital to meet the operating needs of the hotels. Marriott International converts cash advanced by the Company into other forms of working capital consisting primarily of operating cash, inventories and trade receivables. Under the terms of the Agreements, Marriott International maintains possession of and sole control over the components of working capital and accordingly, the Company reports the total amounts so advanced to Marriott International as a component of other assets. Upon termination of the Agreements, the working capital will be returned to the Company.

  At January 2, 1998 and January 3, 1997, $41 million and $42 million, respectively, have been advanced to the hotel managers for working capital and are included in due from hotel managers in the accompanying balance sheet.

 Franchise Agreements

  The Company has entered into franchise agreements with Marriott International for nine hotels. Pursuant to these franchise agreements, the Company generally pays a franchise fee based on a percentage of room sales and food and beverage sales as well as certain other fees for advertising and reservations. Franchise fees for room sales vary from four to six percent of room sales, while fees for food and beverage sales vary from two to three percent of sales. The initial terms of the franchise agreements are from 20 to 25 years.

  Two other hotels are subject to franchise agreements with brands other than Marriott. The original terms of the franchise agreements range from three to ten years. Franchise fees paid range from 1.5% to 5% of room sales and certain other fees are paid for reservations and advertising. Franchise fees paid for these properties, including franchise fees related to the hotel sold in December 1995, were $300,000 for 1997 and 1996 and $430,000 for 1995.

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
          HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The Company has entered into management agreements with The Ritz-Carlton Hotel Company, LLC ("Ritz-Carlton"), an affiliate of Marriott International, to manage two of the Company's hotels. These agreements have an initial term of 15 to 25 years with renewal terms at the option of Ritz-Carlton of up to an additional 10 to 40 years. Base management fees vary from two to four percent of sales and incentive management fees are generally equal to 20% of available cash flow or operating profit, as defined in the agreements.

  The Company has also entered into management agreements with hotel management companies other than Marriott International for ten of its hotels (eight of which are franchised under the Marriott brand). These agreements generally provide for an initial term of 10 to 20 years with renewal terms at the option of either party of up to an additional 1 to 40 years. The agreements generally provide for payment of base management fees equal to one to three percent of sales. Three of the ten agreements also provide for incentive management fees generally equal to 15 to 20 percent of available cash flow, as defined in the agreements.

12. LITIGATION

  The Company is from time to time the subject of, or involved in, judicial proceedings. Management believes that any liability or loss resulting from such matters will not have a material adverse effect on the financial position or results of operations of the Company.

13. HOTEL OPERATIONS

  As discussed in Note 1, revenues reflect house profit from the Company's hotel properties. House profit reflects the net revenues flowing to the Company as property owner and represents all gross hotel operating revenues, less all gross property-level expenses, excluding depreciation, management fees, property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses. Accordingly, the following table presents the Company's house profit for 1997, 1996 and 1995 (in millions):

                                                                1997  1996 1995
                                                               ------ ---- ----
   Sales
   Rooms...................................................... $  882 $653 $550
   Food and beverage..........................................    351  263  207
   Other......................................................     79   64   48
                                                               ------ ---- ----
     Total hotel sales........................................  1,312  980  805
                                                               ------ ---- ----
   Department costs
   Rooms......................................................    210  158  132
   Food and beverage..........................................    277  207  160
   Other......................................................     36   33   24
                                                               ------ ---- ----
     Total department costs...................................    523  398  316
                                                               ------ ---- ----
   Department profit..........................................    789  582  489
   Other deductions...........................................    296  229  195
                                                               ------ ---- ----
     House profit............................................. $  493 $353 $294
                                                               ====== ==== ====

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
          HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


14. GEOGRAPHIC AND BUSINESS SEGMENT INFORMATION

  The Company operates in one business segment in the lodging industry: hotels. The Company's hotels are primarily operated under the Marriott or Ritz-Carlton brand. These properties average 420 rooms and offer other amenities such as meeting space and banquet facilities, a variety of restaurants and lounges, gift shops and parking facilities. The hotels are typically located in downtown, airports, suburban and resort areas throughout the United States. The Company evaluates the performance of its segment based primarily on operating profit before depreciation, corporate expenses and interest expense. Company income taxes are included in the consolidated Federal income tax return of Host Marriott and its affiliates and are allocated based upon the relative contribution to Host Marriott's consolidated taxable income/loss and changes in temporary differences. The allocation of taxes is not evaluated at the segment level and, therefore, the Company does not believe the information material to the reader of these financial statements.

  The Company's foreign operations consist of one full-service property that had revenues of $5 million and $4 million, long-lived assets of $28 million and $24 million in 1996 and 1997, respectively. There were no intercompany sales between the property and the Company.

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
           HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

        NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The following table presents revenues and other financial information by business segment (in millions):

                                      1997

                                                          CORPORATE
                                                  HOTELS   & OTHER  CONSOLIDATED
                                                  ------  --------- ------------
   Revenues...................................... $  493    $  7       $  500
   Operating profit..............................    224       7          231
   Interest expense..............................   (135)    --          (135)
   Interest income...............................     28     --            28
   Depreciation and amortization.................   (100)    --          (100)
   Capital expenditures..........................     82     --            82
   Total assets..................................  3,034      18        3,052

                                      1996

                                                          CORPORATE
                                                  HOTELS   & OTHER  CONSOLIDATED
                                                  ------  --------- ------------
   Revenues...................................... $  353    $  6       $  359
   Operating profit..............................    155       6          161
   Interest expense..............................   (125)    --          (125)
   Interest income...............................     28     --            28
   Depreciation and amortization.................    (75)    --           (75)
   Capital expenditures..........................     89     --            89
   Total assets..................................  2,368      17        2,385

                                      1995

                                                          CORPORATE
                                                  HOTELS   & OTHER  CONSOLIDATED
                                                  ------  --------- ------------
   Revenues...................................... $  294    $ (6)      $  288
   Operating profit..............................    137      (6)         131
   Interest expense..............................   (100)    --          (100)
   Interest income...............................     21     --            21
   Depreciation and amortization.................    (71)    --           (71)
   Capital expenditures..........................     78     --            78
   Total assets..................................  2,105      16        2,121

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
          HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


15. SUPPLEMENTAL GUARANTOR AND NON-GUARANTOR SUBSIDIARY INFORMATION

  All but seven of the subsidiaries of the Company guarantee the Senior Notes. The separate financial statements of each guaranteeing subsidiary (each, a "Guarantor Subsidiary") are not presented because the Company's management has concluded that such financial statements are not material to investors. The guarantee of each Guarantor Subsidiary is full and unconditional and joint and several and each Guarantor Subsidiary is a wholly owned subsidiary of the Company. The non-guarantor subsidiaries (the "Non-Guarantor Subsidiaries") are the owners of the Marriott World Trade Center, the Pittsburgh Marriott City Center, the Norfolk Waterside Marriott, the Manhattan Beach Marriott, the Desert Springs Marriott Resort and Spa, Ontario Airport Marriott and HMH HPT Residence Inn, Inc., the lessee of the Residence Inn properties.

  The following condensed combined consolidating financial information sets forth the financial position as of January 2, 1998 and January 3, 1997 and results of operations and cash flows for the three fiscal years in the period ended January 2, 1998 of the parent, Guarantor Subsidiaries and the Non-Guarantor Subsidiaries:

         SUPPLEMENTAL CONDENSED COMBINED CONSOLIDATING BALANCE SHEETS
                                 (IN MILLIONS)

                                JANUARY 2, 1998

                                          GUARANTOR   NON-GUARANTOR
                                  PARENT SUBSIDIARIES SUBSIDIARIES  CONSOLIDATED
                                  ------ ------------ ------------- ------------
Property and equipment, net.....  $1,087     $916         $428         $2,431
Investment in affiliate.........      18      --           --              18
Other assets....................      78       31           39            148
Short-term marketable
 securities.....................     191      --           --             191
Cash and cash equivalents.......     237       12           15            264
                                  ------     ----         ----         ------
 Total assets...................  $1,611     $959         $482         $3,052
                                  ======     ====         ====         ======
Debt............................  $1,176     $429         $220         $1,825
Deferred income taxes...........      39       81           25            145
Other liabilities...............      20       67           25            112
                                  ------     ----         ----         ------
 Total liabilities..............   1,235      577          270          2,082
Owner's equity..................     376      382          212            970
                                  ------     ----         ----         ------
 Total liabilities and owner's
  equity........................  $1,611     $959         $482         $3,052
                                  ======     ====         ====         ======

                                JANUARY 3, 1997

Property and equipment, net.....  $  895     $766         $168         $1,829
Investment in affiliate.........      17      --           --              17
Note receivable from affiliate..     --       140          --             140
Note receivable.................     101      --           --             101
Other assets....................      45       73           30            148
Cash and cash equivalents.......     141        9          --             150
                                  ------     ----         ----         ------
 Total assets...................  $1,199     $988         $198         $2,385
                                  ======     ====         ====         ======
Debt............................  $  710     $527         $ 75         $1,312
Deferred income taxes...........      27       91            3            121
Other liabilities...............      23       70           22            115
                                  ------     ----         ----         ------
 Total liabilities..............     760      688          100          1,548
Owner's equity..................     439      300           98            837
                                  ------     ----         ----         ------
 Total liabilities and owner's
  equity........................  $1,199     $988         $198         $2,385
                                  ======     ====         ====         ======

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
           HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

        NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     SUPPLEMENTAL CONDENSED COMBINED CONSOLIDATING STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                       FISCAL YEAR ENDED JANUARY 2, 1998

                                         GUARANTOR   NON-GUARANTOR
                                 PARENT SUBSIDIARIES SUBSIDIARIES  CONSOLIDATED
                                 ------ ------------ ------------- ------------
REVENUES.......................   $285      $141         $  74        $ 500
OPERATING COSTS AND EXPENSES...    145        71            53          269
                                  ----      ----         -----        -----
OPERATING PROFIT BEFORE
 CORPORATE EXPENSES AND
 INTEREST......................    140        70            21          231
Corporate expenses.............    (10)       (6)           (3)         (19)
Interest expense...............    (98)      (31)           (6)        (135)
Interest income................     20         8           --            28
                                  ----      ----         -----        -----
INCOME BEFORE INCOME TAXES.....     52        41            12          105
Provision for income taxes.....    (22)      (16)           (5)         (43)
                                  ----      ----         -----        -----
INCOME BEFORE EXTRAORDINARY
 ITEMS.........................     30        25             7           62
Extraordinary item--gain on
 extinguishment of debt (net of
 income taxes).................      5       --            --             5
                                  ----      ----         -----        -----
NET INCOME.....................   $ 35      $ 25         $   7        $  67
                                  ====      ====         =====        =====

                       FISCAL YEAR ENDED JANUARY 3, 1997

REVENUES.......................   $191      $123         $  45        $ 359
OPERATING COSTS AND EXPENSES...     96        66            36          198
                                  ----      ----         -----        -----
OPERATING PROFIT BEFORE
 CORPORATE EXPENSES AND
 INTEREST......................     95        57             9          161
Corporate expenses.............     (9)       (7)           (2)         (18)
Interest expense...............    (70)      (50)           (5)        (125)
Interest income................     13        15           --            28
                                  ----      ----         -----        -----
INCOME BEFORE INCOME TAXES.....     29        15             2           46
Provision for income taxes.....    (12)       (6)           (1)         (19)
                                  ----      ----         -----        -----
NET INCOME.....................   $ 17      $  9         $   1        $  27
                                  ====      ====         =====        =====

                     FISCAL YEAR ENDED DECEMBER 29, 1995

REVENUES.......................   $198      $ 90         $ --         $ 288
OPERATING COSTS AND EXPENSES...     90        67           --           157
                                  ----      ----         -----        -----
OPERATING PROFIT BEFORE
 CORPORATE EXPENSES AND
 INTEREST......................    108        23           --           131
Corporate expenses.............    (13)       (4)          --           (17)
Interest expense...............    (55)      (45)          --          (100)
Interest income................      6        15           --            21
                                  ----      ----         -----        -----
INCOME BEFORE INCOME TAXES AND
 EXTRAORDINARY ITEM............     46       (11)          --            35
Provision for income taxes.....    (18)        4           --           (14)
                                  ----      ----         -----        -----
INCOME BEFORE EXTRAORDINARY
 ITEM..........................     28        (7)          --            21
Extraordinary item--loss on
 extinguishment of debt........    (17)      --            --           (17)
                                  ----      ----         -----        -----
NET INCOME.....................   $ 11      $ (7)        $ --         $   4
                                  ====      ====         =====        =====

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
           HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

        NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     SUPPLEMENTAL CONDENSED COMBINED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                       FISCAL YEAR ENDED JANUARY 2, 1998

                                           GUARANTOR   NON-GUARANTOR
                                  PARENT  SUBSIDIARIES SUBSIDIARIES  CONSOLIDATED
                                  ------  ------------ ------------- ------------
CASH PROVIDED BY OPERATIONS.....  $ 112      $  68         $  20        $ 200
                                  -----      -----         -----        -----
INVESTING ACTIVITIES............
 Cash received from sales of
  assets........................    --          16           --            16
 Capital expenditures...........    (41)       (31)          (10)         (82)
 Acquisitions...................   (115)      (134)         (152)        (401)
 Purchases of short-term
  marketable securities.........   (191)       --            --          (191)
 Other..........................     13          3           --            16
                                  -----      -----         -----        -----
 Cash used in investing
  activities....................   (334)      (146)         (162)        (642)
                                  -----      -----         -----        -----
FINANCING ACTIVITIES
 Repayment of debt..............     (2)      (220)          --          (222)
 Issuances of debt..............    435        134            22          591
 Dividends to Parent............    (54)       --            --           (54)
 Capital contribution from Host
  Marriott......................      2        219           --           221
 Other financing................    --         --             20           20
 Transfers to/from Parent.......    (63)       (52)          115          --
                                  -----      -----         -----        -----
 Cash provided by financing
  activities....................    318         81           157          556
                                  -----      -----         -----        -----
INCREASE IN CASH AND CASH
 EQUIVALENTS....................     96          3            15          114
CASH AND CASH EQUIVALENTS,
 beginning of year..............    141          9           --           150
                                  -----      -----         -----        -----
CASH AND CASH EQUIVALENTS, end
 of year........................  $ 237      $  12         $  15        $ 264
                                  =====      =====         =====        =====

                       FISCAL YEAR ENDED JANUARY 3, 1997

                                           GUARANTOR   NON-GUARANTOR
                                  PARENT  SUBSIDIARIES SUBSIDIARIES  CONSOLIDATED
                                  ------  ------------ ------------- ------------
CASH PROVIDED BY OPERATIONS.....  $  78       $ 42         $ 12         $ 132
                                  -----       ----         ----         -----
INVESTING ACTIVITIES
 Cash received from sales of
  assets........................    335        --           --            335
 Capital expenditures...........    (42)       (38)          (9)          (89)
 Acquisitions...................   (453)       (25)         (18)         (496)
 Other..........................    (23)         4          --            (19)
                                  -----       ----         ----         -----
 Cash used in investing
  activities....................   (183)       (59)         (27)         (269)
                                  -----       ----         ----         -----
FINANCING ACTIVITIES
 Repayment of debt..............     (4)       --           --             (4)
 Issuances of debt..............    (25)        25          --            --
 Dividends to Parent............    (28)       --           --            (28)
 Capital contributions from Host
  Marriott......................    101         88          --            189
 Transfers to/from Parent.......     72        (87)          15           --
 Other..........................     (2)       --           --             (2)
                                  -----       ----         ----         -----
 Cash used in financing
  activities....................    114         26           15           155
                                  -----       ----         ----         -----
INCREASE IN CASH AND CASH
 EQUIVALENTS....................      9          9          --             18
CASH AND CASH EQUIVALENTS,
 beginning of year..............    132        --           --            132
                                  -----       ----         ----         -----
CASH AND CASH EQUIVALENTS, end
 of year........................  $ 141       $  9         $ --         $ 150
                                  =====       ====         ====         =====

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
           HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

        NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                      FISCAL YEAR ENDED DECEMBER 29, 1995

                                           GUARANTOR   NON-GUARANTOR
                                  PARENT  SUBSIDIARIES SUBSIDIARIES  CONSOLIDATED
                                  ------  ------------ ------------- ------------
CASH PROVIDED BY OPERATIONS.....  $  98      $  20         $ --         $  118
                                  -----      -----         -----        ------
INVESTING ACTIVITIES
 Cash received from sales of
  assets........................    307        --            --            307
 Capital expenditures...........    (67)       (11)          --            (78)
 Acquisitions...................    (88)       (96)         (147)         (331)
 Other..........................     10        --             10            20
                                  -----      -----         -----        ------
 Cash provided by (used in)
  investing activities..........    162       (107)         (137)          (82)
                                  -----      -----         -----        ------
FINANCING ACTIVITIES
 Repayment of debt..............   (815)       --            --           (815)
 Issuance of debt...............    909         92            75         1,076
 Contributed capital............      3        --            --              3
 Transfers to Hospitality, net..   (151)       --            --           (151)
 Transfer to/from Parent........    (57)        (5)           62           --
 Dividends to Parent............    (36)       --            --            (36)
                                  -----      -----         -----        ------
 Cash provided by (used in)
  financing activities..........   (147)        87           137            77
                                  -----      -----         -----        ------
INCREASE IN CASH AND CASH
 EQUIVALENTS....................    113        --            --            113
CASH AND CASH EQUIVALENTS,
 beginning of year..............     19        --            --             19
                                  -----      -----         -----        ------
CASH AND CASH EQUIVALENTS, end
 of year........................  $ 132      $ --          $ --         $  132
                                  =====      =====         =====        ======

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
           HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

                 CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                                 JUNE 19, 1998
                   (UNAUDITED, IN MILLIONS EXCEPT SHARE DATA)

                                 ASSETS
Property and equipment, net............................................. $2,747
Due from hotel managers.................................................     53
Investments in affiliate................................................     20
Other assets............................................................    184
Short-term marketable securities........................................     44
Cash and cash equivalents...............................................    294
                                                                         ------
                                                                         $3,342
                                                                         ======
                  LIABILITIES AND SHAREHOLDER'S EQUITY
Senior notes............................................................ $1,550
Mortgage debt...........................................................    391
Other notes.............................................................     32
                                                                         ------
    Total debt..........................................................  1,973
Deferred income taxes...................................................    163
Other liabilities.......................................................    209
                                                                         ------
    Total liabilities...................................................  2,345
                                                                         ------
Shareholder's equity
  Common stock, 100 shares issued, authorized and outstanding, no par
   value................................................................    --
  Additional paid-in capital............................................    958
  Retained earnings.....................................................     39
                                                                         ------
    Total shareholder's equity..........................................    997
                                                                         ------
                                                                         $3,342
                                                                         ======


       See Notes to Condensed Combined Consolidated Financial Statements.

                   HMH PROPERTIES, INC. AND SUBSIDIARIES AND
           HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

            CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS TWENTY-FOUR WEEKS ENDED JUNE 19, 1998 AND JUNE 20, 1997
                            (UNAUDITED, IN MILLIONS)

                                                                   1998  1997
                                                                   ----  ----
REVENUES
Hotels............................................................ $331  $228
Net gain on property transactions.................................   11   --
Equity in earnings of affiliate...................................    4     3
                                                                   ----  ----
  Total revenues..................................................  346   231
                                                                   ----  ----
OPERATING COSTS AND EXPENSES
Depreciation and amortization.....................................   60    44
Base and incentive management fees (including Marriott
 International management fees of $47 million and $32 million in
 1998 and 1997, respectively).....................................   50    34
Property taxes....................................................   24    17
Ground rent, insurance and other..................................   32    24
                                                                   ----  ----
  Total operating costs and expenses..............................  166   119
                                                                   ----  ----
OPERATING PROFIT BEFORE MINORITY INTEREST, CORPORATE EXPENSES AND
 INTEREST.........................................................  180   112
Minority interest.................................................   (3)  --
Corporate expenses................................................   (9)   (6)
Interest expense..................................................  (85)  (52)
Interest income...................................................   12    10
                                                                   ----  ----
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM.................   95    64
Provision for income taxes........................................  (38)  (26)
                                                                   ----  ----
INCOME BEFORE EXTRAORDINARY ITEM..................................   57    38
Extraordinary item--gain on extinguishment of debt (net of income
 taxes of $3 million).............................................  --      5
                                                                   ----  ----
NET INCOME........................................................ $ 57  $ 43
                                                                   ====  ====



       See Notes to Condensed Combined Consolidated Financial Statements.

                     HMH PROPERTIES, INC. AND SUBSIDIARIES
           HMC CAPITAL RESOURCES HOLDING CORPORATION AND SUBSIDIARIES

            CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS TWENTY-FOUR WEEKS ENDED JUNE 19, 1998 AND JUNE 20, 1997
                            (UNAUDITED, IN MILLIONS)

                                                                  1998   1997
                                                                  -----  -----
OPERATING ACTIVITIES
Net income....................................................... $  57  $  43
Extraordinary item...............................................   --      (5)
Adjustments to reconcile to cash from operations:
  Depreciation and amortization..................................    60     44
  Income taxes...................................................    38     26
  Net (gains) losses on property transactions....................   (11)   --
  Changes in operating accounts..................................    (5)    (3)
  Other..........................................................     1    (21)
                                                                  -----  -----
    Cash provided by operations..................................   140     84
                                                                  -----  -----
INVESTING ACTIVITIES
Proceeds from sale of assets.....................................    21    --
Acquisitions.....................................................  (138)   (89)
Capital expenditures:
  Renewals and replacements......................................   (48)   (19)
  Other..........................................................   (10)    (9)
Sales of short-term marketable securities........................   231    --
Purchases of short-term marketable securities....................   (84)   --
Other............................................................   (23)    12
                                                                  -----  -----
  Cash used in investing activities..............................   (51)  (105)
                                                                  -----  -----
FINANCING ACTIVITIES
Dividends to Host Marriott Corporation and affiliates............   (20)   (32)
Repayment of debt................................................    (3)  (221)
Debt prepayments.................................................   (13)   --
Capital contributed by Parent....................................   --     219
Deposits into debt service reserves..............................   (23)   --
                                                                  -----  -----
  Cash used in financing activities..............................   (59)   (34)
                                                                  -----  -----
DECREASE IN CASH AND CASH EQUIVALENTS............................ $  30  $ (55)
                                                                  =====  =====
Non-cash Financing Activities:
  Assumption of mortgage debt for the purchase of controlling interest in one property...................................... $ 164  $ --
                                                                  =====  =====


       See Notes to Condensed Combined Consolidated Financial Statements.

                     HMH PROPERTIES, INC. AND SUBSIDIARIES
          HMC CAPITAL RESOURCES HOLDINGS CORPORATION AND SUBSIDIARIES

         NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. HMH Properties, Inc. (the "Company" or "Properties") was formed on October 8, 1993 in connection with Host Marriott's pro rata distribution of Marriott International, Inc. ("Marriott International") (the "Distribution") to hold the majority of Host Marriott's lodging properties not financed by mortgage debt. HMC Capital Resources Corporation ("Resources") was incorporated in Delaware on June 13, 1997, to acquire and own lodging real estate. HMC Capital Corporation ("Capital") was incorporated as a Delaware corporation on November 25, 1996, and is the holder of a mortgage on the New York Marriott Financial Center, which is owned by Resources. Resources and Capital (collectively, "Capital Resources") are wholly owned subsidiaries of HMC Capital Resources Holding Corporation ("Holdings"), a Delaware corporation formed on June 25, 1997, which is a wholly owned subsidiary of Host Marriott. During June 1998, the Company commenced a consent solicitation (the "1998 Consent Solicitation") for the amendment of certain provisions of its senior notes indentures. The 1998 Consent Solicitation, if successful, would facilitate, among other things, the merger of Holdings with and into Properties (the "1998 Merger") and Host Marriott's REIT Conversion (as defined below). The 1998 Merger will be accounted for by Properties as a reorganization in a manner similar to that in a pooling of interests. Concurrently with the 1998 Merger and the 1998 Consent Solicitation, the Company expects to refinance the $1,550 million of senior notes (the "Bond Refinancing") through offers to purchase such debt securities for cash. The Company expects to obtain the funds for the Bond Refinancing by the issuance of $1,700 million in senior notes by the Company and a new $1,250 million credit facility for the Company.

  During the third quarter of 1997, the Company completed a consent solicitation with holders of the Properties Notes (defined herein) to amend certain provisions of the senior notes indenture. A similar consent solicitation was conducted by HMC Acquisition Properties, Inc. ("Acquisitions") (together, the "1997 Consent Solicitations"). The 1997 Consent Solicitations facilitated the merger of Acquisitions, a wholly owned indirect subsidiary of Host Marriott, which owned 17 full-service hotel properties, with and into the Company (the "1997 Merger"). The 1997 Merger was accounted for by Properties as a reorganization in a manner similar to a pooling of interests. These financial statements present the combined consolidated financial position, results of operations and cash flows of Properties, Acquisitions and Holdings for all periods presented. Following the 1998 Merger, these combined consolidated financial statements become the historical statements of Properties. Hereafter, the "Company" refers to the merged entity. As of June 19, 1998, the Company owned, or had controlling interests in, 69 lodging properties generally located throughout the United States and operated primarily under the Marriott or Ritz-Carlton brands most of which are managed by Marriott International. The Company's hotel properties represent quality assets in the luxury and upscale full-service segments of the lodging industry.

  Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes the disclosures made are adequate to make the information presented not misleading. However, the condensed combined consolidated financial statements should be read in conjunction with the Company's audited financial statements for the fiscal year ended January 2, 1998.

  In the opinion of the Company, the accompanying unaudited condensed combined consolidated financial statements, which have been prepared without audit, reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of June 19, 1998 and the results of operations and cash flows for the twenty-four weeks ended June 19, 1998 and June 20, 1997. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

2. On April 16, 1998, the Board of Directors of Host Marriott Corporation ("Host Marriott") approved a plan to reorganize Host Marriott's current business operations by the spin-off of Host Marriott's senior living business ("Senior Living") and contribution of Host Marriott's hotels and certain other assets and liabilities, including the Company, to a newly formed Delaware limited partnership, Host Marriott, L.P. (the "Operating

                     HMH PROPERTIES, INC. AND SUBSIDIARIES
          HMC CAPITAL RESOURCES HOLDINGS CORPORATION AND SUBSIDIARIES

  NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

Partnership") whose sole general partner will be Host Marriott Trust, a newly formed Maryland Real Estate Investment Trust ("REIT") that will merge with Host Marriott Corporation, a Delaware corporation (the "REIT Conversion"). Host Marriott's contribution of its hotels and certain assets and liabilities to the Operating Partnership in exchange for units of limited partnership interests in the Operating Partnership will be accounted for at Host Marriott's historical basis. However, consummation of the REIT Conversion is subject to significant contingencies that are outside the control of Host Marriott, including final Board approval, consents of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the REIT Conversion will be completed.

3. On April 20, 1998, Host Marriott and certain of its subsidiaries, including the Company, filed a shelf registration on Form S-3 (the "Shelf Registration") with the Securities and Exchange Commission for $2.5 billion in securities, which may include debt, equity or a combination thereof.

  In June 1998, the Company, commenced offers to purchase any and all of its
(i) $600 million in 9 1/2% senior notes due 2005, (ii) $350 million in 9% senior notes due 2007 and (iii) $600 million in 8 7/8% senior notes due 2007 (collectively, the "Existing Senior Notes"). Concurrently with each offer to purchase, the Company is soliciting consents from registered holders of the Existing Senior Notes to certain amendments to eliminate or modify substantially all of the restrictive covenants and certain other provisions contained in the indentures pursuant to which the Existing Senior Notes were issued.

  As of July 14, 1998, the Company had received valid tenders and executed consents to substantially all of its Existing Senior Notes. The Company's obligation to purchase the Existing Senior Notes remains subject to satisfaction or waiver of certain conditions, including consummation of the $1.7 billion offering of New Senior Notes (as defined below) and obtaining the new credit facility discussed below. The tender offer expires on August 4, 1998, unless extended.

  In July 1998, the Company filed a supplement to the Shelf Registration for an offering (the "Offering") of $1.7 billion of senior notes (the "New Senior Notes"). The New Senior Notes are expected to be issued in two series, $500 million due in 2005 and $1.2 billion due in 2008. The New Senior Notes will be guaranteed by Host Marriott and certain of its subsidiaries until such time as the REIT Conversion takes place.

  The Company is negotiating with a number of financial institutions with respect to a $1.25 billion credit facility (the "Credit Facility") to be provided by a syndicate of lenders. The Credit Facility will replace the Company's existing $500 million credit facility (the "Existing Credit Facility"). The net proceeds from the Offering and borrowings under the Credit Facility will be used by the Company to purchase the Existing Senior Notes and to make bond premium and consent payments and other expenses expected to total approximately $178 million. These costs, along with the write-off of deferred financing fees of approximately $55 million related to the Existing Senior Notes and the Existing Credit Facility, will be recorded as a pre-tax extraordinary loss on the extinguishment of debt in the third quarter of 1998 if the transactions are consummated. The Credit Facility will be guaranteed by Host Marriott and certain of its subsidiaries until such time as the REIT Conversion takes place.


4. Revenues include house profit from the Company's hotel properties because the Company has delegated substantially all of the operating decisions related to the generation of house profit from its hotels to the managers. Revenues also include net gains (losses) on property transactions and equity in earnings of an affiliate. House profit reflects the net revenues flowing to the Company as property owner and represents hotel operating results less property-level expenses excluding depreciation and amortization, management fees, property taxes, ground and equipment rent, insurance and lease payments which are classified as operating costs and expenses.

                     HMH PROPERTIES, INC. AND SUBSIDIARIES
          HMC CAPITAL RESOURCES HOLDINGS CORPORATION AND SUBSIDIARIES

  NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

  House profit generated by the Company's hotels for 1998 and 1997 consists of:

                                                                 TWENTY-FOUR
                                                                 WEEKS ENDED
                                                              -----------------
                                                              JUNE 19, JUNE 20,
                                                                1998     1997
                                                              -------- --------
                                                                (IN MILLIONS)
   Sales
   Rooms.....................................................   $541     $393
   Food & Beverage...........................................    237      152
   Other.....................................................     59       34
                                                                ----     ----
     Total Hotel Sales.......................................    837      579
                                                                ----     ----
   Department Costs
   Rooms.....................................................    125       92
   Food & Beverage...........................................    174      116
   Other.....................................................     30       16
                                                                ----     ----
     Total Department Costs..................................    329      224
                                                                ----     ----
   Department Profit.........................................    508      355
   Other Deductions..........................................    177      127
                                                                ----     ----
     House Profit............................................   $331     $228
                                                                ====     ====

5. During the first quarter of 1998, the Company acquired a controlling interest in the partnership that owns the 1,671-room Atlanta Marriott Marquis for $239 million, including the assumption of $164 million in mortgage debt. The Company also acquired a controlling interest in a newly formed partnership that owns the 359-room Albany Marriott, the 320-room Minneapolis Marriott Southwest and the 350-room San Diego Marriott Mission Valley for $50 million. During the second quarter of 1998, the Company also acquired the partnership that owns the 289-room Park Ridge Marriott in Park Ridge, New Jersey for approximately $24 million, including a note receivable. The transaction included the purchase of Host Marriott's 1% managing general partner interest, as well as its interest in the note receivable. The Company also sold the 191-room Napa Valley Marriott for approximately $21 million and recorded a pre-tax gain of approximately $10 million.

6. The Company adopted Statement Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income" in the first quarter of 1998. The adoption of this statement did not have a material impact on the Company's condensed combined consolidated financial statements. For the twenty-four weeks ended June 19, 1998 and June 20, 1997, the Company had no other comprehensive income. Therefore, comprehensive income is equivalent to net income for all periods presented.

7. The Company operates in the full-service segment of the lodging industry. The Company evaluates the performance of its segments based primarily on operating profit before depreciation, corporate expenses and interest expense. The allocation of income taxes is not evaluated at the segment level and, therefore, the Company does not believe the information is material to the condensed combined consolidated financial statements. The following table presents revenues and other financial information by business segment for the twenty-four weeks ended June 19, 1998 and June 20, 1997 (in millions):

                     HMH PROPERTIES, INC. AND SUBSIDIARIES
          HMC CAPITAL RESOURCES HOLDINGS CORPORATION AND SUBSIDIARIES

  NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)


                     TWENTY-FOUR WEEKS ENDED JUNE 19, 1998

                                                         CORPORATE
                                                 HOTELS   & OTHER  CONSOLIDATED
                                                 ------  --------- ------------
Revenues........................................ $ 331     $ 15       $ 346
Operating profit................................   165       15         180
Corporate expense...............................   --        (9)         (9)
Interest expense................................   (85)     --          (85)
Interest income.................................    12      --           12
Income before taxes and extraordinary item......    89        6          95
Total assets.................................... 3,322       20       3,342

                     TWENTY-FOUR WEEKS ENDED JUNE 20, 1997

                                                         CORPORATE
                                                 HOTELS   & OTHER  CONSOLIDATED
                                                 ------  --------- ------------
Revenues........................................ $ 228     $  3       $ 231
Operating profit................................   109        3         112
Corporate expense...............................   --        (6)         (6)
Interest expense................................   (52)     --          (52)
Interest income.................................    10      --           10
Income before taxes and extraordinary item......    67       (3)         64

8. All but nine of the subsidiaries of the Company guarantee the senior notes. The separate financial statements of each guaranteeing subsidiary (each, a "Guarantor Subsidiary") are not presented because the Company's management has concluded that such financial statements are not material to investors. The guarantee of each Guarantor Subsidiary is full and unconditional and joint and several and each Guarantor Subsidiary is a wholly owned subsidiary of the Company. The non-guarantor subsidiaries (the "Non-Guarantor Subsidiaries") are the owners of the Marriott World Trade Center, the Pittsburgh Marriott City Center, the Norfolk Waterside Marriott, the Manhattan Beach Marriott, Marriott's Desert Springs Resort and Spa, the Atlanta Marriott Marquis, the Albany Marriott, the Minneapolis Marriott Southwest, the San Diego Marriott Mission Valley, the Ontario Airport Marriott and HMH HPT Residence Inn, Inc., the lessee of the Residence Inn properties.

  The following condensed combined consolidating financial information sets forth the combined financial position as of June19, 1998 and the results of operations and cash flows for the twelve weeks ended June 19, 1998 and June 20, 1997 of the parent, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries.

          SUPPLEMENTAL CONDENSED COMBINED CONSOLIDATING BALANCE SHEET
                                 JUNE 19, 1998
                                  (UNAUDITED)

                                         GUARANTOR   NON-GUARANTOR
                                 PARENT SUBSIDIARIES SUBSIDIARIES  CONSOLIDATED
                                 ------ ------------ ------------- ------------
                                                 (IN MILLIONS)
Property and equipment, net..... $1,075     $939         $733         $2,747
Investment in affiliate.........     20      --           --              20
Other assets....................    101       40           96            237
Short-term marketable
 securities.....................     44      --           --              44
Cash and cash equivalents.......    267       16           11            294
                                 ------     ----         ----         ------
  Total assets.................. $1,507     $995         $840         $3,342
                                 ======     ====         ====         ======
Debt............................ $1,170     $453         $350         $1,973
Deferred income taxes...........     48       83           32            163
Other liabilities...............     49       46          114            209
                                 ------     ----         ----         ------
  Total liabilities.............  1,267      582          496          2,345
Owner's equity..................    240      413          344            997
                                 ------     ----         ----         ------
  Total liabilities and owner's
   equity....................... $1,507     $995         $840         $3,342
                                 ======     ====         ====         ======

                     HMH PROPERTIES, INC. AND SUBSIDIARIES
          HMC CAPITAL RESOURCES HOLDINGS CORPORATION AND SUBSIDIARIES

   NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)


     SUPPLEMENTAL CONDENSED COMBINED CONSOLIDATING STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                     TWENTY-FOUR WEEKS ENDED JUNE 19, 1998

                                        GUARANTOR   NON-GUARANTOR
                                PARENT SUBSIDIARIES SUBSIDIARIES  CONSOLIDATED
                                ------ ------------ ------------- ------------
REVENUES.......................  $150      $111          $85          $346
OPERATING COSTS AND EXPENSES...    65        53           48           166
                                 ----      ----          ---          ----
OPERATING PROFIT BEFORE
 CORPORATE EXPENSES AND
 INTEREST......................    85        58           37           180
Minority interest..............   --        --            (3)           (3)
Corporate expenses.............    (4)       (2)          (3)           (9)
Interest expense...............   (56)      (17)         (12)          (85)
Interest income................    12       --           --             12
                                 ----      ----          ---          ----
INCOME BEFORE INCOME TAXES.....    37        39           19            95
Provision for income taxes.....   (14)      (16)          (8)          (38)
                                 ----      ----          ---          ----
NET INCOME.....................  $ 23      $ 23          $11          $ 57
                                 ====      ====          ===          ====

                     TWENTY-FOUR WEEKS ENDED JUNE 20, 1997

                                        GUARANTOR   NON-GUARANTOR
                                PARENT SUBSIDIARIES SUBSIDIARIES  CONSOLIDATED
                                ------ ------------ ------------- ------------
REVENUES.......................  $125      $ 78          $28          $231
OPERATING COSTS AND EXPENSES...    59        37           23           119
                                 ----      ----          ---          ----
OPERATING PROFIT BEFORE
 CORPORATE EXPENSES AND
 INTEREST......................    66        41            5           112
Corporate expenses.............    (3)       (2)          (1)           (6)
Interest expense...............   (30)      (20)          (2)          (52)
Interest income................     3         7          --             10
                                 ----      ----          ---          ----
INCOME BEFORE INCOME TAXES AND
 EXTRAORDINARY ITEM............    36        26            2            64
Provision for income taxes.....   (15)      (10)          (1)          (26)
                                 ----      ----          ---          ----
INCOME BEFORE EXTRAORDINARY
 ITEM..........................    21        16            1            38
Extraordinary item--gain on
 extinguishment of debt........     5       --           --              5
                                 ----      ----          ---          ----
NET INCOME.....................  $ 26      $ 16          $ 1          $ 43
                                 ====      ====          ===          ====

                     HMH PROPERTIES, INC. AND SUBSIDIARIES
          HMC CAPITAL RESOURCES HOLDINGS CORPORATION AND SUBSIDIARIES

   NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

     SUPPLEMENTAL CONDENSED COMBINED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                     TWENTY-FOUR WEEKS ENDED JUNE 19, 1998

                                          GUARANTOR   NON-GUARANTOR
                                 PARENT  SUBSIDIARIES SUBSIDIARIES  CONSOLIDATED
                                 ------  ------------ ------------- ------------
CASH PROVIDED BY OPERATIONS..... $  46       $ 59         $  35        $ 140
                                 -----       ----         -----        -----
INVESTING ACTIVITIES
  Proceeds from sale of assets..    21        --            --            21
  Acquisitions..................   --         (21)         (117)        (138)
  Capital expenditures..........   (27)       (22)           (9)         (58)
  Sales of short-term marketable
   securities, net purchases....   147        --            --           147
  Other.........................   (23)       --            --           (23)
                                 -----       ----         -----        -----
    Cash provided by (used in)
     investing activities.......   118        (43)         (126)         (51)
                                 -----       ----         -----        -----
FINANCING ACTIVITIES
  Repayment/Prepayments of
   debt.........................    (3)       --            (13)         (16)
  Transfers to/from Parent......  (111)       (12)          123          --
  Deposits into debt service
   reserves.....................   --         --            (23)         (23)
  Dividends to Host Marriott
   Corporation and affiliates...   (20)       --            --           (20)
                                 -----       ----         -----        -----
    Cash provided by (used in)
     financing activities.......  (134)       (12)           87          (59)
                                 -----       ----         -----        -----
INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS............... $  30       $  4         $  (4)       $  30
                                 =====       ====         =====        =====

                     TWENTY-FOUR WEEKS ENDED JUNE 20, 1997

                                          GUARANTOR   NON-GUARANTOR
                                 PARENT  SUBSIDIARIES SUBSIDIARIES  CONSOLIDATED
                                 ------  ------------ ------------- ------------
CASH PROVIDED BY OPERATIONS..... $  40       $ 38         $   6        $  84
                                 -----       ----         -----        -----
INVESTING ACTIVITIES
  Acquisitions..................   (56)       --            (33)         (89)
  Capital expenditures..........   (16)       (11)           (1)         (28)
  Other.........................    12        --            --            12
                                 -----       ----         -----        -----
    Cash used in investing
     activities.................   (60)       (11)          (34)        (105)
                                 -----       ----         -----        -----
FINANCING ACTIVITIES
  Repayment of debt.............    (2)      (219)          --          (221)
  Capital Contribution from
   Parent.......................   --         219           --           219
  Transfers to/from Parent......    (1)       (27)           28          --
  Dividends to Host Marriott
   Corporation and affiliates...   (32)       --            --           (32)
                                 -----       ----         -----        -----
    Cash used in financing
     activities.................   (35)       (27)           28          (34)
                                 -----       ----         -----        -----
DECREASE IN CASH AND CASH
 EQUIVALENTS.................... $ (55)      $--          $ --         $ (55)
                                 =====       ====         =====        =====

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURI-TIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPEC-TUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOM-PANYING PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              -------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                         PAGE
                                                                         -----
Prospectus Supplement Summary...........................................   S-4
Risk Factors............................................................  S-18
Use of Proceeds.........................................................  S-22
Capitalization..........................................................  S-23
Pro Forma Condensed Combined Consolidated Financial Data of the
 Company................................................................  S-24
Selected Historical Financial Data of the Company.......................  S-30
Management's Discussion and Analysis of Financial Condition and Results
 of Operations .........................................................  S-31
Business and Properties.................................................  S-40
The REIT Conversion.....................................................  S-49
The Offers to Purchase and Consent Solicitations........................  S-73
Description of Certain Indebtedness.....................................  S-74
Relationship with Host Marriott.........................................  S-76
Relationship with Marriott International................................  S-76
Description of Senior Notes.............................................  S-79
Underwriting............................................................ S-112
Legal Matters........................................................... S-113
Experts................................................................. S-113
Index to Financial Statements...........................................   F-1
                                  PROSPECTUS
Available Information...................................................     2
Information Incorporated by Reference...................................     3
Disclosure Regarding Forward-Looking Statements.........................     3
The Company.............................................................     5
Use of Proceeds.........................................................     7
Risk Factors............................................................     7
ERISA Matters...........................................................     7
Ratio of Earnings to Combined Fixed Charges and Preferred Stock
 Dividends..............................................................     8
Ratios of Earnings to Fixed Charges.....................................     8
Description of Debt Securities..........................................     9
Description of Capital Stock............................................    17
Description of Depositary Shares........................................    26
Description of Warrants.................................................    30
Description of Subscription Rights......................................    32
Plan of Distribution....................................................    33
Legal Matters...........................................................    34
Experts.................................................................    34

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                             HMH PROPERTIES, INC.

                                 $500,000,000
                     7 7/8% SERIES A SENIOR NOTES DUE 2005

                                $1,200,000,000
                     7 7/8% SERIES B SENIOR NOTES DUE 2008

                          ---------------------------

                                  PROSPECTUS
                                  SUPPLEMENT

                          ---------------------------

                          Joint Book-Running Managers

                         DONALDSON, LUFKIN & JENRETTE

                                BT ALEX. BROWN

                                ---------------

                           BEAR, STEARNS & CO. INC.

                             GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                                 JULY 29, 1998

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